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Filed Pursuant to
Rule 424(b)(1)
Registrant Statement
No. 333-90318

P R O S P E C T U S

6,000,000 Shares

Common Stock

$19.00 per share

        The selling stockholders named in this prospectus are selling 6,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders, other than for reimbursement to us of expenses related to this offering. The selling stockholders have granted the underwriters an option to purchase up to 900,000 additional shares of common stock to cover over-allotments.

        Our common stock is quoted on the Nasdaq National Market under the symbol "PYPL." The reported last sale price of our common stock on the Nasdaq National Market on June 27, 2002, was $19.50 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$19.00	$114,000,000
Underwriting Discount	$0.95	$5,700,000
Proceeds to the Selling Stockholders (before expenses)	$18.05	$108,300,000

        The underwriters expect to deliver the shares to purchasers on or about July 2, 2002.

Salomon Smith Barney
Bear, Stearns & Co. Inc.
Merrill Lynch & Co.
William Blair & Company
SunTrust Robinson Humphrey
SoundView Technology Group
D.A. Davidson & Co.

June 27, 2002

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors," our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

PayPal, Inc.

        PayPal enables any business or consumer with email to send and receive online payments securely, conveniently and cost-effectively. Our network builds on the existing financial infrastructure of bank accounts and credit cards to create a global payment system. We deliver a product well suited for small businesses, online merchants, individuals and others currently underserved by traditional payment mechanisms.

        We seek to become the global standard for online payments. We offer our account-based system to users in 38 countries including the United States. For the three months ended March 31, 2002, the dollar value of payments made through PayPal to business accounts, which we refer to as Gross Merchant Sales or GMS, totaled $1.31 billion, or 90.0% of our total payment volume of $1.46 billion for the same period. Our GMS consists mainly of payments to small businesses. Currently, the majority of these payments relate to sales of goods and services through online auctions. As of March 31, 2002, we had 15.4 million total accounts, including 3.2 million business accounts and 12.2 million personal accounts. During the three months ended March 31, 2002, 5.0 million of these accounts sent or received a payment that resulted in a fee. As of December 31, 2001, we had 12.8 million total accounts, of which 7.1 million sent or received a payment that resulted in a fee during the year ended December 31, 2001.

        Our customers choose either PayPal business accounts or PayPal personal accounts. Business accounts pay us transaction fees on all payments they receive and enjoy a variety of additional features. These features include the ability to receive credit card-funded payments, the opportunity to apply for the PayPal ATM/debit card, listing in our PayPal Shops directory and use of our Web Accept feature to accept payments directly from their websites. Personal accounts may receive free payments funded from bank account transfers or existing PayPal balances and may send payments without any cost to them. Personal accounts can upgrade to business accounts at any time. During the three months ended March 31, 2002, 377,000 customers upgraded from personal to business accounts.

        We earn revenues primarily from transaction fees on GMS, as well as from international fees and from fees on our ATM/debit card. For the three months ended March 31, 2002:

  •
  We generated revenues of $48.8 million. Of this amount, GMS fees comprised 83.3%, and we derived 21.3% of our revenues from non-U.S. customers;
  •
  Our transaction and other fees equaled $48.3 million, or 3.3% of our total payment volume of $1.46 billion, compared to our transaction processing expenses of $17.0 million, or 1.2% of total payment volume; and
  •
  Our net income totaled $1.2 million. Excluding non-cash expenses of $5.8 million related to amortization of intangibles and stock-based compensation, our net income amounted to $7.0 million.

For the year ended December 31, 2001:

  •
  We generated revenues of $103.7 million. Of this amount, GMS fees comprised 82.7%, and we derived 14.1% of our revenues from non-U.S. customers;
  •
  Our transaction and other fees equaled $100.0 million, or 2.8% of our total payment volume of $3.52 billion, compared to our transaction processing expenses of $47.6 million, or 1.4% of total payment volume; and
  •
  Our net loss totaled $107.8 million. Excluding non-cash expenses of $91.9 million related to amortization of intangibles and stock-based compensation, our net loss amounted to $15.9 million.

        The small business market presents us with a potentially significant opportunity. According to the U.S. Census Bureau, approximately 22.6 million small businesses in the U.S., those with less than $1.0 million in annual receipts, generate an aggregate of $1.6 trillion in annual sales. In addition, according to The Nilson Report, only 3.1 million merchants in the U.S. currently accept credit cards, leaving a large number of sellers unable to accept traditional electronic payments. By enhancing the existing payment infrastructure, the PayPal product serves the need of these sellers for a secure, convenient and cost-effective online payment system.

        To send a payment, a PayPal account holder enters the email address of the recipient and the payment amount, and selects a funding source—credit card, bank account or PayPal balance. In addition, with our Web Accept feature, merchants can accept PayPal payments directly from their websites. When a consumer who has not yet registered with PayPal visits the website of a merchant that has integrated Web Accept, the consumer can open a PayPal account from the merchant's site in order to make a purchase.

        Payment recipients may use their funds to make payments to others, earn a money market rate of return by purchasing shares in the PayPal Money Market Fund, authorize us to place their funds in a non-interest bearing bank account, or withdraw the funds at any time by requesting a bank account transfer or a check delivered by mail or by using the PayPal ATM/debit card. When a PayPal sender makes an email payment to a recipient who does not yet have a PayPal account, the recipient follows a link in the payment notification email to register with PayPal and gain access to the funds.

        We have achieved our growth through a combination of the "push" nature of email payments to non-registered recipients and the "pull" nature of Web Accept. During the three months ended March 31, 2002, our total number of accounts grew by 2.6 million, an average of 28,000 per day, at an average total marketing expense, including promotional bonuses, of $0.47 per new account. Due to seasonal fluctuations and consistent with our experience in 2001, we expect that our average number of accounts added per day during the three months ended June 30, 2002, may decrease as compared to the three months ended March 31, 2002.

        During the three months ended March 31, 2002, we processed an average of 295,000 payments per day totaling $16.2 million in daily volume. For this period, the average payment amount sent equaled $55.

        To establish PayPal as the online payment standard, we will continue to identify transactions and markets not served adequately by existing payment systems and to develop product features that improve upon those legacy systems. In addition to growing our customer base, our business strategy includes the following:

  •
  Expand small business payment volume by continuing to develop and enhance the product features useful to small business customers;

  •
  Strengthen our position as the payment method of choice on online auctions by adding product features valued by auction participants;

  •
  Increase volume of international payments through development of a multi-currency platform and adding features that increase international access to our product;

  •
  Maintain low variable costs, particularly transaction losses, by refining our proprietary risk management techniques; and

  •
  Grow PayPal ATM/debit card usage by broadening card distribution to qualified customers.

Summary Risks

        You should consider carefully the following important risks:

  •
  We have a limited operating history. The PayPal product launched in October 1999.

  •
  We operate in a highly competitive industry. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and customer service resources, greater name recognition or a larger base of customers in affiliated businesses.

  •
  We depend on online auction transactions for a significant percentage of our payment volume and we generate a significant portion of our business on eBay, with which we have no contractual relationship and which owns a competing payment service. If our ability to process payments for purchases made on online auction websites, particularly eBay, became impaired, our business would suffer.

  •
  Changes to card association rules or practices could negatively affect our service and, if we do not comply with the rules, could result in a termination of our ability to accept credit cards. If we are unable to accept credit cards, our competitive position would be seriously damaged.

  •
  We face significant risks of loss due to fraud and disputes between senders and recipients. If we are unable to deal effectively with losses from fraudulent transactions, our losses from fraud would increase, and our business would be harmed.

  •
  Our status under state, federal and international financial services regulation is unclear. Violation of or compliance with present or future regulation could be costly, expose us to substantial liability, force us to change our business practices or force us to cease offering our current product.

        Please see the section entitled "Risk Factors" for information on these and other risks related to our business and this offering.

Company Information

        You may contact us at our principal executive offices, 303 Bryant Street, Mountain View, California, 94041, or by telephone, (650) 864-8000. You may find us on the web at www.paypal.com. We do not incorporate by reference any information contained in our website into this prospectus, and you should not consider information contained in our website as part of this prospectus.

        We have registered the "PayPal" trademark. This prospectus also contains additional trade names, trademarks and service marks of ours and of other companies. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of, us by these other parties.

        We use the terms "balance" and "account balance" to refer to funds that our customers receive through PayPal or add for future spending, and hold until they decide to withdraw the funds or transfer the funds to others through PayPal. We pool these customer funds and, as agent for our customers, we deposit the funds in bank accounts. U.S.-based customers also have the option of enrolling in a sweep arrangement under which funds in their balance are automatically directed to purchase shares in the PayPal Money Market Fund. We believe that, in handling customer funds, we act solely as an agent and custodian and not as a depositary.

        We use the term "credit cards" to refer, where applicable, to traditional credit cards and charge cards participating in the Visa, MasterCard, American Express or Discover networks as well as debit cards.

        We use the term "premier account" on our website to describe fee paying accounts held by individuals. In this prospectus, we refer to premier accounts and business accounts collectively as "business accounts."

        We present operating data, such as payment volume and number of users, only for the PayPal product. To ensure continuity of the information presented, we include data for Confinity, Inc. prior to the merger with X.com Corporation in March 2000.

The Offering

Common stock offered by the selling stockholders	6,000,000 shares
Over-allotment option offered by the selling stockholders	900,000 shares
Common stock outstanding after this offering	60,562,884 shares
Use of proceeds	We will not receive any proceeds from this offering, other than for reimbursement to us for expenses related to this offering.
Nasdaq National Market symbol	PYPL

        We base the number of shares outstanding after this offering on 60,562,884 shares outstanding as of May 31, 2002, including 2,683,921 shares of restricted common stock outstanding but subject to repurchase by us and excluding:

  •
  6,543,408 shares of common stock issuable upon exercise of options outstanding as of May 31, 2002 at a weighted average exercise price of $8.68 per share;

  •
  125,000 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $0.13 per share; and

  •
  4,358,526 shares of common stock reserved for future grant under our stock option plans as of May 31, 2002; in addition, 625,000 shares are reserved for issuance under our employee stock purchase plan.

        Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

Summary Consolidated Financial Information

        The following table sets forth our summary consolidated financial information. You should read this information in conjunction with the consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus.

	Three Months Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in thousands, except per share data and average payment amounts) (unaudited)
Consolidated Statements of Operations:
Transaction and other fees(1)	$—	$—	$—	$6,547	$12,885	$18,744	$28,998	$39,325	$48,333
Interest on funds held for others(2)	—	240	727	1,079	1,143	920	955	745	428
Service agreement revenues	1,186	1,886	529	337	—	—	—	—	—

Total revenues	1,186	2,126	1,256	7,963	14,028	19,664	29,953	40,070	48,761

Transaction processing expenses	—	6,230	9,764	9,098	8,754	10,659	12,441	15,735	16,952
Provision for transaction losses	13	2,577	5,131	3,307	3,103	2,437	4,163	5,057	6,908
Customer service and operations*	523	3,726	5,848	5,657	7,064	7,216	7,682	8,674	10,044
Product development*	512	923	1,625	1,359	2,018	2,125	2,191	2,485	3,036
Selling, general and administrative*(1)	3,127	13,580	9,598	6,714	5,172	5,488	5,372	5,325	5,482
Stock-based compensation	519	281	3,907	1,118	2,157	4,026	14,776	5,318	4,884
Amortization of goodwill and other intangibles(3)	67	16,415	16,415	16,415	16,415	16,415	16,416	16,415	864
Service agreement costs and termination expenses	19,344	7,640	6,949	7,212	—	—	—	—	—

Total operating expenses	24,105	51,372	59,237	50,880	44,683	48,366	63,041	59,009	48,170

Income (loss) from operations	(22,919)	(49,246)	(57,981)	(42,917)	(30,655)	(28,702)	(33,088)	(18,939)	591
Interest and other income (expense), net	106	1,432	1,006	1,013	1,397	1,052	735	398	690

Income (loss) before income taxes	(22,813)	(47,814)	(56,975)	(41,904)	(29,258)	(27,650)	(32,353)	(18,541)	1,281
Provision for income taxes	—	—	—	—	—	—	—	—	50

Net income (loss)(4)	$(22,813)	$(47,814)	$(56,975)	$(41,904)	$(29,258)	$(27,650)	$(32,353)	$(18,541)	$1,231

Net income (loss) per share(4)(5):
Basic	$(34.94)	$(13.48)	$(14.10)	$(8.95)	$(5.39)	$(4.47)	$(4.69)	$(2.36)	$0.04

Diluted	$(34.94)	$(13.48)	$(14.10)	$(8.95)	$(5.39)	$(4.47)	$(4.69)	$(2.36)	$0.02

Shares used in calculating net income (loss) per share(5):
Basic	653	3,546	4,041	4,682	5,426	6,187	7,182	7,845	32,319

Diluted	653	3,546	4,041	4,682	5,426	6,187	7,182	7,845	59,343

* Amounts exclude stock-based compensation as follows:
Customer service and operations	$24	$48	$57	$84	$157	$462	$867	$295	$806
Product development	48	64	180	623	383	392	5,440	1,573	1,146
Selling, general and administrative	447	169	3,670	411	1,617	3,172	8,469	3,450	2,932

Total	$519	$281	$3,907	$1,118	$2,157	$4,026	$14,776	$5,318	$4,884

Operating Data:
Gross Merchant Sales	$—	$1,873	$55,621	$335,691	$546,848	$663,014	$815,014	$1,070,794	$1,313,844
Total payment volume	$46,263	$248,799	$422,760	$543,562	$642,737	$746,888	$924,601	$1,205,841	$1,460,369
Total number of payments	1,026	5,456	9,438	12,325	13,524	15,058	17,969	22,319	26,565
Average payment amount	$45	$46	$45	$44	$48	$50	$51	$54	$55
Total number of accounts (at period end)	824	2,190	3,718	5,518	7,200	8,798	10,589	12,830	15,380
Number of business accounts	—	14	289	800	1,327	1,731	2,138	2,629	3,176

(1)
PayPal adopted the provisions of EITF 01-09 "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products" on January 1, 2002. Prior period amounts have been reclassified to conform to the new presentation.

(2)
Beginning in February 2002, PayPal began to deposit all U.S.-based customer funds, not transferred to the PayPal Money Market Reserve Fund, into FDIC-insured bank accounts, and the revenues from interest on funds held for U.S.-based customers will cease in future periods.

(3)
PayPal adopted SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. In accordance with SFAS 142, effective January 1, 2002, PayPal will no longer amortize goodwill and other intangibles with an indefinite useful life, but will test at least annually for impairment.

(4)
Assuming no amortization of goodwill, for periods prior to January 1, 2002, the net loss would have been reduced by $0, $46,655, $62,206 and $15,552 for the period from inception to December 31, 1999, the years ended December 31, 2000 and 2001, and the three months ended March 31, 2001, respectively.

(5)
We closed our initial public offering on February 21, 2002 and issued 6.2 million shares of common stock. All shares of preferred stock outstanding immediately prior to the offering converted into 43.4 million shares of common stock at such time. Basic net income (loss) per share and shares used in calculating basic net income (loss) per share give effect to the conversion as of the closing date of the offering.

As of March 31, 2002
(in thousands) (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents-corporate	$49,065
Short-term investments-corporate	13,499
Long-term investments-corporate	37,154
Restricted cash and investment securities	40,269

Total	$139,987

Cash and cash equivalents—held on behalf of customers	28,286
Funds receivable	48,504
Total assets	255,368
Due to customers	53,256
Funds payable	26,319
Reserve for transaction losses	6,129
Total stockholders' equity	155,840

Recent Developments

        On June 12, 2002, we announced the following:

        PayPal estimates second quarter 2002 revenues could range from $53 million to $54 million. We further estimate that pre-tax net income for the second quarter could range from $0.0 million to $0.5 million, or $0.00 to $0.01 per diluted share, based on diluted shares of 64 million to 65 million projected for the quarter. Excluding non-cash expenses related to stock-based compensation and a one-time charge resulting from the exiting of leased facilities in Palo Alto, California, we estimate that after-tax net income for the second quarter could range from $5.5 million to $5.8 million, or $0.08 to $0.09 per diluted share. This estimate is based on diluted shares of 64 million to 65 million, and an assumed tax rate of 38%. We estimate that for the three months ending June 30, 2002, non-cash expenses related to stock-based compensation could range from $3.3 million to $3.5 million, and the one-time charge resulting from the exiting of leased facilities could range from $5.1 million to $5.5 million. Additionally, we estimate that our total payment volume for the three months ending June 30, 2002 could range from $1.61 billion to $1.63 billion.

        PayPal estimates that for the fiscal year ending December 31, 2002, revenues could range from $222 million to $230 million. We estimate that pre-tax net income for the year could range from $14 million to $19 million, or $0.23 to $0.30 per diluted share, based on diluted shares of 63 million to 64 million projected for the year. Excluding non-cash expenses related to stock-based compensation, amortization of intangibles and the one-time charge from the exiting of leased facilities, we estimate that after-tax net income for the year could range from $22 million to $24 million, or $0.35 to $0.37 per diluted share. This estimate is based on diluted shares of 63 million to 64 million, and an assumed tax rate of 38%. We estimate that for the year ending December 31, 2002, non-cash expenses related to stock-based compensation could range from $13.5 million to $14.3 million, amortization of intangibles of $0.9 million, and the one-time charge resulting from the exiting of leased facilities could range from $5.1 million to $5.5 million. Additionally, we estimate that our total payment volume for the year ending December 31, 2002 could range from $6.55 billion to $6.75 billion.

        This information constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. See "Special Note Regarding Forward-Looking Statements."

        The total payment volume we process is a key driver of our financial results. Consequently, our financial guidance depends significantly on our payment volume forecast. We utilize a variety of methodologies to arrive at our payment volume estimates. These include top-down market sizing analyses, as well as bottoms-up analyses of user behavior and seasonal patterns within the PayPal network. Our bottoms-up methodology considers the marginal contribution to payment volume from the users that signed up in each distinct month during PayPal's history. These different user groups exhibit consistent usage characteristics over time—for example, number of payments per user per month and the percentage of users from each group that are active in a given month—thereby allowing us to forecast their likely future behavior and, more specifically, to forecast their likely future payment volume for financial modeling purposes. We cannot assure you that our actual future results will be achieved as expected.

        These results are preliminary and have not been audited. When the actual results of operations are finalized, it is possible that results will vary from the amounts set forth above.

        On June 7, 2002, we received a letter from counsel to the New York Banking Department stating that the Department has concluded, based on its review of PayPal's business model and the relationship between PayPal and its customers created by the PayPal User Agreement, that PayPal is not currently engaged in illegal banking. The New York Banking Department remains free to change its conclusion if we change our business model or our relationship with our customers. The New York Banking Department also encouraged PayPal to submit an application to obtain a New York money transmitter license as soon as practicable. We expect to submit the application by June 30, 2002.

RISK FACTORS

        You should consider carefully the risks described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer. In this case, the trading price of our common stock could decline and you may lose all or part of your investment in our common stock.

Risks Related To Our Business

We might not implement successfully strategies to increase adoption of our electronic payment methods which would limit our growth and cause our stock price to decline.

        Our future profitability will depend, in part, on our ability to implement successfully our strategy to increase adoption of our online payment methods. We cannot assure you that the relatively new market for online payment mechanisms will remain viable. We expect to invest substantial amounts to:

  •
  Drive consumer and merchant awareness of electronic payments;
  •
  Encourage consumers and merchants to sign up for and use our electronic payment product;
  •
  Enhance our infrastructure to handle seamless processing of transactions;
  •
  Continue to develop state of the art, easy-to-use technology;
  •
  Expand our international operations;
  •
  Increase the number of users who collect and pay electronically; and
  •
  Diversify our customer base.

        Our investment in these programs will affect adversely our short-term profitability. Additionally, we may fail to implement successfully these programs or to increase substantially adoption of our electronic payment method by customers who pay for the service. This would impact revenues adversely, and cause our business to suffer.

We depend on online auction transactions for a significant percentage of our payment volume. We generate a significant portion of our business on eBay, which has established a competing payment system. If our ability to process payments for online auctions, particularly eBay, is impaired, our financial results and growth prospects would be affected significantly and negatively.

        For the year ended December 31, 2001, and the three months ended March 31, 2002, our customers identified to us approximately 66.9% and 60.9% of the dollar volume of all payments made through the PayPal system as settlements from purchases made at online auction websites, respectively, particularly eBay. We rely on these transactions for a substantial portion of our customer base and our payment volume. We do not have any contractual relationship with eBay, and eBay owns a competing payment service, eBay Payments, also known as Billpoint. eBay could choose to restrict or prohibit its sellers from advertising PayPal for payments, or compel sellers to offer eBay Payments as a payment option for their auctions on eBay's site. Whether or not eBay imposes such restrictions, we expect eBay to continue to develop and promote its own payment service and to integrate that service tightly into its site in order to foster the use of its payment service. If our ability to process payments for purchases made on online auction websites, particularly eBay, became impaired, or if these online auction sites took additional steps to integrate their payment services, our business would suffer.

We face strong competitors and our market evolves rapidly. If we do not compete effectively, the demand for our product may decline, and our business would suffer.

        The market for our product is emerging, intensely competitive and characterized by rapid technological change. We compete with existing payment methods and other companies, including, among others:

  •
  eBay Payments, also known as Billpoint, a subsidiary of eBay Inc.;
  •
  Yahoo! PayDirect offered by Yahoo!;
  •
  c2it offered by Citigroup;
  •
  email payment services offered by the U.S. Postal Service through CheckFree;
  •
  MoneyZap and BidPay offered by Western Union, a subsidiary of First Data; and
  •
  credit card merchant processors that offer their services to online merchants, including First Data, Concord EFS, Paymentech, VeriSign and Authorize.net.

        Many of these competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition or a larger base of customers in affiliated businesses than we have. For example, Citigroup's c2it has existing arrangements with AOL Time Warner and Microsoft. c2it uses these arrangements to market directly its competing payment product to the customers of AOL Time Warner and Microsoft, which could result in c2it gaining substantial market share in a short period of time. Our competitors may respond to new or emerging technologies and changes in customer requirements faster and more effectively than we can. They may devote greater resources to the development, promotion and sale of products and services than we can, and they may offer lower prices. These competitors have offered, and may continue to offer, their services for free in order to gain market share and we may be forced to lower our prices in response. Competing services tied to established banks and other financial institutions may offer greater liquidity and engender greater consumer confidence in the safety and efficacy of their services than we do. If these competitors acquired significant market share, this could result in our losing market share, which would have a material adverse effect on our business.

        We also compete with providers of traditional payment methods, particularly credit cards, checks, money orders and Automated Clearing House, or ACH, transactions. Associations of traditional financial institutions such as Visa, MasterCard and the National Automated Clearing House Association, or NACHA, generally set the features of these payment methods. The associations have initiated programs to enhance the usability of these payment methods for online transactions and could lower fees charged to online merchants. Either of these changes could make it more difficult for us to retain and attract customers.

We have a limited operating history and may not continue to be profitable. If we are unable to maintain profitability, our stock price would decline.

        PayPal, Inc. resulted from a merger between Confinity, Inc., incorporated in December 1998, and X.com Corporation, incorporated in March 1999. Accordingly, we have only a limited operating history. The revenue and income potential of our business and the market for online payments through non-traditional products such as ours have not been proven. We will encounter risks and difficulties commonly faced by early-stage companies in new and rapidly evolving markets.

        We intend to continue to make significant investments in our systems and infrastructure. We may not be able to sustain profitability in the future. Although we made a small profit in the first quarter of 2002, our ability to maintain profitability will depend on, among other things, market acceptance of our product and our ability to compete effectively.

Changes to card association rules or practices could negatively affect our service and, if we do not comply with the rules, could result in a termination of our ability to accept credit cards. If we are unable to accept credit cards, our competitive position would be seriously damaged.

        Because we are not a bank, we cannot belong to and directly access the Visa and MasterCard credit card associations or the ACH payment network. As a result, we must rely on banks and their service providers to process our transactions. We must comply with the operating rules of the credit card associations and NACHA as they apply to merchants. The associations' member banks set these rules, and the associations interpret the rules. Some of those member banks compete with us. Visa, MasterCard, American Express or Discover could adopt new operating rules or interpretations of existing rules which we or our processors might find difficult or even impossible to comply with, in which case we could lose our ability to give customers the option of using credit cards to fund their payments. If we were unable to accept credit cards our competitive position would be seriously damaged.

        MasterCard has announced that, effective May 1, 2002, it will require each customer that regularly uses PayPal to accept payment for goods or services, to enter into a contract with the bank that processes MasterCard transactions for us and to agree to observe MasterCard rules. We believe we can comply with this rule through changes to our User Agreement, but we are unable at this time to predict precisely how this rule will affect our business. It could require us to change the interrelationship among us, our customers and our credit card processing bank in ways that could increase our costs, reduce the attractiveness of our service or both.

        In 2001, Visa indicated that some of our practices violated its operating rules, and we implemented changes in response. In January 2002, we received correspondence through our credit card processor that three issues remain unresolved. These issues relate to our international membership fees, our fees for international credit card funded payments, and our process for obtaining authorization to charge a customer's Visa account if the customer's ACH transfer fails. In connection with these issues, Visa has assessed fines on our processor totaling $130,000 through May 31, 2002, $95,000 of which our processor has passed through to us. We have implemented changes to our practices to resolve these issues, including changing our fee structure so that we no longer assess fees on international credit card funded payments. However, we cannot give assurances that these changes will be successful in fully resolving Visa's concerns. Any failure to resolve Visa's concerns could result in additional fines or other changes to our service that could make it less attractive to our customers.

We face significant risks of loss due to fraud and disputes between senders and recipients. If we are unable to deal effectively with losses from fraudulent transactions, our losses from fraud would increase, and our business would be harmed.

        We face significant risks of loss due to fraud and disputes between senders and recipients, including:

  •
  unauthorized use of credit card and bank account information and identity theft;
  •
  merchant fraud and other disputes over the quality of goods and services;
  •
  breaches of system security;
  •
  employee fraud; and
  •
  use of our system for illegal or improper purposes.

        For the year ended December 31, 2001, and the three months ended March 31, 2002, our provision for transaction losses totaled $14.8 million and $6.9 million, representing 0.42% and 0.47% of our total payment volume. In April 2002, we increased the credit card funding limit for unverified U.S.-based users from $1,000 to $2,000. This increase may result in higher transaction losses.

        When a sender pays a merchant for goods or services through PayPal using a credit card and the cardholder is defrauded or otherwise disputes the charge, the full amount of the disputed transaction gets charged back to us and our credit card processor levies additional fees against us, unless we can successfully challenge the chargeback. Chargebacks may arise from the unauthorized use of a cardholder's card number or from a cardholder's claim that a merchant failed to perform. If our chargeback rate becomes excessive, credit card associations also can require us to pay fines and could terminate our ability to accept their cards for payments. Early in 2001, as a result of high chargeback rates in the second half of 2000, MasterCard determined that we violated its operating rules by having excessive chargebacks and fined our card processor $313,600, which was subsequently passed on to us. Although we resolved this situation to MasterCard's satisfaction and have reduced our chargeback rate, we cannot assure you that new causes of excessive chargebacks will not arise in the future.

        We have taken measures to detect and reduce the risk of fraud, but we cannot assure you of these measures' effectiveness. If these measures do not succeed, our business will suffer.

          We incur chargebacks and other losses from merchant fraud, payment disputes and insufficient funds, and our liability from these items could have a material adverse effect on our business and result in our losing the right to accept credit cards for payment. If we are prohibited from accepting credit cards for payment, our ability to compete could be impaired, and our business would suffer.

        We incur substantial losses from merchant fraud, including claims from customers that merchants have not performed, that their goods or services do not match the merchant's description or that the customer did not authorize the purchase. We also incur losses from erroneous transmissions and from customers who have closed bank accounts or have insufficient funds in them to satisfy payments. Our merchant-related chargebacks totaled $5.1 million for transactions that occurred during the year ended December 31, 2000. The cumulative gross amount of chargebacks received through March 31, 2002 with respect to merchant-related disputes for transactions that occurred during the year ended December 31, 2001 totaled $16.9 million. The gross amount of chargebacks received through March 31, 2002 with respect to merchant-related disputes for transactions that occurred during the three months ended March 31, 2002 totaled $1.6 million. Our liability for such items could have a material adverse effect on our business, and if they become excessive, could result in our losing the right to accept credit cards for payment.

          Unauthorized use of credit cards and bank accounts could expose us to substantial losses. If we are unable to detect and prevent unauthorized use of cards and bank accounts, our business would suffer.

        The highly automated nature of, and liquidity offered by, our payment product makes us an attractive target for fraud. In configuring our product, we face an inherent trade-off between customer convenience and security. Identity thieves and those committing fraud using stolen credit card or bank account numbers, often in bulk and in conjunction with automated mechanisms of online communication, potentially can steal large amounts of money from businesses such as ours. We believe that several of our current and former competitors in the electronic payments business have gone out of business or significantly restricted their businesses largely due to losses from this type of fraud. We expect that technically knowledgeable criminals will continue to attempt to circumvent our anti-fraud systems. During the four months between July and October 2000, we experienced a significant fraud episode and, as a result, we incurred gross losses due to unauthorized chargebacks totaling $5.7 million. This amount represented 64.0% of total chargebacks due to unauthorized transactions for the year ended December 31, 2000. The cumulative gross amount of chargebacks received through March 31, 2002 with respect to unauthorized use of credit cards for transactions that occurred during the year ended December 31, 2001 totaled $6.9 million. For the year ended December 31, 2001, the amount of our losses with respect to unauthorized use of bank accounts totaled $1.2 million. The gross amount of chargebacks received through March 31, 2002 with respect to unauthorized use of credit cards for transactions that occurred during the three months ended March 31, 2002 totaled $1.0 million. For the three months ended March 31, 2002, the amount of our losses with respect to unauthorized use of bank accounts totaled $560,000.

          Our processes to reduce fraud losses depend in part on our ability to restrict the withdrawal of customer funds while we investigate suspicious transactions. We have been and could be sued by plaintiffs alleging that our restriction and investigation processes violate federal and state law on consumer protection and unfair business practice, and are inconsistent with our User Agreement. If we are unable to defend ourselves successfully, we could be required to restructure our anti-fraud processes in ways that would harm our business, and to pay substantial damages.

        As part of our program to reduce fraud losses, we may temporarily restrict the ability of customers to withdraw their funds if those funds or their account activity are identified by our anti-fraud models as suspicious. On February 20, 2002, we were sued in California state court in a proposed class action alleging that our restriction of customer accounts and failure to promptly un-restrict legitimate accounts violates state law on consumer protection and unfair business practices and is in breach of our User Agreement. This class action was refiled with different named plaintiffs on June 6, 2002. On March 12, 2002, we were sued in the U.S. District Court for the District of Northern California in a proposed class action alleging that our restriction of customer accounts and failure to promptly un-restrict legitimate accounts violates federal and state law on consumer protection and unfair business practices. We could be sued in the future by other persons making similar claims. If we are unable to defend ourselves successfully, we could be required to restructure our anti-fraud processes in ways that would harm our business, and to pay substantial damages. Even if we are able to defend ourselves successfully, the litigation could cause damage to our reputation, could consume substantial amounts of our management's time and attention, and could require us to change our customer service and operations in ways that could increase our costs and decrease the effectiveness of our anti-fraud program.

          Security and privacy breaches in our electronic transactions may expose us to additional liability and result in the loss of customers, either of which events could harm our business and cause our stock price to decline.

        Any inability on our part to protect the security and privacy of our electronic transactions could have a material adverse effect on our profitability. A security or privacy breach could:

  •
  expose us to additional liability;
  •
  increase our expenses relating to resolution of these breaches; and
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  deter customers from using our product.

        We cannot assure you that our use of applications designed for data security will effectively counter evolving security risks or address the security and privacy concerns of existing and potential customers. Any failures in our security and privacy measures could have a material adverse effect on our business, financial condition and results of operations.

          We could incur substantial losses from employee fraud and, as a result, our business would suffer.

        The large volume of payments that we handle for our customers makes us vulnerable to employee fraud or other internal security breaches. We cannot assure you that our internal security systems will prevent material losses from employee fraud.

          Our payment system might be used for illegal or improper purposes, which could expose us to additional liability and harm our business.

        Despite measures we have taken to detect and prevent identify theft, unauthorized uses of credit cards and similar misconduct, our payment system remains susceptible to potentially illegal or improper uses. These may include illegal online gaming, fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, software and other intellectual property piracy, money laundering, bank fraud, child pornography trafficking, prohibited sales of alcoholic beverages and tobacco products and online securities fraud. Despite measures we have taken to detect and lessen the risk of this kind of conduct, we cannot assure you that these measures will succeed. Our business could suffer if customers use our system for illegal or improper purposes.

        In addition, we classify merchants who historically have experienced significant chargeback rates, such as online gaming-related service providers and online gaming merchants as "higher risk". The legal status of many of these higher risk accounts is uncertain, and if these merchants are prohibited or restricted from operating in the future, our revenue from fees generated from these accounts would decline. Proposed legislation has been introduced in the U.S. Congress to clarify that operation of an Internet gaming business violates federal law, and to prohibit payment processors such as PayPal from processing payments for online gaming merchants. Even if this proposed legislation is not enacted, online gaming merchants could be determined to violate existing federal and state gambling laws. In particular, the New York State Attorney General recently stated that even under current law, the processing of known gambling transactions may lead to liability for facilitating or aiding and abetting the underlying activity. If the online gaming merchants that accept PayPal are operating illegally, we could be subject to civil and criminal lawsuits, administrative action and prosecution for, among other things, money laundering or for aiding and abetting violations of law. We would lose the revenues associated with these accounts and could be subject to material penalties and fines, both of which would seriously harm our business.

Our status under state, federal and international financial services regulation is unclear. Violation of or compliance with present or future regulation could be costly, expose us to substantial liability, force us to change our business practices or force us to cease offering our current product.

        We operate in an industry subject to government regulation. We currently are subject to some states' money transmitter regulations, to federal regulations in our role as transfer agent and investment adviser to the PayPal Money Market Fund, or the Fund, and to federal electronic fund transfer and money laundering regulations. In the future, we might be subjected to:

  •
  state or federal banking regulations;
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  additional states' money transmitter regulations and federal money laundering regulations;
  •
  international banking or financial services regulations or laws governing other regulated industries; or
  •
  U.S. and international regulation of Internet transactions.

        If we are found to be in violation of any current or future regulations, we could be:

  •
  exposed to financial liability, including substantial fines which could be imposed on a per transaction basis and disgorgement of our profits;
  •
  forced to change our business practices; or
  •
  forced to cease doing business altogether or with the residents of one or more states or countries.

          If we were found subject to or in violation of any laws or regulations governing banking, we could be subject to liability and forced to change our business practices.

        We believe the licensing requirements of the Office of the Comptroller of the Currency, the Federal Reserve Board and other federal or state agencies that regulate banks, bank holding companies or other types of providers of electronic commerce services do not apply to us, except for certain money transmitter licenses mentioned below. One or more states may conclude that, under its or their statutes, we are engaged in an unauthorized banking business. We have received written communications from regulatory authorities in New York, most recently in February 2002, and

Louisiana expressing the view that our service as it formerly operated constituted an unauthorized banking business, and from authorities in California and Idaho in 2001 that our service might constitute an unauthorized banking business. We have taken steps to address these states' concerns, and have received a conclusion from the New York Banking Department that our current business model does not constitute illegal banking. We also have obtained licenses to operate as a money transmitter in Louisiana and Idaho. However, we cannot assure you that the steps we have taken to address state regulatory concerns will be effective in all states. If we are found to be engaged in an unauthorized banking business in one or more states, we might be subject to monetary penalties and adverse publicity and might be required to cease doing business with residents of those states. Even if the steps we have taken to resolve these states' concerns are deemed sufficient by the state regulatory authorities, we could be subject to fines and penalties for our prior activities. The need to comply with state laws prohibiting unauthorized banking activities could also limit our ability to enhance our services in the future.

          If we were found subject to or in violation of any laws or regulations governing money transmitters, we could be subject to liability and forced to change our business practices.

        A number of states have enacted legislation regulating money transmitters and we have applied for licenses under this legislation in 26 jurisdictions and expect to file shortly in an additional two jurisdictions. To date, we have obtained licenses in ten states and the District of Columbia. As a licensed money transmitter, we are subject to bonding requirements, restrictions on our investment of customer funds, reporting requirements and inspection by state regulatory agencies. If our pending applications were denied, or if we were found to be subject to and in violation of any money services laws or regulations, we also could be subject to liability or forced to cease doing business with residents of certain states or to change our business practices. Even if we are not forced to change our business practices, we could be required to obtain licenses or regulatory approvals that could impose a substantial cost on us.

          If we were found subject to or in violation of any laws or regulations governing electronic fund transfers, we could be subject to liability and forced to change our business practices.

        Although there have been no definitive interpretations to date, we have assumed that our product is subject to the Electronic Fund Transfer Act and Regulation E of the Federal Reserve Board. As a result, among other things, we must provide advance disclosure of changes to our product, follow specified error resolution procedures and absorb losses from transactions not authorized by the consumer. In addition, we are subject to the financial privacy provisions of the Gramm-Leach-Bliley Act and related regulations. As a result, some customer financial information that we receive is subject to limitations on reuse and disclosure. Additionally, pending legislation at the state and federal levels may restrict further our information gathering and disclosure practices. Existing and potential future privacy laws may limit our ability to develop new products and services that make use of data gathered through our product. The provisions of these laws and related regulations are complicated, and we do not have extensive experience in complying with these laws and related regulations. Even technical violations of these laws can result in penalties of up to $1,000 assessed for each non-compliant transaction. During the year ended December 31, 2001 and the three months ended March 31, 2002, we processed approximately 189,000 and 295,000 transactions per day, and any violations could expose us to significant liability.

          We are subject to laws and regulations on money laundering and reporting of suspicious activities that could have a material adverse impact on our business and could subject us to civil and criminal liability.

        We are subject to money laundering laws and regulations that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. These laws and regulations require us to operate an anti-money laundering program that contains at least the following elements: written policies and procedures (including those relating to customer identification), training for employees, designation of a compliance officer, and regular independent review of the program. Such a program must be in place by July 24, 2002. We have adopted a program to comply with these regulations, but any errors or failure to implement the program properly could lead to lawsuits, administrative action, fine and/or prosecution by the government. We are also subject to regulations that require us to report suspicious activities involving transactions of $2,000 or more and to obtain and keep more detailed records on the senders and recipients in transfers of $3,000 or more. The interpretation of suspicious activities in this context is uncertain. Future regulations under the USA Patriot Act may require us to revise the procedures we take to verify the identity of our customers and to monitor more closely international transactions. These regulations could impose significant costs on us or make it more difficult for new customers to join our network. We could be required to learn more about our customers before opening an account, to obtain additional verification of international customers, or to monitor our customers' activities more closely. These requirements could raise our costs significantly and reduce the attractiveness of our product. Failure to comply with federal and state money laundering laws could result in significant criminal and civil lawsuits, penalties and forfeiture of significant assets.

        Even if we comply with these laws, federal and state law enforcement agencies could seize customer funds that are proceeds of unlawful activity, which could result in adverse publicity for us and affect our business adversely. Some online casinos use our product to accept and make payments. If these casinos are operating illegally, we may be subject to civil or criminal prosecution for numerous laws, including but not limited to money laundering laws. In addition, future regulation in this area is likely, and we cannot predict how such regulation would affect us. Complying with such regulation could be expensive or require us to change the way we operate our business.

          Our status under banking or financial services laws or other laws in countries outside the U.S. is unclear. The cost of obtaining any required licenses or regulatory approvals in these countries could affect our future profitability.

        We currently offer our product to customers with credit cards in 37 countries outside the U.S. In sixteen of these countries—Canada, the United Kingdom, Germany, the Netherlands, France, Australia, New Zealand, Hong Kong, Japan, Spain, Mexico, Singapore, Sweden, Denmark, Finland and Norway—customers can withdraw funds to local bank accounts. In these countries, it is not clear whether, in order to provide our product in compliance with local law, we need to be regulated as a bank or financial institution or otherwise. If we were found to be subject to and in violation of any foreign laws or regulations, we could be subject to liability, forced to change our business practices or forced to suspend operations in one or more countries. Alternatively, we could be required to obtain licenses or regulatory approvals that could impose a substantial cost on us and involve considerable delay to the provision or development of our product. Implementation of our plans to enhance the attractiveness of our product for international customers, in particular our plans to offer customers the ability to transact business in major currencies in addition to the U.S. dollar, will increase the risks that we could be found in violation of laws or regulations in countries outside the U.S.

          We are subject to U.S. and foreign government regulation of the Internet, the impact of which is difficult to predict. We could be exposed to significant liabilities and expenses if we are required to comply with new or additional regulations, and as a result, our business could suffer.

        There are currently few laws or regulations that apply specifically to the sale of goods and services on the Internet. The application to us of existing laws and regulations relating to issues such as banking, currency exchange, online gaming, electronic contracting, consumer protection and privacy is unclear. Our liability if our customers violate laws on pricing, taxation, impermissible content, intellectual property infringement, unfair or deceptive practices or quality of services is also unclear. In addition, we may become subject to new laws and regulations directly applicable to the Internet or our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with these laws and regulations, and reduce use of the Internet on which we depend.

        In 1998, the U.S. government enacted a three-year moratorium prohibiting states and local governments from imposing new taxes on Internet access or electronic commerce transactions. This moratorium has been extended until November 1, 2003. After that date, unless it is renewed, states and local governments may levy additional taxes on Internet access and electronic commerce transactions. An increase in the taxation of electronic commerce transactions may make the Internet less attractive for consumers and businesses, which could have a material adverse effect on our business, results of operations and financial condition.

Our financial success will remain highly sensitive to changes in the rate at which our customers fund payments using credit cards rather than bank account transfers or existing PayPal account balances. Our profitability could be harmed if the rate at which customers fund using credit cards goes up.

        We pay significant transaction fees when senders fund payment transactions using credit cards, nominal fees when customers fund payment transactions by electronic transfer of funds from bank accounts and no fees when customers fund payment transactions from an existing PayPal account balance. For the year ended December 31, 2001 and the three months ended March 31, 2002, senders funded 51.5% and 47.7%, respectively, of our payment volume using credit cards. Senders may resist funding payments by electronic transfer from bank accounts because of the greater protection offered by credit cards, including the ability to dispute and reverse merchant charges, because of frequent flier miles or other incentives offered by credit cards or because of generalized fears regarding privacy or loss of control in surrendering bank account information to a third party.

We rely on financial institutions, including several current or potential competitors, to process our payment transactions. Should any of these institutions decide to stop processing our payment transactions, our business could suffer.

        Because we are not a bank, we cannot belong to and directly access the credit card associations or the ACH payment network. As a result, we must rely on banks or their independent service operators to process our transactions. Wells Fargo currently processes our ACH transactions and will soon also process our credit card transactions. Wells Fargo also provides payment processing services to our competitor, eBay Payments and offers credit card processing services directly to online merchants. First Data currently processes our debit card transactions and we expect that in providing credit card processing to us Wells Fargo will obtain some services from an entity that is a joint venture between First Data and Wells Fargo. First Data also controls three of our competitors—Western Union, BidPay and Achex. If we could not obtain these processing services on acceptable terms from these sources or elsewhere, and if we could not switch to another processor quickly and smoothly, our business could suffer materially.

Increases in credit card processing fees could increase our costs, affect our profitability, or otherwise limit our operations.

        From time to time, Visa, MasterCard, American Express and Discover increase the interchange fees that they charge for each transaction using their cards. MasterCard implemented an increase to its interchange fees effective April 2002. Our credit card processors have the right to pass any increases in interchange fees on to us. Any such increased fees could increase our operating costs and reduce our profit margins. Furthermore, our credit card processors require us to pledge cash as collateral with respect to our acceptance of Visa, MasterCard, American Express and Discover and the amount of cash that we are required to pledge could be increased at any time.

Customer complaints or negative publicity about our customer service could affect use of our product adversely and, as a result, our business could suffer.

        Customer complaints or negative publicity about our customer service could diminish severely consumer confidence in and use of our product. Breaches of our customers' privacy and our security measures could have the same effect. Measures we sometimes take to combat risks of fraud and breaches of privacy and security, such as freezing customer funds, can damage relations with our customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities and disputes. We have received negative media coverage, as well as public criticism from the Better Business Bureau in the first quarter of 2001, regarding customer disputes. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could impact our profitability significantly. The number of customer service representatives we employed or contracted increased from 408 as of December 31, 2001 to 541 as of May 31, 2002. In addition, in March 2002, we discontinued our relationship with Daksh eServices Private Limited for outsourced email customer service in India. Any inability by us to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may suffer and we may lose our customers' confidence.

We have limited experience in managing and accounting accurately for large amounts of customer funds. Our failure to manage these funds properly would harm our business.

        Our ability to manage and account accurately for customer funds requires a high level of internal controls. We have neither an established operating history nor proven management experience in maintaining, over a long term, these internal controls. As our business continues to grow, we must strengthen our internal controls accordingly. Our success requires significant public confidence in our ability to handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain necessary controls or to manage accurately customer funds could diminish customer use of our product severely.

We may experience breakdowns in our payment processing system that could damage customer relations and expose us to liability, which could affect adversely our ability to provide reliable service.

        A system outage or data loss could have a material adverse effect on our business, financial condition and results of operations. To operate our business successfully, we must protect our payment processing and other systems from interruption by events beyond our control. Events that could cause system interruptions include:

  •
  fire;
  •
  power loss;
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  earthquake;
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  terrorist attacks;
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  natural disasters;
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  computer viruses;
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  unauthorized entry;
  •
  telecommunications failure; and
  •
  computer denial of service attacks.

        We depend on two third parties for co-location of our data servers and rely upon these third parties for the physical security of our servers. Our servers currently reside in facilities in San Jose and Santa Clara, California. Currently we are not able to switch instantly to another back-up site in the event of failure of the main server site. This means that an outage at one facility could result in our system being unavailable for at least several hours. This downtime could result in increased costs and lost revenues which would be detrimental to our business.

        Our infrastructure could prove unable to handle a larger volume of customer transactions. Any failure to accommodate transaction growth could impair customer satisfaction, lead to a loss of customers, impair our ability to add customers or increase our costs, all of which would harm our business.

        Because our customers may use our products for critical transactions, any errors, defects or other infrastructure problems could result in damage to our customers' businesses. These customers could seek significant compensation from us for their losses. Even if unsuccessful, this type of claim likely would be time consuming and costly for us to address.

We rely on our customers for distribution of our product, and this method of distribution may not meet our goals. If our customers stop using our product, our business would suffer.

        We do not expect to spend significant amounts on traditional sales and marketing activities, such as television and radio advertising, and we rely heavily instead on distribution of our product by our customers themselves. Because of the rapidly evolving nature of electronic commerce, we cannot guarantee that our method of distribution will achieve our goals or that we will develop alternative distribution channels. In addition, because we rely primarily on our customers for product distribution, any disruption in our customer service or harm to our reputation could a have material adverse effect on our ability to distribute our product and expand our customer base.

Our inability to manage growth could affect our business adversely and harm our ability to become profitable.

        Our revenues have grown from $14.0 million for the three months ended March 31, 2001, to $48.8 million for the three months ended March 31, 2002, and we intend to grow our business significantly. To support our growth plans, we may need to expand our existing management, operational, financial and human resources, customer service and management information systems and controls. We may be unable to expand these systems and to manage our growth successfully, and this inability would adversely affect our business.

Our quarterly operating results fluctuate and may not predict our future performance accurately. Variability in our future performance could cause our stock price to fluctuate and decline.

        Although we have grown quickly, our quarterly results will fluctuate in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

  •
  changes in our costs, including interchange and transaction fees charged by credit card associations, and our transaction losses;

  •
  changes in our pricing policies or those of our competitors;

  •
  relative rates of acquisition of new customers;

  •
  seasonal patterns, including increases during the holiday season;

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  delays in the introduction of new or enhanced services, software and related products by us or our competitors or market acceptance of these products and services; and

  •
  other changes in operating expenses, personnel and general economic conditions.

        As a result, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance.

We may not protect our proprietary technology effectively, which would allow competitors to duplicate our products. This would make it more difficult for us to compete with them.

        Our success and ability to compete in our markets depend, in part, upon our proprietary technology. We rely primarily on copyright, trade secret and trademark laws to protect our technology including the source code for our proprietary software, documentation and other proprietary information. While we have filed five patent applications, we have not been granted any patents for features of our electronic payment processing system. We cannot assure you that any of our patent applications will be granted or that if they are granted, they will be valid. A third party might try to reverse engineer or otherwise obtain and use our technology without our permission, allowing competitors to duplicate our products. In addition, the laws of some countries in which we sell our product may not protect software and intellectual property rights to the same extent as the laws of the U.S.

Our product features may infringe claims of third-party patents, which could affect our business and profitability adversely.

        We are aware of various patents held by third parties in the area of electronic payment systems. The holders of rights under these patents might assert that we are infringing them. We cannot assure you that our product features do not infringe on patents held by others or that they will not in the future.

        We have been sued for patent infringement, including a suit by Tumbleweed Communications Corporation that is currently ongoing, and we could be sued at any time in the future by additional persons claiming patent infringement. If all or any portion of our service were found to infringe a patent, we could be required to restructure our payment system, stop offering our payment product altogether, or pay substantial damages or license fees to third party patent owners. Even if we prevail in a lawsuit, litigation can be expensive and can consume substantial amounts of management time and attention.

We have limited experience competing in international markets. Our international expansion plans will expose us to greater political, intellectual property, regulatory, exchange rate fluctuation and other risks, which could harm our business.

        In the three months ended March 31, 2002, we generated 21.3% of our revenue from transactions where we collected fees from senders or recipients that resided outside the U.S. We intend to expand use of our product in selected international markets. If we could not continue our expansion into international markets, our business could suffer. Accordingly, we anticipate devoting significant resources and management attention to expanding international opportunities. Expanding internationally subjects us to a number of risks, including:

  •
  greater difficulty in managing foreign operations;

  •
  expenses associated with localizing our products, including offering customers the ability to transact business in major currencies in addition to the U.S. dollar;

  •
  laws and business practices that favor local competitors;

  •
  multiple and changing laws, tax regimes and government regulations;

  •
  foreign currency restrictions and exchange rate fluctuations;

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  changes in a specific country's or region's political or economic conditions; and

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  differing intellectual property laws.

Loss of principal of customer funds placed in bank accounts or in the PayPal Money Market Fund may affect adversely customer perceptions about the safety of our service and as a result could reduce our payment volume and our ability to operate our business profitably.

        We place customer funds that are not withdrawn from the PayPal system in bank accounts as agent for the customer, unless the customer is a U.S. resident and has chosen to enroll in the money market sweep, in which case their balances are directed to purchase shares in the Fund. We seek to place customer funds in well-capitalized banks, and we have obtained an opinion from the Federal Deposit Insurance Corporation that funds placed in bank accounts will be eligible for federal deposit insurance on a per-customer basis as long as we maintain accurate records and continue to act as agent for the customer. However, customer funds could be lost in the event of the insolvency of one or more of these banks. Customers who opt to invest their money in the Fund may lose the original principal value of their initial investment. If these losses occur, perceptions regarding PayPal's safety and handling of customer funds may result in decreased customer balances and payment volume, which would increase our costs and reduce our revenue.

Risks Related to This Offering

Future sales or the possibility of future sales of our common stock may cause our stock price to decline.

        If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on shares outstanding as of May 31, 2002, upon completion of this offering we will have 60,562,884 shares of common stock outstanding. The 6,210,000 shares of our common stock sold in our initial public offering and all of the shares of our common stock sold in this offering will be freely tradable in the public market, including any shares sold pursuant to the exercise of the underwriters' over-allotment option.

        In addition, 6,668,408 shares reserved for issuance pursuant to outstanding options and warrants and 4,358,526 shares available for grant under our existing stock plans as of May 31, 2002 will become eligible for sale in the public market once permitted by provisions of various vesting agreements, lock-up agreements and Rule 701 under the Securities Act, as applicable. See "Shares Eligible for Future Sale."

        We, our directors, executive officers, other than our Chief Financial Officer, and the selling stockholders have agreed that, for a period to, but excluding, November 13, 2002, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        Additionally, some of our stockholders have agreed in connection with our initial public offering that, for a period to, but excluding, August 14, 2002, they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock or are otherwise contractually obligated to refrain from disposing of or hedging any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        Our stockholders who are subject to the lock-up agreements or similar restrictions on transfer will own 47,728,080 shares of our common stock after giving effect to this offering. Sales of a substantial number of shares of our common stock following the expiration of these lock-up periods could cause our stock price to fall.

        Of the 47,728,080 shares subject to lock-up agreements or similar restrictions on transfer after giving effect to this offering, 13,758,286 shares, subject to certain conditions, may be pledged by holders as collateral to secure bona fide loans; provided that such shares may not be so pledged in any transaction which is designed to, or might reasonably be expected to, result in the disposition of such shares. Upon foreclosure by a lender of any such shares so pledged, such shares could be sold immediately once permitted by the provisions of Rules 144, 144(k) and 701 under the Securities Act, as applicable. See "Shares Eligible for Future Sale."

Our stock price may experience volatility because of changes in securities analysts' estimates, competitive developments and other factors beyond our control, and you may lose all or a part of your investment.

        The market prices of stock for technology companies, often reach levels that bear no relationship to the past or present operating performance of those companies. These market prices may not be sustainable and may be subject to wide variations. Following this offering, the market price for our common stock may experience a substantial decline. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

  •
  changes in securities analysts' estimates of our financial performance;

  •
  fluctuations in stock market prices and volumes, particularly among securities of technology companies;

  •
  discussion of PayPal or our stock price in online investor communities such as chat rooms;

  •
  changes in market valuations of similar companies;

  •
  announcements by us or our competitors of strategic alliances, significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

  •
  variations in our quarterly operating results;

  •
  loss of a relationship with a strategic partner; and

  •
  additions or departures of key personnel.

        If an active public market for our common stock does not continue after this offering, it may be difficult for you to resell your shares.

Anti-takeover provisions in our organizational documents and Delaware law make any change in control more difficult. This could affect our stock price adversely.

        Our certificate of incorporation and bylaws contain provisions that may delay or prevent a change in control, may discourage bids at a premium over the market price of our common stock and may affect adversely the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions include:

  •
  the division of our board of directors into three classes serving staggered three-year terms;

  •
  prohibiting our stockholders from calling a special meeting of stockholders;

  •
  our ability to issue additional shares of our common stock or preferred stock without stockholder approval;

  •
  prohibiting our stockholders from amending our certificate of incorporation or bylaws except with 66 2/3% stockholder approval; and

  •
  advance notice requirements for raising matters of business or making nominations at stockholders' meetings.

        We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder's acquisition of our stock was approved in advance by our board of directors.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as a result, our stock price could decline.

        The public offering price is substantially higher than the pro forma, net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering would incur immediate dilution of $16.69 per share. This dilution is due in large part to earlier investors in our company having paid substantially less than the offering price when they purchased their shares. The exercise of outstanding options and warrants and future equity issuances, including any additional shares issued in connection with acquisitions, will result in further dilution to investors.

We do not plan to pay dividends in the foreseeable future.

        We do not anticipate paying cash dividends to our stockholders in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a gain on their investment. Investors seeking cash dividends should not purchase our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections entitled, "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Result of Operations" and "Business," contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. You can also identify forward-looking statements by discussions of strategy, plans or intentions. In addition, the statements regarding our estimated growth in our earnings per share under the section entitled, "Summary—Recent Developments" are forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include the following:

  •
  The unproven long-term viability of the market for online payment mechanisms and our potential inability to grow our revenues, transaction volume and market acceptance of our product;

  •
  our ability to execute strategies to increase adoption of our payment product;

  •
  our limited operating history;

  •
  our highly competitive industry;

  •
  our dependency on online auction transactions, especially eBay;

  •
  our ability to accept credit cards and our sensitivity to changes to card association rules;

  •
  our losses from fraudulent transactions and disputes between PayPal users;

  •
  our status under state, federal and international financial services regulation and ability to comply with existing and future regulation;

  •
  our sensitivity to the rate at which our customers fund payments using a credit card;

  •
  our reliance on financial institutions to process payment transactions;

  •
  increases in credit card processing fees;

  •
  the negative effect customer complaints have on our business;

  •
  our ability to protect our proprietary technology;

  •
  our vulnerability to third party patent infringement claims; and

  •
  the potential volatility of our stock price in the future.

        These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under "Risk Factors." Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this prospectus or the dates indicated in the statements.

USE OF PROCEEDS

        All of the shares of common stock offered hereby are being sold by the selling stockholders. We will not receive any proceeds from this offering, other than for reimbursement to us for expenses related to the offering. We anticipate the selling stockholders will bear substantially all of the expenses of this offering.

PRICE RANGE OF COMMON STOCK

        Our common stock has traded on the Nasdaq National Market under the symbol "PYPL" since February 15, 2002. Prior to that time, there was no public trading market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock reported by the Nasdaq National Market.

	High	Low
Year Ended December 31, 2002
First Quarter (since February 15, 2002)	$20.50	$12.00
Second Quarter (through June 27, 2002)	$30.48	$17.50

        On June 27, 2002, the reported last sale price of our common stock on the Nasdaq National Market was $19.50 per share. As of May 31, 2002, there were 60,562,884 shares of common stock issued and outstanding that were held by 737 stockholders of record.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. For accounting purposes, we treated the issuance of Class A Stock in the third quarter of 2001 as a deemed dividend of $1.4 million.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2002. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the accompanying notes appearing elsewhere in this prospectus.

As of March 31, 2002
(in thousands, except share and per share data) (unaudited)
Long-term liabilities	$2,571
Mandatorily redeemable convertible preferred stock, par value $0.001 per share: 10,000,000 shares authorized, no shares outstanding	—
Stockholders' equity:
Common stock, par value $0.001 per share: 150,000,000 shares authorized, 60,678,610 shares issued and outstanding	61
Additional paid in capital	466,946
Stock-based compensation	(27,008)
Stockholders' notes	(1,990)
Accumulated other comprehensive loss	(123)
Accumulated deficit	(282,046)

Total stockholders' equity	155,840

Total capitalization	$158,411

        This table excludes the following, as of March 31, 2002:

  •
  6,457,067 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $8.32 per share;

  •
  125,000 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $0.13 per share; and

  •
  4,493,776 shares of common stock reserved for future grant under our stock option plans, as of March 31, 2002; in addition, 625,000 shares are reserved for issuance under our employee stock purchase plan.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of common stock upon the completion of this offering.

        Our net tangible book value as of March 31, 2002 equaled approximately $140.3 million or approximately $2.31 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Although we will receive no proceeds from this offering, other than for reimbursement to us of expenses related to the offering, because the offering price exceeds the per share net tangible book value of our common stock, you will be subject to dilution. The following table summarizes this per share dilution:

Public offering price per share	$19.00
Net tangible book value per share as of March 31, 2002	$2.31

Dilution in net tangible book value per share to new investors	$16.69

        The table and calculations above exclude unexercised options and warrants, as well as shares reserved for future grant or issuance under our stock plans. As of March 31, 2002, there were 6,582,067 shares of common stock reserved for issuance upon exercise of outstanding options and warrants.

SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following selected consolidated financial data in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        We derived the consolidated statement of operations data for the period from inception, March 8, 1999 to December 31, 1999, for the years ended December 31, 2000 and 2001, and consolidated balance sheet data as of December 31, 1999, 2000 and 2001 set forth below from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statement of operations for the three months ended March 31, 2001 and 2002 and the balance sheet as of March 31, 2002 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. In management's opinion, these unaudited statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the consolidated financial information for the periods presented. The historical results do not necessarily indicate results expected for any future period.

		Year Ended December 31,		Three Months Ended March 31,
	Mar. 8, 1999 (inception) to Dec. 31, 1999
		2000	2001	2001	2002
	(in thousands, except per share data)
				(unaudited)
Consolidated Statements of Operations:
Transaction and other fees(1)	$—	$6,547	$99,952	$12,885	$48,333
Interest on funds held for others(2)	—	2,046	3,763	1,143	428
Service agreement revenues	—	3,938	—	—	—

Total revenues	—	12,531	103,715	14,028	48,761

Transaction processing expenses	—	25,093	47,589	8,754	16,952
Provision for transaction losses	—	11,028	14,760	3,103	6,908
Customer service and operations*	230	15,754	30,636	7,064	10,044
Product development*	483	4,419	8,819	2,018	3,036
Selling, general and administrative*(1)	3,691	33,021	21,357	5,172	5,482
Stock-based compensation	354	5,825	26,277	2,157	4,884
Amortization of goodwill and other intangibles(3)	124	49,313	65,661	16,415	864
Service agreement costs and termination expenses	—	41,142	—	—	—

Total operating expenses	4,882	185,595	215,099	44,683	48,170

Income (loss) from operations	(4,882)	(173,064)	(111,384)	(30,655)	591
Interest and other income (expense), net	263	3,558	3,582	1,397	690

Income (loss) before income taxes	(4,619)	(169,506)	(107,802)	(29,258)	1,281
Provision for income taxes	—	—	—	—	50

Net income (loss)(4)	$(4,619)	$(169,506)	$(107,802)	$(29,258)	$1,231

Net income (loss) per share(4)(5):
Basic	$(12.09)	$(52.47)	$(16.39)	$(5.39)	$0.04

Diluted	$(12.09)	$(52.47)	$(16.39)	$(5.39)	$0.02

Shares used in calculating net income (loss) per share(5):
Basic	382	3,230	6,660	5,426	32,319

Diluted	382	3,230	6,660	5,426	59,343

* Amounts exclude stock-based compensation as follows:
Customer service and operations	$66	$213	$1,781	$157	$806
Product development	138	915	7,788	383	1,146
Selling, general and administrative	150	4,697	16,708	1,617	2,932

Total	$354	$5,825	$26,277	$2,157	$4,884

(1)
PayPal adopted provisions of EITF 01-09 "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products" on January 1, 2002. Prior period amounts have been reclassified to conform to the new presentation.

(2)
Beginning in February 2002, PayPal began to deposit all U.S.-based customer funds not transferred to the PayPal Money Market Reserve Fund into FDIC-insured bank accounts and the revenues from interest on funds held for U.S.-based customers will cease in future periods.

(3)
PayPal adopted SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. In accordance with SFAS 142, effective January 1, 2002, PayPal will no longer amortize goodwill and other intangibles with an indefinite useful life, but will test at least annually for impairment.

(4)
Assuming no amortization of goodwill, for periods prior to January 1, 2002, the net loss would have been reduced by $0, $46,655, $62,206 and $15,552 for the period from inception to December 31, 1999, the years ended December 31, 2000 and 2001, and the three months ended March 31, 2001, respectively.

(5)
We closed our initial public offering on February 21, 2002 and issued 6.2 million shares of common stock. All shares of preferred stock outstanding immediately prior to the offering converted into 43.4 million shares of common stock at such time. Basic net income (loss) per share and shares used in calculating basic net income (loss) per share give effect to the conversion as of the closing date of the offering.

	December 31,			March 31,
	1999	2000	2001	2002
	(in thousands)			(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investment securities	$8,442	$52,096	$31,353	$99,718
Cash, cash equivalents and investment securities—held on behalf of customers	—	68,046	144,235	28,286
Restricted cash and investments	150	3,976	31,172	40,269
Funds receivable	—	11,271	32,074	48,504
Total assets	12,842	231,797	278,577	255,368
Due to customers	—	82,786	174,763	53,256
Funds payable	—	6,721	4,459	26,319
Reserve for transaction losses	—	4,900	7,233	6,129
Mandatorily redeemable convertible preferred stock	15,791	241,641	279,224	—
Total stockholders' (deficit) equity	(4,039)	(113,453)	(199,312)	155,840

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following commentary in conjunction with the "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes contained elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        PayPal enables any business or consumer with email to send and receive online payments securely, conveniently and cost-effectively. Our network builds on the existing financial infrastructure of bank accounts and credit cards to create a global payment system. We currently offer our account-based system to users in 38 countries including the U.S. The PayPal product launched in October 1999; as of March 31, 2002, our network had grown to include 12.2 million personal accounts and 3.2 million business accounts. During the three months ended March 31, 2002, 1.4 million of our accounts received at least one payment and 4.8 million of our accounts sent at least one payment. For the same period, the number of unique accounts that sent or received at least one payment amounted to 5.2 million. For the three months ended March 31, 2002, 5.0 million, or 96.3%, of these accounts, which include both personal and business accounts, sent or received a payment that resulted in a fee. For the three months ended March 31, 2002:

  •
  we processed an average of 295,000 payments per day totaling $16.2 million in average daily volume;

  •
  our Gross Merchant Sales, or GMS, totaled $1.31 billion;

  •
  our transaction and other fees equaled $48.3 million, or 3.3% of total payment volume, compared to our transaction processing expenses of $17.0 million, or 1.2% of total payment volume; and

  •
  our total accounts grew by an average of 28,000 per day at an average total marketing expense of $0.47 per new account, which includes an average promotional bonus cost of $0.04 per new account. Due to seasonal fluctuations and consistent with our experience in 2001, we expect that our average number of accounts added per day during the three months ended June 30, 2002, may decrease as compared to the three months ended March 31, 2002.

        We earn revenues from two sources: transaction and other fees, and interest on funds held for others. Transaction and other fees—which include fees on GMS, international fees, and debit card fees—comprised 99.1% of our revenues for the three months ended March 31, 2002. Towards the end of the first quarter of 2002, we began charging an additional fee to recipients of cross-border payments rather than charging fees to international senders.

        For the three months ended March 31, 2002, our net income totaled $1.2 million. Excluding non-cash expenses of $5.8 million related to amortization of intangibles and stock-based compensation, our net income amounted to $7.0 million. From our inception, March 8, 1999, through March 31, 2002, our net loss totaled $280.7 million. Excluding non-cash expenses of $153.3 million related to amortization of intangibles and stock-based compensation, our net loss amounted to $127.4 million.

  Merger between X.com Corporation and Confinity, Inc.

        We incorporated as X.com Corporation in March 1999 and intended to provide Internet banking services to our customers. Confinity, Inc. incorporated in California in December 1998. Through

Confinity's product, users could send money to anyone with an email address. On March 30, 2000, X.com merged with Confinity. As of the date of the merger, Confinity had accumulated net losses since inception of $18.3 million: $15.6 million for the period ended March 30, 2000 and $2.7 million for the year ended December 31, 1999. Under the terms of the agreement, as part of the purchase price paid, we issued 6,372,369 shares of common stock and 5,051,627 shares of Series AA, 24,247,842 shares of Series BB, and 18,522,653 shares of Series CC, mandatorily redeemable preferred stock, in exchange for all of the outstanding common and mandatorily redeemable preferred stock of Confinity. Each share of mandatorily redeemable convertible preferred stock was convertible into 0.25 shares of common stock, had voting rights equal to the shares of common stock into which it converts, and was entitled to receive when, and if, declared by our board of directors, dividends at the rate of $0.0049 per share of Series AA, $0.0093 per share of Series BB, $0.0297 per share of Series CC, respectively, per year, payable in preference to any payment of any dividend on common stock. All the shares of mandatorily redeemable convertible preferred stock automatically converted into shares of common stock at the time of our initial public offering. In accordance with APB 16, we determined the fair value of each of the securities issued in the acquisition. The fair values were determined using a valuation model which valued each security by assessing its characteristics with reference to the most recent financing with a third party. The valuation methodology determines the relative value of each class of stock as a function of the fair value of the total assets (as opposed to the book value) of the enterprise available for distribution to the holders of the various classes of equity. For this purpose, we used the Series C preferred stock financing which was issued in an arms-length transaction ($2.75 per share; total proceeds of $100.0 million), which also closed in March 2000, on the day following the acquisition. As such, the difference in the liquidation values of each series of preferred stock was the primary factor for the differences in the value of the various series of preferred stock. The fair value of the securities issued in connection with the acquisition totaled $129.7 million based on the following per share values: common stock at $1.51, Series AA at $1.53, Series BB at $1.54, and Series CC at $1.63. The value of warrants and options issued in connection with the acquisition totaled $15.6 million. X.com was deemed to be the surviving entity as it had the majority of the outstanding voting interest and the fully diluted interest immediately following the merger. The former stockholders of Confinity owned approximately 46.5% of our total outstanding voting interest immediately following the merger. Peter Thiel, our Chief Executive Officer, President and Chairman, was Chief Executive Officer and Chairman of Confinity at the time of the merger, but left shortly thereafter. Mr. Thiel rejoined the company as Chief Executive Officer in September 2000. Max Levchin, our Chief Technology Officer and a member of our board of directors, was Chief Technology Officer and a member of the board of directors of Confinity at the time of the merger.

        We formally changed our name to PayPal, Inc. in February 2001. We accounted for the merger under the purchase accounting method. In accordance with APB 16, the cost to acquire Confinity was allocated among the identifiable tangible and intangible assets acquired and liabilities assumed based on the fair market value of those assets at the date of acquisition. The excess of the purchase price and assumed liabilities over the fair value of the net assets acquired is included in goodwill and other intangible assets and we amortize using the straight-line method over a two-year period. We based the fair value of the stock consideration paid upon an arms-length third party equity round that closed concurrently with the acquisition.

        The following table shows the allocation of the purchase price of $129.7 million:

Net liabilities assumed	$(1.6)
Goodwill	123.6
Purchased technology	0.6
Customer base	6.3
Assembled workforce	0.8

Total	$129.7

        By October 2000 we decided to focus our efforts on the PayPal product and to discontinue our Internet banking operations. Amortization expenses relating to the goodwill and other intangible assets totaled $49.3 million during the year ended December 31, 2000, and $65.7 million for the year ended December 31, 2001. Purchased technology that had reached technological feasibility and was principally represented by the technology underlying the PayPal product was valued using a replacement cost method. This analysis resulted in an allocation of $0.6 million to existing technology, which was capitalized and is being amortized over two years. Additionally, a replacement cost analysis of the customer base and assembled workforce resulted in $6.3 million and $0.8 million, respectively, being capitalized and amortized over two years.

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, we no longer amortize goodwill and other intangibles with an indefinite useful life, but will test at least annually for impairment. We adopted SFAS No. 142 on January 1, 2002. See Note 8 to the consolidated financial statements for disclosure.

  Termination of Internet Banking Service Agreement

        In November 1999, we entered into a series of agreements with Community Bankshares, Inc., or CBI. Under the first agreement, we agreed to purchase CBI's wholly owned subsidiary, First Western National Bank, subject to the receipt of regulatory approvals. The second agreement provided for an Internet banking arrangement under which we would solicit customers to apply for First Western accounts and the customers would use our software programs to utilize Internet banking services from First Western. We agreed to reimburse CBI and First Western for their costs incurred in providing the First Western accounts. In December 2000, we discontinued our Internet banking services and terminated the stock purchase agreement with CBI. In December 2000, in accordance with the original agreement, we paid CBI a termination fee of $1.0 million and reimbursed CBI an additional $1.0 million for the net losses resulting from the Internet banking operations.

Sources of Revenue

        We currently earn revenues from two sources: transaction and other fees, and interest on funds held for others. The following tables present these revenue sources for the quarters indicated in both absolute dollars and as a percentage of total revenues:

	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in thousands) (unaudited)
Fees on Gross Merchant Sales	$—	$—	$—	$6,212	$11,476	$16,051	$24,756	$33,539	$40,623
International fees	—	—	—	313	996	1,739	2,453	3,255	4,136
Debit card fees, gross	—	—	—	—	54	721	2,044	2,800	3,120
Debit card cash-back	—	—	—	—	—	(316)	(1,014)	(1,343)	(1,562)
Other transaction fees	—	—	—	22	359	549	759	1,074	2,016

Transaction and other fees	—	—	—	6,547	12,885	18,744	28,998	39,325	48,333
Interest on funds held for others	—	240	727	1,079	1,143	920	955	745	428
Service agreement revenues	1,186	1,886	529	337	—	—	—	—	—

Total revenues	$1,186	$2,126	$1,256	$7,963	$14,028	$19,664	$29,953	$40,070	$48,761

	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(unaudited)
Fees on Gross Merchant Sales	—%	—%	—%	78.0%	81.8%	81.6%	82.7%	83.7%	83.3%
International fees	—	—	—	3.9	7.1	8.8	8.2	8.1	8.5
Debit card fees, gross	—	—	—	—	0.4	3.7	6.8	7.0	6.4
Debit card cash-back	—	—	—	—	—	(1.6)%	(3.4)%	(3.4)%	(3.2)
Other transaction fees	—	—	—	0.3	2.6	2.8	2.5	2.7	4.1

Transaction and other fees	—	—	—	82.2	91.9	95.3	96.8	98.1	99.1
Interest on funds held for others	—	11.3	57.9	13.6	8.1	4.7	3.2	1.9	0.9
Service agreement revenues	100.0	88.7	42.1	4.2	—	—	—	—	—

Total revenues	100%	100%	100%	100%	100%	100%	100%	100%	100%

  Transaction and Other Fees

        We recognize revenue from transaction and other fees when the transaction completes and no further obligations exist.

  Fees on Gross Merchant Sales

        We generate revenue primarily from transaction fees on the total dollar volume of payments made to all domestic and international business accounts. We refer to this dollar volume as Gross Merchant Sales, or GMS. We charge these transaction fees only to the payment recipient and not to the sender.

        For the three months ended March 31, 2002, we charged business accounts a weighted average fee of 3.1% of GMS. For the three months ended March 31, 2001, we charged business accounts a weighted average of 2.1% of GMS. The increase in our weighted average GMS fee rate reflects price adjustments and increases effected during 2001. We do not charge transaction fees to personal accounts on payments they receive. During the three months ended March 31, 2002, we processed a total of 26.6 million payments of an average size of $55 per payment and a total of 24.7 million GMS payments of an average size of $53 per payment. During the three months ended March 31, 2001, we processed a total of 13.5 million payments at an average size of $48 per payment and a total of 11.2 million GMS payments at an average size of $49 per payment.

        We automatically deduct the GMS transaction fees from all payments received by business accounts. Thus, we do not need to bill or collect from our customers and we have no accounts receivable from GMS transaction fees. The majority of our business accounts currently pay our standard rate of 2.9% of GMS plus $0.30 for each payment received. As we have grown our customer base and have added features to our product, we have increased the prices charged to business accounts with no noticeable decline in volume.

        The following tables set forth quarterly data regarding the percentage of transactions falling within certain ranges and the percentage of total dollar volume attributable to those transactions. Due to rounding, totals may not sum to exactly 100.0%.

	Three Months Ended
Dollar Volume of Payments in Dollar Range	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
$0.01-$10.00	3.2%	3.5%	3.7%	3.5%	3.1%	3.0%	2.9%	2.6%	2.5%
$10.01-$25.00	12.2	12.2	12.5	12.7	12.1	11.8	11.3	10.8	10.5
$25.01-$50.00	13.4	13.2	13.2	13.9	13.6	13.1	12.6	12.4	12.3
$50.01-$100.00	15.8	14.7	14.4	14.8	14.8	14.4	14.0	13.9	14.0
$100.01-$250.00	25.3	21.9	21.2	21.0	21.5	20.9	20.5	20.5	20.7
$250.01-$500.00	11.6	16.3	16.1	14.2	13.4	13.4	13.9	14.3	13.8
$500.01-$1,000.00	7.6	9.4	10.6	10.0	9.6	10.2	11.1	10.9	11.0
$1,000.01+	10.9	8.6	8.3	9.9	12.0	13.2	13.7	14.5	15.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Number of Payments in Dollar Range	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
$0.01-$10.00	27.0%	28.4%	29.1%	29.0%	25.9%	24.5%	24.2%	22.4%	22.3%
$10.01-$25.00	35.3	34.7	35.0	34.9	35.5	36.3	36.0	35.9	35.5
$25.01-$50.00	17.4	17.4	17.1	17.7	18.6	18.8	18.8	19.4	19.6
$50.01-$100.00	10.4	9.8	9.4	9.5	10.3	10.5	10.6	11.1	11.3
$100.01-$250.00	7.4	6.6	6.3	6.1	6.8	6.9	7.1	7.4	7.6
$250.01-$500.00	1.5	2.2	2.1	1.9	1.9	2.0	2.1	2.3	2.3
$500.01-$1,000.00	0.6	0.7	0.8	0.7	0.7	0.8	0.9	0.9	0.9
$1,000.01+	0.3	0.3	0.2	0.2	0.3	0.3	0.4	0.4	0.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Dollar Volume of GMS Payments in Dollar Range	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
$0.01-$10.00	—	6.2%	3.5%	3.1%	2.8%	2.8%	2.7%	2.5%	2.6%
$10.01-$25.00	—	15.3	11.8	12.8	12.0	11.8	11.3	11.1	11.0
$25.01-$50.00	—	14.1	12.4	14.3	13.7	13.2	12.8	12.9	13.0
$50.01-$100.00	—	13.3	13.2	15.0	14.9	14.5	14.2	14.3	14.5
$100.01-$250.00	—	18.5	20.6	21.3	22.5	21.5	21.2	20.9	21.2
$250.01-$500.00	—	18.2	17.0	13.8	13.6	13.6	14.1	14.4	13.8
$500.01-$1,000.00	—	9.0	10.4	10.0	9.4	10.0	11.0	10.7	10.6
$1,000.01+	—	5.5	11.0	9.8	11.2	12.4	12.7	13.2	13.4

Total	—	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Number of GMS Payments in Dollar Range	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
$0.01-$10.00	—	41.3%	28.2%	23.1%	21.8%	22.5%	22.3%	21.4%	21.8%
$10.01-$25.00	—	32.0	35.4	37.3	37.0	37.0	36.6	36.4	35.9
$25.01-$50.00	—	13.6	17.2	19.6	19.8	19.4	19.3	19.9	19.9
$50.01-$100.00	—	6.5	9.2	10.4	10.9	10.8	10.9	11.3	11.4
$100.01-$250.00	—	4.0	6.5	6.7	7.5	7.2	7.4	7.5	7.6
$250.01-$500.00	—	1.8	2.4	2.0	2.0	2.1	2.2	2.3	2.2
$500.01-$1,000.00	—	0.5	0.8	0.7	0.7	0.8	0.9	0.9	0.9
$1,000.01+	—	0.1	0.3	0.3	0.3	0.3	0.4	0.4	0.4

Total	—	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

  International Fees

        Towards the end of the first quarter of 2002, we began charging an additional fee to U.S. and non-U.S. recipients of cross-border payments rather than charging fees to international senders. Upon activating our new fee structure for these transactions in March 2002, we ceased charging our international senders a fee for each payment funded externally; previously, this fee was 2.6% of the transaction amount plus $0.30 per payment. These cross-border fees are in addition to the GMS transaction fees paid by business account recipients of international payments. We have never charged senders located in the U.S. For withdrawals, we charge our international users a weighted average fee of 2.1% of the payment amount, which varies based on the recipient's country, plus approximately $1.00 for each withdrawal from their PayPal balance to their local bank accounts. In addition, for the three months ended March 31, 2002, we charged a weighted average currency risk spread of 1.1% of the withdrawal amount. During the three months ended March 31, 2002, we processed a total of 1.6 million international funding and withdrawal transactions at an average size of $88 per transaction. During the three months ended March 31, 2001, we processed a total of 400,000 international funding and withdrawal transactions at an average size of $85 per transaction. For the three months ended March 31, 2002, 20.0% of our payment volume involved international senders or recipients. For the same quarter, international fees plus GMS fees and other fees collected from senders or recipients that reside outside the U.S. accounted for 21.3% of our total revenues. We anticipate this percentage to continue to increase in the future as a result of our development of our multi-currency platform and the addition of features that increase international access to our product. We classify as international those users who register a non-U.S. address, credit card or bank account.

  Debit Card Fees

        The PayPal ATM/debit card enables selected PayPal business customers to withdraw money from their PayPal account balances at any ATM connected to the Cirrus or Maestro networks and to make purchases from any merchant that accepts MasterCard. As of March 31, 2002, we had 249,000 activated PayPal ATM/debit cards. For the three months ended March 31, 2002, we earned an average revenue rate of 1.6% of the transaction value from customers who used their cards to withdraw cash from ATMs or to make purchases. We currently pay holders of the PayPal ATM/debit card a 1.5% cash-back bonus on all PayPal ATM/debit card purchases if they join the PayPal Preferred Program. This program, targeted primarily at online auction sellers, requires that users advertise PayPal as their exclusive online payment option for their auction listings. We continue to evaluate this promotion and may change the bonus amounts or requirements in the future. At March 31, 2002, 61.0% of users of activated PayPal ATM/debit cards qualified for the 1.5% cash back on PayPal ATM/debit card purchases as participants in the PayPal Preferred Program. We net these cash back payments against PayPal ATM/debit card revenues for financial reporting purposes. For the three months ended March 31, 2002, our weighted average fee, net of cash back payments, for PayPal ATM/debit card purchases and withdrawals equaled 0.8%.

  Other Transaction Fees

        Our U.S. customers have the option of earning income on their PayPal balances by purchasing shares of our affiliated money market mutual fund, the PayPal Money Market Fund, or the Fund. We earn investment management fees on funds customers have chosen to invest in the Fund. The Fund is managed by PayPal Asset Management, a wholly-owned subsidiary of PayPal, Inc. and a Securities and Exchange Commission registered investment advisor. An independent broker-dealer distributes the Fund's shares. The Fund's shareholders have a corresponding amount of their money market fund balances automatically redeemed whenever they initiate PayPal payments.

        The Fund pays a variable rate of return. Prior to December 19, 2001, we earned a gross annual management fee of 1.9% on the average net assets held in the Fund and waived expenses of 0.4%. As of December 19, 2001, we increased the expense waiver to 1.8%. As a result, we currently earn no management fee on the assets held in the Fund. We can terminate or reduce the expense waiver in the future if we provide reasonable advance notice to shareholders. The Fund imposes a charge of 0.1% on the average net assets held in the Fund which is passed on to Barclays Global Fund Advisors. At March 31, 2002, approximately 400,000 of our customers chose to invest in the Fund; the aggregate amount of customer funds invested in the Fund at this date totaled $70.3 million, representing an average balance of $176 per account. These customers' balances accounted for 29.0% of all money held on behalf of others in the PayPal system as of that date.

        We also earn revenues from other transaction-related charges, such as check withdrawal fees and domestic and international chargeback fees.

  Interest on Funds Held for Others

        Customers have an available PayPal balance if they have received a payment or funded their account but have not yet elected to direct these funds elsewhere. Prior to the first quarter of 2002, we invested the balances in most of our customers' accounts in bank money market accounts, short-term money market securities and money market equivalent securities which yielded an average annual return of 3.8% during the year ended December 31, 2001. We recognize the interest income on these investments in the period in which we earn it. We expect interest income to fluctuate depending on changes in short-term interest rates and our overall amount of funds held for others. Beginning in February 2002, we began to deposit all U.S.-based customer funds not transferred to the Fund in FDIC-insured bank accounts. The objective of this strategy is to obtain pass-through FDIC insurance for individual PayPal users covering their available PayPal account balances. On February 15, 2002, we received an advisory opinion from the FDIC in response to our request for an opinion on the availability of pass-through FDIC insurance. This opinion concluded that pass-through FDIC insurance would be available to our customers if we (1) place pooled customer funds in bank accounts denominated "PayPal as Agent for the Benefit of its Customers" or similar caption, (2) maintain records sufficient to identify the claim of each customer in the FDIC-insured account, (3) comply with applicable recordkeeping requirements, and (4) truly operate as an agent of our customers. In connection with our implementation of steps to establish that we are truly operating as an agent, in February 2002 we transferred customer funds previously held in bank money market accounts into non interest-bearing bank accounts as discussed in more detail in "Business—Regulation—Bank Regulation."

        In addition, substantially all cash and investments held for the benefit of customers and the associated liabilities have been removed from our balance sheet as of March 31, 2002. Customer cash and cash equivalents included in such off-balance sheet custodial accounts total $188.5 million as of March 31, 2002. Although PayPal no longer will benefit from interest on U.S.-based customer funds, we expect reduced expenses as a result of compensating balance arrangements.

Operating Expenses

  Transaction Processing Expenses

        We incur transaction processing expenses when senders fund payments and when recipients withdraw funds.

        Senders fund PayPal payments from three sources:

  •
  their existing PayPal balances;

  •
  their bank accounts; or

  •
  their credit cards.

        The following table sets forth payment funding data for the periods presented:

	Year Ended
	Dec. 31, 2000	Dec. 31, 2001	Three Months Ended March 31, 2002
	(in millions, except percentages)
Existing PayPal Balances
Payment amount funded	$269.1	$783.3	$333.0
% of total payment amount sent	21.3%	22.3%	22.8%
Number of transactions funded	6.9	16.0	5.5
% of total transactions sent	24.4%	23.3%	20.6%
Bank Account Transfers
Payment amount funded	$132.4	$923.6	$430.1
% of total payment amount sent	10.5%	26.2%	29.5%
Number of transactions funded	2.6	19.5	8.8
% of total transactions sent	9.4%	28.3%	33.3%
Credit Cards
Payment amount funded	$859.8	$1,813.1	$697.3
% of total payment amount sent	68.2%	51.5%	47.7%
Number of transactions funded	18.7	33.4	12.2
% of total transactions sent	66.2%	48.4%	46.1%

        We bear all costs of funding payments into the PayPal system. We incur no incremental cost on payments funded from existing PayPal balances. For payments funded by bank account transfer, we incur a processing cost of $0.01 per transaction. On credit card-funded payments, we currently incur a cost of 1.9% of the payment amount plus $0.15 per payment. Credit card funding costs comprise the bulk of our funding costs and include interchange expenses, authorization and settlement expenses and fraud screen expenses. The percentage of our total payment volume funded with credit cards has decreased as customers increasingly have chosen to fund their payments via bank account transfers.

        Recipients withdraw funds by:

  •
  electronic funds transfer to their bank accounts;

  •
  withdrawing cash at any ATM connected to the Cirrus or Maestro networks using the PayPal ATM/debit card;

  •
  purchasing from merchants that accept MasterCard using either the PayPal ATM/debit card or our online Shop Anywhere feature; or

  •
  requesting a check from PayPal.

        We bear all costs associated with withdrawals from the PayPal system. On transfers to a recipient's U.S. bank account, we incur a processing cost of $0.02 per transaction. On transfers to a recipient's bank account in the sixteen countries where we offer withdrawals to local bank accounts, our processing cost varies based upon different banking network fees in the different countries. Our average processing cost for international bank account withdrawals for the three months ended March 31, 2002 equaled approximately $0.47. For ATM withdrawals and debit card purchases, we incurred a blended average per-transaction cost of approximately $0.15. Finally, we incurred a cost of $0.62 for each paper check we mail to our customers.

  Provision for Transaction Losses

        We incur transaction losses due to fraud and non-performance of third parties and customers. Examples of transaction losses include ACH returns, debit card overdrafts, chargebacks for unauthorized credit card use and merchant-related chargebacks due to non-delivery of goods or services. We establish reserves for transaction losses based on an accumulation of the estimated amounts, using an actuarial technique, necessary to cover all outstanding transaction losses, including losses incurred as of the reporting date but of which we have not yet been notified. This technique enables us to estimate the total expected losses by loss category, for example unauthorized use or merchant-related losses, based upon the historical chargeback reporting patterns in these categories. The total of expected losses less the total amount of chargebacks reported equals the reserve for estimated losses incurred but not reported. We base the reserve estimates on known facts and circumstances, internal factors including our experience with similar cases, historical trends involving loss payment patterns and the mix of transaction and loss types. We reflect additions to the reserve in current operating results, while we make charges to the reserve when we incur losses, typically within 90 days of the relevant transaction. We reflect recoveries in the reserve for transaction losses as collected. As of December 31, 2001, our reserve for transaction losses was $7.2 million, which decreased to $6.1 million as of March 31, 2002. This decrease resulted from faster processing and notification of credit card chargebacks for us through EPX compared to our previous credit card processor. This faster processing enabled us to record actual losses sooner, and consequently the reserves required for losses incurred but not reported is commensurately lower.

        As a percentage of total payment volume, we incurred transaction losses of 0.47% for the three months ended March 31, 2002. In April 2002, we increased the sending limit for unverified accounts from $1,000 to $2,000. We also raised initial sending limits for selected international users from $100 to $1,000. Such increases may result in higher transaction loss rates. Credit card chargebacks comprise our largest source of transaction loss expense.

        The establishment of appropriate reserves is an inherently uncertain process, and ultimate losses may vary from the current estimates. We regularly update our reserve estimates as new facts become known and events occur that may impact the settlement or recovery of losses.

  Customer Service and Operations

        Customer service and operations expenses consist primarily of salaries for network administration personnel, customer service and operations personnel, computer and communications equipment and cost of facilities. We have experienced a significant increase in customer service and operations expenses as a result of hiring personnel to support our payment volume growth.

  Product Development

        Product development expenses include salaries for product managers and software engineers, consulting fees, costs of facilities, computers and communications equipment and support services used in product development.

  Selling, General and Administrative

        Selling, general and administrative, or SG&A, expenses consist primarily of salaries for our executive, marketing, business development, administrative, legal, finance and human resources personnel, cost of facilities, computer and communications equipment, support services, professional services fees and promotional expenditures, which include new user sign-up and referral bonuses. Promotional bonuses paid to business or premier account holders are offset against revenues from these customers.

        We have paid promotional bonuses from $5 to $10 to each qualified customer opening a new PayPal account and $5 to $10 to customers referring new qualified customers. The amounts paid do not and did not depend on whether the customer generates revenue for us. Currently, we offer a $5 promotional bonus to new U.S. customers who verify with us their bank account, sign up for our money market feature, and invest $250 in the money market fund. We also offer a $5 bonus to new international customers who confirm a credit card with us and make a PayPal payment of at least $100.

Our $5 referral bonus is available to any PayPal account holder who refers a new customer who earns the $5 new account bonus by completing the above requirements. We deposit these amounts into customer accounts and expense them as incurred. We will evaluate the effectiveness of the promotional program and revise the offering from time to time.

        During the second quarter of 2002, we moved our California headquarters from Palo Alto to Mountain View. We are seeking to sublease the Palo Alto property. We anticipate recording a charge in the second quarter of 2002 based upon the difference between future lease payments and expected subletting income. Total lease payments remaining under the Palo Alto lease approximate $8.0 million.

  Non-cash Stock-based Compensation

        In connection with some employee stock option grants, we recorded non-cash stock-based compensation based on the difference between the fair value of the common stock and the stock option exercise price of these stock options at the measurement date, typically the date of grant. We present this amount as a reduction of stockholders' equity and we amortize it over the vesting period of the applicable stock options. For the year ended December 31, 2001 and for the three months ended March 31, 2002, we recorded non-cash stock-based compensation expense of $26.3 million and $4.9 million, respectively.

        We accelerated the vesting on some outstanding stock awards for twenty-one employees we terminated during the year ended December 31, 2001. We recorded $3.0 million in additional non-cash stock-based compensation expense related to the acceleration as a result of the difference between the fair value of the awards at the new measurement date and the option exercise price. During the three months ended March 31, 2002, we accelerated vesting for four employees upon termination of service. We recorded $497,000 in additional non-cash stock-based compensation expense. The table below includes these amounts.

        Non-cash stock-based compensation expenses in our statement of operations are allocable as follows:

	Three Months Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in thousands)
Customer service and operations	$24	$48	$57	$84	$157	$462	$867	$295	$806
Product development	48	64	180	623	383	392	5,440	1,573	1,146
Selling, general and administrative	447	169	3,670	411	1,617	3,172	8,469	3,450	2,932

Total	$519	$281	$3,907	$1,118	$2,157	$4,026	$14,776	$5,318	$4,884

        We expect to amortize the $27.0 million of non-cash stock-based compensation remaining at March 31, 2002 as follows (in thousands):

Nine months ending December 31, 2002	$8,785
Year ending December 31, 2003	$8,892
Year ending December 31, 2004	$6,390
Year ending December 31, 2005	$2,884
Year ending December 31, 2006	$57

        These amounts may change due to forfeitures and additional grants of stock options.

        In July 2001, we adopted a liquidity program for the benefit of employees, designed to allow participants the opportunity to diversify some of their holdings of PayPal stock. We restricted the program to or for the benefit of employees with more than one year of service as of April 30, 2001 and at least 25,000 options or shares of our restricted stock. We extended a loan to program participants for up to 20.0% of their number of shares of common stock multiplied by $6.00. The loans accrued interest at a fixed rate of 5.02% per annum with principal and interest repayable in full at the end of four years. The loans were non-recourse and prepayable and, for employees, their maturity accelerated if the individual left our employment. In exchange for the loan, each participant pledged to us restricted stock totaling 20.0% of his or her equity investment in our stock. The loan agreements include a call feature which gave us the right to repurchase 10.0% of the participant's total equity investment at the time of the loan, at $12.00 per share. The call feature began one year from the date of the loan agreement and ended with the four-year term of the loan.

        As of December 31, 2001, we recognized non-cash stock-based compensation of $10.3 million, which equals the increase in the intrinsic value recorded at the original grant date and the date we funded the loans to exercise the related options, which constituted a new measurement date. Non-cash stock-based compensation accrued during the vesting period was adjusted in subsequent periods, until the loans were repaid, for changes in the fair value of the shares but not below zero. We will amortize the non-cash compensation in accordance with the vesting terms of the original equity awards using the methodology set out in FIN 28. As of December 31, 2001, we had recognized amortization of $10.0 million.

        In September 2001, we entered into amendments to all but one of the loan agreements, each of which was approved by the applicable participant, under which the call feature became exercisable on September 4, 2001 and which provided that prepayment of the loan in full would extinguish the call. We exercised our call right on September 30, 2001 and repurchased 10.0% of the total equity investments in the loan program by participants who had not repaid their loans prior to that date. Three participants elected to repay their loans in full or partially in cash instead of allowing us to purchase 10.0% of their shares. This resulted in the repurchase of 397,448 shares of our common stock and 150,000 shares of our preferred stock. As of December 31, 2001, all loans associated with this program were paid in full. We adjusted non-cash stock-based compensation associated with the last remaining participant's pledged equity awards in the fourth quarter of 2001. This loan was paid in full as of November 30, 2001. We will amortize the remaining non-cash deferred stock-based compensation associated with the 10.0% of the liquidity program participants' equity investment, not subject to repurchase, over the original vesting period of the equity awards.

  Amortization of Goodwill and Other Intangibles

        Goodwill and other intangibles resulted primarily from the merger between X.com Corporation and Confinity, Inc. in March 2000. Goodwill and Other intangibles, net at December 31, 2001 totaled $16.4 million. We adopted SFAS 142 on January 1, 2002. Upon adoption, we reclassified the remaining unamortized balance of $99,000, representing acquired workforce, to goodwill. We will no longer amortize further the remaining unamortized balance of goodwill of $15.6 million. Goodwill will be subject to annual impairment testing.

Net Operating Loss Carryforwards

        As of December 31, 2001, we had federal and state net operating loss carryforwards of $130.0 million and $118.0 million, respectively. These federal and state net operating loss carryforwards will begin to expire in varying amounts beginning in 2019 and 2007, respectively. The amounts of and benefits from net operating loss carryforwards may be limited due to changes in ownership, as defined by Section 382 of the Internal Revenue Code of 1986. Because of the uncertainty surrounding the recovery of the deferred tax assets, we have established a 100% valuation allowance against our net deferred tax assets at December 31, 2001 as we do not expect to receive any immediate benefit from our net operating loss carryforwards and other deferred tax assets.

Seasonality

        We do not have a sufficiently long operating history to generalize about seasonality of revenues. Nevertheless, we believe our business exhibits seasonality surrounding the holiday season, with disproportionately higher transaction volumes and account sign-ups in the weeks preceding the Christmas holiday season and disproportionately lower transaction volumes and account sign-ups in the weeks following the Christmas holiday season. In addition, we experience fluctuations in transaction volumes and account sign-ups relating to national holidays and seasonal variations in weather.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared by us in conformity with generally accepted accounting principles. The preparation of our consolidated financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Our critical accounting policies relate to reserves for contingencies and litigation, reserves for transaction losses, reserves for regulatory matters, lease termination losses, stock-based compensation expenses, income taxes and intangible assets and goodwill. For a description of critical accounting policies, please see Note 1 to our consolidated financial statements.

Results of Operations

  General

        Our historical operations consist primarily of the provision of an online payment product to businesses and consumers. Due to the evolving nature of our business, the termination of our Internet banking service agreement in December 2000, and the short period of time we have been in operation, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied on as an indication of future performance. You should read the following discussion in connection with the audited financial statements, the unaudited interim financial statements and the related notes included elsewhere in this prospectus.

  Comparison of Three Months Ended March 31, 2001 and 2002

  Revenue

        Transaction and Other Fees. A comparison of transaction and other fees for the three months ended March 31, 2001 and 2002 follows.

	Three Months Ended March 31,
			Percentage Increase
	2001	2002
	(in thousands, except percentages)
Transaction and other fees	$12,885	$48,333	275.1%
Gross Merchant Sales (GMS)	$546,848	$1,313,844	140.3%
Total payment volume	$642,737	$1,460,369	127.2%

        Transaction and other fees increased to $48.3 million for the three months ended March 31, 2002, from $12.9 million for the three months ended March 31, 2001, an increase of 275.1%. We attribute the increase in transaction fees primarily to:

  •
  The increase in fees on Gross Merchant Sales.  Gross Merchant Sales increased to $1.31 billion for the three months ended March 31, 2002 from $546.8 million for the three months ended March 31, 2001. The average price we charged business accounts increased to 3.1% of the payment amount for the three months ended March 31, 2002 from 2.1% of the payment amount for the three months ended March 31, 2001.

  •
  Our introduction of international access.  We launched international capability in November 2000. Revenues from international fees increased to $6.0 million for the three months ended March 31, 2002 from $900,000 for the three months ended March 31, 2001.

  •
  The launch of PayPal ATM/debit cards.  We launched our ATM/debit card in January 2001. Revenues from debit card interchange and ATM fees net of debit card cash-back payments increased to $1.6 million for the three months ended March 31, 2002 from approximately $8,000 for the three months ended March 31, 2001.

        Interest on Funds Held for Others.    Revenues from interest earned on funds held for others decreased to $428,000 for the three months ended March 31, 2002 from $1.1 million for the three months ended March 31, 2001. Beginning in February 2002, we transferred all U.S.-based customer funds into non-interest bearing bank accounts. Accordingly, nearly all of this revenue source ceased in February 2002.

  Operating Expenses

        Transaction Processing Expenses.    Transaction processing expenses increased by $8.2 million, or 93.6%, to $17.0 million for the three months ended March 31, 2002 from $8.8 million for the three months ended March 31, 2001. We attribute this increase primarily to the growth of our total payment volume by 127.2% to $1.46 billion for the three months ended March 31, 2002 from $642.7 million for the three months ended March 31, 2001. As a percentage of total payment volume, total transaction processing expenses decreased to 1.2% from 1.4%. We attribute the decrease mainly to a reduction in the percentage of payment volume funded by credit cards to 47.7% for the three months ended March 31, 2002 from 48.8% for the three months ended March 31, 2001.

        Provision for Transaction Losses.    Provision for transaction losses increased by $3.8 million, or 122.6%, to $6.9 million for the three months ended March 31, 2002 from $3.1 million for the three months ended March 31, 2001. We attribute this increase primarily to the growth of our total payment volume by 127.2% to $1.46 billion for the three months ended March 31, 2002 from $642.7 million for the three months ended March 31, 2001. As a percentage of total payment volume, provision for transactions losses decreased to 0.47% for the three months ended March 31, 2002 from 0.48% for the three months ended March 31, 2001. The ratio of our transaction loss rate to total payment volume has decreased as a result of our continued efforts to control transaction losses.

        Customer Service and Operations. A comparison of our customer service and operations expenses for the three months ended March 31, 2002 and 2001 follows.

	Three Months Ended March 31,
			Percentage Increase (Decrease)
	2001	2002
	(in thousands, except percentage, per payment and per account data)
Total number of payments	13,524	26,565	96.4%
Average number of accounts in period	6,359	14,105	121.8%
Customer service operations:
Expense	$7,064	$10,044	42.2%
As a percentage of revenues	50.4%	20.6%	—
Per payment	$0.52	$0.38	(26.9)%
Per account per month	$0.37	$0.24	(35.1)%

        The absolute expense increased as we hired more employees to support our payment volume growth during 2001 and the three months ended March 31, 2002. We attribute the decrease in customer service and operations expenses as a percentage of revenues for the three months ended March 31, 2002 from the three months ended March 31, 2001 primarily to the fact that our revenues increased at a faster rate as we continued to experience economies of scale in our support infrastructure. We attribute the decrease in our customer service and operations costs on a per payment and per account basis primarily to a combination of a reduction in the rate of customer contacts per payment and improved efficiency. Customer service and operations expenses also include depreciation and amortization of fixed assets of $1.5 million and $929,000 for the three months ended March 31, 2002 and 2001, respectively.

        Product Development.    Product development expenses increased by $1.0 million, or 50.4%, to $3.0 million for the three months ended March 31, 2002 from $2.0 million for the three months ended March 31, 2001. As a percentage of revenues, product development expenses totaled 6.2% and 14.4% for the three months ended March 31, 2002 and 2001, respectively. The increase in the absolute expense figure reflects the expansion of our product development and engineering staff and related costs required to support our continued emphasis on product development. We attribute the decrease in product development expenses as a percentage of revenues for the three months ended March 31, 2002 from the three months ended March 31, 2001 mainly to the fact that revenues increased faster than product development expenses in these periods. Product development expenses also include depreciation and amortization of fixed assets of $300,000 and $455,000 for the three months ended March 31, 2002 and 2001, respectively.

        Selling, General and Administrative.    SG&A expenses increased by $310,000, or 6.0%, to $5.5 million for the three months ended March 31, 2002 from $5.2 million for the three months ended March 31, 2001. As a percentage of revenues, SG&A expenses equaled 11.2% and 36.9% for the three months ended March 31, 2002 and 2001, respectively. We experienced some increase in expenses from additional staffing levels and related costs required to manage and support our rapidly growing operations. However, this increase was more than offset by the decrease in our promotional bonus expenses due to the tightening of our requirements to receive sign-up and referral bonuses between the two periods. For each new account opened, average promotional bonus expenses increased to $0.04 for the three months ended March 31, 2002 from $0.03 during the three months ended March 31, 2001. For the three months ended March 31, 2002 and 2001, we expensed as incurred promotion costs of $109,000 and $58,000, respectively. We attribute the decrease in SG&A expenses as a percentage of revenues for the three months ended March 31, 2002 from the three months ended March 31, 2001 primarily to the fact that revenues increased while SG&A expenses decreased as we enjoyed economies of scale in our corporate infrastructure.

        Non-cash Stock-based Compensation.    Non-cash stock-based compensation expense increased by $2.7 million, or 126.4%, to $4.9 million for the three months ended March 31, 2002 from $2.2 million for the three months ended March 31, 2001. We attribute the increase primarily to amortization of non-cash deferred stock-based compensation recognized relating to option grants during 2001 and the three months ended March 31, 2002 and the private placement of Class A stock to or for the benefit of our Chief Executive Officer. The allocation of non-cash stock-based compensation expense to each of the functional areas follows.

	Three Months Ended March 31,
	2001	2002
	(in thousands)
Customer service and operations	$157	$806
Product development	383	1,146
Selling, general and administrative	1,617	2,932

Total	$2,157	$4,884

        Amortization of Goodwill and Other Intangibles.    Our amortization expense decreased to $864,000 for the three months ended March 31, 2002 from $16.4 million for the three months ended March 31, 2001. We attribute this decrease to the adoption of SFAS 141 and 142 on January 1, 2002. See Note 8 to the consolidated financial statements for disclosure.

        Interest, Other Income and Expenses, Net.    Interest, other income and expenses, net decreased by $707,000, or 50.6%, to $690,000 for the three months ended March 31, 2002 from $1.4 million for the three months ended March 31, 2001. Interest, other income and expenses, net consist primarily of interest earned on cash, cash equivalents and short-term and long-term investments, and other miscellaneous income and expenses.

  Comparison of Years Ended December 31, 2001 and 2000

  Revenues

        Transaction and Other Fees. A comparison of transaction and other fees for the years ended December 31, 2000 and 2001 follows.

	Year Ended December 31,
	2000	2001
	(in thousands)
Transaction and other fees	$6,547	$99,952
Gross Merchant Sales (GMS)	393,185	3,095,670
Total payment volume	1,261,385	3,520,067

        Transaction and other fees increased to $100.0 million for the year ended December 31, 2001, from $6.5 million for the year ended December 31, 2000. We attribute the increase in transaction fees primarily to:

  •
  The increase in fees on Gross Merchant Sales.  Gross Merchant Sales increased to $3.10 billion for the year ended December 31, 2001 from $393.2 million for the year ended December 31, 2000. The average price we charged business accounts increased to 2.7% of the payment amount for the year ended December 31, 2001 from 2.1% of the payment amount for the year ended December 31, 2000. We began charging fees in June 2000 and have implemented a number of fee adjustments since that date, most recently in July 2001.

  •
  Our introduction of international access.  We launched international capability in November 2000. Revenues from international fees amounted to $8.4 million for the year ended December 31, 2001.

  •
  The launch of PayPal ATM/debit cards.  We launched our ATM/debit card in January 2001. Revenues from debit card interchange and ATM fees net of debit card cash-back payments amounted to $2.9 million for the year ended December 31, 2001.

        Interest on Funds Held for Others.    Revenues from interest earned on funds held for others increased to $3.8 million for the year ended December 31, 2001 from $2.0 million for the year ended December 31, 2000. We attribute this increase primarily to growth in total account funds within the PayPal system, excluding funds transferred into the PayPal Money Market Fund. We earned a weighted average yield on these funds of 6.2% for the year ended December 31, 2000 and of 3.8% for the year ended December 31, 2001. In February 2002, we transferred all U.S.-based customer funds into non-interest bearing bank accounts. Accordingly, nearly all of this revenue source ceased in February 2002. Additionally, substantially all cash and investments held for the benefit of customers and the associated liabilities was removed from our balance sheet in February 2002.

  Service Agreement Revenues

        Service agreement revenues were $3.9 million for the year ended December 31, 2000. The agreement with First Western was terminated in 2000.

  Operating Expenses

        Transaction Processing Expenses.    Transaction processing expenses increased by $22.5 million, or 89.7%, to $47.6 million for the year ended December 31, 2001 from $25.1 million for the year ended December 31, 2000. We attribute this increase primarily to the growth of our total payment volume by 179.1% to $3.52 billion for the year ended December 31, 2001 from $1.26 billion for the year ended December 31, 2000. As a percentage of total payment volume, total transaction processing expenses decreased to 1.4% from 2.0%. We attribute the decrease mainly to a reduction in the percentage of payment volume funded by credit cards to 51.5% for the year ended December 31, 2001 from 68.2% for the year ended December 31, 2000.

        Provision for Transaction Losses.    Provision for transaction losses increased by $3.8 million, or 33.8%, to $14.8 million for the year ended December 31, 2001 from $11.0 million for the year ended December 31, 2000. We attribute this increase primarily to the growth of our total payment volume by 179.1% to $3.52 billion for the year ended December 31, 2001 from $1.26 billion for the year ended December 31, 2000. As a percentage of total payment volume, provision for transactions losses decreased to 0.42% for the year ended December 31, 2001 from 0.87% for the year ended December 31, 2000. The ratio of our transaction loss rate to total payment volume has decreased as a result of our continued efforts to control transaction losses.

        Customer Service and Operations.    A comparison of our customer service and operations expenses for the years ended December 31, 2000 and 2001 follows.

	Year Ended December 31,
			Percentage Increase (Decrease)
	2000	2001
	(in thousands, except percentage, per payment and per account data)
Total number of payments	28,245	68,871	143.8%
Average number of accounts in period	2,765	9,174	231.8%
Customer service operations:
Expense	$15,754	$30,636	94.5%
As a percentage of revenues	125.7%	29.5%	—
Per payment	$0.56	$0.44	(21.4)%
Per account per month	$0.47	$0.28	(40.8)%

        The absolute expense increased as we hired more employees to support our payment volume growth during the period. In May 2000, we established our customer service and operations center in Omaha, Nebraska, and in February 2001, we engaged a provider of outsourced email customer support in New Delhi, India. We attribute the decrease in customer service and operations expenses as a percentage of revenues for the year ended December 31, 2001 from the year ended December 31, 2000 primarily to the fact that our revenues increased at a faster rate as we began to experience economies of scale in our support infrastructure. We attribute the decrease in our customer service and operations costs on a per payment and per account basis primarily to a combination of a reduction in the rate of customer contacts per payment and improved efficiency. Customer service and operations expenses also include depreciation and amortization of fixed assets of $4.9 million and $1.7 million, for the years ended December 31, 2001 and 2000, respectively.

        Product Development.    Product development expenses increased by $4.4 million, or 99.6%, to $8.8 million for the year ended December 31, 2001 from $4.4 million for the year ended December 31, 2000. As a percentage of revenues, product development expenses totaled 8.5% and 35.3% for the year ended December 31, 2001 and 2000, respectively. The increase in the absolute expense figure reflects the expansion of our product development and engineering staff and related costs required to support our continued emphasis on product development. We attribute the decrease in product development expenses as a percentage of revenues for the year ended December 31, 2001 from the year ended December 31, 2000 mainly to the fact that revenues increased faster than product development expenses in these periods. Product development expenses also include depreciation and amortization of fixed assets of $1.5 million and $0.8 million for the years ended December 31, 2001 and 2000, respectively. See "Business—Our Strategy."

        Selling, General and Administrative.    SG&A expenses decreased by $11.6 million, or 35.3%, to $21.4 million for the year ended December 31, 2001 from $33.0 million for the year ended December 31, 2000. As a percentage of revenues, SG&A expenses equaled 20.6% and 263.5% for the year ended December 31, 2001 and 2000, respectively. We experienced some increase in expenses from additional staffing levels and related costs required to manage and support our rapidly growing operations. However, this increase was more than offset by the decrease in our promotional bonus expenses due to the tightening of our requirements to receive sign-up and referral bonuses between the two periods. For each new account opened, average promotional bonus expenses decreased to $0.12 for the year ended December 31, 2001 from $2.71 during the year ended December 31, 2000. For the years ended December 31, 2001 and 2000, we expensed as incurred promotion costs of $0.9 million and $14.9 million, respectively. We attribute the decrease in SG&A expenses as a percentage of revenues for the year ended December 31, 2001 from the year ended December 31, 2000 primarily to the fact that revenues increased while SG&A expenses decreased as we enjoyed economies of scale in our corporate infrastructure and reduced promotional bonus expenses.

        Non-cash Stock-based Compensation.    Non-cash stock-based compensation expense increased by $20.5 million, or 351.1%, to $26.3 million for the year ended December 31, 2001 from $5.8 million for the year ended December 31, 2000. We attribute the increase primarily to amortization of non-cash deferred stock-based compensation recognized relating to the liquidity program adopted in July 2001 and the private placement of Class A stock to or for the benefit of our Chief Executive Officer. See "Operating expenses—Non-cash stock-based compensation." The allocation of non-cash stock-based compensation expense to each of the functional areas follows.

	Year Ended December 31,
	2000	2001
	(in thousands)
Customer service and operations	$213	$1,781
Product development	915	7,788
Selling, general and administrative	4,697	16,708

Total	$5,825	$26,277

        Amortization of Goodwill and Other Intangibles.    Our amortization expense increased to $65.7 million for the year ended December 31, 2001 from $49.3 million for the year ended December 31, 2000. We attribute this increase to the merger with Confinity, Inc. on March 30, 2000.

        Service Agreement Costs and Termination Expenses.    Service agreement costs and termination expenses decreased from $41.1 million for the year ended December 31, 2000 to $0 for the year ended December 31, 2001 as the result of our termination of the CBI and First Western agreements in 2000.

        Loss from Operations.    For the year ended December 31, 2001, our loss from operations totaled $111.4 million. For the year ended December 31, 2000, our loss from operations totaled $173.1 million. We attribute the decrease in the loss primarily to the increase in our revenues to $103.7 million for the year ended December 31, 2001 from $12.5 million for the year ended December 31, 2000, partly offset by an increase in total operating expense to $215.1 million for the year ended December 31, 2001 from $185.6 million for the year ended December 31, 2000.

        Interest, Other Income and Expenses, Net.    Interest, other income and expenses, net increased by $24,000, or 0.7%, to $3,582,000 for the year ended December 31, 2001 from $3,558,000 for the year ended December 31, 2000. Interest, other income and expenses, net consist primarily of interest earned on cash, cash equivalents and short-term and long-term investments, the net effect of foreign currency gains and losses, and other miscellaneous income and expenses. We attribute this increase primarily to interest income from higher average cash balances resulting from our preferred stock equity financings.

        Net Loss.    Our net loss decreased by $61.7 million, or 36.4%, to $107.8 million for the year ended December 31, 2001 from $169.5 million for the year ended December 31, 2000. We attribute the decrease in net loss primarily to the increase in our total revenues to $103.7 million for the year ended December 31, 2001 from $12.5 million for the year ended December 31, 2000 and the decrease in our total operating expenses as a percentage of payment volume, offset in part by an increase in stock-based compensation expense of $20.5 million.

  Year Ended December 31, 2000 Compared to the Period From Inception to December 31, 1999

        General.    We incorporated as X.com in March 1999 and intended to provide Internet banking services to our customers. Towards this goal, in November 1999 we entered into a series of agreements with Community Bankshares, Inc. that among other things allowed us to acquire First Western and to solicit customers for First Western's online banking services. In March 2000, we merged with Confinity, Inc., the creator of PayPal. By December 2000 we decided to focus our efforts on the PayPal product and to discontinue our Internet banking operations. Because we spent much of 1999 building infrastructure for an Internet banking service and, after the Confinity merger, focused our efforts primarily on continuing to build the PayPal product, we believe investors will not find meaningful the period-to-period comparison for the year ended December 31, 2000 and for the period from inception to December 31, 1999.

        Revenues.    Service agreement revenues increased to $3.9 million for the year ended December 31, 2000 from $0 for the period from inception to December 31, 1999. For the year ended December 31, 2000, transaction and other fees and interest on funds held for others amounted to $6.5 million and $2.0 million, respectively, all of which relates to the PayPal product we acquired in the March 2000 Confinity merger. We began charging transaction fees to business account payment recipients in June 2000 and instituted additional price increases during 2000.

        Transaction Processing Expenses.    Transaction processing expenses amounted to $25.1 million for the year ended December 31, 2000, reflecting total PayPal payment volume of $1,261.4 million for the year ended December 31, 2000.

        Provision for Transaction Losses.    Provision for transaction losses amounted to $11.0 million for the year ended December 31, 2000. As a percentage of total payment volume, provision for transaction losses amounted to 0.87% for the year ended December 31, 2000. The loss rate as a percentage of total payment volume increased from 1.04% for the three months ended June 30, 2000, to 1.21% for the three months ended September 30, 2000, and decreased to 0.61% for the three months ended December 31, 2000, as a result of our implementing risk controls and proprietary technology to prevent losses and a reduction during these periods in the percentage of our total payment volume funded by credit cards.

        Customer Service and Operations.    Customer service and operations expenses increased to $15.8 million for the year ended December 31, 2000 from $0.2 million for the period from inception to December 31, 1999. We attribute this increase in customer service and operations expenses primarily to greater headcount in customer service and operations and rent and other fixed assets purchased for our establishment of our Omaha, Nebraska customer service and operations center.

        Product Development.    Product development expenses increased to $4.4 million for the year ended December 31, 2000 from $0.5 million for the period from inception to December 31, 1999. We attribute this increase to a greater number of employees in our engineering and product groups, resulting in higher salaries and depreciation expenses associated with fixed assets purchased for product development. In addition, we recognized approximately $623,000 and $20,000 of amortization expenses associated with capitalized software and website development costs, respectively.

        Selling, General and Administrative.    SG&A expenses increased to $33.0 million for the year ended December 31, 2000 from $3.7 million for the period from inception to December 31, 1999. We attribute this increase primarily to promotional bonus expenses, greater professional fees, outside service fees and other corporate expenses. SG&A expenses for the year ended December 31, 2000 reflect $13.0 million in sign-up and referral bonuses ranging from $5 to $10 paid to new and existing PayPal users to encourage expansion of the PayPal user base following the Confinity merger.

        Non-cash Stock-based Compensation.    Non-cash stock-based compensation expense increased to $5.8 million for the year ended December 31, 2000 from $0.4 million for the period from inception to December 31, 1999. We attribute this increase to option grants made to personnel hired during the year ended December 31, 2000 to support our growth.

        Service Agreement Costs and Termination Expenses.    Service agreement costs and termination expenses increased to $41.1 million for the year ended December 31, 2000 from $0 for the period from inception to December 31, 1999. We attribute this increase to costs incurred pursuant to the terms of the service agreement to reimburse CBI and First Western for providing Internet banking accounts to our users.

Quarterly Results of Operations

        The following table sets forth, for the periods presented, data regarding our revenues, operating expenses and net loss. We derived this data from our unaudited consolidated financial statements, which we believe have been prepared on substantially the same basis as our audited consolidated financial statements. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in thousands, except per share data and average payment amounts) (unaudited)
Consolidated Statements of Operations:
Transaction and other fees(1)	$—	$—	$—	$6,547	$12,885	$18,744	$28,998	$39,325	$48,333
Interest on funds held for others(2)	—	240	727	1,079	1,143	920	955	745	428
Service agreement revenues	1,186	1,886	529	337	—	—	—	—	—

Total revenues	1,186	2,126	1,256	7,963	14,028	19,664	29,953	40,070	48,761

Transaction processing expenses	—	6,230	9,764	9,098	8,754	10,659	12,441	15,735	16,952
Provision for transaction losses	13	2,577	5,131	3,307	3,103	2,437	4,163	5,057	6,908
Customer service and operations*	523	3,726	5,848	5,657	7,064	7,216	7,682	8,674	10,044
Product development*	512	923	1,625	1,359	2,018	2,125	2,191	2,485	3,036
Selling, general and administrative*(1)	3,127	13,580	9,598	6,714	5,172	5,488	5,372	5,325	5,482
Stock-based compensation	519	281	3,907	1,118	2,157	4,026	14,776	5,318	4,884
Amortization of goodwill and other intangibles(3)	67	16,415	16,415	16,415	16,415	16,415	16,416	16,415	864
Service agreement costs and termination expenses	19,344	7,640	6,949	7,212	—	—	—	—	—

Total operating expenses	24,105	51,372	59,237	50,880	44,683	48,366	63,041	59,009	48,170

Loss from operations	(22,919)	(49,246)	(57,981)	(42,917)	(30,655)	(28,702)	(33,088)	(18,939)	591
Interest and other income, net	106	1,432	1,006	1,013	1,397	1,052	735	398	690

Income (loss) before income taxes	(22,813)	(47,814)	(56,975)	(41,904)	(29,258)	(27,650)	(32,353)	(18,541)	1,281
Provision for income taxes	—	—	—	—	—	—	—	—	50

Net income (loss)(4)	$(22,813)	$(47,814)	$(56,975)	$(41,904)	$(29,258)	$(27,650)	$(32,353)	$(18,541)	$1,231

Net income (loss) per share(4)(5):
Basic	$(34.94)	$(13.48)	$(14.10)	$(8.95)	$(5.39)	$(4.47)	$(4.69)	$(2.36)	$0.04

Diluted	$(34.94)	$(13.48)	$(14.10)	$(8.95)	$(5.39)	$(4.47)	$(4.69)	$(2.36)	$0.02

Shares used in calculating net income (loss) per share(2):
Basic	653	3,546	4,041	4,682	5,426	6,187	7,182	7,845	32,319

Diluted	653	3,546	4,041	4,682	5,426	6,187	7,182	7,845	59,343

*
Amounts exclude stock-based compensation as follows:

	Three Months Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in thousands, except per share data and average payment amounts) (unaudited)
Customer service and operations	$24	$48	$57	$84	$157	$462	$867	$295	$806
Product development	48	64	180	623	383	392	5,440	1,573	1,146
Selling, general and administrative	447	169	3,670	411	1,617	3,172	8,469	3,450	2,932

Total	$519	$281	$3,907	$1,118	$2,157	$4,026	$14,776	$5,318	$4,884

Operating Data:
Gross Merchant Sales	$—	$1,873	$55,621	$335,691	$546,848	$663,014	$815,014	$1,070,794	$1,313,844
Total payment volume	$46,263	$248,799	$422,760	$543,562	$642,737	$746,888	$924,601	$1,205,841	$1,460,369
Total number of payments	1,026	5,456	9,438	12,325	13,524	15,058	17,969	22,319	26,565
Average payment amount	$45	$46	$45	$44	$48	$50	$51	$54	$55
Total number of accounts (at period end)	824	2,190	3,718	5,518	7,200	8,798	10,589	12,830	15,380
Number of business accounts	—	14	289	800	1,327	1,731	2,138	2,629	3,176

(1)
PayPal adopted provisions of EITF 01-09 "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products" on January 1, 2002. Prior period amounts have been reclassified to conform to the new presentation.

(2)
Beginning in February 2002, PayPal began to deposit all U.S.-based customer funds not transferred to the Fund into FDIC-insured bank accounts and the revenues from interest on funds held for U.S.-based customers will cease in future periods.

(3)
PayPal adopted SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. In accordance with SFAS 142, effective January 1, 2002, PayPal will no longer amortize goodwill and other intangibles with an indefinite useful life, but will test at least annually for impairment.

(4)
Assuming no amortization of goodwill for periods prior to January 1, 2002, the net loss would have been reduced by $0, $46,655, $62,206 and $15,552 for the period from inception to December 31, 1999, the years ended December 31, 2000 and 2001, and the three months ended March 31, 2001, respectively.

(5)
We closed our initial public offering on February 21, 2002 and issued 6.2 million shares of common stock. All shares of preferred stock outstanding immediately prior to the offering converted into 43.4 million shares of common stock at such time. Basic net income (loss) per share and shares used in calculating basic net income (loss) per share give effect to the conversion as of the closing date of the offering.

	Three Months Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in thousands) (unaudited)
Consolidated Cash Flow Data:
Cash flows from operating activities
Net income (loss)	$(22,813)	$(47,814)	$(56,975)	$(41,904)	$(29,258)	$(27,650)	$(32,353)	$(18,541)	$1,231
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Provision for transaction losses	13	2,577	5,131	3,307	3,103	2,436	4,163	5,058	6,908
Depreciation and amortization of fixed assets	357	330	744	921	1,253	1,258	1,379	1,681	1,896
Amortization of goodwill and other intangibles	67	16,415	16,415	16,415	16,415	16,415	16,416	16,415	864
Stock-based compensation	519	281	3,907	1,118	2,157	4,026	14,776	5,318	4,884
Changes in operating assets and liabilities	10,691	26,855	31,277	4,662	11,312	7,874	19,976	(4,449)	(129,779)

Net cash provided by (used in) operating activities	(11,166)	(1,356)	499	(15,481)	4,982	4,359	24,357	5,482	(113,996)

Cash flows from investing activities
Investments in common stock	(1,500)	1,200	—	2,300	—	—	—	—	—
Purchase of investment securities	(1,900)	1,900	(60,991)	49,129	(18,923)	(7,369)	(4,035)	600	(20,151)
Purchase of fixed assets	(2,311)	(4,922)	(2,962)	(1,548)	(1,870)	(2,725)	(4,142)	(2,282)	(2,976)

Cash provided by (used in) investing activities	(5,711)	(1,822)	(63,953)	49,881	(20,793)	(10,094)	(8,177)	(1,682)	(23,127)

Cash flows from financing activities
Proceeds from capital leases	—	—	—	—	—	—	3,000	2,000	—
Principal payments on capital leases	—	—	—	—	—	—	—	—	(442)
Proceeds from issuance of equity instruments, net of repurchases	95,961	13,489	26,918	12,579	37,526	(649)	1,049	459	69,953
Payments made to employees associated with liquidity program	—	—	—	—	—	—	(5,226)	90	—

Cash provided by (used in) financing activities	95,961	13,489	26,918	12,579	37,526	(649)	(1,177)	2,549	69,511

Net increase in cash and cash equivalents	79,084	10,311	(36,536)	46,979	21,715	(6,384)	15,003	6,349	(67,612)
Cash and cash equivalents at beginning of period	8,442	87,526	97,837	61,301	108,280	129,995	123,611	138,614	144,963

Cash and cash equivalents at end of period	$87,526	$97,837	$61,301	$108,280	$129,995	$123,611	$138,614	$144,963	$77,351

        Our operating results have varied on a quarterly basis during our operating history. We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which we do not control. Factors that may affect our operating results include, among others: the continued growth in our payment volume; our ability to maintain and increase our customer base and our Gross Merchant Sales; our ability to maintain and increase our international usage, debit card usage and user balances in our system; changes in our pricing policies and revenue mix; changes in non-cash stock-based compensation; the announcement or introduction of new or enhanced services by us or our competitors; changes in our cost structure, including transaction losses and credit card funding rates; consumer acceptance of the Internet for a product such as ours; consumer acceptance of the Internet as a medium of commerce; and general economic conditions.

        Unfavorable changes in any of the above factors could affect materially and adversely our revenues, results of operations in future periods and the market price of our common stock. As a result, you should not rely upon period-to-period comparisons of our results of operations as an indication of future performance. In addition, the results of any quarterly period do not indicate results to be expected for a full fiscal year. We cannot predict many of the factors outlined above and they may cause significant fluctuations in our operating results. These fluctuations may cause our annual or quarterly results to fall below market expectations, which could affect the market price of our stock materially and adversely.

Liquidity and Capital Resources

        Since inception, we have financed our activities primarily through a series of private placements of convertible preferred stock and our initial public offering. As of December 31, 2001, we had raised $215.6 million, net of issuance costs, from the sale of equity securities. On February 21, 2002, we completed our initial public offering and received approximately $69.9 million in cash, net of underwriting discounts, commissions, and other related expenses.

        Net cash used in operating activities totaled $4.1 million for the period from inception ended December 31, 1999, $27.5 million for the year ended December 31, 2000. Net cash provided by operating activities totaled $39.2 million for the year ended December 31, 2001. Net cash used by operating activities in 1999 and 2000 resulted primarily from our net loss and was offset by non-cash charges for depreciation and amortization, and increases in amounts due to customers. Net cash provided by operating activities in 2001 resulted primarily from offsets to our net loss for non-cash charges for depreciation and amortization and from changes in our operating assets and liabilities.

        Net cash provided by operating activities was $5.0 million and net cash used in operating activities was $114.0 million for the three months ended March 31, 2001 and 2002, respectively. Net cash used in operating activities for the three months ended March 31, 2002 resulted primarily from the deposit of all U.S.-based customer funds not transferred into the Fund into FDIC-insured bank accounts with U.S. banks during the period. As a result, substantially all cash and investments held for the benefit of customers and the associated liabilities have been removed from our balance sheet at March 31, 2002. See Note 1 to our condensed consolidated financial statements.

        Net cash used in investing activities totaled $2.9 million for the period from inception to December 31, 1999, $21.6 million for the year ended December 31, 2000 and $40.7 million for the year ended December 31, 2001. We primarily used the invested cash in the periods presented for purchases of investment securities and fixed assets.

        Net cash used in investing activities totaled $20.8 million for the three months ended March 31, 2001 and $23.1 million for the three months ended March 31, 2002. We primarily used the invested cash in the periods presented for purchases of investment securities and fixed assets.

        Net cash provided by financing activities totaled $15.5 million for the period from inception to December 31, 1999, $148.9 million for the year ended December 31, 2000 and $38.2 million for the year ended December 31, 2001. Net cash provided by financing activities primarily resulted from the issuance of preferred stock to third parties.

        Net cash provided by financing activities totaled $37.5 million for the three months ended March 31, 2001 and $69.5 million for the three months ended March 31, 2002. Net cash provided by financing activities in the three months ended March 31, 2001 resulted primarily from the issuance of preferred stock to third parties. Net cash provided by financing activities in the three months ended March 31, 2002 resulted primarily from our initial public offering in February 2002.

  Restricted Cash

        In connection with processing transactions with financial institutions, we pledge cash in the form of certificates of deposit and restricted money market accounts. We use restricted cash to secure letters of credit with banks to provide collateral to other financial institutions for actual or contingent liabilities arising from potential chargebacks, adjustments, fees or other charges due to or incurred by us. We had pledged certificates of deposit totaling $1.1 million and $0 and restricted money market accounts totaling $0 and $1.7 million as of December 31, 2001 and March 31, 2002, respectively.

        In March 2002, we completed negotiations with First Data Resources, Inc. to increase the amount of our letter of credit to $7.0 million from $2.0 million at December 31, 2001 based on debit card volumes as per the agreement with First Data. In addition to the $2.0 million already secured by a certificate of deposit, we deposited $5.0 million into a restricted money market account, which is classified as restricted cash. If the volume decreases, or First Data's settlement risk otherwise decreases, we have the right to request, but not to require, a corresponding reduction in the letter of credit.

        Pursuant to a marketing agreement with Intuit, Inc. entered into in September 2000, we obtained an irrevocable standby letter of credit with a financial institution for this company, for the minimum payments due in accordance with the agreement. As of December 31, 2001 and March 31, 2002, we had pledged cash, in the form of a certificate of deposit, totaling approximately $500,000 to secure the letter of credit.

        Additionally, in accordance with facility lease agreements, we have irrevocable standby letters of credit with financial institutions and have pledged cash, in the form of certificates of deposit, in the amount of $2.3 million and $1.3 million and in the form of a restricted money market account in the amount of $0 and $962,000 as of December 31, 2001, and March 31, 2002, respectively, to secure the letters of credit.

        We are required to keep minimum amounts on account with Wells Fargo Bank in order to obtain Wells Fargo's ACH processing services. Until December 2001, this requirement was met by holding sufficient customer funds as agent in a pooled account at Wells Fargo. The requirement is now met by pledging securities owned by us and held in a brokerage account at Wells Fargo. These securities totaled $11.3 million at March 31, 2002 and are accounted for as restricted securities. We expect that, by no later than June 30, 2002, the amount we are required to pledge will be reduced to approximately $5.6 million.

        Until December 1, 2001, Chase Merchant Services, or CMS, processed substantially all of our credit card transactions. CMS remains responsible for any chargebacks from our customers' credit card transactions that occurred prior to December 1, 2001. To protect CMS against the risk of such chargebacks, we had pledged certificates of deposit totaling $3.0 million at December 31, 2001. In December 2001, CMS had retained approximately an additional $11.3 million in settlement funds due to us in an escrow account. As of March 31, 2002, the $11.3 million amount had decreased to $7.5 million, resulting in $10.5 million of restricted cash for CMS as of such date. We believe that these balances will likely be reduced or eliminated within the next calendar year as the risk to CMS decreases over time. Accordingly, these balances have been classified as restricted cash.

        Pursuant to our applications for money transmitter licenses in various states, we had to comply with statutory bonding requirements. In March 2002, we obtained a $6.6 million irrevocable standby letter of credit for the benefit of the bonding company from a financial institution to support the issuance of such bonds. As of March 31, 2002, we have pledged cash, in the form of certificates of deposit, totaling $6.6 million to secure the letter of credit. This amount is classified as restricted cash.

        Pursuant to an equipment lease agreement with an equipment manufacturer entered into in March 2002, we obtained an irrevocable standby letter of credit with a financial institution for the minimum payments due in accordance with the agreement. As of March 31, 2002, we had pledged cash, in the form of a certificate of deposit, totaling $414,000 to secure the letter of credit.

        The following table presents our restricted cash and investments as of December 31, 2001 and March 31, 2002:

Beneficiary of Restricted Cash and Investments	December 31, 2001	March 31, 2002
	(in thousands)
		(unaudited)
Financial institutions	$1,116	$1,665
First Data Resources, Inc.	2,000	7,007
Intuit, Inc.	504	504
Facility lease agreements	2,305	2,242
Wells Fargo Bank	10,964	11,300
Chase Merchant Services	14,283	10,500
Money transmitter license applications	—	6,637
Equipment lease	—	414

Total restricted cash and investments	$31,172	$40,269

Contractual Obligations and Commercial Commitments

        The following table presents our contractual obligations as of March 31, 2002 over the next five years and thereafter (in thousands). Operating leases include amounts due for rent payments for our former corporate headquarters facility in Palo Alto, California.

		Payments Due by Period
Contractual Obligations	Payment Total	Remainder of Current Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Capital lease obligations	$4,760	$1,746	$3,014	$—	$—
Operating leases	39,013	2,920	8,467	4,405	23,221

Total contractual cash obligations	$43,773	$4,666	$11,481	$4,405	$23,221

        Additionally, in June 2002, we entered into agreements to purchase approximately 23 acres of land in Omaha, Nebraska, for $3.7 million and we anticipate entering into agreements to have a building constructed on this land at a cost of approximately $12.6 million. This facility would serve as our primary customer service and operations center.

        The following table presents our commercial commitments as of March 31, 2002 over the next five years and thereafter (in millions):

		Amount of Commitment Expiration Per Period
Commercial Commitments	Payment Total	Remainder of Current Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Standby letters of credit	$18,842	$18,842	$—	$—	$—
Service and marketing agreements	8,750	1,375	4,875	2,500	—

Total commercial commitments	$27,592	$20,217	$4,875	$2,500	$—

        We believe that, based on current levels of operations and anticipated growth, our cash from operations, together with cash currently available, will suffice to fund our operations for the foreseeable future. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. However, we may not secure financing when we need it or we may not secure it on acceptable terms. If we do not raise additional funds when we need them, we might have to delay, scale back or eliminate expenditures for expansion of our product plans and other strategic initiatives.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risks related to fluctuations in interest rates on our fixed and variable rate debt. Currently, we do not utilize interest rate swaps, forward or option contracts on foreign currencies or commodities or other types of derivative financial instruments.

        We do not believe that the future market risks related to the above securities will have a material adverse impact on our financial position, results of operations or liquidity.

        To date, all of our recognized revenue has been denominated in U.S. dollars. For the three months ended March 31, 2002, we earned approximately 21.3% of our revenue from international markets, which in the future may be denominated in various currencies. As a result, our operating results may become subject to significant fluctuations based upon changes in the exchange rates of some currencies in relation to the U.S. dollar and diverging economic conditions in foreign markets. Although we will continue to monitor our exposure to currency fluctuations and, when appropriate, may use financial hedging techniques to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not affect adversely our financial results in the future.

        We use the U.S. dollar as the functional currency of our system. Senders outside the U.S. fund their PayPal payments from credit card charges, which they must repay to their card issuer in local currency. In addition, for the countries where PayPal customers can withdraw their funds to local bank accounts, we must hold funds in Canadian dollars, British pounds, euros, Australian dollars, New Zealand dollars, Singapore dollars, Japanese yen, Mexican pesos, Swedish krona, Danish krone, Norwegian krone, and Hong Kong dollars to fund such withdrawals. Some of the revenues we generate outside the U.S. are subject therefore to unpredictable and indeterminate fluctuations if the values of international currencies change relative to the U.S. dollar.

        Other than our fixed and variable rate debt, we currently do not invest in, or hold for trading or other purposes, any financial instruments subject to market risk. Our revenue from interest on funds held for others and interest income on our invested corporate capital is sensitive to changes in the general level of interest rates and any declines of interest rates over time would reduce our revenues and interest income from our portfolio.

Inflation and Foreign Currency Risk

        Inflation has not had a significant impact on our operations during the periods covered by the accompanying consolidated financial statements. Additionally, foreign exchange risk does not pose a significant threat to us because we set the dollar-to-local currency conversion rate for international withdrawals at a rate that is designed to cover our intra-day risks of holding foreign currencies. If inflation increases, if foreign currency fluctuations make it less attractive for international customers to make payments in U.S. dollars, or if we do not properly manage our exposure to the foreign currencies that we hold, our business, financial condition and results of operations could suffer. The difficulty of managing our foreign currency exposure will increase if we implement our plans to offer customers the ability to send and receive payments in multiple currencies.

Effect of Recent Accounting Changes

  Goodwill and Other Intangibles

        In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. It addressed how intangible assets that are acquired individually or within a group of assets (but not those acquired in business combination) should be accounted for in the financial statements upon their acquisition.

SFAS No. 142 adopts a more aggregate view of goodwill and bases the accounting on the units of the combined entity into which an acquired entity is aggregated. SFAS No. 142 also prescribes that goodwill and other intangibles that have indefinite useful lives will not be amortized but rather tested at least annually for impairment. Intangible assets that have definite lives will continue to be amortized over their useful lives, but no longer with the constraint of the 40-year ceiling. SFAS No. 142 provides specific guidance for the testing of goodwill for impairment, which may require remeasurement of the fair value of the reporting unit. Additional ongoing financial statement disclosures are also required. Initial impairment losses arising upon adoption of SFAS No. 142 are to be reported as resulting from a change in accounting principle. We adopted SFAS 142 on January 1, 2002. See Note 8 for disclosure of the effects of adopting SFAS 142.

  Accounting for the Impairment or Disposal of Long-Lived Assets

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The provisions of SFAS 144 address the financial accounting and reporting for impairment of long-lived assets. We adopted SFAS 144 on January 1, 2002 and the adoption of this standard did not have a significant impact on the financial position or results of operations.

  Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products

        Effective January 1, 2002, we adopted the provisions of Emerging Issues Task Force Issue No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products" pursuant to the implementation requirements stated therein. Our adoption of EITF 01-09 resulted in a change of method of accounting for certain incentive offerings.

        The effect of adopting EITF 01-09 resulted in a reduction in both revenues and selling, general and administrative expense by $631,000 in the three months ended March 31, 2002. We have adjusted our results for the years ended December 31, 2000 and 2001 and reduced revenues and selling, general and administrative expense accordingly. The impact of the adoption of EITF 01-09 was a reduction in both revenues and selling, general and administrative expense of $271,000, $1.9 million and $1.1 million for the three months ended March 31, 2001 and the years ended December 31, 2000 and 2001, respectively.

BUSINESS

Overview

        PayPal enables any business or consumer with email to send and receive online payments securely, conveniently and cost-effectively. Our network builds on the existing financial infrastructure of bank accounts and credit cards to create a global payment system. We deliver a product well suited for small businesses, online merchants, individuals and others currently underserved by traditional payment mechanisms.

        We seek to become the global standard for online payments. We currently offer our account-based system to users in 38 countries including the United States. For the year ended December 31, 2001 and for the three months ended March 31, 2002, our payment volume sent to business accounts, which we refer to as Gross Merchant Sales or GMS, totaled $3.10 billion and $1.31 billion. GMS equaled 87.9% and 90.0% of our total payment volume of $3.52 billion and $1.46 billion for the same periods. Our GMS consists mainly of payments to small businesses. Currently, the majority of these payments relate to sales of goods and services through online auctions. As of March 31, 2002, we had 15.4 million accounts, including 3.2 million business accounts and 12.2 million personal accounts. During the three months ended March 31, 2002, 5.0 million of these accounts sent or received a payment that resulted in a fee. As of December 31, 2001, we had 12.8 million total accounts, of which 7.1 million sent or received a payment that resulted in a fee during the year ended December 31, 2001.

        To send a payment, a PayPal account holder enters the email address of the recipient and the payment amount, and selects a funding source—credit card, bank account or PayPal balance. In addition, with our Web Accept feature, merchants can accept PayPal payments directly from their websites. When a consumer who has not yet registered with PayPal visits the website of a merchant that has integrated Web Accept, the consumer can open a PayPal account from the merchant's site in order to make a purchase.

        Payment recipients may use their funds to make payments to others, leave the funds in their PayPal accounts and earn a money market rate of return, or withdraw the funds at any time by requesting a bank account transfer or a check delivered by mail or by using the PayPal ATM/debit card. When a PayPal sender makes an email payment to a recipient who does not yet have a PayPal account, the recipient follows a link in the payment notification email to register with PayPal and gain access to the funds.

        We have achieved our rapid growth through a combination of the "push" nature of email payments to non-registered recipients and the "pull" nature of Web Accept. During the three months ended March 31, 2002, our total number of accounts grew by 2.6 million, an average of 28,000 per day, at an average total marketing expense of $0.47 per new account, which includes an average promotional bonus cost of $0.04 per new account. Due to seasonal fluctuations and consistent with our experience in 2001, we expect that our average number of accounts added per day during the three months ended June 30, 2002, may decrease as compared to the three months ended March 31, 2002.

        During the three months ended March 31, 2002, we processed an average of 295,000 payments per day totaling $16.2 million in daily volume. The average payment amount sent equaled $55.

Industry Overview

  Growth of Online Commerce

        Forrester projects consumer purchases on the Internet to grow from an estimated $51.5 billion in 2001 to an estimated $195.0 billion in 2006. The emergence of auction-based marketplaces, which provide small merchants and consumers access to the global market, contribute significantly to this growth. For example, eBay, the largest online auction site, reported gross merchandise sales of

$3.1 billion for the three months ended March 31, 2002, an increase of 73.5% over the comparable period in 2000. Forrester projects continued robust growth in total consumer auction sales—from an estimated $8.4 billion in 2001 to $48.5 billion in 2006.

  Legacy Payment Systems

        Traditionally, consumers and businesses have effected payments by delivering cash, paper checks or money orders, by instituting wire transfers or by using credit cards. According to The Nilson Report, an estimated $5.5 trillion in consumer payments were made in the U.S. in 2001. Paper checks, the most common method of settling commercial transactions, comprised 41.1% of the total dollar value of commercial payments in 2001. Credit card transactions represented 24.5% of the total. Many small to mid-sized businesses wishing to conduct transactions online may find these traditional payment methods insecure, expensive or inconvenient.

        Cash:    Cash payments, while effective for face-to-face low-value transactions, do not function effectively for transactions in which the buyer and seller are in different locations.

        Checks:    Both the sender and the recipient of paper checks can find them costly and inconvenient in terms of printing, mailing, delivering and processing. In addition, checks settle slowly, as even after delivery and deposit checks still can take several days to clear and allow the recipient access to the funds.

        Wire Transfer:    Individuals sending money overseas and persons without bank accounts primarily use wire transferors and money transmission services. These services often charge high fees, particularly for low- and mid-value payments, and involve inefficient methods of payment notification and receipt.

        Credit Cards:    Credit cards accounted for approximately 98.5% of payment volume for online transactions in 2000 according to ActivMedia. However, many small and mid-sized businesses may find drawbacks to accepting credit cards for online transactions. In order to obtain a merchant agreement and accept credit cards online, many merchants need to provide a personal guaranty, acquire specialized hardware, prepare a loan application, establish secure Internet connections and encrypt all customer credit card data. In addition, the up-front and monthly fixed costs and the relatively high variable processing costs at low volumes may make credit cards prohibitively expensive for smaller merchants. Fraud poses a major problem for online merchants, which bear responsibility for fraudulent credit card payments. According to Global Industry Analysts, online fraud accounted for approximately 5% of total online transactions in 1999.

Our History

        We set out to develop a payment system combining the pervasiveness of email with the existing financial infrastructure—the Automated Clearing House, or ACH, system, the credit card networks and the ATM/debit card networks. We launched our product in October 1999, offering free email-driven, person-to-person payments. In order to encourage growth, we designed our system to allow senders to pay people who did not yet have PayPal accounts. Every time a PayPal user sent money to someone who had not joined the PayPal network, the recipient received an email with a link to open a PayPal account and claim his money. In this way, the user base grew as a direct function of people using the PayPal system. We augmented this user-driven growth with various promotional bonuses.

        Recognizing that much of our payment volume involved businesses, in June 2000 we began charging fees to our higher volume individual and commercial recipients by launching business accounts. Unlike personal accounts, business accounts may receive unlimited credit card funded payments and also take advantage of e-commerce-enabling features such as Web Accept, which allows merchants to receive payments directly from their websites. A number of previous attempts to create new payment mechanisms failed largely because of the "chicken and egg" problem—consumers did not adopt the mechanism because merchants did not accept it, and merchants would not accept it because no consumers used it. We solved this problem by making it virtually costless for merchants to sign up for accounts. A business only needed email and an Internet connection. At the same time, our growing customer base encourages merchants to register simply by sending them email payments.

        For the three months ended March 31, 2002, we processed an average of 295,000 payments per day, totaling $16.2 million in daily volume. We have refined our sign-up and referral bonus requirements to encourage our customers to utilize the full range of our product, including the ability to link a bank account and to earn a money market rate of return on their respective PayPal balances. As we have grown our customer base and added features to our product, we have increased the prices charged to business accounts with no noticeable adverse effect on GMS. We believe that our market exhibits network characteristics, meaning that as the number of participants within the PayPal network grows, the value of joining the network grows as well.

The PayPal Product

        PayPal enables any business or consumer with email to send and receive online payments securely, conveniently and cost-effectively. Our email-driven system builds on the legacy financial infrastructure of bank accounts and credit cards to create an online payment network available to users in 38 countries.

  How PayPal Works

        Joining the Network.    To send or receive a payment, a user first must open a PayPal account. A new recipient opens an account after receiving notification of a payment, and each new sender opens an account in the process of making a payment, either at the PayPal website or at the website of a merchant that has integrated our Web Accept feature. Allowing new users to join the network at the time of making or receiving payments encourages our natural, user-driven growth. Our fast and simple account sign-up process asks each new user to register with PayPal his name, street address and email address, which serves as the unique account identifier.

        Making Payments.    Senders make payments at the PayPal website or at the sites of merchants that have integrated our Web Accept feature. To make a payment at our website, a sender logs in to his account and enters the recipient's email address and the dollar amount of the payment. To make a payment through Web Accept, a sender selects an item for purchase, confirms the payment information and enters his email address and password to authorize the payment. In both scenarios, we debit the money from the sender's PayPal balance, credit card or bank account and instantly credit it to the recipient's PayPal balance. In turn, the recipient can make payments to others or withdraw his funds at any time. We earn revenues when a business account receives a payment.

        Funding Payments.    Senders fund payments in three ways:

  •
  from the sender's existing PayPal balance;

  •
  from the sender's bank account, using the Automated Clearing House, or ACH, network; or

  •
  from the sender's credit card.

        We incur no funding cost on payments made from existing PayPal balances. We incur a cost of $0.01 or $0.02 for each bank account ACH transfer. By contrast, on credit card-funded payments, on average, we incur processing and interchange fees of 1.9% of the payment amount plus $0.15 per transaction. As a result, we encourage our users to make bank account-funded payments. To those users who choose to maintain PayPal balances, we offer a money market rate of return on PayPal account balances placed in our Money Market Fund, or the Fund. The Fund, which is managed by Barclays Global Fund Advisors, bears a current compound annual yield of 1.94% as of March 31, 2002.

For the three months ended March 31, 2002, customers funded 22.8% of payment volume through their existing PayPal balances, 29.5% via bank account transfers and 47.7% by credit cards. While we encourage senders to make payments from bank account transfers or existing PayPal balances, we also welcome and encourage senders to register and use credit cards. Many senders prefer to fund transactions using credit cards, and their participation in our user base increases the value of our payment network. In early 2002, we began to permit users in the Netherlands and Germany to fund their PayPal accounts directly from their bank accounts.

        We use the terms "balance" and "PayPal balance" to refer to funds that our customers choose either to invest in the PayPal Money Market Fund (offered only to U.S. customers) or to authorize us to place the funds in pooled bank accounts as agent of our customers. These funds belong to the customers and hence are shown as a liability on our balance sheet. Such funds are available to the customer for immediate spending or withdrawal through PayPal.

        Verification of our Account Holders.    In order for senders to fund payments from their bank accounts, they first must become verified PayPal users through our Random Deposit technique for which we have applied for a patent: we make two deposits ranging from 1 to 99 cents to the user's bank account. To verify ownership of the account, the user then enters the two amounts as a four-digit code at the PayPal website. In addition to allowing funding via bank accounts, verification also removes some spending limits on users' accounts and gives them reputational advantages when transacting with other members of the PayPal community.

	Account Metrics As of
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in millions, except percentages)
Number of verified U.S. bank accounts	—	0.04	0.8	1.4	2.0	2.5	3.0	3.4	4.0
Total number of U.S. PayPal accounts	0.8	2.2	3.7	5.4	6.9	8.3	9.9	11.8	14.0
Percentage of U.S. accounts verified	—%	1.8%	21.0%	25.7%	28.6%	30.2%	30.6%	28.4%	28.7%
	Funding Metrics for the Three Months Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
Percentage of payment volume funded by:
Credit cards	76.2%	81.0%	74.1%	56.9%	48.8%	50.5%	53.2%	52.3%	47.7%
Bank accounts	—%	—%	5.2%	20.3%	27.4%	27.3%	25.7%	25.4%	29.5%
PayPal account balances	23.8%	19.0%	20.6%	22.8%	23.9%	22.2%	21.0%	22.3%	22.8%

        Withdrawing Money.    Each U.S.-based account holder may withdraw money from his PayPal account via an ACH transfer to his bank account or by a mailed check from PayPal. ACH withdrawals may take three to five business days to arrive in the account holder's bank account, depending on the bank. Mailed checks may take one to two weeks to arrive and we charge $1.50 per check. Qualifying PayPal users also can receive a PayPal ATM/debit card, which provides instant liquidity to their respective PayPal account balances. ATM/debit card holders can withdraw cash, for a $1.00 fee per transaction, from any ATM connected to the Cirrus or Maestro networks and can make purchases at any merchant accepting MasterCard. For the three months ended March 31, 2002, we earned revenues net of cash back payments of approximately 0.8% on PayPal ATM/debit card transactions.

        In September 2001, we launched our new virtual debit card feature called Shop Anywhere. Shop Anywhere allows PayPal users to make purchases up to $150 per day using their PayPal balances at any online merchant accepting MasterCard.

Timing of Payments and Withdrawals

        The time it takes for a sender to complete a transaction using PayPal and for a recipient to have use of the transferred funds depends on the sender's funding source for the payment and the recipient's choice regarding use of the funds he or she receives. The sender can fund a payment from one of three sources: an existing PayPal balance, a credit card or, for U.S. customers, a bank account. If the sender funds the payment in full using a pre-existing PayPal balance, PayPal instantly debits the amount specified by the sender from the sender's balance and simultaneously credits that amount, less any applicable fees, to the recipient's PayPal balance. If the sender instead funds the payment in part or in full using a credit card, PayPal credits the amount of the payment, less any fees, to the recipient's account as soon as PayPal receives information from the applicable credit card network that the sender's payment is authorized, which usually takes a few seconds. Similarly, if the sender has registered both a primary bank account and an alternate funding source with PayPal and qualifies for PayPal's "Instant Transfer" feature, PayPal will credit the recipient's account instantly. PayPal will concurrently initiate a debit to the sender's primary bank account through the ACH network. The only type of payment in which PayPal does not credit funds instantly to the recipient occurs if the sender chooses to use bank account funding but does not qualify for, or elects not to use, Instant Transfer. In these "eCheck" payments, PayPal will initiate a debit to the sender's bank account through the ACH network, and will notify the recipient immediately that the sender has initiated payment, but will credit funds to the recipient's account only after the debit has been completed, which usually takes three to four business days.

        Once the funds have been credited to the recipient's account, the recipient can leave the funds in the PayPal system or can at any time initiate a withdrawal. The customer can withdraw funds either by ACH transfer to his or her bank account, if the customer is in the U.S. or one of 16 other countries, or by check for U.S. customers. Recipients who are U.S. customers can also immediately spend up to $150 per day from their PayPal balance at online sellers that accept MasterCard, using PayPal's Shop Anywhere feature. U.S. recipients who have a business account may also be eligible for the PayPal ATM/debit card, which can be used to spend PayPal balances at online sellers and physical retail locations that accept MasterCard and withdraw cash at ATMs.

        If the recipient initiates a withdrawal by ACH transfer, he or she will typically receive the funds in his or her bank account within four business days, or five business days in the 16 countries outside the U.S. where PayPal offers withdrawals to local bank accounts. If the recipient initiates a withdrawal by check, PayPal will send a request on the following business day to its processing bank to issue and send the check through the U.S. mail, but the time needed for the recipient to receive the check will depend on the speed of mail delivery and the recipient's geographic location. The full process from initiation of a check withdrawal request to receipt of the check by the customer can take up to two weeks. Even after the customer has received the check, he or she will need either to cash the check or deposit it in his or her bank. If he or she deposits the check in the bank, depending on the customer's location, the bank may take up to five additional days to credit the customer's account with the funds.

        Users may also add funds to their PayPal accounts without making a payment. This is not possible by credit card, but only by ACH transfer from a bank account, which generally takes three to four business days to complete.

        The following tables summarize the timing of payments and withdrawals.

Making Payments and Funding:

Source
Bank Account
	Credit Card	Instant Transfer	eCheck/ACH	Existing PayPal Balance
Domestic payment	Instant	Instant	3-4 business days	Instant
International payment	Instant	n/a	n/a	Instant
Add funds	n/a	n/a	3-4 business days	n/a

Withdrawals:

Method
	Bank Account	Check	ATM/Debit Card
Domestic withdrawal	3-4 business days	Up to 2 weeks	Instant
International withdrawal	5 business days	n/a	Instant

  Account Types

        Business Accounts.    Our customers choose either PayPal business accounts or PayPal personal accounts. Gross Merchant Sales, or GMS, equals the total dollar volume of payments sent to business accounts. Business accounts pay us transaction fees on all payments they receive. Since July 14, 2001, our per transaction rate varied according to the following schedule: 2.2% of the GMS payment amount plus $0.30 per transaction for merchants in good standing receiving an average of at least $1,000 per month in payments; 2.9% of the GMS payment amount plus $0.30 per transaction for merchants receiving an average of less than $1,000 per month in payments; and from 3.4% to 3.9% of the GMS payment amount plus $0.30 per transaction for higher risk accounts.

	For the Three Months Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in millions, except percentages)
Gross Merchant Sales (GMS)	$—	$1.9	$55.6	$335.7	$546.8	$663.0	$815.0	$1,070.8	$1,313.8
Total payment volume	$46.3	$248.8	$422.8	$543.6	$642.7	$746.9	$924.6	$1,205.8	$1,460.4
GMS as a percentage of total payment volume	—	0.8%	13.2%	61.8%	85.1%	88.8%	88.1%	88.8%	90.0%

        Business accounts benefit from a number of additional features:

  •
  the right to receive credit card-funded payments;

  •
  the ability to apply for the PayPal ATM/debit card;

  •
  the right to list on PayPal Shops, a searchable directory of approximately 28,000 online businesses that accept PayPal;

  •
  our Web Accept feature, which enables businesses to accept payments directly from their websites;

  •
  the PayPal shopping cart feature, which allows a business account's customers to purchase multiple items with a single payment; and

  •
  subscriptions, allowing businesses to receive regularly scheduled payments.

        As of March 31, 2002, we had approximately 2.7 million accounts designated as "premier" and approximately 440,000 accounts designated as "business".

        Personal Accounts.    PayPal personal accounts allow users to make and receive online payments, except that personal accounts may not receive credit card-funded payments. Personal accounts can upgrade to business accounts at any time and thereby avail themselves of all the benefits of a business account, including the ability to receive credit card-funded payments. During the three months ended March 31, 2002, 377,000 customers upgraded from personal to business accounts.

        International Accounts.    We currently allow residents of 37 foreign countries to open PayPal accounts. These international senders make payments through credit cards, from their PayPal account balances, or in the case of Germany and the Netherlands, from their bank accounts via electronic bank funds transfers. International recipients may withdraw money from their PayPal accounts to a U.S. bank account free of charge. In addition, international recipients in sixteen countries can make electronic funds transfer withdrawals to their local bank accounts. We charge a per-item transaction fee plus a markup on foreign exchange conversions. These fees vary across the various countries to which we offer these services. As of March 31, 2002, the per-item transaction fee across all countries was approximately $1.00 per withdrawal and the markup was 3.18% of the withdrawal amount. Towards the end of the first quarter of 2002, we began charging an additional 1% fee to recipients of cross-border payments rather than charging fees to international senders. As of March 31, 2002, we had 1.4 million international accounts, compared with 1.0 million as of December 31, 2001. We intend to develop multi-currency functionality in 2002, which will enable international users in some countries to hold balances in their local currencies.

  Security and Privacy

        PayPal users choose a unique password to protect their accounts. To make payments, senders need to disclose only their email addresses to recipients. Similarly, to receive payments, recipients need to disclose only their email addresses to senders. Many buyers and sellers wary of disclosing financial information online find this high level of personal privacy attractive. See "Business—Technology."

Our Strategy

        We seek to expand upon our market leadership and become the online payment network of choice around the world. To establish PayPal as the online payment standard, we will continue to identify transactions and markets not served adequately by existing payment systems and to develop product features that improve upon those legacy systems. In addition to growing our customer base, our business strategy includes the following:

        Expand Small Business Payment Volume.    We intend to continue to develop features to spur our growth as a payment vehicle for small businesses. During the past year, we added features such as a PayPal shopping cart, which allows buyers to make a single payment for multiple items from a merchant's website, PayPal Shops, a directory of approximately 28,000 businesses that accept PayPal, a reputation system to give buyers information on the integrity of businesses, and a subscription feature, allowing recurring payments for digital content.

        Strengthen our Position as the Payment Method of Choice on Online Auctions.    We have become a popular payment network for online auction websites, including eBay, partially due to the size of our network and widening acceptance of our product. We intend to strengthen our leadership position in the auction business by continuing to add product features important to auction participants. During the past year, we added features such as automated invoicing, bidder notification emails, automatic PayPal logo insertion into auction listings and the ability for auction sellers to accept payments directly from their auction pages. In addition, in June 2002 we announced a partnership with United Parcel

Service Inc., or UPS, to integrate UPS shipping capability into the PayPal interface, allowing auction sellers to ship merchandise to winning bidders more conveniently.

        Expand Recurring Revenue.    Our growing installed user base provides us with recurring revenue. We intend to expand this revenue by continuing to enhance the product features we offer our current customers.

        Increase Volume of International Payments.    We plan to grow our international volume by adding product features designed to increase international access to our network and enhance its functionality. We intend to expand PayPal's reach beyond the current 38 countries. We plan to increase the number of foreign countries where users can withdraw funds to their local bank accounts. We also are developing a multi-currency platform to enable international users to transact in local currencies.

        Maintain Low Variable Costs, Particularly Transaction Losses.    Our relatively low variable operating costs and high per transaction revenue create an attractive profit opportunity as we grow our volume. Risk management represents a critical component of maintaining low variable operating costs.

        Grow PayPal ATM/Debit Card Usage.    The PayPal ATM/debit card allows selected PayPal account holders to access their account balances from any ATM connected to the Cirrus or Maestro networks and to make purchases from any merchant that accepts MasterCard. We earn a transaction fee whenever our customers make debit card purchases or withdraw money from an ATM using this card. For the three months ended March 31, 2002, 17.0% of the funds leaving the PayPal system were withdrawn using the PayPal ATM/debit card. We intend to increase our ATM/debit card volume by further broadening its distribution to qualified PayPal account holders.

Our Customers

  Customer Activity and Concentration

        During the three months ended March 31, 2002:

  •
  1.4 million unique PayPal accounts received at least one payment;

  •
  4.8 million unique PayPal accounts sent at least one payment; and

  •
  5.2 million unique PayPal accounts sent or received at least one payment, of which 5.0 million or 96.3%, sent or received a payment that resulted in a fee.

        For the three months ended March 31, 2002, our top 100 customers in terms of payment volume received accounted for 7.0% of our total payment volume received. For the same period, our top 100 customers in terms of payment volume sent accounted for 3.7% of our total payment volume sent.

  Online Auctions

        PayPal has emerged as the method of choice for small and medium-sized businesses to receive payments for auctions on eBay, the largest online auction community. For the three months ended March 31, 2002, we estimate that approximately 72.4% of all eBay auctions explicitly accepted PayPal versus approximately 27.2% accepting eBay Payments, formerly known as Billpoint. In order to collect this data, we periodically sample a selection of eBay auctions to estimate the percentage of listings that accept PayPal as a payment option. Our sample is both random and weighted in an effort to represent all of eBay's listing categories, and large enough to ensure statistical significance.

        For the three months ended March 31, 2002, our customers identified to us approximately 60.9% of our payment volume as settlements from online auction transactions, and 39.1% as non-auction related. During 2001, our percentage of auction-related payment volume decreased as we continued to diversify and our non-auction-related business grew more rapidly than did our auction-related business.

The following table sets forth our auction-related payment volume and non-auction-related payment volume for the periods presented:

	For the Three Months Ended
	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in millions)
Auction-related payment volume	$444.0	$522.9	$617.9	$768.4	$888.9
Non-auction-related payment volume	198.7	224.0	306.7	437.4	571.5

Total payment volume	$642.7	$746.9	$924.6	$1,205.8	$1,460.4

        The following table sets forth our sequential quarter-on-quarter growth rates for auction-related payment volume and non-auction-related payment volume for the periods presented:

	For the Three Months Ended
	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
Auction-related payment volume	—%	17.8%	18.2%	24.3%	15.7%
Non-auction-related payment volume	—%	12.7%	36.9%	42.7%	30.6%
Total payment volume	18.2%	16.2%	23.8%	30.4%	21.1%

        Auction-related payment volume data prior to the first quarter of 2001, and thus sequential growth rates prior to the second quarter of 2001, are not available as we began tracking this data during the fourth quarter of 2000.

  Business Customers

        In addition to online auction commerce, our business accounts conduct a wide variety of commercial transactions using PayPal, including the sale of goods online such as electronics and household items, the sale of services online such as web design and travel, and the sale of digital content. Offline businesses, including lawyers, contractors and physicians, also receive payments online through PayPal.

  Personal Customers

        Our personal accounts primarily use PayPal to make payments to businesses for goods and services. We also enable "person-to-person" payments, examples of which include roommates sharing living expenses, parents sending money to children, friends sharing travel expenses and purchases from small-scale, infrequent online auction sellers.

	Account Data As of
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in thousands, except percentages and per account data)
Business accounts	—	14	289	800	1,327	1,731	2,138	2,629	3,176
Personal accounts	824	2,176	3,429	4,718	5,873	7,067	8,451	10,201	12,205
Total accounts	824	2,190	3,718	5,518	7,200	8,798	10,589	12,830	15,380
Business accounts as a percentage of total accounts	—	0.6%	7.8%	14.5%	18.4%	19.7%	20.2%	20.5%	20.6%
Total number of payments (during the period)	1,026	5,456	9,438	12,325	13,524	15,058	17,969	22,319	26,565
Average number of payments per quarter per account (at period end)	1.2	2.5	2.5	2.2	1.9	1.7	1.7	1.7	1.7

  International Customers

        As of March 31, 2002, we had 1.4 million international accounts, equal to 8.9% of our total account base. By comparison, as of December 31, 2001, we had 1.0 million international accounts, equal to 7.8% of our total account base. For the three months ended March 31, 2002, 20.0% of all PayPal payments involved at least one international account, as compared to 17.0% for the three months ended December 31, 2001. We are developing a multi-currency platform to enable international users to transact in local currencies, initially euros, British pounds and Canadian dollars.

        Currently, residents of 38 countries have access to the PayPal network. As of March 31, 2002, our largest markets outside the U.S. included 444,000 accounts in Canada, 320,000 accounts in the United Kingdom, 103,000 accounts in Australia, 82,000 accounts in Germany and 37,000 accounts in The Netherlands, and 33,000 accounts in Japan.

	International Accounts As of
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002
	(in thousands, except percentages)
International accounts	—	—	—	140	313	495	723	1,004	1,375
International accounts as a percentage of total accounts	—	—	—	2.5%	4.3%	5.6%	6.8%	7.8%	8.9%

Higher Risk Accounts

        We classify merchants in industries that historically have experienced significant chargeback rates, primarily online gaming-related service providers and online gaming merchants, as "higher risk." As of March 31, 2002, we had 1,022 accounts designated as "higher risk" compared with 569 accounts as of December 31, 2001. For the twelve months ended December 31, 2001 and for the three months ended March 31, 2002, 3.9% and 8.0% of the dollar volume of payments received through PayPal, and 1.7% and 3.9% of the total number of payments received through PayPal, were received by higher risk accounts. In order to control the risks presented by these merchants, we research the owners of these accounts, their financial condition and their licenses to operate in their home jurisdictions, and we close the accounts of merchants that do not satisfactorily complete our review. We typically charge higher fees to these merchants, ranging from 3.4% to 3.9% of the payment amount plus $0.30 per transaction. We also hold a percentage of their incoming payments, typically ranging from 10% to 15%, as a reserve against future chargebacks. To date, customers have not charged-back payments to these merchants at a materially higher rate than customers making other types of payments, and the reserves that we hold have been sufficient to cover all chargebacks of payments to higher risk accounts. The legal status of many of these higher risk accounts is uncertain, and these businesses could be prohibited or restricted from operating in the future. Proposed legislation has been introduced in the U.S. Congress to clarify that operation of an Internet gaming business violates federal law, and to prohibit payments processors such as PayPal from processing payments for online gaming merchants. Even if this proposed legislation is not enacted, online gaming merchants could be determined to violate existing federal and state gambling laws. In particular, on June 14, 2002, the New York State Attorney General announced an agreement under which Citibank has agreed to block online gaming transactions using its credit cards. The New York State Attorney General further stated that even under current law, the processing of known gambling transactions may lead to liability for facilitating or aiding and abetting the underlying activity. If these merchants are operating illegally, we could be subject to civil or criminal prosecution for, among other things, money laundering or for aiding and abetting violations of law. We would also lose the revenues associated with these accounts and could be subject to material penalties and fines.

        In the third quarter of 2001, we developed a subscription payments feature that could prove attractive to online vendors of adult content. For the three months ended March 31, 2002, 0.3% of the dollar volume of payments sent through PayPal was sent using our subscription feature, however, we are unable to determine what percentage of these payments was attributable to vendors of adult content.

Sales and Marketing

        From our launch, we have grown primarily through organic, user-driven means. Each time an existing PayPal customer sends or receives funds to or from someone who has not yet registered with PayPal, the other party must open a PayPal account in order to receive or send the payment. Thus, when a PayPal user makes an email payment to someone who does not yet have a PayPal account, the recipient follows a link in the payment notification email to register with PayPal and gain access to the funds. Similarly, when a consumer who has not yet registered with PayPal visits the website of a merchant that has integrated our Web Accept feature, the consumer opens a PayPal account from the merchant's site in order to make the purchase. We have achieved our growth through this combination of "push"- and "pull"-driven new customer acquisition. Starting with payments made from our 24 employees to their friends in October 1999, our user base grew to 10,000 in December 1999, to 100,000 by early February 2000, to 1,000,000 by mid-April 2000 and to 10,000,000 by September 2001.

        We accelerated our natural growth with promotional bonuses, our only significant marketing expenditures. Thus, in late 1999 and early 2000, we offered qualified new users a $5 to $10 sign up bonus, automatically credited to their respective PayPal accounts. Additionally, for each qualified new member one of our users introduced to the network, we credited the original user's PayPal account with a $5 to $10 referral bonus. We have continued to refine the criteria qualifying users for promotional bonuses. During the three months ended March 31, 2002, we spent $109,000 on promotional bonuses and acquired 2.6 million accounts, for an average cost of $0.04 per account. Our organic, user-driven growth has proven more cost-effective than traditional sales and marketing channels, such as television, radio and print advertising, or Internet-based promotional methods such as banner ads and directed email campaigns.

Risk Management

        PayPal's account-based network enables us to detect and prevent fraud when funds enter the PayPal network, as funds move within the network and when they leave. Striking the optimal balance between the dual objectives of controlling fraud and providing a user-friendly system will remain a key challenge for PayPal.

        Our risk management techniques include the following:

  •
  Card Evaluation. PayPal deploys rigorous anti-fraud screens for every credit card transaction we process. We use internally developed behavioral scores and third party software, in addition to running Address Verification System, or AVS, and more advanced credit card checks.

  •
  Proprietary Fraud Detection Software. PayPal has developed proprietary fraud detection systems to efficiently identify potentially fraudulent transactions. The IGOR system monitors account and transaction relationship patterns in order to control our loss exposure once fraudulent funds enter the PayPal system, and the ILYA system utilizes account and transactional characteristics to help prevent fraudulent funds from entering or leaving the PayPal system. Max Levchin, our Chief Technology Officer and the architect of our anti-fraud technology, received the Innovator of the Year award from Technology Review magazine, a publication of the Massachusetts Institute of Technology, in May 2002.

  •
  Experience. Our experience and cumulative knowledge in dealing with attempted fraud perpetrators represents an additional anti-fraud advantage.

        We are not aware of any banks having prohibited or restricted their customers from conducting transactions with PayPal, although we are aware of two incidents in which customers of a bank temporarily were unable to conduct transactions with PayPal. These incidents, one of which involved miscoding of transactions, and the other involving suspected fraud, were resolved quickly.

Technology

        Our technology facilitates easy access to the PayPal website, both to acquire new customers and to allow existing ones to conduct financial transactions. We focus much of our development efforts on creating specialized software that enhances our Internet-based customer functionality. One of our key challenges remains building and maintaining a scalable and reliable system, capable of handling traffic and transactions for a growing customer base. The major components of our network reside at our corporate headquarters in Mountain View, California, at an Equinix data center in San Jose, California, and at our operations and customer support facility in Omaha, Nebraska. We have a second data center with Exodus in Santa Clara, California.

        Because of the financial nature of the PayPal product, we seek to offer a high level of data security in order to build customer confidence and to protect our customers' private information. We have designed our security infrastructure to protect data from unauthorized access, both physically and over the Internet. Our most sensitive data and hardware reside at our Equinix data center. This data center has redundant connections to the Internet, as well as fault-tolerant power and fire suppression systems. Because of our special security needs, we house our equipment in physically secure data vaults and we tightly control physical access to our systems.

        Multiple layers of network security and network intrusion detection devices further enhance the security of our systems. We segment various components of the system logically and physically from each other on our networks. Components of the system communicate with each other via Secure Sockets Layer, or SSL, an industry standard communications security protocol, and require mutual authentication. Access to a system component requires at least two authorized staff members simultaneously to enter secret passphrases. This procedure protects us from the unauthorized use of our infrastructure components. Finally, we store all data we deem private or sensitive only in encrypted form in our database. We decrypt data only on an as-needed basis, using a specially designated component of our system which requires authentication before fulfilling a decryption request.

Customer Service and Operations

        As of May 31, 2002, our Omaha-based customer service and operations team consisted of 541 employees, 427 of which were front-line representatives supporting customer service and financial operations. In March 2002, we discontinued our relationship with Daksh eServices Private Limited in India which formerly provided outsourced email customer support.

        Our customer service representatives provide phone and email support to personal and business accounts. We have experienced improvement in response time for servicing email and phone inquiries. Recently we created specialization within the organization to service specific customer inquires more efficiently. We have also successfully redesigned our Interactive Voice Response (IVR) system to route calls directly to specialized representatives. As a result, the IVR routes approximately 80% of customer inquires directly to an agent with the appropriate expertise to service the customer. Customer service needs have not grown as quickly as our user base, and we expect this trend to continue.

        We have also created a new Product Integration and Education department to improve agent knowledge. We conduct periodic skills testing of our representatives. Our quality assurance department also spot-checks the representatives multiple times per month by recording and listening to random samples of their calls and reviewing samples of their email responses.

        In addition to the customer service functions, our operations team in Omaha has built expertise in payments industry rules and best practices in Visa, MasterCard, American Express, Discover, Regulation E, National Automated Clearing House Association and Maestro processing.

Vendor Relationships

  Wells Fargo

        Since August 2000, we have processed all of our ACH and check transactions through Wells Fargo Bank. Wells Fargo also provides other services for us, including wire transfers, check printing, mailing and reconciling as well as fraud protection. Under the terms of the contract governing this relationship, neither party has given the other exclusivity in terms of services, and either party can terminate upon ten days' notice. In general, we pay a transaction fee for each ACH and check transaction processed by Wells Fargo. Pricing depends on a number of factors, including domestic or international location, the total volume of payments and other factors. We are required to keep minimum amounts on account with Wells Fargo in order to obtain Wells Fargo's ACH processing services. Until December 2001, this requirement was met by holding sufficient customer funds as agent in a pooled account at Wells Fargo. The requirement is now met by pledging securities owned by PayPal and held in a brokerage account at Wells Fargo. These securities, as of March 31, 2002, have a fair market value of $11.0 million and are accounted for as restricted investments. We expect that, by no later than June 30, 2002, the amount we are required to pledge will be reduced to approximately $5.6 million. Although we maintain a good working relationship with Wells Fargo, we continue to examine all of our options for ACH processing, especially in terms of specialty processing such as international payments. Although we are not required to do so, we also place at Wells Fargo the majority of our customer's funds that we handle as agent.

        In May 2002, we entered into an agreement to appoint Wells Fargo as our provider of U.S. credit card processing services, and Wells Fargo agreed to accept the appointment and provide processing services for our U.S. customers' credit card transactions. We are required to complete the transition to Wells Fargo as our credit card processor by no later than November 2002, and we expect to complete the transition in advance of that date. During the term of the agreement, we may not enter into an agreement with anyone other than Wells Fargo to provide us with U.S. credit card payment processing services. The term of the agreement runs until May 2004 unless terminated earlier for cause or in accordance with the agreement.

        Under the credit card processing agreement, Wells Fargo will process properly-presented card transactions, provide daily reports of transactions and will transfer the funds from such transactions to us on a daily basis. PayPal assumes liability for all charge back losses and to be the merchant of record for each PayPal transaction. Wells Fargo is required to meet specified service levels regarding the availability, response times, security procedures, problem resolution and charge back processing. The contract limits the liability of Wells Fargo Bank for any breaches of the agreement to the amount of fees we have paid, except in the event of Wells Fargo's gross negligence or willful misconduct.

        We will pay Wells Fargo a fee for each credit card authorization, as well as a fee for each settled credit card transaction and a processing fee for each chargeback. Wells Fargo also will pass through to us the amounts that it is charged by the card associations for issuer interchange on completed transactions, which consist of a percentage of the transaction amount. We are required to maintain a reserve of $3 million at all times with Wells Fargo as security for the performance of our obligations. Wells Fargo may increase this amount, but only as reasonably related to its potential liability for transactions that it processes for PayPal.

  Electronic Payment Exchange

        We currently process all of our customers' credit card transactions through Electronic Payment Exchange, Inc., or EPX. EPX provides the systems and services that allow us to direct transaction information to the merchant bank that provides transaction processing services to us and sponsors our acceptance of Visa and MasterCard cards. For Visa transactions, First Union National Bank acts as our merchant bank, and for MasterCard, Discover and American Express transactions, TheBancorp.com Bank acts as our merchant bank. Our agreements with EPX, First Union National Bank, Certegy Card Services, Inc., which provides processing services for First Union, and TheBancorp.com Bank make us responsible for all chargebacks unless we obtain a physical signature from the cardholder, and require us to comply with the rules and guidelines of the card associations.

        In turn, EPX and the applicable bank have agreed to process properly-presented card transactions and to transfer the funds from such transactions to us on a daily basis. EPX is also required to meet specified service levels regarding the availability, response times and security of their processing services, their settlement of funds due us, and their chargeback processing. The contract limits the liability of EPX and the applicable bank for any breaches of the agreement to the amount of fees we have paid during the six-month period immediately prior to the event giving rise to our damages.

        We pay EPX and the applicable bank a fee for each credit card authorization, as well as a fee for each completed credit card transaction. The banks also pass through to us standard industry fees that they are charged by the card associations for issuer interchange on completed transactions, which consist of a percentage of the transaction amount. We also are subject to additional fees and to reimburse EPX's development costs if we submit less than 50.0% of our customers' credit card transactions through EPX during the first year of the contract, which was entered into in November 2001. If the dollar amount of credit card transactions that our customers charge back exceed 1.0% of our credit card transaction volume, EPX and the applicable bank can require us to establish a reserve account at the bank equal to the total amount of chargebacks over the last 30 to 120 days, depending on the extent to which our chargeback ratio exceeds 1.0%. At our current chargeback rates, we do not need to provide any funds to this reserve account.

  Chase Merchant Services

        Until December 1, 2001, our processor for substantially all credit card transactions was Chase Merchant Services. Chase Merchant Services remains responsible to Visa and MasterCard for any chargebacks on our customers' credit card transactions that occurred prior to December 1, 2001. To protect itself against the risk of such chargebacks, Chase Merchant Services has retained approximately $12.0 million in settlement funds due to us, and has notified us of its intention to hold these funds as long as necessary to cover its liability for chargebacks. We also have pledged previously a $3.0 million certificate of deposit to Chase Merchant Services to protect it against the risk of loss from transactions that are subsequently charged back. We believe these amounts of security are excessive compared to Chase Merchant Services' risk of loss from transactions occurring prior to December 1, 2001, and therefore are not permitted under the surviving provisions of our former contract with Chase Merchant Services. We are negotiating with Chase Merchant Services for a reduction in the amount of the reserve.

  Bank of America

        As we expand the ability of customers in countries outside the U.S. to withdraw funds from the PayPal system to their local bank accounts, and to fund their PayPal transactions from their local bank accounts, we anticipate using Bank of America to process these bank account transfers. We currently use Bank of America for this purpose in nine of the sixteen countries outside the U.S. where customers can withdraw funds to their local bank accounts (Japan, Spain, Hong Kong, Singapore, Mexico, Sweden, Denmark, Finland and Norway). We pay Bank of America a transaction fee based on the country involved, the total volume of payments and other factors.

  First Data

        In October 2000, we launched the PayPal ATM/debit card to qualifying PayPal members through an arrangement with MasterCard International and with First Data Resources, Inc., which provides our debit card processing services. The PayPal ATM/debit card allows qualified PayPal account holders to access their account balances from any ATM connected to the Cirrus or Maestro networks and at any merchant that accepts MasterCard. We recently launched a "virtual" debit card which allows any customer with a PayPal account balance to use that balance at online merchants that accept MasterCard. Under the terms of the contract governing this relationship, First Data agreed to certain minimum uptime and other detailed service level requirements. We, in turn, agreed to use First Data exclusively for processing of debit card transactions. We also agreed to remain eligible for sponsorship by a "sponsor bank," which is, in our case, BankOne Indiana, N.A. We pay First Data fees on a per-transaction, rather than percentage, basis. In all years after the first year of the contract, we are required to pay First Data a minimum fee, even if the volume of transactions processed by First Data would yield a lower amount. Additionally, we agreed to obtain a letter of credit for the benefit of First Data as collateral to cover its settlement risk with the sponsoring bank. We have pledged a certificate of deposit as security for the letter of credit. If our debit card transaction volume increases, First Data may require us to increase the letter of credit to the average amount of PayPal debit card transactions in recent 4-day periods. In March 2002, we completed negotiations with First Data Resources, Inc. to increase the amount of our letter of credit to $7.0 million from $2.0 million at December 31, 2001 based on debit card volumes as per the agreement with First Data. In addition to the $2.0 million already secured by a certificate of deposit, we deposited $5.0 million into a restricted money market account, which is classified as restricted cash. If the volume decreases, or First Data's settlement risk otherwise decreases, we have the right to request, but not to require, a corresponding reduction in the letter of credit. This agreement, which has a five-year term, expires on November 1, 2005.

  Visa and MasterCard

        We do not have any direct contractual relationship with Visa or MasterCard other than an agreement relating to our participation in MasterCard's Remote Payment and Presentment Service for online bill payment. As a merchant that accepts Visa and MasterCard credit cards, however, we are subject to, and must comply with, the operating rules of the Visa and MasterCard credit card associations. Under these operating rules, in cases of fraud or disputes between senders and recipients in transactions involving Visa or MasterCard cards, we face chargebacks when cardholders dispute items for which they have been billed. Because we are not a bank, we are not eligible to belong to the credit card associations. As a result, we must rely on banks that are members of these associations or their independent service organizations to process our transactions, to challenge chargebacks on our behalf where appropriate, to inform us of changes to Visa and MasterCard operating rules, and to communicate with the Visa and MasterCard associations on our behalf.

        In late 2000, MasterCard indicated it would terminate PayPal's ability to accept MasterCard cards for payment if we did not change some of our practices and procedures immediately. We and our credit card processor had a series of meetings with MasterCard to discuss how to bring our practices and procedures into compliance. As a result of those meetings, we made changes to our system that we believe resolved MasterCard's concerns, but MasterCard has not communicated to us that its concerns have been fully resolved. In 2001, Visa informed our credit card processor that some of our practices violated its operating rules, and we made certain changes to our practices in response. In January 2002, Visa informed our credit card processor that three issues remain unresolved and, as a result, fined our processor $30,000. Our processor charged us for the full amount of the fine imposed on them. Specifically, Visa objected to our charging and immediately rebating international membership fees, and to our charging fees to international customers for payments that are funded using credit cards, but not for payments that are funded from balances in the PayPal system. Visa also objected to our practice of obtaining a card holder's single up-front authorization, rather than authorization on a transaction by transaction basis, to charge that card holder's Visa account if the card holder requests an ACH transfer and that transfer fails. We are continuing our efforts to resolve Visa's concerns. Although Visa has not threatened to suspend, terminate or otherwise limit or restrict our ability to accept Visa cards, we have proposed to change our current practices to resolve these three outstanding issues. These changes include not rebating international membership fees, charging fees to recipients of cross-border payments rather than to international senders, and seeking authorization on a transaction by transaction basis to charge a card holder's Visa account if a related ACH transfer fails. As is the case with any merchant that Visa believes is violating its operating rules, however, Visa could terminate our ability to accept Visa cards for payment or levy additional fines against us if we do not resolve Visa's concerns.

        MasterCard announced that, effective May 1, 2002, it will require each customer that regularly uses PayPal to accept payment for goods or services to enter into a contract with the bank that processes MasterCard transactions for us and must agree to observe MasterCard rules. We believe we can comply with this rule through changes to our User Agreement, but we are unable at this time to predict precisely how this rule will affect our business. It could require us to change the interrelationship among us, our customers and our credit card processing bank in ways that could increase our costs, reduce the attractiveness of our service or both.

  Providian

        In March 2002, we entered into a Credit Card Alliance Agreement with Providian Bancorp Services, an affiliate of Providian National Bank and Providian Bank, each an issuer of general-purpose credit cards. This Agreement replaced and superseded the prior agreement we entered into with Providian in February 2001. Under the terms of this new agreement, Providian agrees to offer PayPal-branded credit cards to our account holders and to cooperate with PayPal in developing the marketing for this program. The agreement provides that Providian will pay us a one-time payment in order to redesign the PayPal website and market the strategic alliance, as well as certain bounty fees for each new Providian account referred by the program. These bounties are based on the number of active new accounts during a three-month period, with a higher bounty per account accompanying a larger number of new accounts booked. Additionally, whenever a PayPal Visa card is used by an account holder, we receive a share of Providian's transaction fee revenue. This revenue share applies to purchases and quasi-cash transactions on all accounts booked under both the new and old agreements.

        We agreed to make the Providian-issued co-branded credit card the exclusive U.S. credit card promoted in the registration process on the PayPal website, and not to sponsor or participate in any competing co-branded credit card product marketed to U.S. PayPal members. Under the terms of the contract governing this relationship, Providian is responsible for loan underwriting decisions, loan servicing and legal compliance, and bears all the costs of issuing cards and underwriting the portfolio. The contract has a five-year term, with renewal for an additional 2-year period unless either party gives written termination notice to the other at least 90 days before March 1, 2007. Either party may also terminate the contract if the other party is acquired or is subject to a change of control, subject to payment of an early termination fee, which is determined based in part on whether or not the party is acquired by a competitor of the other party.

Competition

        The market for our product is emerging, intensely competitive and characterized by rapid technological change. We compete with a number of companies, both directly in the email-based online payments market, and indirectly with traditional payment methods such as credit cards, checks, money orders and ACH transactions. In order to retain existing customers and attract new customers, we must offer an attractive combination of the following factors:

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  Convenience. Senders and recipients both prefer an easy-to-use payment system. We emphasized convenience in designing the process by which our customers open PayPal accounts and have streamlined the process of sending and receiving payments. In addition, our patent-pending account verification method allows us to authenticate users with a high degree of reliability, without the delay and inconvenience to customers of mailing or faxing documents. Some of our direct and indirect competitors, however, may have an advantage in encouraging buyers to use their product by allowing new customers to make payments without opening an account.

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  Size of the Network. Our network continues to grow relative to most of our direct competitors, and our size encourages usage by new customers. We believe that we have a significantly larger network of both senders and recipients than any of our direct online payment competitors. Some of our indirect competitors, including credit card products offered under the Visa and MasterCard brands, enjoy significantly wider adoption than we do.

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  Price. Subject to the other factors listed, users generally will use the lowest cost payment system. Our product is free for users to send payments, and we have set the fees we charge business accounts to receive payments at rates that we believe are lower than most new or small businesses could obtain if they sought to accept credit cards directly. Some of our direct competitors in the online payment market charge lower fees than we do, including Citibank's c2it, which currently makes its product available for free to senders and recipients within the U.S.

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  Security and Privacy. We have addressed and continue to address security and privacy concerns in designing the PayPal system, which we believe builds user confidence and drives growth. In particular, for a buyer deciding whether to pay an unfamiliar seller through PayPal or directly by credit card, PayPal offers the advantage of keeping the buyer's credit card information secret from the merchant. Our direct competitors, however, provide the same feature.

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  Brand Recognition. While we enjoy strong brand recognition in our market, many current and potential competitors have established long-standing relationships with their users. Many of our competitors, including credit card products under the Visa and MasterCard brands, enjoy significantly greater brand recognition than do we. Also, our direct competitor Billpoint recently changed the marketing name for its product to eBay Payments.

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  Customer Service. We have strengthened our customer support network by establishing a large customer call center. We believe that our commitment to customer service helps us attract and retain customers. Although we have devoted substantial resources to customer service, some of our competitors, including c2it, enjoy the backing of large financial institutions with the ability to devote significantly more resources to customer service than could we.

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  Timing of Payments. When buyers and sellers are in different locations, the PayPal product offers buyers a fast method of completing payment, and offers sellers the ability to know that the buyer has sent the payment more quickly than waiting for cash, a check or a money order to arrive in the mail. This knowledge often allows sellers, in particular those who do not accept credit cards, to deliver their goods or services more quickly, which in turn encourages customer use of PayPal. Most PayPal payments are credited instantly to the recipient's PayPal account, and the recipient may then use those funds to pay others or may choose to withdraw them. PayPal's direct competitors offer equivalent advantages in processing speed compared to cash, checks or money orders by mail, and also allow customers to transfer funds to their bank accounts as fast or, in some cases, faster than do we. However, our Shop Anywhere feature and the large number of individuals and businesses that accept PayPal allow recipients to use funds immediately upon receipt to make online purchases, and provide us a competitive advantage over our direct competitors in this respect. Our ATM/debit card also allows select merchants to access the funds they receive through PayPal at ATMs and at merchants that accept MasterCard, without waiting for funds to be transferred to their bank accounts.

        We anticipate continued challenges from current competitors, who may enjoy greater resources, as well as by new entrants into the industry. Our direct competitors include:

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  eBay Payments, owned by eBay, enjoys the strong eBay brand name and can gain market share rapidly by directly accessing their existing auction customer base. Their ability to integrate with eBay auctions could allow them to offer new and convenient features; and

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  Citibank's c2it, which has received significant marketing support in the form of distribution agreements with AOL Time Warner and Microsoft.

        MasterCard recently announced a new online payment service in conjunction with CertaPay, and Visa has also expressed interest in developing an online email-based payment product for use by its members. Yahoo!, the U.S. Postal Service and Western Union also offer payment services similar to ours, although to date they have not achieved wide acceptance. Potential direct competitors, should they decide to enter the market, may include CheckFree and American Express. We compete indirectly with credit card products offered under the Visa and MasterCard brands, which enjoy significant brand recognition and marketing resources, and with merchant processors, such as First Data and VeriSign, which assist online merchants in accepting credit cards. We also compete indirectly with online wallets such as Microsoft's Passport.

        Many of our competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition or a larger base of customers in affiliated businesses than we have. For example, Citigroup's c2it has existing arrangements with AOL Time Warner and Microsoft. c2it could use these arrangements to market directly its competing payment product to the customers of AOL Time Warner and Microsoft, which could result in c2it gaining substantial market share in a short period of time.

Intellectual Property

        We protect our intellectual property rights through a combination of trademark, copyright and trade secrets laws and through the domain name dispute resolution system. In order to limit access to and disclosure of our proprietary information, all of our employees have signed confidentiality and invention assignment arrangements, and we enter into nondisclosure agreements with third parties. We cannot provide assurance that the steps we have taken to protect our intellectual property rights, however, will deter adequately infringement or misappropriation of those rights. Particularly given the international nature of the Internet, the rate of growth of the Internet and the ease of registering new domain names, we may not be able to detect unauthorized use of our intellectual property or take enforcement action.

        In particular, we have applied to register the "PayPal" service mark in the U.S. and Canada and we have obtained registration of the PayPal mark in the European Community, Japan and China. We also have applied to register the service mark "X.com" in the U.S. We have registered the domain name "www.paypal.com" for ten years and various related domain names for periods ranging from two to ten years and have filed to protect our rights to the PayPal name in the new ".biz" and ".info" top level domains that became operational in Fall 2001.

        We have applied in the U.S. and certain other countries for five patents. These patent applications relate to our core system of transferring value from point to point between two users of a communications network that are not linked directly, our technology to detect suspicious patterns of transactions, our process of verifying a customer's control of the bank account or credit card he has registered with PayPal, our process of enabling merchants to integrate PayPal into their websites or online auctions, and our process for determining whether to complete immediately a customer's ACH-funded payment, before we have received any assurances of payment, if the customer presents an alternate payment method to be used if the primary payment method fails. We cannot predict whether the U.S. Patent and Trademark Office, or PTO, will issue these patents in their requested form or whether these patents will be valid even if issued.

        Whether or not the PTO issues us patents, third parties may claim that we have infringed upon their patents or misappropriated or infringed on other proprietary rights. These claims and any resultant litigation could subject us to significant liability for damages. In addition, even if we prevail, the litigation could be time consuming and expensive to defend and could affect our business materially and adversely. Any claims or litigation from third parties may also result in limitations on our ability to use the service marks, trademarks, copyrights, trade secrets, patents, and other intellectual property subject to these claims or litigation, unless we enter into license agreements with the third parties. However, these agreements may be unavailable on commercially reasonable terms, or not available at all.

Patent Litigation; Third Party License Demand

        On May 7, 2002, Tumbleweed Communications Corp. filed a lawsuit for patent infringement against us in the United States District Court for the Northern District of California. Tumbleweed is a software company headquartered in Redwood City, California, that specializes in Internet security. The lawsuit claims infringement of two U.S. patents: U.S. Patent Number 5,790,790 (the '790 patent), entitled "Electronic Document Delivery System in Which Notification of Said Electronic Document is Sent to a Recipient Thereof," and U.S. Patent Number 6,192,407 (the '407 patent), entitled "Private, Trackable URLs For Directed Document Delivery." The Tumbleweed patents relate to techniques for the delivery of electronic documents to users over the Internet. Specifically, the '790 patent relates to an electronic document delivery system and methods of its use where a document is forwarded to a remote server. The server sends a generic notification of the document, with direct reference to the document, to an intended recipient, and the recipient can download the document from the server using local protocols. The '407 patent relates to a document delivery architecture that dynamically generates a private Uniform Resource Locator to retrieve documents. We believe that we do not infringe the '790 or '407 patents, and will contest the suit vigorously. In our answer filed May 28, 2002, we denied any infringement and asserted that the Tumbleweed patents are invalid. In addition, we brought counterclaims for declaratory judgment that the patents are not infringed or in the alternative are invalid.

        On February 15, 2002, we received a letter from counsel to NetMoneyIN, Inc., a privately held company based in Arizona. The letter from NetMoneyIN's counsel alleges that we are infringing at least claim 13 of U.S. patent Number 5,822,737 (the '737 patent) and claim number 1 of U.S. Patent Number 5,963,917 (the '917 patent), which is a continuation of the '737 patent, when we "engage in working with merchant web sites to check credit card purchases." The '737 patent and the '917 patent relate to a financial transaction system for processing payments over a network, in particular for credit and debit card payments. We believe that we do not infringe the '737 or '917 patents, among other reasons because we do not provide direct credit or debit card processing for merchants. We have responded to this effect to the letter from NetMoneyIN's counsel. NetMoneyIN has not commenced any legal action against us; however, the letter from NetMoneyIN states that we will be sued if we remain unlicensed.

        If we were to conclude based on additional information that some element of our processes are or might be covered by the Tumbleweed or NetMoneyIN patents, we might seek to negotiate and obtain licenses from these parties. If we were unwilling or unable to obtain a license from these third parties, we would remain subject to potential liability for patent infringement. Although we will contest any lawsuit vigorously, we cannot make assurances that we will prevail in the Tumbleweed lawsuit or if NetMoneyIN were to sue us for infringement of their patents. If any portions of our service were found to be infringing their patents, then we would likely be unable to continue to offer those portions of our service found to be infringing. We could also then be required to pay damages for past infringing use, possibly attorneys' fees, and possibly treble damages. This could have a material adverse effect on our business prospects, financial condition, and results of operations.

        On February 4, 2002, CertCo, Inc. filed a lawsuit for patent infringement against us in the United States District Court for the District of Delaware. On April 25, 2002, CertCo agreed to drop the patent infringement suit that it had asserted against us. The settlement involved an inconsequential payment by us and mutual releases.

Regulation

  Money Transmitter Laws

        More than 40 states in the U.S. regulate bill payers, money transmitters, check sellers, issuers of payment instruments or similar non-bank payment businesses, which we refer to collectively as "money services businesses." The states enacted most of these statutes before the Internet emerged as a commercial forum, and the application of these statutes to online payment service providers has not been interpreted by courts or most regulatory authorities. Based on the specific provisions of these state statutes and the nature of our services, we believe that money services regulations cover our business only in some states that regulate money transmitters, and not in states that only regulate check sellers or issuers of payment instruments.

        Our analysis is subject to significant uncertainty, however, and we cannot assure you that state regulators and courts will agree with our interpretations. Beginning in May 2000, we have contacted regulatory authorities to describe our service or we have filed applications in the 36 jurisdictions, including the District of Columbia and Puerto Rico, that regulate money transmitters or were subject to the greatest uncertainty. Eight states have provided a written interpretation that our service, as we described it to them, does not require a money services license from their state. These eight states are Arkansas, Georgia, Indiana, Kentucky, Missouri, Nevada, Oklahoma and Wisconsin.

        Based on the replies received from the other states that we contacted and our analysis of state law, we have applied for money services business licenses in a total of 26 jurisdictions, and are preparing applications in two additional jurisdictions. Of the 26 jurisdictions where we have filed applications, we have obtained a money services business license in 11 jurisdictions: Arizona, Colorado, the District of Columbia, Idaho, Illinois, Louisiana, Maine, Maryland, Nebraska, Oregon and West Virginia. The 15 jurisdictions where we have pending applications are California (as to transmission of money abroad), Connecticut, Delaware, Florida, Massachusetts (as to transmission of money abroad), Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, Rhode Island, Tennessee, Texas, Virginia and Vermont. Most of these applications were filed in February and March 2002. The two jurisdictions for which we are preparing applications are New York and Puerto Rico. We expect to file these applications in July 2002.

        In California, a money transmitter license is required only for engaging in the business of transmission of money abroad. After discussions with the California Department of Financial Institutions, while our application for a California license is pending, we have suspended processing money transfer payments to international accounts. In the year ended December 31, 2001, such payments constituted less than 0.5% of the total dollar volume of our payments. We will not be able to resume processing such payments until we have obtained a California license to transmit money abroad, which could take several months.

        Even if all of these state license applications are ultimately granted, state regulatory authorities have the ability to impose fines and other penalties for the period of time we provided services without a license to residents of those states that require us to have a license. Under the recently enacted USA Patriot Act, we could be subject to federal civil and criminal penalties if we are deemed to be operating without an appropriate money transmitting license in a state where such operation is punishable as a misdemeanor or a felony under state law. We have not to date been fined or received notice of fines or other penalties under state or federal money transmitter laws.

        Because we have money transmitter licenses in ten states and the District of Columbia and expect to obtain other state money services business licenses, we must file periodic reports with state regulators, obtain bonds and maintain minimum levels of capital, ensure that we hold customer funds only in liquid and highly rated investments and provide notice or receive advance approval of any change in control of PayPal. State money services business regulators will have the authority to examine us for compliance with these laws and as to the safety and soundness of our operations and financial condition. The minimum capitalization requirements vary from state to state but do not currently exceed $2.0 million in any state, although each state has the authority to set higher minimums on a case-by-case basis. The bonding company we use requires us to obtain standby letters of credit for their benefit to support the issuance of bonds to satisfy state requirements. As of March 31, 2002, we had pledged cash, in the form of certificates of deposit, totaling $6.6 million to secure the letters of credit. This amount is classified as restricted cash.

  Bank Regulation

        Because we are not licensed as a bank, we are not permitted to engage in a banking business. We do not require customers to keep funds in our system in order to use our product. Although the definition of a "banking business" varies among state laws, and is not limited to entities that take deposits, we believe that our principal risk of being deemed to be engaged in unauthorized banking activities, as indicated in the concerns raised by the four states described below, arises from the possibility that we may be deemed to be keeping money on account for customers or otherwise accepting deposits.

        In response to our contacts with state regulatory authorities beginning in the summer of 2000 regarding the applicability of money transmitter laws, regulatory authorities in New York and Louisiana stated their view that the ability of our customers to leave amounts on account with us for future transfer represented the conduct of an illegal banking business, and authorities in California and Idaho questioned whether we were engaged in a banking business. We received written communications to this effect from these authorities commencing in the summer of 2000 and, in the case of Idaho, in January 2001.

        We have taken two principal steps intended to create the result that customers who carry balances available for future spending through PayPal are not "keeping money on account" with PayPal:

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  as of November 2000, U.S.-based customers who choose to carry balances have had the option of investing those balances through a sweep arrangement to purchase shares of the PayPal Money Market Fund, which is a registered money market mutual fund. These shares are held by the customer directly, and PayPal has no claim on the underlying funds, as it would in an account or deposit relationship.

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  as of August 2001, we changed our user agreement and the management of our customers' funds so that, for customers who choose to carry balances but do not enroll in the money market sweep, we act as agent for the customer in placing their money in bank accounts, and we do not have discretion to loan out those funds, or use the funds for our corporate purposes. We have established relationships with three banks under which PayPal places customer funds outside of the Money Market Fund into accounts at these banks.

        In September 2001, we also sought an advisory opinion from the FDIC to the effect that we are not taking deposits for purposes of the Federal Deposit Insurance Act. We believed that, if we obtained a favorable opinion on this issue under federal law, the opinion could be considered relevant by some state authorities in their review of whether we are engaged in the business of banking under their state law. The FDIC's February 15, 2002 advisory opinion declines to address this request because we are not a bank for purposes of the Federal Deposit Insurance Act. Nonetheless, we believe that the FDIC's opinion on the availability of pass-through deposit insurance for our customers could be considered relevant by some state authorities. However, the FDIC opinion addresses only issues under the Federal Deposit Insurance Act, and state authorities could conclude that we are taking deposits or otherwise engaged in the business of banking under the laws of their respective states.

        Since August 2001, we have corresponded with regulatory authorities in the four states listed above to inform them of the changes to our service. In February 2002, we received correspondence from Louisiana and New York regulatory authorities that they had not changed their position. The Louisiana letter indicated that the Louisiana Office of Financial Institutions was still reviewing whether our changes had addressed their concerns. We submitted additional information to the Louisiana Office about the operations of our service. We also received a letter from the New York Banking Department dated February 13, 2002 stating that its position remained unchanged. At the Department's request, we met with representatives of the Department on February 19, 2002 to discuss their position that we have acted in contravention of their letters. We presented additional information to the Department regarding our position that we are no longer holding funds on account, and requested that the Department reconsider their conclusion that we have acted in contravention of their letters. At the request of the Department representatives with whom we met, on March 7, 2002 we submitted a supplemental written response setting forth our position that, under New York law, we are not conducting unauthorized banking activities.

        In March 2002, after reviewing the additional information we had provided on unauthorized banking issues, Louisiana and Idaho issued money transmitter licenses to us, and California accepted our money transmitter license for processing. These states have not, however, issued an opinion as to whether we are engaged in unauthorized banking under their state laws. On June 7, 2002, we received a letter from counsel to the New York Banking Department stating that the Department has concluded, based on its review of our business model and the relationship with our customers created by the PayPal User Agreement, that we are not currently engaged in illegal banking. The New York Banking Department remains free to change its conclusion if we change our business model or our relationship with our customers. The New York Banking Department also encouraged us to submit an application to obtain a New York money transmitter license as soon as practicable. We expect to submit the application by June 30, 2002.

        Other than as described above, there have been no other actions taken or threatened by regulatory authorities against us for engaging in an unauthorized banking business. However, other states could raise similar concerns in the future. Even if the steps we have taken to address unauthorized banking issues are deemed sufficient by the state regulatory authorities, we could be subject to fines and penalties for our prior activities. We began offering our service to residents of all 50 states and the District of Columbia in October 1999. No regulatory authority has informed us of its intention to impose a monetary penalty, but regulatory authorities have broad discretion in interpreting and applying penalties.

        If we were found to be subject to and in violation of any banking laws or regulations in any state, not only the four that have expressed concern, we could be subject to liability, which in some states may include high fines for each day of noncompliance, or forced to cease doing business with residents of those states or to change our business practices. Even if we are not forced to cease doing business with residents of certain states or to change our business practices to comply with banking laws and regulations, we could be required to obtain licenses or regulatory approvals that could impose a substantial cost on us. The need to comply with state laws prohibiting unauthorized banking activities could also limit our ability to enhance our services in the future.

  International

        We currently offer our product to customers with a credit card in 37 countries outside the U.S. We offer our product from the U.S., in English, and in U.S. dollars. For countries outside the U.S., it is not clear whether, in order to provide our product in compliance with local law, we need to be regulated as a bank or financial institution or in some other capacity. Additionally, the more we market in, and provide a locally tailored service to, any country outside the U.S., the greater the risk that we will require to be regulated in that jurisdiction in order to comply with local law. We are working with foreign legal counsel to identify and comply with applicable laws and regulations. Some of the foreign countries where we offer our product regulate banks, financial institutions and other businesses and operate under legal systems that could apply those laws to our business even though we do not have a physical presence in those countries. For example, under the laws of France, we could be required to add special features to our product or contract with a French bank in order to serve customers located in France. Violations of these rules could result in civil and criminal penalties. We may also be required to comply with the money laundering rules of non-U.S. countries where we offer our product, and failure to do so may lead to civil and criminal penalties.

        We expect to apply to the Financial Services Authority in the United Kingdom for a license to operate as an electronic money issuer under a new legal regime that came into operation in the United Kingdom on April 27, 2002. The licensing system for electronic money issuers in the United Kingdom was implemented pursuant to a European Union directive that applies to all member countries, and if we obtain a license from the United Kingdom we likely will be authorized to operate in all European Union member countries, subject to the terms of the license. Because the electronic money issuer regulatory system is new and has not yet been adopted by each of the member countries, we cannot provide assurances that other European Union countries will not impose additional requirements or seek to regulate us as a bank or other regulated financial institution. In addition, in order to obtain a license as an electronic money issuer from the United Kingdom or in other countries, we may be required to increase our local presence, change how we account for transactions by international customers or otherwise make changes to our business that could increase our costs. It would also be necessary to comply with capital adequacy requirements and requirements as to how money in customer accounts can be invested, with highly liquid and very low risk investments being stipulated. It is likely to be desirable to create a separate local subsidiary to obtain the necessary license.

        The Banking Development Department of the Hong Kong Monetary Authority sent us a letter dated June 3, 2002, which states that they are trying to determine whether PayPal's service provided to Hong Kong users is considered as "taking deposits" under Hong Kong's banking laws. If it is, then those laws require that any advertising material issued by PayPal to Hong Kong residents comply with Hong Kong law. Information that PayPal posts on its Web site is considered to be advertising material for purposes of Hong Kong's Banking Ordinance. The Banking Ordinance would require PayPal to add certain additional information to the material on its Web site or risk a fine or imprisonment. We have asked legal counsel to investigate the issue and prepare a response to the Hong Kong Monetary Authority. At this preliminary stage, we believe that our service does not constitute "taking deposits" under the Hong Kong Banking Ordinance, and that even if it does, adding the information that Hong Kong would require be added to our Web site would not have a material adverse effect on us. If, however, the Hong Kong Monetary Authority were to take the view that our service involved not only "taking deposits" but also taking those deposits in Hong Kong, then we would likely need to be regulated as a bank in Hong Kong in order to take deposits there lawfully.

        Under the USA Patriot Act, we may be required to obtain additional information, maintain records and file reports regarding any business we conduct with residents of jurisdictions that are identified by the Secretary of the Treasury as being of primary money laundering concern. We currently allow residents of Israel, which has been identified by the Financial Action Task Force as being non-cooperative on money laundering matters, to use PayPal, although we do not allow Israeli customers to withdraw funds to non-U.S. bank accounts. The Secretary of the Treasury, however, is not required to rely on the Financial Action Task Force list in identifying countries of primary money laundering concern, and could identify additional countries whose residents currently can do business with us as being of primary money laundering concern. We have implemented procedures, and are strengthening those procedures, to use Internet Protocol addresses to identify customers who try to access PayPal from countries that are not on our approved list.

  Consumer Protection

        We are subject to state and federal consumer protection laws, including laws protecting the privacy of consumer non-public information, prohibiting unfair and deceptive practices, requiring specific disclosures and procedures with respect to formation of electronic contracts such as the PayPal User Agreement, and regarding electronic fund transfers. In particular, under federal and state financial privacy laws and regulations, we must provide notice to consumers of our policies on sharing non-public information with third parties, must provide advance notice of any changes to our policies and, with limited exceptions, must give consumers the right to prevent sharing of their non-public personal information with unaffiliated third parties. Under the Electronic Fund Transfer Act and Regulation E of the Board of Governors of the Federal Reserve Board, we are required to disclose the terms of our electronic fund transfer services to consumers prior to their use of the service, to provide 21 days advance notice of material changes, to establish specific error resolution procedures and timetables and to limit customer liability for transactions that are not authorized by the consumer. We believe we have appropriate procedures in place for compliance with these consumer protection laws, but many issues regarding delivery of notices and disclosures over the Internet have not yet been addressed by the federal and state agencies charged with interpreting the applicable laws.

        In doing business with residents of countries outside the U.S., we also may be subject to consumer protection laws of those countries, including data protection laws that are more restrictive than financial privacy laws in the U.S. We continue to work with foreign legal counsel to identify and comply with applicable laws and regulations.

  Money Laundering

        As a money services business we are subject to state and federal laws prohibiting the knowing transmission of the proceeds of criminal activities or funds intended for use in a criminal transaction. We are subject also to regulations of the Treasury Department's Financial Crimes Enforcement Network, or FinCEN, requiring reporting and record keeping of various transactions. All PayPal transactions are recorded and documented, and we believe we have appropriate processes in place for compliance with these regulations. Although FinCEN recently issued some guidance regarding the application of its regulations, such guidance is not specific to Internet payment services. Even if we comply with these requirements, federal and state law enforcement agencies could seize customer funds in PayPal accounts that are traceable to suspected criminal activities. The USA Patriot Act has also increased the civil and criminal penalties for money laundering violations to an amount not less than two times the amount of the transactions in question, up to a maximum of $1.0 million per occurrence.

        The FinCEN regulations require money services businesses, such as our business, to register with the Treasury Department, to report suspicious transactions involving a payment or series of related payments of $2,000 or more and to obtain and keep more detailed records on the senders and recipients in transfers of $3,000 or more. We have filed for registration with the Treasury Department and have commenced filing suspicious activity reports. During the twelve months and three months ended December 31, 2001, and March 31, 2002, 0.1% and 0.1% of our transactions and 7.3% and 7.4%

of the volume of payments we processed represented transactions of $2,000 or more. We have developed and deployed, and continue to develop, systems and procedures to comply with these regulations. Under the USA Patriot Act and implementing regulations adopted in April 2002, we are required to adopt and implement an anti money-laundering program by no later than July 24, 2002 that includes, at a minimum:

  •
  the development of written policies, procedures, and controls (including those related to customer identification);

  •
  the designation of a compliance officer;

  •
  training for employees; and

  •
  a regular independent review of the program.

        We have adopted a program to comply with these regulations, but any errors or failure to implement the program properly could lead to a lawsuit, administrative action, fine and/or prosecution by the government. In addition, future regulation in this area is likely, and we cannot predict how such regulation would affect us. Complying with such regulation could be expensive or require us to change the way we operate our business.

        Under the USA Patriot Act, the Secretary of the Treasury is directed to enact regulations, by no later than October 26, 2002, setting forth minimum standards for financial institutions to determine the identity of their customers in connection with the opening of an account. The regulations shall, at a minimum, require financial institutions to implement reasonable procedures for:

  •
  verifying the identity of any person seeking to open an account to the extent reasonable and practicable;

  •
  maintaining records of the information used to verify a person's identity, including name, address, and other identifying information; and

  •
  consulting lists of known or suspected terrorists or terrorist organizations provided by U.S. government agencies to determine whether a person seeking to open an account appears on any such list.

        We have procedures in place to confirm the identity of persons who open a PayPal account, to maintain records of the information used, and to consult lists of known or suspected terrorists or terrorist organizations prior to opening an account. The regulations to be adopted by the Secretary of the Treasury may require us to revise these procedures or adopt additional procedures. We could be required to learn more about our customers before opening an account, to obtain additional verification of international customers, or to monitor our customers' activities more closely. We will not be able to evaluate the potential impact of the new law until these regulations are proposed.

  PayPal Money Market Fund

        The PayPal Money Market Fund is a series of PayPal Funds, a Delaware business trust registered with the Securities and Exchange Commission as an open-end investment company. The PayPal Funds are governed by a Board of Trustees. The investment adviser and transfer agent for the Fund is PayPal Asset Management, Inc., or PAMI, a wholly owned subsidiary of PayPal, Inc. For its services, PAMI is paid a fee by PayPal Funds, although we are currently waiving the fee. The Fund currently pursues its investment objectives by investing all of its assets in a Money Market Master Portfolio advised by Barclays Global Fund Advisors.

        Our website offers our customers the opportunity to invest in shares of the PayPal Money Market Fund. In most cases, only a registered broker-dealer is legally permitted to solicit for purchases of securities, such as the shares of this Fund, or otherwise to facilitate securities transactions. We have engaged an independent registered broker-dealer, Funds Distributor Inc., to offer shares of the PayPal Money Market Fund. Funds Distributor Inc. also provides various other services that otherwise could subject us to broker-dealer regulation if we performed them without the involvement of a registered broker-dealer. If we no longer were able to retain the services of a broker-dealer or if a regulatory authority decides to take action against us because our activities include those required to be performed by a registered broker-dealer, notwithstanding our use of an independent registered broker-dealer, we might not be able to offer our customers the PayPal Money Market Fund, and we could be subject to criminal and civil penalties and adverse publicity. Regulatory authorities in Idaho believe that we may be subject to registration in Idaho as a broker-dealer because we offer our customers the opportunity to invest in shares of the PayPal Money Market Fund through our website. We have submitted a response to Idaho stating the reasons we believe we are not acting as a broker-dealer, but we cannot give any assurances that the Idaho authorities will reach a favorable conclusion. As a result, we may not be able to offer this option to our customers residing in Idaho and may be subject to penalties.

        PAMI is registered with the Securities and Exchange Commission as a transfer agent and investment adviser. As a result, it is required to comply with detailed regulations intended to ensure, among other things, that the assets of the Money Market Fund are invested only in securities consistent with the investment criteria of the Fund. We believe that we have appropriate experienced personnel and processes in place for compliance with these requirements and also have subcontracted some administrative services to a company with expertise in mutual fund administration.

Employees

        As of May 31, 2002, we had 760 full-time employees: 217 at our Mountain View, California corporate headquarters, 541 at our operations and customer service center in Omaha, Nebraska, and two at our business development office in London. None of our employees is represented by collective bargaining agreements. We have not experienced any work stoppages and believe our relationship with our employees to be good.

Facilities

        We lease our corporate headquarters in Mountain View, California, which consist of 50,000 square feet. We lease our customer service and operations facilities in Omaha, Nebraska, which consist of 46,000 square feet. We also lease a 1,400 square foot office in London, England. Additionally, in June 2002, we entered into an agreement to purchase approximately 22 acres of land near Omaha, Nebraska, for approximately $3.7 million. We are currently in escrow for the purchase of this land. In June 2002, conditioned on the successful closing of the land purchase, we also entered into an agreement to have a building constructed on this land at a cost of approximately $12.7 million. This 115,200 square foot facility would serve as our primary customer service operations center. We believe the above facilities will suffice for our currently anticipated future needs.

Legal Proceedings

        See "Intellectual Property-Patent Litigation; Third Party License Demand" for a description of a pending litigation that has been brought against us and for descriptions of other claims of patent infringement by third parties.

  Class Action Litigation

        As part of our program to reduce fraud losses, we may temporarily restrict the ability of customers to withdraw their funds if those funds or their account activity are identified by our anti-fraud models as suspicious. On February 21, 2002, we were served with a lawsuit, Kamdar et al. v. PayPal, Inc., filed in Superior Court of the State of California in Santa Clara County. This suit was filed on behalf of a purported class of all users whose accounts have been restricted by PayPal. The suit claims that we have restricted funds or user accounts in a manner that breaches our User Agreement provisions on account restrictions, that constitutes an unlawful, unfair or fraudulent business practice under California law, and that constitutes a conversion of the users' funds. The plaintiffs seek an order awarding (1) actual and compensatory damages, (2) restitution or other equitable relief, (3) punitive damages as to any conversion of users' funds, (4) an injunction preventing PayPal from continuing to convert funds or to engage in the alleged unlawful, unfair or fraudulent practices regarding account restrictions, (5) plaintiffs' costs incurred in the litigation, including attorney's fees, and pre- and post-judgment interest, and (6) such other relief as the court may deem proper. We believe our policies and procedures regarding account restrictions are appropriate and are an important part of our risk management system. On March 18, 2002, we removed the case from Superior Court in Santa Clara County to the United States District Court for the Northern District of California. On April 1, 2002, plaintiffs filed a motion to remand the case back to Superior Court. On June 11, 2002, our counsel received notice of dismissal of this lawsuit, which was dismissed in connection with the filing of the Lee lawsuit described below.

        A separate lawsuit, Lee et al. v. PayPal, Inc., was filed in Superior Court of the State of California in Santa Clara County on June 6, 2002. The plaintiffs in this action share the same counsel as the plaintiffs in the Kamdar. The Lee action was filed on behalf of a purported class of all persons who hold or held PayPal accounts (a) that we restricted in their entirety, even though suspected frauds only implicate a portion of the funds in the accounts; (b) that we restricted without any reasonable ground to suspect user fraud or other justifiable basis, or (c) from which we deducted funds without justification, without completing an investigation, or without providing the user with the written results of the investigation within three business days of completing the investigation. Like the Kamdar action, this complaint claims that we have restricted funds or user accounts in a manner that breaches our User Agreement provisions on account restrictions, that constitutes an unlawful, unfair or fraudulent business practice under California law, and that constitutes a conversion of the users' funds. The plaintiffs seek an order awarding (1) actual and compensatory damages, (2) restitution or other equitable relief, (3) punitive damages, (4) an injunction preventing PayPal from continuing to convert funds or to engage in the alleged unlawful, unfair or fraudulent practices regarding account restrictions, (5) plaintiffs' costs incurred in the litigation, including attorney's fees, and pre- and post-judgment interest, and (6) such other relief as the court may deem proper.

        Also in June 2002, a separate class action Resnick et al. v. PayPal, Inc., was filed in the U.S. District Court for the Northern District of California, San Jose Division. This suit was filed on behalf of a purported class of all customers who use their PayPal account primarily for personal, family or household purposes. The plaintiffs in this action share the same counsel as the plaintiffs in the Kamdar and Lee actions. The Resnick suit alleges that we have violated the Electronic Fund Transfer Act. The plaintiffs seek an order awarding (1) actual and compensatory damages; (2) restitution and other equitable relief as the court deems proper; (3) treble damages and penalties under the Electronic Fund Transfer Act; (4) an injunction preventing us from continuing to convert the remaining funds in the plaintiffs' accounts; (5) plaintiffs' costs incurred in the litigation, including attorney's fees, and pre- and post-judgment interest, and (6) such other relief as the court may deem just and proper.

        On March 12, 2002, a separate lawsuit, Fawcett et al. v. PayPal, Inc. (now known as Comb et al. v. PayPal, Inc.), was filed in United States District Court for the Northern District of California, San Jose Division. This suit was filed on behalf of a purported class of all persons who, at any time since the launch of the PayPal service in October 1999, have opened an account with PayPal or had money electronically transferred from or to an account with another financial institution in connection with a PayPal transaction. The suit claims that we have (1) violated the Electronic Fund Transfer Act by, among other things, failing to conduct a good faith and timely investigation of errors reported by customers, failing to provisionally credit amounts alleged to be in error within ten business days, and failing to provide a telephone number and address readily available to the consumer for reporting unauthorized transactions; (2) converted funds of class members to our own use through unlawful conduct; (3) transferred or retained from class members monies that we had no right to retain; (4) unjustly retained monies belonging to the class members; and (5) been negligent in not making dispute resolution information readily available for customers, making it difficult for customers to resolve disputes with us in an efficient and appropriate manner, and failing to establish and maintain adequate procedures concerning the transfer of funds. The suit also claims that the above alleged actions constitute unlawful, unfair, fraudulent and deceptive business practices under California law. On May 1, 2002, the plaintiffs filed an amended complaint, dropping one of the three named plaintiffs and added causes of action under the California Consumers Legal Remedies Act. On May 10, 2002, the plaintiffs filed a motion for certification of their proposed plaintiff class.

        The plaintiffs seek an order (1) declaring that we have violated the Electronic Fund Transfer Act; (2) awarding statutory damages under the Electronic Fund Transfer Act, which include actual damages, an award up to the lesser of $500,000 or 1 percent of our net worth, and the plaintiff's costs and attorney's fees; (3) awarding treble damages and punitive damages; (4) awarding compensatory damages with interest; (5) awarding restitution of all monies that we wrongfully acquired from the class members and the general public; (6) awarding pre-judgment and post-judgment interest; (7) imposing a constructive trust upon any and all monies and assets we have wrongfully acquired from the class members; (8) declaring the arbitration provision in the PayPal User Agreement unenforceable; (9) awarding equitable and declaratory relief, including an injunction preventing PayPal from continuing to engage in the alleged wrongful conduct, requiring PayPal to return any gains from wrongful conduct, and requiring PayPal to make corrective disclosures to customers; and (10) awarding such other relief as the court may find proper.

        We believe we have meritorious defenses to these lawsuits and will contest the suits vigorously. However, the ultimate resolution of these matters could have a material adverse effect on our financial condition and results of operations. Even if we prevail, the litigation could be expensive to defend and could require significant amounts of management time and the diversion of significant operational resources.

MANAGEMENT

Executive Officers, Directors and Key Employees

        A list of our executive officers, directors and key employees, as of May 31, 2002, follows:

Name	Age	Position
Peter A. Thiel(1)	34	Chief Executive Officer, President and Chairman of the Board of Directors
Max R. Levchin	26	Chief Technology Officer and Director
David O. Sacks	30	Chief Operating Officer
Reid G. Hoffman	34	Executive Vice President
Roelof F. Botha	28	Chief Financial Officer
Jack R. Selby	28	Senior Vice President, Corporate Development
James E. Templeton	28	Senior Vice President
Ryan D. Downs	33	Senior Vice President, Operations
Todd R. Pearson	38	Senior Vice President, Financial Services
Sandeep Lal	43	Senior Vice President, International
John D. Muller	40	General Counsel and Secretary
John C. Dean(2)	54	Director
Timothy M. Hurd(2)	32	Director
John A. Malloy(2)	42	Director
Shailesh J. Mehta(3)	53	Director
Michael J. Moritz(1)(3)	47	Director
Elon R. Musk(1)(3)	30	Director

(1)
Member of the nominating committee.

(2)
Member of the compensation committee.

(3)
Member of the audit committee.

Management

        Peter A. Thiel has served as our Chief Executive Officer and President since September 2000 and as Chairman of our board of directors since May 2000. Mr. Thiel has served on our board of directors since March 2000. Mr. Thiel co-founded Confinity, Inc. in December 1998 and served as the Chief Executive Officer and Chairman through March 2000. Since September 1996, Mr. Thiel has been the managing member of Thiel Capital Management, LLC. Previously, Mr. Thiel traded derivatives for CS Financial Products and practiced securities law with Sullivan & Cromwell. Mr. Thiel received a B.A. in Philosophy from Stanford University in 1989 and a J.D. from Stanford Law School in 1992.

        Max R. Levchin has served as our Chief Technology Officer and as a director since March 2000. Mr. Levchin co-founded Confinity Inc. in December 1998, and served as the Chief Technology Officer and a Director through March 2000. Mr. Levchin founded NetMeridian Software, a developer of early palm-top security applications, in January 1996, and served as CEO from January 1996 to December 1998. Previously, Mr. Levchin co-founded SponsorNet, a web advertising service, where he led the company's engineering efforts. Mr. Levchin received a B.S. in Computer Science from the University of Illinois, Urbana-Champaign in 1997.

        David O. Sacks has served as our Chief Operating Officer since March 2002. Mr. Sacks joined PayPal in November 1999 and served in a variety of positions, most recently as Executive Vice President of Product. Mr. Sacks worked as a management consultant for McKinsey & Company where he focused on the telecommunications and financial services industries from January 1999 to

November 1999. Mr. Sacks received a B.A. in Economics from Stanford University in 1994 and a J.D. from the University of Chicago Law School in 1998.

        Reid G. Hoffman has served as our Executive Vice President since March 2002. Mr. Hoffman joined PayPal in January 2000 and served in a variety of positions, most recently as Executive Vice President of Business Development. Previously, Mr. Hoffman served as a director of Confinity, Inc. from December 1998 to January 2000. Mr. Hoffman co-founded Socialnet.com, an Internet community service company, in August 1997, and served in various capacities from August 1997 to January 2000. Mr. Hoffman worked in product development for Fujitsu from February 1996 to July 1997. Previously, Mr. Hoffman worked in human interface design at Apple Computer. Mr. Hoffman received a B.S. in Symbolic Systems from Stanford University in 1990 and an M.S. in Philosophy from Oxford University in 1993.

        Roelof F. Botha has served as our Chief Financial Officer since August 2001. Mr. Botha joined the company in March 2000 and served in a variety of positions, most recently as Vice President of Financial & Risk Management. Mr. Botha worked as a management consultant for McKinsey & Company from August 1996 to July 1998. Mr. Botha, a certified actuary, became a Fellow of the Faculty of Actuaries in 1996, and received a B.S. in Actuarial Science, Economics, and Statistics from the University of Cape Town in 1994 and an M.B.A. from Stanford Business School in 2000.

        Jack R. Selby has served as our Senior Vice President of Corporate Development since October 2000. Mr. Selby joined PayPal in August 1999 and served in a variety of positions, most recently as the Vice President of Corporate and International Development. Mr. Selby raised capital for a variety of alternative investments at Sasco Hill Securities from June 1998 to June 1999. Mr. Selby worked in a variety of roles at Gesellschaft für Trendanalysen, a financial consulting firm, from May 1996 to May 1998. Mr. Selby received a B.A. in Economics from Hamilton College in 1996.

        James E. Templeton has served as our Senior Vice President since March 2002. Mr. Templeton joined PayPal in June 1999 and served in a variety of positions, most recently as Senior Vice President of Systems. Mr. Templeton served as an independent consultant in the sale of a retail business, The Manor House, from June 1998 to February 1999. Mr. Templeton invested in high-technology stocks from October 1996 to May 1998 and consulted for Double Impact, an Internet consulting firm, from August 1997 to September 1997. Mr. Templeton received a B.S. in Physics from Bates College in 1996.

        Ryan D. Downs has served as our Senior Vice President of Operations since May 2002. Mr. Downs joined PayPal in December 2001 as Vice President of Operations. From June 2000 to December 2001, Mr. Downs served as Chief Executive Officer for eTopia Technologies, Inc., an Omaha-based IT consulting firm. Before that, Mr. Downs was a partner at Bartlit Beck Herman Palenchar & Scott of Denver, Colorado, where he specialized in complex commercial litigation. Mr. Downs earned a B.S. in Agricultural Sciences in 1991 from the University of Nebraska-Lincoln and a J.D. from Harvard Law School in 1994.

        Todd R. Pearson has served as our Senior Vice President of Financial Services since December 2000. Mr. Pearson joined the company in January 2000 and served in a variety of positions, most recently as Vice President of Cards and Risk Policy. Mr. Pearson worked as a strategy consultant at Andersen Consulting from October 1998 to January 2000 and as a management consultant at Edgar, Dunn & Company in the U.S. and UK, focusing on the payments industry, from 1987 to September 1997. Mr. Pearson received a B.A. in History from the University of California, Berkeley in 1987 and an M.B.A. from the London Business School in 1998.

        Sandeep Lal has served as our Senior Vice President of International since June 2001. Mr. Lal joined PayPal in March 2000 and served in a variety of positions, most recently as Senior Vice President of Customer Service and Operations. Previously, Mr. Lal worked in a number of roles at Citibank, N.A., which he joined in 1982. Most recently, Mr. Lal led trading and financial market operations for 12 countries in Asia from November 1996 to February 2000. Mr. Lal also led the derivatives operations for Citibank's New York office from 1995 to November 1996. Previously, Mr. Lal headed Citibank's retail banking operations and customer service group in Japan. Mr. Lal received a B.A. in Economics from Delhi University in 1978 and an M.B.A. from the University of Michigan in 1981.

        John D. Muller has served as our General Counsel since October 2000 and as our Secretary since December 2000. Prior to joining PayPal, Mr. Muller was a partner at the law firm of Brobeck, Phleger & Harrison, specializing in finance and regulatory compliance, from March 1996 to October 2000. Previously, Mr. Muller practiced law at Shawmut National Corporation, a multi-state bank holding company, and at the law firm of Gibson, Dunn & Crutcher. Mr. Muller serves as the Co-Chair of the American Bar Association Joint Subcommittee on Electronic Financial Services and served as the chair of the California Bar Association Financial Institutions Committee from October 1999 to September 2000. Mr. Muller received a B.A. in English from the University of Virginia in 1983 and a J.D. from Harvard Law School in 1986.

Board of Directors

        John C. Dean has served as a director since December 2001. Mr. Dean currently serves as chairman of the boards of directors of Silicon Valley Bancshares and Silicon Valley Bank. Mr. Dean served as chief executive officer of Silicon Valley Bank from 1993 until April 2001. Prior to joining Silicon Valley Bank, Mr. Dean was chief executive officer of Pacific First Bank, First Interstate Bank of Washington, First Interstate Bank of Oklahoma, and First Interstate System Inc. Mr. Dean is an advisor to or director of several U.S. and foreign venture capital firms and technology companies. Mr. Dean received a B.A. in Economics from the College of The Holy Cross in 1969 and an M.B.A. from The Wharton School of the University of Pennsylvania in 1974.

        Timothy M. Hurd has served as a director since March 2000. Mr. Hurd has worked as a managing director at Madison Dearborn Partners since January 2000. Since joining Madison Dearborn in September 1996, Mr. Hurd has concentrated on investments in the financial services sector. Previously, Mr. Hurd worked as an investment banker at Goldman, Sachs & Co. Mr. Hurd received a B.A. from the University of Michigan in 1992 and an M.B.A. from Harvard Business School in 1996.

        John A. Malloy has served as a director since March 2000. Mr. Malloy served as a director of Confinity, Inc. from June 1999 to March 2000. Mr. Malloy has worked as a partner at Nokia Ventures Fund since its formation in December 1998 and in business development for Nokia Americas from June 1996 to December 1998. Previously, Mr. Malloy co-founded GO Communications, a PCS start-up company. Earlier, Mr. Malloy held a variety of legal and marketing positions with MCI. Mr. Malloy received a B.A. from Boston College in 1981 and a J.D. from George Mason University School of Law in 1984.

        Shailesh J. Mehta has served as a director since February 2001. Mr. Mehta served as the CEO of Providian Financial Corporation from 1989 until November 2001 and served as the chairman of the board of directors of Providian Financial Corporation from May 1988 to October 2001. Mr. Mehta joined Providian in 1986. Previously, Mr. Mehta was an executive vice president of Ameritrust Corporation, now known as KeyCorp. Mr. Mehta received a B.S. in Mechanical Engineering from the Indian Institute of Technology in 1971, and an M.S. and Ph.D. in Operations Research and Computer Science from Case Western Reserve in 1973 and 1975, respectively.

        Michael J. Moritz has served as a director since August 1999. Mr. Moritz has worked as a partner at Sequoia Capital since 1986 and also serves on the boards of directors of Flextronics, Saba Software and Yahoo!. Mr. Moritz received an M.A. from Oxford in 1976.

        Elon R. Musk has served as a director since March 1999. Mr. Musk founded X.com Corporation in March 1999, which merged with Confinity, Inc. in March 2000. Mr. Musk served as the CEO of X.com from March 1999 to December 1999 and as the CEO of PayPal from May 2000 to September 2000. Mr. Musk co-founded Zip2 Corp. in 1995 where he worked in a number of roles including Chairman, CEO and CTO from 1995 to February 1999. Mr. Musk received a B.S. in Physics from the University of Pennsylvania and a B.S. in Economics from The Wharton School of the University of Pennsylvania in 1995.

        Several of our non-employee directors were initially appointed to the board of directors in connection with investments in PayPal by the entities they serve. Michael J. Moritz's appointment to the board of directors in August 1999 was a condition to the obligation of entities affiliated with Sequoia Capital to complete their investment in our Series A Preferred Stock; John A. Malloy's appointment to our board of directors in March 2000 was a condition to the obligation of Confinity, Inc. to complete their merger with us; Timothy M. Hurd's appointment to the board of directors in March 2000 was a condition to the obligation of various investors, including Madison Dearborn Partners, to complete their investment in our Series C Preferred Stock; and we agreed to appoint Shailesh J. Mehta to our board of directors in February 2001 as an inducement for Providian Bancorp Services to complete their investment in our Series D Preferred Stock and enter into the credit card alliance agreement with us. We have completed our obligations under these agreements by appointing these individuals to our board of directors. As a result, when each of Messrs. Moritz's, Malloy's, Hurd's and Mehta's term of office expires, or in the event of their resignation or removal, we are not obligated to nominate or re-elect these individuals or any other representatives of their affiliated investors to our board of directors.

Board Composition

        Our board of directors currently consists of eight members. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. We have divided the terms of office of the directors into three classes:

  •
  Class I, whose term will expire at the annual meeting of stockholders to be held in 2003;

  •
  Class II, whose term will expire at the annual meeting of stockholders to be held in 2004; and

  •
  Class III, whose term will expire at the annual meeting of stockholders to be held in 2005.

        Class I consists of Timothy M. Hurd and Shailesh J. Mehta; Class II consists of John C. Dean, John A. Malloy and Michael J. Moritz; and Class III consists of Peter A. Thiel, Max R. Levchin and Elon R. Musk. At each annual meeting of stockholders, the successors to directors whose terms will then expire serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof and until their successors are duly elected and qualified. In addition, a resolution of the board of directors or affirmative vote of the holders of at least 66 2/3% of the company's outstanding voting stock may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

        There are no family relationships among any of our directors, executive officers or key employees.

Board Committees

        Our board of directors has an audit committee, compensation committee and a nominating committee.

        Audit committee.    The audit committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our internal and independent auditors, including the results and scope of their audit. The audit committee currently consists of Messrs. Mehta, Moritz and Musk.

        Compensation committee.    The compensation committee of our board of directors reviews and recommends to the board the compensation and benefits of all of our executive officers, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Messrs. Dean, Hurd and Malloy.

        Nominating committee.    The nominating committee of our board of directors identifies appropriate candidates for nomination to membership on our board of directors. The nominating committee currently consists of Messrs. Moritz, Musk and Thiel.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Our full board of directors made all compensation decisions prior to the creation of our compensation committee.

Director Compensation

        Our directors do not receive any cash compensation for their services as directors or members of committees of the board of directors, but we reimburse them for their reasonable expenses incurred in attending meetings of the board of directors. Our directors may participate in our stock option plans and employee-directors may participate in our employee stock purchase plan. In December 2001, we granted options to purchase 50,000 shares at $6.00 per share to both Messrs. Mehta and Dean. In January 2002, we granted options to purchase 50,000 shares at $12.00 per share to each of Messrs. Hurd, Malloy, Moritz and Musk. These option grants vest monthly over three years.

Executive Compensation

        The following table sets forth all compensation paid by us during the fiscal years ended December 31, 2000 and 2001 to (i) our Chief Executive Officer and (ii) our four most highly compensated officers whose total annual salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2000 and 2001. It also includes two individuals who acted as CEO during the year ended December 31, 2000 and one individual who would have been one of the most highly compensated except that he was not serving as an executive officer as of December 31, 2000. We refer to these executives as the named executive officers elsewhere in this prospectus.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation
Name and Principal Position						Restricted Stock Awards(7)(8)		Securities Underlying Options	All Other Compensation
	Year	Salary		Bonus
Peter A. Thiel Chief Executive Officer and President(1)	2000 2001	$ $	147,084 208,333		— —	$	— 0	— —		— —
Max R. Levchin Chief Technology Officer	2000 2001	$ $	153,125 178,167		— —		— —	— 450,000		— —
David O. Sacks Chief Operating Officer	2001		$160,000		$10,000		—	—		—
Reid G. Hoffman Executive Vice President(2)	2000 2001	$ $	147,694 159,000	$	— 10,000		— —	353,614 300,000		— —
Roelof F. Botha Chief Financial Officer	2001		$162,612		—		—	25,000		—
Todd R. Pearson Senior Vice President, Financial Services(3)	2000 2001	$ $	110,493 147,001		$35,000 —		— —	75,000 25,000		— —
Bill H. Harris former Chief Executive Officer(4)	2000		$78,125		—		—	—		—
Elon R. Musk former Chief Executive Officer(5)	2000		$163,825		—		—	—		—
H. David Johnson former Chief Financial Officer(6)	2000 2001	$ $	153,594 100,818		— —		— —	— —	$	— 75,000

(1)
Mr. Thiel has served as our Chief Executive Officer and President since September 2000.

(2)
Mr. Hoffman's options granted in 2001 were cancelled in connection with his participation in the liquidity program described in "Certain Relationships and Related Party Transactions—Other Transactions."

(3)
Mr. Pearson received a hiring bonus of $35,000 in 2000 and receives an annual medical allowance of $6,000.

(4)
Mr. Harris served as our Chief Executive Officer from December 1999 to May 2000.

(5)
Mr. Musk served as our Chief Executive Officer from May 2000 through September 2000.

(6)
Mr. Johnson served as our Senior Vice President of Financial Services from March 2000 to August 2000 and Chief Financial Officer from August 2000 to August 2001, and received a payment of $75,000 in connection with his termination of employment.

(7)
We issued 1,125,000 shares of restricted stock to Mr. Thiel in 2001. Mr. Thiel's shares will be released from our repurchase option in equal amounts over the 48 month period beginning January 1, 2001. We have the right to repurchase Mr. Thiel's unvested shares in the event of termination of Mr. Thiel's employment.

(8)
The total number of restricted shares, including shares held as a result of early exercise of options, held by each named executive officer and subject to our repurchase option as of the end of the 2001 fiscal year, and the aggregate value of those shares at such time less any consideration paid for them, was as follows: Mr. Thiel, 1,221,076 shares valued at $6,324,609; Mr. Levchin, 822,138 shares valued at $4,392,084; Mr. Sacks, 222,619 shares valued at $1,149,962; Mr. Hoffman, 14,733 shares valued at $84,025; Mr. Botha, 36,984 shares valued at $177,524; and Mr. Pearson, 67,189 shares valued at $322,508.

Option Grants in Last Fiscal Year

        The following table sets forth information regarding stock options we granted during the fiscal year ended December 31, 2001 to the named executive officers. We granted options to purchase common stock equal to a total of 3,066,926 shares during 2001. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		Percent of Total Options Granted to Employees During the Fiscal Year Ended December 31, 2001
	Number of Securities Underlying Options Granted
Name			Exercise Price Per Share	Expiration Date
					5%	10%
Peter A. Thiel	—	—	—	—	—	—
Max R. Levchin	450,000	14.67%	$1.20	10/16/2011	$339,603	$860,621
David O. Sacks	—	—	—	—	—
Reid G. Hoffman(1)	300,000	9.78%	$1.20	2/13/2011	$226,402	$573,747
Roelof F. Botha	25,000.82%		$1.20	2/13/2011	$18,867	$47,812
Todd R. Pearson	25,000.82%		$1.20	2/13/2011	$18,867	$47,812
Bill H. Harris	—	—	—	—	—	—
Elon R. Musk	—	—	—	—	—	—
H. David Johnson	—	—	—	—	—	—

(1)
Mr. Hoffman's options granted in 2001 were cancelled in connection with his participation in the liquidity program described in "Certain Relationships and Related Party Transactions—Other Transactions."

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table sets forth information on options exercised by the named executive officers during the fiscal year ended December 31, 2001 and on unexercised options to purchase our common stock granted to the named executive officers and held by them as of December 31, 2001.

			Number of Securities Underlying Unexercised Options at December 31, 2001
					Value of Unexercised In-The-Money Options at December 31, 2001(2)
Name	Shares Acquired on Exercise	Value Realized(1)
			Vested	Unvested	Vested	Unvested
Peter A. Thiel	—	—	—	—	—	—
Max R. Levchin	450,000	$0	—	—	—	—
David O. Sacks	225,000	$0	—	—	—	—
Reid G. Hoffman	—	—	—	—	—	—
Roelof F. Botha	84,893	$0	—	40,107	—	$192,514
Todd R. Pearson	100,000	$40,000	—	—	—	—
Bill H. Harris	—	—	—	—	—	—
Elon R. Musk	—	—	—	—	—	—
H. David Johnson	—	—	—	—	—	—

(1)
Value realized is the difference between exercise price and market price at the time of exercise.

(2)
There was no public trading market for our common stock as of December 31, 2001. Accordingly, these values have been calculated based on our board of directors' determination of the fair market value of the underlying shares as of December 31, 2001 of $6.00 per share, less the applicable exercise price per share, multiplied by the underlying shares.

Employment Contracts and Change of Control Arrangements

        We routinely deliver written offer letters containing provisions on salary, bonuses, benefits and stock option grants to prospective members of management and other employees. Pursuant to the terms of an offer letter dated January 2000, we agreed to pay Todd R. Pearson an annual salary of $120,000, a one time bonus of $35,000, and up to $6,000 per year in medical expenses. In addition, we agreed to grant Mr. Pearson an option to purchase 40,000 shares under our 1999 Stock Plan, which shares are subject to standard vesting unless there is a change in control of PayPal, in which case the vesting will accelerate by one year.

  Restricted Stock Agreements

        For a description of the change of control provisions contained in certain restricted stock agreements with our executive officers, see "Certain Relationships and Related Party Transactions."

Stock Plans

  1999 Stock Plan

        Our board of directors adopted the 1999 Stock Plan in March 1999, and our stockholders approved the plan in May 1999. The plan allows us to issue awards of incentive or nonqualified stock options or restricted stock. Our employees and consultants are eligible to receive awards under the plan, but only employees may receive incentive stock options. We have reserved a total of 4,677,733 shares of our common stock for issuance under the plan. The plan is administered by our board of directors, or a committee of our board appointed by the board to administer the plan. The board of directors or the committee administering the plan selects the participants who will receive awards and determines the terms and conditions of such awards. Restricted stock is generally subject to a repurchase option in favor of PayPal exercisable upon the voluntary or involuntary termination of the employee or consultant's relationship with us for any reason.

        In the event of certain corporate transactions, such as a merger or sale of all or substantially all of the assets of our company, the plan provides that each outstanding award will be assumed or replaced with a comparable award by our successor company or its parent. If the successor company or its parent does not assume or replace the awards, all unvested awards will terminate. In connection with a change in control, with respect to unvested options, the plan administrator may also (1) provide that the outstanding awards must be exercised on or before a specified date, after which the awards will terminate or (2) provide for payment to the participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the award had the award been exercised or paid immediately prior to the change in control.

        All options granted under our 1999 Stock Plan become subject to accelerated vesting if a change of control of PayPal occurs. In the event of a change of control, the lesser of (1) 25.0% of the total number of shares subject to the option or (2) the remaining unvested options will vest immediately.

  Confinity 1999 Stock Plan

        In connection with our merger with Confinity in March 2000, we assumed all of the 1,207,583 outstanding options under the Confinity 1999 Stock Plan. These options are now exercisable for shares of our common stock. This plan was adopted by Confinity's board of directors in February 1999 and Confinity's stockholders approved the plan in March 1999. No additional options have been or will be issued under the plan. The plan is administered by our board of directors, or a committee of our board appointed by the board to administer the plan.

        In the event of certain corporate transactions, such as a merger or sale of all or substantially all of the assets of our company, the plan provides that each outstanding award will be assumed or replaced with a comparable award by our successor company or its parent. If the successor company or its parent does not assume or replace the awards, outstanding options will become 100% vested and exercisable immediately.

        If an executive officer's employment is terminated as a result of an involuntary termination other than for cause within 12 months following a change of control, that executive officer's outstanding options will become 100% vested and exercisable immediately. Also in the event of a change of control, all outstanding options issued to our non-employee directors will become 100% vested and exercisable immediately.

        To the extent that options accelerate due to a corporate transaction, the restrictions on restricted stock will also lapse.

  2001 Equity Incentive Plan

        In September 2001, we adopted a 2001 Equity Incentive Plan, which was approved by our stockholders in December 2001. The plan allows us to issue awards of incentive or nonqualified stock options or restricted stock. Our employees, consultants and independent directors are eligible to receive awards under the plan, but only employees may receive incentive stock options. We have reserved a total of 9,500,000 shares of our common stock for issuance under the plan. The plan is administered by our board of directors, or a committee of our board appointed by the board to administer the plan. The board of directors or the committee administering the plan selects the participants who will receive awards and determines the terms and conditions of such awards. Restricted stock is generally subject to a repurchase option in favor of PayPal exercisable upon the voluntary or involuntary termination of the employee or consultant's relationship with us for any reason.

        In the event of certain corporate transactions, such as a merger or sale of all or substantially all of the assets of our company, the plan provides that each outstanding award will be assumed or replaced with a comparable award by our successor company or its parent. If the successor company or its parent does not assume or replace the awards, outstanding options will become 100% vested and exercisable immediately before the corporate transaction. To the extent that options accelerate due to a corporate transaction, the restrictions on restricted stock awards will also lapse. In the event of such a corporate transaction or a change in capitalization, the board of directors or the committee administering the plan also has the discretion to provide for the repurchase, replacement or termination of options or restricted stock where appropriate in order to prevent dilution or enlargement of the benefits or potential benefits we intend to provide under the plan.

  Amended and Restated 2001 Employee Stock Purchase Plan

        We maintain an employee stock purchase plan, which was approved by our stockholders in December 2001. The plan became effective concurrent with the initial public offering of our common stock in February 2002. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

        We initially reserved 625,000 shares of our common stock for issuance under the plan. The reserve will automatically increase on each anniversary date of the adoption of the plan by the board of directors during the term of the plan by an amount equal to the lesser of (1) 1,000,000 shares, (2) 1.0% of our outstanding shares on such date or (3) a lesser amount determined by the board of directors.

        Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the first day of the offering period or the beginning of any semi-annual purchase period within that period. Individuals who become eligible employees after the start date of an offering period may join the plan at the beginning of any subsequent semi-annual purchase period.

        Participants may contribute up to 20.0% of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85.0% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85.0% of the fair market value per share on the semi-annual purchase date.

        The plan has a series of successive 24-month offering periods. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

        In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another company, the outstanding rights under the plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85.0% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85.0% of the fair market value per share on the date the purchase rights are exercised.

        The plan will terminate no later than the tenth anniversary of the plan's initial adoption by the board of directors.

Limitation of Liability and Indemnification of Officers and Directors

        As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the full extent permitted under Delaware law.

        As permitted by the Delaware General Corporation Law, our bylaws provide that:

  •
  we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights provided in our bylaws are not exclusive.

        We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Since our inception, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock or any member of our immediate family had or will have a direct or indirect material interest other than agreements which are described under the caption "Management" and the transactions described below.

Providian

        In February 2001, we entered into a strategic alliance with Providian Financial, the fifth largest bankcard issuer in the U.S. We amended our alliance agreement with Providian in March 2002. Under the terms of the alliance, we offer Providian-issued, PayPal-branded Visa cards to our account holders. In February 2001, Providian purchased 3,333,333 shares of our Series D Preferred stock at a per share price of $3.00 for an aggregate purchase price of $10,000,000. These shares converted into 833,333 shares of our common stock in February 2002 upon the consummation of our initial public offering. Shailesh J. Mehta, the former chief executive officer of Providian, is a member of our board of directors.

Common Stock

        In January 1999, Confinity sold 5,200,000 shares of its common stock at a price of $0.001 per share to the following executive officers. These shares were converted into our common stock in connection with our merger with Confinity at the merger exchange ratio. The following table summarizes the shares of common stock purchased by these executive officers as adjusted for the merger exchange ratio:

Name of Officer/Director	Number of Shares of Common Stock
Peter A. Thiel	858,778
Max R. Levchin	1,717,556
Reid G. Hoffman	50,516

        The shares of common stock issued to Mr. Levchin remain subject to a repurchase right held by us and other restrictions. Of these shares, 343,513 were released from this repurchase right on the grant date, and the repurchase right on the remaining shares lapses at a rate of 28,626 shares per month. The repurchase right on all shares will be fully lapsed on December 31, 2003. The repurchase options on the shares issued to Mr. Thiel and Mr. Hoffman have already lapsed.

        In October 2001, we granted an option under our 2001 Equity Incentive Plan to purchase 450,000 shares of our common stock at a price of $1.20 per share to Mr. Levchin. We extended a full recourse loan to Mr. Levchin in the amount of $780,000 at an interest rate of 8.0% per annum, conditioned on Mr. Levchin's use of $540,000 of the proceeds of the loan to exercise his option to purchase 450,000 shares. These shares were pledged as collateral for the repayment of the loan. The loan has a term of four years, with interest compounding annually, and is not pre-payable.

        In March 1999, we sold 1,350,000 shares of our common stock at a price of $0.0132 per share to Elon R. Musk. Mr. Musk is currently a member of our board of directors. The shares of common stock issued to Mr. Musk were subject to a repurchase option held by us and other restrictions. In connection with Mr. Musk's termination of employment as our CEO, we exercised our right to repurchase any unvested shares, as described below under "—Separation Agreements."

        In May 1999, we sold 150,000 shares of our common stock at a price of $0.132 per share to Mr. Musk. These shares of common stock were subject to a repurchase option held by us and other restrictions. In connection with Mr. Musk's termination of employment with us, we exercised our right to repurchase any unvested shares, as described below under "—Separation Agreements."

Preferred Stock

        In February 1999, Confinity issued and sold an aggregate of 2,500,000 shares of its Series A Preferred Stock at a per share price of approximately $0.20 to investors for an aggregate consideration of $0.5 million. In June and August 1999, Confinity issued and sold 12,000,000 shares of its Series B Preferred Stock to investors at a per share price of $0.375 for an aggregate consideration of $4.5 million. In January and February 2000, Confinity issued and sold an aggregate of 9,166,664 shares of its Series C Preferred Stock at a per share price of $1.20 for an aggregate consideration of $11.0 million. These shares were converted into 5,051,627, 24,247,842 and 18,522,653 shares of Series AA, Series BB and Series CC preferred stock, respectively, in connection with our merger with Confinity in March 2000. The following table summarizes the shares of preferred stock purchased by Confinity's executive officers, directors and 5% stockholders and persons associated with them, as adjusted for the merger exchange ratio.

Investor	Series AA	Series BB	Series CC
Thiel Capital International, LLC(1)	2,424,785	—	—
Nokia Ventures, L.P.(2)	—	16,165,237	1,683,880
Entities Affiliated with Clearstone Venture Partners(3)	—	—	8,402,555

(1)
Mr. Thiel, our Chief Executive Officer and President, is the Managing Member of Thiel Capital Management, LLC, which is the Managing Member of Thiel Capital International, LLC. In private transactions not involving us, Thiel Capital International in 2000 transferred all of these shares, and in 2001 has purchased 1,455,133 shares of our Series AA Preferred Stock. These shares converted into 363,783 shares of our common stock in February 2002 upon the consummation of our initial public offering. Mr. Thiel disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Thiel Capital International, LLC, which was approximately 44% as of May 31, 2002.

(2)
Mr. Malloy, a director of PayPal, is a Partner of NVI, LLC, which is the General Partner of Nokia Ventures, L.P. Nokia Ventures, L.P. beneficially owns 8.0% of our outstanding capital stock prior to this offering. These shares converted into 4,462,279 shares of our common stock in February 2002 upon the consummation of our initial public offering.

(3)
Includes shares held by Clearstone Venture Partners II-A, L.P., formerly idealab! Capital Partners II-A, LP, Clearstone Venture Partners II-B, L.P., formerly idealab! Capital Partners II-B, L.P., and Clearstone Venture Partners II-C, L.P., formerly idealab! Capital Principals Fund, L.P. Entities affiliated with Clearstone Venture Partners beneficially own 5.6% of our outstanding capital stock prior to this offering. These shares converted into 2,100,639 shares of our common stock in February 2002 upon the consummation of our initial public offering.

        In May and June 1999, we issued and sold an aggregate of 38,850,000 shares of Series A Preferred Stock to investors at a per share price of approximately $0.33 for an aggregate consideration of $12.5 million and the domain name "X.com" valued at $0.5 million. In December 1999 and January 2000, we issued and sold 27,104,970 shares of Series B Preferred Stock to investors at a per share price of approximately $0.48 for an aggregate consideration of $12.9 million. In March and April 2000, we issued and sold an aggregate of 36,363,367 shares of Series C Preferred Stock to investors at a per share price of $2.75 for an aggregate consideration of $100.0 million. From August 2000 through February 2001, we issued and sold an aggregate of 28,747,828 shares of our Series D Preferred Stock to investors at a per share price of $3.00 for an aggregate consideration of

$86.2 million. The following table summarizes the shares of preferred stock purchased by our executive officers, directors and 5% stockholders and persons associated with them.

Investor	Series A	Series B	Series C	Series D
Elon R. Musk(1)	36,300,000	—	181,818	333,333
Entities Affiliated with Sequoia Capital(2)	—	6,000,000	363,636	—
Bill H. Harris(3)	—	21,000,000	—	—
Entities Affiliated with Madison Dearborn Capital Partners(4)	—	—	10,909,091	—
Nokia Ventures, L.P.(5)	—	—	363,636	—
Entities Affiliated with Clearstone Venture Partners(6)	—	—	181,818	—
Providian Bancorp Services(7)	—	—	—	3,333,333

(1)
Mr. Musk served as our Chief Executive Officer and President from March 1999 to December 1999 and from May 2000 to September 2000. Mr. Musk is currently a member of our board of directors. Includes 300,000 shares purchased by members of Mr. Musk's family. Mr. Musk beneficially owns 11.8% of our outstanding stock prior to this offering. Mr. Musk has sold some of these shares and the remaining shares converted into 5,314,393 shares of our common stock in February 2002 upon the consummation of our initial public offering. See "—Other Transactions."

(2)
These shares converted into 1,590,909 shares of our common stock in February 2002 upon the consummation of our initial public offering. Includes shares held by Sequoia Capital IX, Sequoia Capital IX Principals Fund and Sequoia Capital Entrepreneurs Fund. Mr. Moritz, a director of PayPal, is a managing member of SC IX Management, LLC, the general partner of Sequoia Capital IX, Sequoia Capital IX Principals Fund, and the Sequoia Capital Entrepreneurs Fund. Entities affiliated with Sequoia Capital beneficially own 8.8% of our outstanding stock prior to this offering.

(3)
Mr. Harris served as our President and Chief Operating Officer from November 1999 to January 2000 and our Chief Executive Officer from December 1999 to May 2000. We have repurchased some of these shares from Mr. Harris and the remaining shares converted into 546,875 shares of our common stock in February 2001 upon the consummation of our initial public offering. See "—Other Transactions."

(4)
These shares converted into 2,727,273 shares of our common stock in February 2002 upon the consummation of our initial public offering. Includes shares held by Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC. Timothy Hurd, a director of PayPal, is a Managing Director at Madison Dearborn Partners, LLC. Madison Dearborn LLC is the general partner of Madison Dearborn Partners L.P., the sole general partner of Madison Dearborn Capital Partners III, L.P., and Madison Dearborn Special Equity III, L.P. and is the managing member of Special Advisors Fund I, LLC, which is the manager of the Madison Dearborn Capital Partners III, L.P. fund, the Madison Dearborn Special Equity III, L.P. fund and the Special Advisors Fund I, LLC. Entitles affiliated with Madison Dearborn Partners beneficially own 4.5% of our outstanding stock prior to this offering.

(5)
These shares converted into 90,909 shares of our common stock in February 2002 upon the consummation of our initial public offering. Mr. Malloy, a director of PayPal, is a Partner of NVI, LLC, which is the General Partner of Nokia Ventures, L.P. Nokia Ventures, L.P. beneficially owns 7.9% of our outstanding capital stock prior to this offering.

(6)
These shares converted into 45,455 shares of our common stock in February 2002 upon the consummation of our initial public offering. Includes shares held by Clearstone Venture Partners

  II-A, L.P., formerly idealab! Capital Partners II-A, LP, Clearstone Venture Partners II-B, L.P., formerly idealab! Capital Partners II-B, L.P., and Clearstone Venture Partners II-C, L.P., formerly idealab! Capital Principals Fund, L.P. Entities affiliated with Clearstone Venture Partners beneficially own 5.6% of our outstanding capital stock prior to this offering.

(7)
Mr. Mehta, a director of PayPal, is the former chief executive officer of Providian Financial Corporation, the parent company of Providian Bancorp Services. These shares converted into 833,333 shares of our common stock in February 2002 upon the consummation of our initial public offering.

        In August 1999, various entities affiliated with Sequoia Capital purchased 15,000,000 shares of Series A Preferred Stock at a per share price of $0.33 from Elon R. Musk for a total purchase price of $5.0 million. Michael J. Moritz, a director of PayPal, is a managing member of SC IX Management, LLC, the general partner of Sequoia Capital IX, Sequoia Capital IX Principals Fund, and the Sequoia Capital Entrepreneurs Fund. These shares converted into 3,750,000 shares of our common stock in February 2002 upon the consummation of our initial public offering.

        Some holders of our common stock which was converted from Preferred Stock upon the consummation of our initial public offering, are entitled to registration rights with respect to the shares of that they hold. See "Description of Capital Stock—Registration Rights."

        In August and September 2001, we issued an aggregate of 4,500,000 shares of non-voting Class A Stock at a per share price of $0.30 for an aggregate purchase price of $1,350,000. Peter A. Thiel, our Chief Executive Officer, received a beneficial interest in these 4,500,000 shares. These shares of Class A Stock automatically converted into 1,125,000 shares of our common stock in February 2002 upon consummation of our initial public offering. These shares are subject to a repurchase option held by us and other restrictions. As to 421,875 of those shares, this repurchase right has lapsed as of June 2002. With respect to the other 703,125 shares, commencing in June 2002 the repurchase right will lapse at a rate of 23,438 shares per month, expiring completely in January 2005. In the event Mr. Thiel's employment relationship with us is involuntarily terminated or terminated without cause within one year following a change of control, then all of the 703,125 shares which are then still subject to repurchase restrictions will be released from the repurchase restrictions.

        In connection with his purchase of the shares of Class A Stock, we made a full recourse loan to Mr. Thiel in the amount of $1,350,000 at an interest rate of 8.0% per annum. Mr. Thiel used $843,750 of this loan to purchase 2,812,500 shares of Class A Stock, and these shares were pledged by Mr. Thiel as collateral for the repayment of the loan. The 703,125 shares of common stock into which these shares converted in February 2002 upon the consummation of our initial public offering are currently collateral for the repayment of the loan. The purchase price for the remaining shares was paid with cash. The loan matures on September 10, 2005 and becomes payable immediately upon the termination of Mr. Thiel's employment for any reason, including death or disability.

Warrants

        At the time of the merger with Confinity, we assumed the obligations under warrants issued to two investors during January 2000 by Confinity, in connection with its Series C Preferred Stock financing. Nokia Ventures, L.P., one of our 5% stockholders, was issued a warrant to purchase 833,333 shares of Confinity Series C Preferred Stock at an exercise price of $2.40 per share. Various entities affiliated with Clearstone Venture Partners, one of our 5% stockholders, were issued warrants to purchase 4,166,666 shares of Confinity Series C Preferred Stock at an exercise price of $2.40 per share. These warrants were fully vested and exercisable at grant. In March 2000, upon the merger of Confinity and X.com Corporation, these warrants became warrants to purchase 1,683,880 and 8,419,393 shares, respectively, of our Series CC Preferred Stock, at an exercise price of $1.19. In June 2000, upon the receipt of funding for our Series D Preferred Stock offering at a price of $3.00 per share, these warrants were exercised on a net basis by these investors for 1,017,212 and 5,086,058 shares of our Series CC preferred stock, respectively. These shares converted into 254,303 and 1,271,515 shares of our common stock on February 2002, respectively, upon the consummation of our initial public offering.

Other Transactions

        In the year ended December 31, 2001 and the three months ended March 31, 2002, our officers, directors and affiliates engaged in a total of 659 and 163 payment transactions using PayPal, with a total payment dollar volume of $397,154 and $175,419, representing less than .003% and .001% of our total number of transactions and .03% and .01% of the total payment volume processed by PayPal in that period. When conducting PayPal transactions, officers, directors and affiliates are subject to the same terms as other customers and do not receive any discount on fees or other preferential treatment.

        In May 2001, we entered into a separation agreement with Elon R. Musk, our former President and Chief Executive Officer. Pursuant to the separation agreement, we provided for the accelerated lapsing of our repurchase right on 250,000 shares of our common stock owned by Mr. Musk. We then repurchased from Mr. Musk 450,000 shares of common stock at a per share price of $0.0132 and 50,000 shares of common stock at a per share price of $0.132, which is the price he paid for those shares, for a total purchase price of $12,666. We also repurchased 90,909 shares of our Series C Preferred Stock from Mr. Musk at a per share price of $2.75 for a total purchase price of $250,000, which is the price he paid for those shares, and 166,667 shares of our Series D Preferred Stock from Mr. Musk at a per share price of $3.00 for a total purchase price of $500,000, which is the price he paid for those shares. The separation agreement with Mr. Musk provides that, in the event we breach certain agreements with Mr. Musk relating to the identification of our founders, Mr. Musk will have the right to require us to purchase from him an additional 90,909 shares of Series C Preferred Stock for a purchase price of $2.75 per share and 166,667 shares of Series D Preferred Stock for a purchase price of $3.00 per share, for a total purchase price of $750,000.

        In July 2000, in connection with the termination of employment of Bill H. Harris, our former Chief Executive Officer and President and a former member of our board of directors, we repurchased 1,343,750 shares of common stock owned by Mr. Harris from him at a per share price of $0.13 for a total purchase price of $179,000, which is the price he originally paid for those shares. In addition, pursuant to the purchase agreement under which Mr. Harris acquired 21,000,000 shares of our Series B Preferred Stock in January 2000, we had the right to repurchase 18,812,500 shares at his original purchase price of $0.48 per share as a result of the termination of his employment in May 2000. In July 2000, we repurchased 15,663,445 shares of Series B Preferred Stock owned by Mr. Harris from him at a per share price of $0.48 for a total purchase price of $7.1 million. In addition, we assigned our right to repurchase 3,149,055 shares of the Series B Preferred Stock owned by Mr. Harris to Elon R. Musk. Under Mr. Harris' purchase agreement, in order for this assignment to be effective, Mr. Musk had to pay us any excess between the fair market value of the Series B Preferred Stock per share and the $0.48 per share purchase price. The board of directors determined that the fair market value of the Series B Preferred Stock was $0.60 per share. Mr. Musk paid us this excess amount by issuing to us a promissory note in the principal amount of approximately $389,000. This note bears interest at a rate of 6.6% and matures on July 11, 2004. This note and all accrued interest were forgiven following completion of our initial public offering in February 2002 in accordance with our agreement with Mr. Musk.

        In August 2001, in connection with the termination of employment of H. David Johnson, our former Chief Financial Officer, we paid to him a one time severance payment of $75,000. Mr. Johnson executed a separation agreement that provided for the accelerated lapsing of our repurchase right on 42,187 shares of the common stock owned by Mr. Johnson. We then repurchased 147,656 shares of common stock from Mr. Johnson at a per share price of $0.13 for a total purchase price of $19,687, which is the price he paid for those shares.

        In July 2001, we made loans to or for the benefit of certain employees. Each loan was non-recourse, at an interest rate of 5.02% per annum, secured in part by a pledge of shares of its common stock owned by each participant and had a four-year term. In connection with each loan, each participant granted to us the right to purchase a portion of the shares of its common stock owned by such participant at a price of $3 per share. We exercised our right to purchase these shares in 2001 and purchased 397,448 common shares and 150,000 preferred shares for an aggregate consideration of $5,242,530. The participants used the proceeds to repay promissory notes issued in July 2001, and all of these notes have been repaid. The following executive officers participated in the liquidity program, received loans in the following amounts and had shares purchased by us on the terms described above: David O. Sacks ($450,000), Reid G. Hoffman ($500,000), and Roelof F. Botha ($112,500). In addition, H. David Johnson, our former Chief Financial Officer, participated in the program with a $240,000 loan and subsequent repurchase.

        In April 2000, we assumed a loan of $70,000 at an interest rate of 9% per annum payable by Roelof F. Botha, our Chief Financial Officer, to his former employer. Mr. Botha has agreed to repay this loan as a single payment in June 2004 or at such time as he ceases to be our employee, if sooner. We forgave 25.0% of the loan in June 2001 and have agreed to forgive the remainder in 25.0% increments in June 2002, June 2003 and June 2004.

        In December 1998, Thiel Capital International, LLC issued a bridge loan to Confinity in the amount of $100,000, bearing interest at a rate of 4.3% compounded annually. Peter A. Thiel, our Chief Executive Officer and President, is the Managing Member of Thiel Capital Management, LLC, which is the Managing Member of Thiel Capital International, LLC. In 1999, the entire amount of the bridge loan was converted into 500,000 shares of Confinity Series A Preferred Stock. These shares were transferred by Thiel Capital International in 1999 and 2000 in private transactions not involving Confinity or X.com, and were converted to 1,010,327 shares of our Series AA Preferred Stock. These shares converted into 252,582 shares of our common stock in February 2002 upon the consummation of our initial public offering.

        In June 1999, we issued and sold to Kimbal Musk 300,000 shares of our Series A Preferred Stock at a per share price of $0.33 for aggregate consideration of $100,000. These shares converted into 75,000 shares of our common stock on February 2002 upon the consummation of our initial public offering. Mr. Musk is the brother of Elon R. Musk, a member of our board of directors.

        From time to time, we have granted stock options to our executive officers and directors. The "Principal and Selling Stockholders" table reflects options granted as of May 31, 2002.

        We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law, subject to limited exceptions. See "Management—Limitations of Liability and Indemnification Matters."

        We have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table presents information concerning the beneficial ownership of the shares of our common stock as of May 31, 2002 and as adjusted to reflect the sale of shares of common stock offered by this prospectus, by:

  •
  each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of the executive officers and directors as a group; and

  •
  each other selling stockholder participating in this offering.

        Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 60,562,884 shares of common stock outstanding as of May 31, 2002 which, in each case, includes 2,683,921 shares of common stock outstanding that are subject to repurchase by us. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of May 31, 2002, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each officer or director listed below is c/o PayPal, Inc., 303 Bryant Street, Mountain View, California 94041. Information as to the shares of common stock assumes that the underwriters' over-allotment option is not exercised.

				Percentage of Shares Outstanding
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering	Shares Offered	Number of Shares Beneficially Owned After the Offering	Prior to the Offering	After the Offering
Peter A. Thiel(1)	2,776,949	510,292	2,266,657	4.6%	3.7%
Max R. Levchin(2)	1,738,167	354,475	1,383,692	2.9%	2.3%
David O. Sacks(3)	376,549	97,875	278,674	*	*
Reid G. Hoffman(4)	382,403	68,610	313,793	*	*
Roelof F. Botha(5)	115,625	0	115,625	*	*
James E. Templeton(6)	204,998	41,895	163,103	*	*
Jack R. Selby(7)	181,549	20,000	161,549	*	*
Sandeep Lal(8)	95,000	8,000	87,000	*	*
Todd R. Pearson(9)	90,000	0	90,000	*	*
Bill H. Harris	703,125	0	703,125	1.2%	1.2%
H. David Johnson	169,844	0	169,844	*	*
Entities Affiliated with Sequoia Capital(10) 3000 Sand Hill Road Building 4, Suite 280 Menlo Park, CA 94025	5,340,908	0	5,340,908	8.8%	8.8%
Nokia Ventures, L.P. 545 Middlefield Road, Suite 210 Menlo Park, CA 94025	4,807,491	0	4,807,491	7.9%	7.9%
Entities Affiliated with Clearstone Venture Partners(11) 2500 Sand Hill Road, Suite 205 Menlo Park, CA 94025	3,417,606	0	3,417,606	5.6%	5.6%
Entities Affiliated with Madison Dearborn Partners(12) Three First National Plaza, Suite 3800 Chicago, IL 60602	2,727,271	0	2,727,271	4.5%	4.5%
Elon R. Musk(13)	7,109,989	600,000	6,509,989	11.7%	10.7%
Michael J. Moritz(14)	5,349,241	0	5,349,241	8.8%	8.8%
John A. Malloy(15)	4,815,824	0	4,815,824	8.0%	8.0%
Timothy M. Hurd(16)	2,735,604	0	2,735,604	4.5%	4.5%
Shailesh J. Mehta(17)	9,722	7,500	2,222	*	*
John C. Dean(18)	9,722	0	9,722	*	*
All directors, officers and key employees as a group (19 persons)	26,976,811	1,708,647	25,268,164	44.1%	41.4%
The Goldman Sachs Group, Inc.(19)	932,846	233,626	699,220	1.5%	1.2%
Credit Agricole(20)	833,332	233,626	599,706	1.4%	1.0%
Sonera Ltd.(21)	863,632	233,626	630,006	1.4%	1.0%
All other selling stockholders (22)	5,242,069	3,590,475	1,651,594	8.7%	2.7%

*
Less than 1%.

(1)
Includes 955,570 shares of restricted stock subject to repurchase as of June 2002. Also includes 363,783 shares of common stock held of record by Thiel Capital International, LLC. Mr. Thiel is the managing member of Thiel Capital Management, LLC, which is the managing member of Thiel Capital International, LLC. Mr. Thiel disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the fund. On January 18, 2002, we granted Mr. Thiel an option to purchase 625,000 shares of our common stock, none of which are exercisable within 60 days of May 31, 2002, and therefore are not included in this table.

(2)
Includes 547,758 shares of restricted stock subject to repurchase as of May 31, 2002, in addition to a stock option grant for 450,000 shares vesting over 4 years. On January 18, 2002, we granted Mr. Levchin an option to purchase 625,000 shares of our common stock, none of which are exercisable within 60 days of May 31, 2002, and therefore are not included in this table.

(3)
Includes 183,394 shares of restricted stock subject to repurchase as of May 31, 2002. On January 18, 2002, we granted Mr. Sacks an option to purchase 325,118 shares of our common stock, none of which are exercisable within 60 days of May 31, 2002, and therefore are not included in this table. In January 2002, Mr. Sacks transferred his shares to DS PPI LLC. Mr. Sacks remains the beneficial owner of the shares transferred to this entity.

(4)
In January 2002, we granted Mr. Hoffman an option to purchase 150,000 shares of our common stock, of which 75,000 are exercisable within 60 days of May 31, 2002, and therefore are included in this table.

(5)
Includes 20,207 shares of restricted stock subject to repurchase as of May 31, 2002. Includes 40,107 outstanding options exercisable within 60 days of May 31, 2002. On January 18, 2002, we granted Mr. Botha an option to purchase 179,159 shares of our common stock, none of which are exercisable within 60 days of May 31, 2002, and therefore are not included in this table.

(6)
Includes 45,183 shares of restricted stock subject to repurchase as of May 31, 2002. On January 18, 2002, we granted Mr. Templeton an option to purchase 74,303 shares of our common stock, none of which are exercisable within 60 days of May 31, 2002, and therefore are not included in this table.

(7)
On January 18, 2002, we granted Mr. Selby an option to purchase 67,337 shares of our common stock, none of which are exercisable within 60 days of May 31, 2002, and therefore are not included in this table.

(8)
Includes 26,432 shares of restricted stock subject to repurchase as of May 31, 2002.

(9)
Includes 51,565 shares of restricted stock subject to repurchase as of May 31, 2002. On January 18, 2002, we granted Mr. Pearson an option to purchase 38,058 shares of our common stock, none of which are exercisable within 60 days of May 31, 2002, and therefore are not included in this table.

(10)
Represents 3,990,193 shares of common stock held of record by Sequoia Capital IX, 736,511 shares of common stock held of record by Sequoia Capital IX Principals Fund and 614,204 shares of common stock held of record by Sequoia Capital Entrepreneurs Fund.

(11)
Represents 3,002,368 shares of common stock held by Clearstone Venture Partners II-A, L.P., formerly idealab! Capital Partners II-A, LP, 102,527 shares of common stock held by Clearstone Venture Partners II-B, L.P., formerly idealab! Capital Partners II-B, L.P., and 312,711 shares of common stock held by Clearstone Venture Partners II-C, L.P., formerly idealab! Capital Principals Fund, L.P.

(12)
Represents 2,654,690 shares of common stock held by Madison Dearborn Capital Partners III, L.P., 58,945 shares of common stock held by Madison Dearborn Special Equity III, L.P. and 13,636 shares of common stock held by Special Advisors Fund I, LLC.

(13)
On January 18, 2002, we granted Mr. Musk an option to purchase 50,000 shares of our common stock, 8,333 of which are exercisable within 60 days of May 31, 2002.

(14)
Consists of the shares listed in footnote 10 above. Mr. Moritz is a managing member of SC IX Management, LLC, the general partner of Sequoia Capital IX, Sequoia Capital IX Principals Fund, and the Sequoia Capital Entrepreneurs Fund. Mr. Moritz disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the named funds. On January 18, 2002, we granted Mr. Moritz an option to purchase 50,000 shares of our common stock, 8,333 of which are exercisable within 60 days of May 31, 2002.

(15)
Represents 4,807,491 shares of common stock held of record by Nokia Ventures, L.P. Mr. Malloy is a partner of NVI, LLC, which is the general partner of Nokia Ventures, L.P., a Delaware limited partnership. Mr. Malloy disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the named fund. On January 18, 2002, we granted Mr. Malloy an option to purchase 50,000 shares of our common stock, 8,333 of which are exercisable within 60 days of May 31, 2002.

(16)
Consists of the shares listed in footnote 12 above. Mr. Hurd is a managing director at Madison Dearborn Partners, LLC. Madison Dearborn LLC is the general partner of Madison Dearborn Partners L.P., the sole general partner of Madison Dearborn Capital Partners III, L.P. and of Madison Dearborn Special Equity III, L.P., and is the managing member of Special Advisors Fund I, LLC. Mr. Hurd disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the named funds. On January 18, 2002, we granted Mr. Hurd an option to purchase 50,000 shares of our common stock, 8,333 of which are exercisable within 60 days of May 31, 2002.

(17)
In December 2001, we granted Mr. Mehta an option to purchase 50,000 shares of our common stock, 9,722 of which are exercisable within 60 days of May 31, 2002.

(18)
In December 2001, we granted Mr. Dean an option to purchase 50,000 shares of our common stock, 9,722 of which are exercisable within 60 days of May 31, 2002.

(19)
Represents shares held and offered by The Goldman Sachs Group, Inc. and affiliated entities (the "Goldman Sachs Entities"). The Goldman Sachs Entities have granted to the underwriters an option to purchase an additional 111,052 shares of common stock. If the underwriters' over-allotment option is exercised in full, the Goldman Sachs Entities will beneficially own 1.0% of our common stock after the offering.

(20)
Represents shares held and offered by entities affiliated with Credit Agricole (the "Credit Agricole Entities"). The Credit Agricole Entities have granted to the underwriters an option to purchase an additional 111,052 shares of common stock. If the underwriters' over-allotment option is exercised in full, the Credit Agricole Entities will beneficially own 0.8% of our common stock after the offering.

(21)
Sonera Ltd. has granted to the underwriters an option to purchase an additional 111,052 shares of common stock. If the underwriters' over-allotment option is exercised in full, Sonera Ltd. will beneficially own 0.9% of our common stock after the offering.

(22)
Includes each other selling stockholder who beneficially owns less than 1.0% of our common stock. The other selling stockholders have granted to the underwriters an option to purchase an additional 566,844 shares, in the aggregate, of common stock. If the underwriters' over-allotment option is exercised in full, the other selling stockholders will beneficially own, on an aggregate basis, 1.8% of our common stock after the offering.

        In the event that the underwriters do not fully exercise the over-allotment option granted to them by selling stockholders, the shares of common stock to be sold in the over-allotment option shall be allocated to the selling stockholders as follows: first, each selling stockholder shall be allocated an equal amount of shares; and second, to the extent that any stockholder is allocated the full amount of the option that they granted, the remainder of the unallocated shares shall be divided equally among the remaining stockholders who have not yet been allocated the full amount of their option.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

        The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our certificate of incorporation which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

        As of May 31, 2002, there were 60,562,884 shares of common stock outstanding held by 737 stockholders and options outstanding to purchase 6,453,408 shares of common stock under our stock option plans and other options or warrants outstanding to purchase 125,000 shares of common stock.

        Dividend Rights.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may from time to time determine.

        Voting Rights.    Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

        No Preemptive or Similar Rights.    Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

        Right to Receive Liquidation Distributions.    Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

        We are authorized, subject to the limits imposed by the Delaware General Corporation Law, to issue 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations, restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

        Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that affect adversely the voting power or other rights of our common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing our change in control and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Registration Rights

        The holders of approximately 22,185,500 shares of common stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file.

        Demand Registration Rights.    Subject to the expiration of applicable lockup periods but in any event not sooner than August 14, 2002, the holders of at least 25% of the shares having registration rights have the right to demand that we file one registration statement. If we are eligible to file a registration statement on Form S-3, the holders of at least 10% of the shares having registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 exceeds $10 million.

        Piggyback Registration Rights.    If we register any securities for public sale, stockholders with registration rights will have the right to include their shares in the registration statement, in such quantity as (a) the underwriters determine in their sole discretion will not jeopardize the success of the offering, and (b) may exceed such minimum thresholds and not exceed such limits as we in our sole discretion determine. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 10% of the total number of shares included in the registration statement.

        Expenses of Registration.    We will pay all expenses relating to any demand registration other than underwriting discounts and commissions. However, we will not pay for the expenses of (i) any piggyback registration or (ii) any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares having registration rights, subject to very limited exceptions.

        Termination of Registration Rights.    No holder of registration rights shall be entitled to exercise these rights after the earlier of (i) two years following the consummation of our initial public offering, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder's shares during a three-month period without registration, or (iii) upon termination of the registration rights agreement upon a change in control of PayPal.

Antitakeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws

  Delaware Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

  Certificate of Incorporation and Bylaw Provisions

        Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. These provisions could cause the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control. The amendment of any of these provisions would require approval by holders of at least two-thirds of the outstanding common stock.

  Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

  Nasdaq Listing

        Our common stock is listed on the Nasdaq National Market under the ticker symbol "PYPL."

SHARES ELIGIBLE FOR FUTURE SALE

        Our common stock has been traded on the Nasdaq National Market under the symbol "PYPL" since February 15, 2002. Future sales of substantial amounts of common stock in the public market, or the availability of such shares for sale, including shares issued upon the exercise of outstanding options, could adversely affect the market price of our common stock.

        After this offering we will have outstanding 60,562,884 shares, assuming no exercise of options outstanding after May 31, 2002. The shares sold in this offering, along with the shares sold in our initial public offering, will be freely tradeable without restriction or further registration under the Securities Act, without giving effect to lock-up agreements signed by certain purchasers of shares sold in the directed shares program in connection with our initial public offering.

        Of the shares of common stock we issued and sold prior to our initial public offering in reliance on exemptions from the registration requirements of the Securities Act, 48,432,452 are not included in this offering. Generally, these shares will be subject to lock-up agreements or other restrictions, described below, on the date of this prospectus. Salomon Smith Barney in its sole discretion may release any of the securities subject to the lock-up agreements entered into in connection with our initial public offering or this offering, each as described below, at any time without notice.

        As a result of the contractual restrictions described below, our registration statement on Form S-8 and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

Relevant Dates	Approximate Number of Shares Eligible for Future Sale	Comment
On the date of this prospectus	12,834,804	Freely tradeable shares sold in this offering or in our initial public offering and shares saleable under Rules 144, 144(k) and 701
August 14, 2002	32,330,561
		All shares subject to lock-up agreements entered into in connection with our initial public offering or other restrictions released, excluding shares available for sale on November 13 and thereafter; shares registered under our Form S-8 registration statement or saleable under Rules 144, 144(k) and 701
November 13, 2002 and thereafter	15,397,519
		All shares subject to lock-up agreements entered into in connection with this offering or other restrictions released; shares registered under our Form S-8 registration statement or saleable under Rules 144, 144(k) and 701

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of our initial public offering, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately 606,000 shares immediately after this offering, or

  •
  the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, "144(k) shares" may be sold immediately upon the completion of this offering, subject to the provisions of the lock-up agreements described below. The Securities Act defines affiliates to be persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, PayPal. These persons typically include our executive officers and directors.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of our initial public offering is entitled to resell such shares 90 days after the date of our initial public offering, without having to comply with the holding period requirements or other restrictions contained in Rule 144.

        The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of our initial public offering, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

        Beginning August 14, 2002, the holders of approximately 15,728,706 shares of common stock will be entitled to certain rights with respect to the registration of these shares for sale in the public market. Beginning November 13, 2002, the holders of an additional 6,456,794 shares of common stock, approximately, will be entitled to certain rights with respect to the registration of these shares for sale in the public market. See "Description of Capital Stock—Registration Rights." Registration of these shares under the Securities Act would result in these shares becoming freely tradable in the public market without restriction.

Warrants

        As of May 31, 2002, there were a total of 125,000 shares of common stock subject to outstanding warrants, all of which are subject to lock-up agreements similar to those described below. These shares will become eligible for sale on various dates upon expiration or release of the lock-up agreements.

Stock Options

        An aggregate of 6,543,408 shares of common stock are reserved for issuance under our stock options. All of the shares which are subject to options that vest on or prior to August 14, 2002 are subject to lock-up agreements effective up to but excluding August 14, 2002 similar to those described below. We have filed a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock issued or reserved for future issuance under our stock option plans. Accordingly, shares purchased upon exercise of options granted under our stock option plans will be available for resale in the public market, subject to the provisions of the lock-up agreements described in this paragraph.

Lock-up Agreements

        We, our directors, executive officers, other than our Chief Financial Officer, and the selling stockholders have agreed that, for a period up to and excluding November 13, 2002, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        Additionally, some of our stockholders have agreed in connection with our initial public offering that, for a period up to, but excluding, August 14, 2002, they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock or are otherwise contractually obligated to refrain from disposing of or hedging any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        Of the 47,728,080 shares subject only to lock-up agreements or similar restrictions on transfer after giving effect to this offering, 13,758,286 shares, subject to certain conditions, may be pledged by holders as collateral to secure bona fide loans; provided that such shares may not be so pledged in any transaction which is designed to, or might reasonably be expected to, result in the disposition of such shares. Upon foreclosure by a lender of any such shares so pledged, such shares could be sold immediately, subject to the provisions of Rules 144, 144(k) and 701 described above.

UNDERWRITING

        Salomon Smith Barney Inc. is acting as lead book-running manager of the offering, and, they together with Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, William Blair & Company, L.L.C., SunTrust Capital Markets, Inc., SoundView Technology Corporation and D.A. Davidson & Co. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Salomon Smith Barney Inc.	1,950,000
Bear, Stearns & Co. Inc.	1,181,400
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,181,400
William Blair & Company, L.L.C.	675,000
SunTrust Capital Markets, Inc.	506,200
SoundView Technology Corporation	337,600
D.A. Davidson & Co.	168,400

Total	6,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $0.57 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

        The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 900,000 additional shares of common stock at the offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

        We, our directors, executive officers, other than our Chief Financial Officer, and the selling stockholders have agreed that, for a period to, but excluding, November 13, 2002, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        The common stock is quoted on the Nasdaq National Market under the symbol "PYPL."

        The following table shows the underwriting discounts and commissions that the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

	Paid by Selling Stockholders
	No Exercise	Full Exercise
Per Share	$0.95	$0.95
Total	$5,700,000	$6,555,000

        In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters have performed investment banking (and advisory services) for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

        We estimate that the total expenses of this offering, all of which are payable by the selling stockholders, will be approximately $3.0 million.

        An affiliate of Bear, Stearns & Co. Inc. purchased a total of 1,090,909 shares of our Series C Preferred Shares for an aggregate purchase price of $3.0 million. These shares converted into 272,727 shares of our common stock in February 2002 upon consummation of our initial public offering. Because more than 10% of the net offering proceeds will be paid to members of the National Association of Securities Dealers, or NASD, who may participate in the distribution of the offering, the offering will be made in compliance with Rule 2710(c)(8) of the NASD Conduct Rules.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        In addition, a prospectus in electronic format is being made available on an Internet Web site maintained by E*TRADE Securities, Inc. SoundView Technology Corporation, pursuant to a Relationship Agreement with E*TRADE, may offer shares that it underwrites to customers of E*TRADE. The underwriters may allocate a number of shares to SoundView Technology Corporation for sale to online brokerage account holders of E*TRADE Securities, Inc. These online brokerage account holders will have the opportunity to purchase shares using the Internet in accordance with procedures established by E*TRADE Securities, Inc.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Latham & Watkins, Menlo Park, California. Various legal matters relating to the offering will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

        The consolidated financial statements of PayPal, Inc. as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000 and for the period from March 8, 1999 (inception) to December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

        The financial statements of Confinity, Inc. as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from December 3, 1998 (inception) to December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit various information included in the registration statement from this document.

        In addition, we are subject to the reporting and information requirements of the Exchange Act and, as a result, file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the public reference room of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth St., N.W., Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that website is http://www.sec.gov.

        We intend to furnish our stockholders with annual reports containing audited financial statements and to make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

PAYPAL, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PayPal, Inc.
Report of PricewaterhouseCoopers LLP, independent accountants	F-2
Consolidated balance sheets at December 31, 2000 and 2001, and at March 31, 2002 (unaudited)	F-3
Consolidated statements of operations for March 8, 1999 (inception) to December 31, 1999, the years ended December 31, 2000 and 2001, and the three months ended March 31, 2001 (unaudited) and 2002 (unaudited)	F-4
Consolidated statements of mandatorily redeemable convertible preferred stock and stockholders' equity (deficit) for March 8, 1999 (inception) to December 31, 1999, the years ended December 31, 2000 and 2001, and the three months ended March 31, 2002 (unaudited)	F-5
Consolidated statements of cash flows for March 8, 1999 (inception) to December 31, 1999, the years ended December 31, 2000 and 2001, and the three months ended March 31, 2001 (unaudited) and 2002 (unaudited)	F-7
Notes to consolidated financial statements	F-9
Confinity, Inc.
Report of PricewaterhouseCoopers LLP, independent accountants	F-49
Balance sheets at December 31, 1998 and 1999, and at March 30, 2000 (unaudited)	F-50
Statements of operations for December 3, 1998 (inception) to December 31, 1998, the year ended December 31, 1999, the three months ended March 30, 2000 (unaudited) and for December 3, 1998 (inception) to March 30, 2000 (unaudited)	F-51
Statements of mandatorily redeemable convertible preferred stock and stockholders' equity/(deficit) for December 3, 1998 (inception) to December 31, 1998, the year ended December 31, 1999, and the three months ended March 30, 2000 (unaudited)	F-52
Statements of cash flows for December 3, 1998 (inception) to December 31, 1998, the year ended December 31, 1999, the three months ended March 30, 2000 (unaudited) and December 3, 1998 (inception) to March 30, 2000 (unaudited)	F-53
Notes to financial statements	F-54

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
PayPal, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable convertible preferred stock and stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of PayPal, Inc. (the "Company") and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000 and for the period from March 8, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 12, 2002

PAYPAL, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31,
			March 31, 2002
	2000	2001
			(unaudited)
ASSETS
Cash and cash equivalents-corporate	$47,065	$5,760	$49,065
Cash and cash equivalents-customer accounts	61,215	139,203	28,286
Short-term investment securities-corporate	5,031	8,498	13,499
Short-term investment securities-customer accounts	6,831	—	—
Restricted cash and investment securities-short-term	3,976	19,303	27,688
Funds receivable	11,271	32,074	48,504
Other receivables	2,483	920	731
Prepaid expenses and other current assets	910	5,419	3,848

Total current assets	138,782	211,177	171,621
Long-term investment securities-corporate	—	17,095	37,154
Long-term investment securities-customer accounts	—	5,032	—
Restricted cash and investment securities-long-term	—	11,869	12,581
Fixed assets, net	10,398	15,857	16,936
Goodwill and other intangibles, net	82,087	16,415	15,552
Other assets	530	1,132	1,524

Total assets	$231,797	$278,577	$255,368

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Due to customers	$82,786	$174,763	$53,256
Funds payable	6,721	4,459	26,319
Reserve for transaction losses	4,900	7,233	6,129
Accounts payable and accrued liabilities	8,799	6,975	9,071
Current portion of capital leases and other liabilities	173	2,222	2,182

Total current liabilities	103,379	195,652	96,957
Long-term portion of capital leases and other liabilities	230	3,013	2,571

Total liabilities	103,609	198,665	99,528

Mandatorily redeemable convertible preferred stock, par value $0.001: 193,285, 197,869 and 10,000 shares authorized at December 31, 2000 and 2001 and March 31, 2002, respectively; 156,700, 173,421 and 0 shares issued and outstanding at December 31, 2000 and 2001 and March 31, 2002, respectively	241,641	279,224	—
Commitments and contingencies (Notes 19, 22 and 23)
Stockholders' equity (deficit):
Common stock, par value $0.001: 150,000 shares authorized; 9,328, 11,077 and 60,679 issued and outstanding at December 31, 1999 and 2000 and March 31, 2002; respectively	9	11	61
Additional paid in capital	69,825	113,033	466,946
Non-cash deferred stock-based compensation	(8,597)	(26,676)	(27,008)
Stockholder notes	(565)	(2,403)	(1,990)
Accumulated other comprehensive loss	—	—	(123)
Accumulated deficit	(174,125)	(283,277)	(282,046)

Total stockholders' equity (deficit)	(113,453)	(199,312)	155,840

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders' equity (deficit)	$231,797	$278,577	$255,368

The accompanying notes are an integral part of these consolidated financial statements.

PAYPAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

		Years Ended December 31,		Three Months Ended March 31,
	March 8, 1999 (inception) to December 31, 1999
		2000	2001	2001	2002
				(unaudited)
Transaction and other fees	$—	$6,547	$99,952	$12,885	$48,333
Interest on funds held for others	—	2,046	3,763	1,143	428
Service agreement revenues	—	3,938	—	—	—

Total revenues	—	12,531	103,715	14,028	48,761

Transaction processing expenses	—	25,093	47,589	8,754	16,952
Provision for transaction losses	—	11,028	14,760	3,103	6,908
Customer service and operations(1)	230	15,754	30,636	7,064	10,044
Product development(1)	483	4,419	8,819	2,018	3,036
Selling, general and administrative(1)	3,691	33,021	21,357	5,172	5,482
Stock-based compensation	354	5,825	26,277	2,157	4,884
Amortization of goodwill and other intangibles	124	49,313	65,661	16,415	864
Service agreement costs and termination expenses	—	41,142	—	—	—

Total operating expenses	4,882	185,595	215,099	44,683	48,170

Income (loss) from operations	(4,882)	(173,064)	(111,384)	(30,655)	591
Interest and other income (expense), net	263	3,558	3,582	1,397	690

Income (loss) before income taxes	(4,619)	(169,506)	(107,802)	(29,258)	1,281
Provision for income taxes	—	—	—	—	50

Net income (loss)	$(4,619)	$(169,506)	$(107,802)	$(29,258)	$1,231

Net income (loss) per share:
Basic	$(12.09)	$(52.47)	$(16.39)	$(5.39)	$0.04

Diluted	$(12.09)	$(52.47)	$(16.39)	$(5.39)	$0.02

Shares used in calculating net income (loss) per share:
Basic	382	3,230	6,660	5,426	32,319

Diluted	382	3,230	6,660	5,426	59,343

(1)Amounts exclude stock-based compensation as follows:
Customer service and operations	$66	$213	$1,781	$157	$806
Product development	138	915	7,788	383	1,146
Selling, general and administrative	150	4,697	16,708	1,617	2,932

Total	$354	$5,825	$26,277	$2,157	$4,884

The accompanying notes are an integral part of these consolidated financial statements.

PAYPAL, INC.

CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY (DEFICIT)
(IN THOUSANDS)

	Mandatorily Redeemable Convertible Preferred Stock		Stockholders' Equity (Deficit)
			Common Stock			Non-Cash Deferred Stock-based Compensation		Accumulated Other Comprehensive Loss		Total Stockholders' Equity (Deficit)
					Additional Paid-In Capital		Stock- holder Notes		Accum- ulated Deficit
	Shares	Amount	Shares	Amount
Date of Inception
Issuance of Series A mandatorily redeemable convertible preferred stock for cash and intangible assets, net of issuance costs of $51	38,850	$12,899	—	$—	$—	$—	$—	$—	$—	$—
Issuance of Series B mandatorily redeemable convertible preferred stock, net of issuance costs of $15	6,105	2,892	—	—	—	—	—	—	—	—
Issuance of restricted common stock to employees at below fair value	—	—	6,006	6	3,032	(2,745)	—	—	—	293
Amortization of non-cash deferred stock-based compensation from sales of restricted common stock to employees	—	—	—	—	—	147	—	—	—	147
Issuance of restricted common stock to non-employees in exchange for services	—	—	131	—	66	(63)	—	—	—	3
Amortization of non-cash deferred stock-based compensation associated with non-cash deferred stock-based compensation from sales of restricted common stock to non-employees	—	—	—	—	—	63	—	—	—	63
Repurchase of restricted common stock from an officer	—	—	(2,750)	(3)	(67)	—	—	—	—	(70)
Issuance of stock options to employees at below fair value	—	—	—	—	499	(499)	—	—	—	—
Amortization of non-cash deferred stock-based compensation associated with stock options to employees at below fair value	—	—	—	—	—	59	—	—	—	59
Issuance of stock options to non-employees in exchange for services	—	—	—	—	1	(1)	—	—	—	—
Amortization of non-cash deferred stock-based compensation associated with stock options to non-employees in exchange for services	—	—	—	—	—	—	—	—	—	—
Issuance of warrants in exchange for services	—	—	—	—	85	(85)	—	—	—	—
Amortization of warrants issued in exchange for services	—	—	—	—	—	85	—	—		85
Stockholder notes issued for restricted common stock	—	—	1,009	1	138	—	(139)	—	—	—
Net loss	—	—	—	—	—	—	—	—	(4,619)	(4,619)

Balance at December 31, 1999	44,955	15,791	4,396	4	3,754	(3,039)	(139)	—	(4,619)	(4,039)
Issuance of Series B mandatorily redeemable convertible preferred stock	21,000	10,003	—	—	—	—	—	—	—	—
Issuance of Series C mandatorily redeemable convertible preferred stock, net of issuance costs of $96	36,364	99,904	—	—	—	—	—	—	—	—
Issuance of Series D mandatorily redeemable convertible preferred stock, net of issuance costs of $782	16,119	47,577	—	—	—	—	—	—	—	—
Issuance of equity pursuant to merger:
Series AA mandatorily redeemable convertible preferred stock	5,052	7,730	—	—	—	—	—	—	—	—
Series BB mandatorily redeemable convertible preferred stock	24,248	37,452	—	—	—	—	—	—	—	—
Series CC mandatorily redeemable convertible preferred stock	18,523	30,249	—	—	—	—	—	—	—	—
Common stock	—	—	6,372	6	38,607	—	—	—	—	38,613
Warrants assumed	—	—	—	—	8,480	—	—	—	—	8,480
Options assumed	—	—	—	—	7,182	—	—	—	—	7,182
Issuance of restricted common stock to employees at below fair value	—	—	—	—	218	(218)	—	—	—	—
Amortization of non-cash deferred stock-based compensation from sales of restricted common stock to employees	—	—	—	—	—	344	—	—	—	344
Issuance of stock options to employees at below fair value	—	—	—	—	11,079	(9,508)	—	—	—	1,571
Amortization of non-cash deferred stock-based compensation associated with stock options to employees at below fair value	—	—	—	—	—	1,904	—	—	—	1,904
Issuance of stock options to non-employees in exchange for services	—	—	—	—	207	(207)	—	—	—	—
Amortization of non-cash deferred stock-based compensation associated with stock options to non-employees in exchange for services	—	—	—	—	—	207	—	—	—	207
Repurchase of restricted Series B mandatorily redeemable convertible preferred stock from an officer	(18,813)	(8,961)	—	—	—	—	—	—	—	—
Reassignment of rights to Series B mandatorily redeemable convertible preferred stock to an officer	3,149	1,890	—	—	3,369	(3,369)	(389)	—	—	(389)
Amortization of non-cash deferred stock-based compensation associated with rights to purchase Series B mandatorily redeemable convertible preferred stock	—	—	—	—	—	3,369	—	—	—	3,369
Repurchase of restricted common stock from an officer	—	—	(1,615)	(1)	(3,088)	1,920	—	—	—	(1,169)
Exercise of stock options	—	—	175	—	23	—	—	—	—	23
Exercise of warrants	6,103	6	—	—	(6)	—	—	—	—	(6)
Stockholders' notes assumed in merger	—	—	—	—	—	—	(37)	—	—	(37)
Net loss	—	—	—	—	—	—	—	—	(169,506)	(169,506)

Balance at December 31, 2000	156,700	241,641	9,328	9	69,825	(8,597)	(565)	—	(174,125)	(113,453)

The accompanying notes are an integral part of these consolidated financial statements

	Mandatorily Redeemable Convertible Preferred Stock		Stockholders' Equity (Deficit)
			Common Stock			Non-Cash Deferred Stock-based Compensation		Accumulated Other Comprehensive Loss		Total Stockholders' Equity (Deficit)
					Additional Paid-In Capital		Stock- holder Notes		Accum- ulated Deficit
	Shares	Amount	Shares	Amount
Issuance of Series D mandatorily redeemable convertible preferred stock, net of issuance costs of $451	12,628	37,433	—	—	—	—	—	—	—	—
Repurchase of restricted Series C mandatorily redeemable convertible preferred stock from an officer	(91)	(250)	—	—	—	—	—	—	—	—
Repurchase of restricted Series D mandatorily redeemable convertible preferred stock from an officer	(166)	(500)	—	—	—	—	—	—	—	—
Repurchase of restricted common stock from an officer	—	—	(500)	(1)	(27)	15	13	—	—	—
Repurchase of common stock	—	—	(281)	—	(196)	—	44	—	—	(152)
Issuance of stock options to employees at below fair market value	—	—	—	—	21,553	(21,553)	—	—	—	—
Amortization of non-cash deferred stock-based compensation associated with stock options to employees at below fair value	—	—	—	—	—	9,056	—	—	—	9,056
Amortization of non-cash deferred stock-based compensation from sales of restricted common stock to employees	—	—	—	—	—	111	—	—	—	111
Issuance of stock options to non-employees in exchange for services	—	—	—	—	328	(328)	—	—	—	—
Amortization of non-cash deferred stock-based compensation associated with stock options to non-employees in exchange for services	—	—	—	—	—	240	—	—	—	240
Issuance of shareholders notes in connection with the Liquidity Program	—	—	—	—	10,328	(10,328)	(5,362)	—	—	(5,362)
Exercise of call in connection with the Liquidity Program	(150)	(450)	(398)	—	(4,686)	—	5,362	—	—	676
Amortization of non-cash deferred stock-based compensation associated with Liquidity Program	—	—	—	—	—	10,016	—	—	—	10,016
Issuance of Class A stock in exchange for notes receivable from an officer	4,500	1,350	—	—	12,150	(12,150)	(1,350)	—	—	(1,350)
Deemed dividend on Class A stock	—	—	—	—	1,350	—	—	—	(1,350)	—
Amortization of non-cash deferred stock-based compensation associated with Class A stock	—	—	—	—	—	6,842	—	—	—	6,842
Exercise of stock options	—	—	2,928	3	2,396	—	(545)	—	—	1,854
Issuance of warrants in exchange for services	—	—	—	—	12	(12)	—	—	—	—
Amortization of warrants issued in exchange for services	—	—	—	—	—	12	—	—	—	12
Net loss	—	—	—	—	—	—	—	—	(107,802)	(107,802)

Balance at December 31, 2001	173,421	279,224	11,077	11	113,033	(26,676)	(2,403)	—	(283,277)	(199,312)
Issuance of common stock in initial public offering, net of issuance costs of $5,155 (unaudited)	—	—	6,210	6	69,918	—	—	—	—	69,924
Conversion of preferred stock to common stock upon initial public offering (unaudited)	(173,421)	(279,224)	43,355	44	279,180	—	—	—	—	279,224
Forgiveness of stockholder note (unaudited)	—	—	—	—	—	—	413	—	—	413
Issuance of stock options to employees at below fair market value (unaudited)	—	—	—	—	4,786	(4,786)	—	—	—	—
Amortization of non-cash deferred stock-based compensation (unaudited)	—	—	—	—	—	4,454	—	—	—	4,454
Exercise of stock options and warrants (unaudited)	—	—	37	—	29	—	—	—	—	29
Unrealized holding loss on investment securities (unaudited)	—	—	—	—	—	—	—	(123)	—	(123)
Net income (unaudited)	—	—	—	—	—	—	—	—	1,231	1,231

Balance at March 31, 2002 (unaudited)	—	$—	60,679	$61	$466,946	$(27,008)	$(1,990)	$(123)	$(282,046)	$155,840

The accompanying notes are an integral part of these consolidated financial statements.

PAYPAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

				Three Months Ended March 31,
	March 8, 1999 (inception) to December 31, 1999	Year Ended December 31,
		2000	2001	2001	2002
				(unaudited)
Cash flows from operating activities
Net (loss) income	$(4,619)	$(169,506)	$(107,802)	$(29,258)	$1,231
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Provision for transaction losses	—	11,028	14,760	3,103	6,908
Depreciation and amortization of fixed assets	78	2,352	5,571	1,253	1,896
Amortization of goodwill and other intangibles	124	49,313	65,661	16,415	864
Non-cash stock-based compensation	354	5,825	26,277	2,157	4,884
Changes in operating assets and liabilities:
Restricted cash and investments	(150)	(3,826)	(16,232)	(572)	(9,097)
Funds receivable and other current receivables	(209)	(13,546)	(19,240)	(1,879)	(16,241)
Prepaid expenses and other assets	(805)	(635)	(5,111)	(338)	1,162
Due to customers	—	82,786	91,977	14,363	(121,507)
Charge-offs and recoveries to provision for transaction losses	—	(6,128)	(12,427)	(2,875)	(8,012)
Accounts payable and accrued liabilities	1,090	7,709	(1,824)	(2,304)	2,096
Funds payable and other liabilities	—	7,124	(2,430)	4,917	21,820

Net cash (used in) provided by operating activities	(4,137)	(27,504)	39,180	4,982	(113,996)

Cash flows from investing activities
Investments in Community BancShares, Inc. common stock	(2,000)	2,000	—	—	—
Purchase of investment securities	—	(11,862)	(29,727)	(18,923)	(20,151)
Purchase of fixed assets and domain names	(938)	(11,743)	(11,019)	(1,870)	(2,976)

Cash used in investing activities	(2,938)	(21,605)	(40,746)	(20,793)	(23,127)

Cash flows from financing activities
Proceeds from capital leases	—	—	5,000	—	—
Principal payments on capital lease obligations	—	—	—	—	(442)
Proceeds from issuance of preferred stock, net	15,291	157,484	37,433	37,433	—
Proceeds from issuance of common stock in initial public offering, net	—	—	—	—	69,924
Proceeds from issuance of restricted stock to employees	293	1,571	—	—	—
Proceeds from issuance of restricted stock to non-employees	3	—	—	—	—
Proceeds from exercise of stock options	—	23	1,854	93	29
Payments to repurchase restricted common stock	(70)	(1,170)	—	—	—
Payments to repurchase preferred stock	—	(8,961)	(902)	—	—
Payments made to employees associated with Liquidity Program	—	—	(5,136)	—	—

Cash provided by financing activities	15,517	148,947	38,249	37,526	69,511

Net increase (decrease) in cash and cash equivalents	8,442	99,838	36,683	21,715	(67,612)
Cash and cash equivalents at beginning of period	—	8,442	108,280	108,280	144,963

Cash and cash equivalents at end of period	$8,442	$108,280	$144,963	$129,995	$77,351

The accompanying notes are an integral part of these consolidated financial statements.

				Three Months Ended March 31,
	March 8, 1999 (inception) to December 31, 1999	Year Ended December 31,
		2000	2001	2001	2002
				(unaudited)
Noncash investing and financing activities:
Issuance of Series A mandatorily redeemable convertible preferred stock in exchange for domain name	$500	$—	$—	$—	$—

Issuance of stock for merger of Confinity	$—	$129,707	$—	$—	$—

Conversion of preferred stock to common stock upon initial public offering	$—	$—	$—	$—	$279,224

Non-cash deferred stock-based compensation associated with issuance of restricted common stock to employees	$2,745	$218	$—	$—	$—

Non-cash deferred stock-based compensation associated with issuance of restricted common stock to non-employees in exchange for services	$63	$—	$—	$—	$—

Stockholder notes issued for Class A stock	$—	$—	$1,350	$—	$—

Non-cash deferred stock-based compensation associated with issuance of Class A stock	$—	$—	$12,150	$—	$—

Non-cash deferred stock-based compensation associated with Liquidity Program	$—	$—	$10,328	$—	$—

Stockholder notes issued in connection with Liquidity Program	$—	$—	$5,362	$—	$—

Exercise of call and the retirement of common stock associated with the Liquidity Program	$—	$—	$5,136	$—	$—

Repayment of stockholder notes in connection with Liquidity Program	$—	$—	$5,362	$—	$—

Stockholder notes issued for restricted common stock	$139	$—	$—	$—	$—

Issuance of warrants in connection in exchange for services and an equipment loan	$85	$—	$27	$—	$—

Reduction of notes receivable in conjunction with repurchase of common stock	$—	$—	$57	$—	$—

Reassignment of rights to Series B mandatorily redeemable convertible preferred stock	$—	$3,369	$—	$—	$—

Issuance of notes receivable in exchange for Series B mandatorily redeemable convertible preferred stock	$—	$389	$—	$—	$—

Notes receivable assumed in merger	$—	$37	$—	$—	$—

Assets acquired under capital lease	$—	$588	$—	$—	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$6	$65	$159	$13	$97

The accompanying notes are an integral part of these consolidated financial statements.

PAYPAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

        PayPal, Inc., previously known as X.com Corporation (the "Company"), was incorporated as a Delaware corporation in March 1999 and began substantive operations in November 1999. The Company's initial focus was offering Internet banking services, which consisted of accepting deposits, payment services and limited extension of credit, provided through an agreement with First Western National Bank ("First Western"). In the second half of 2000, the Company focused on on-line payments and discontinued offering Internet banking services. The Company formally changed its name to PayPal, Inc. in February 2001. The PayPal product allows customers to transfer money to anyone with an email address. Customers create and fund their accounts through the Company's website (www.paypal.com). Accounts are funded using a credit card, a bank account, or funds received from other customers. Customers can use the PayPal product to send payments to other customers as well as non-customers (who receive an email that alerts them that funds have been set aside in their name, and provides them with instructions on opening an account in order to claim the funds).

Principles of consolidation

        The accompanying consolidated financial statements include the results of operations of the Company and its wholly owned subsidiaries, PayPal Asset Management Inc. and PayPal (Europe) Ltd. All significant intercompany transactions have been eliminated.

Stock split

        In January 2000 and November 2001, the Board of Directors approved a three-for-one stock split and a one-for-four reverse stock split, respectively. Accordingly, all common share and per common share amounts have been restated retroactively to reflect these splits. Prior to giving retroactive effect to the one-for-four reverse stock split, net loss per share—basic and diluted was $3.02, $13.12 and $4.10 for the period from inception ended December 31, 1999 and for the years ended December 31, 2000 and 2001, respectively.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates it estimates, including but not limited to reserves for contingencies and litigation, reserves for transaction losses, reserves for regulatory matters, lease termination costs, stock-based compensation expenses, income taxes and intangible assets and goodwill. The Company bases it estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities from other sources. Actual results could differ from those estimates under different assumptions or conditions.

Reclassification

        Certain prior period balances and amounts have been reclassified to conform to the current period presentation.

Unaudited Interim financial information

        The interim consolidated statements of operations and cashflows for the three-months ended March 31, 2001 and 2002, and the balance sheet as of March 31, 2002 together with the financial data and other information for this period disclosed in these notes to the financial statements, are unaudited. In the opinion of management, the interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the interim results. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

Risk and uncertainties

        The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to differ materially from expectations include, but are not limited to: customer adoption of the PayPal product, continued use of PayPal for on-line auction transactions, competition, changes to credit card association rules and practices, the Company's ability to manage fraud, application of laws and regulations to the Company's business, as more fully described in Note 22; rates at which users fund payments using credit cards and the Company's ability to manage growth.

Concentration of business volume

        The Company processes a majority of its transactions for customers conducting business using the services of one major Internet auction company. Although the Company's relationships lie directly with PayPal customers, the Internet auction company's ability to continue attracting customers and generating volume could have a significant impact on the Company.

Concentration of credit risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash equivalents, receivables, and investment securities. The Company invests its cash primarily in money market securities and in the PayPal Money Market Fund ("the Fund"), which are uninsured. From time to time, the Company may also have corporate deposit balances with financial services institutions that exceed the FDIC insurance limit. As part of its cash management process, the Company performs periodic evaluations of the relative credit standing of these financial institutions and the Fund.

Reserves for transaction losses

        The Company is exposed to transaction losses due to fraud, as well as non-performance of third parties and customers. The Company establishes reserves for estimated losses arising from processing customer transactions, such as ACH returns, debit card overdrafts, chargebacks for unauthorized credit card use and merchant related chargebacks due to non-delivery of goods or services. These reserves represent an accumulation of the estimated amounts, using an actuarial technique, necessary to provide for transaction losses incurred as of the reporting date, including those to which the Company has not yet been notified. The Company faces a rolling window of uncertainty in their loss reserving which is inherently narrow in its range. Customers typically have up to 90 days to file transaction disputes (e.g., chargebacks or Regulation E disputes). Consequently, the time between loss reserving and realization is short. This technique enables the Company to estimate the total of expected losses by loss category, for example unauthorized use vs. merchant related losses, based on the historical chargeback reporting pattern. The total of expected losses, less the total amount of chargebacks incurred to date equals the reserve for estimated losses incurred but not reported as of the reporting date.

        The reserves are based on known facts and circumstances, internal factors including the Company's experience with similar cases, historical trends involving loss payment patterns and the mix of transaction and loss types. Additions to the reserve, in the form of provisions, are reflected in current operating results, while charge-offs to the reserve are made when a loss is determined to have occurred. Recoveries are reflected as collected in the reserve for transaction losses.

        The establishment of appropriate reserves for transaction losses is an inherently uncertain process, and ultimate losses may vary from the current estimates. The Company regularly updates its reserve estimates as new facts become known and events occur that may impact the settlement or recovery of losses. The reserves are maintained at a level deemed appropriate by management to adequately provide for losses incurred at the balance sheet date.

Segment reporting

        Statement of Financial Accounting Standard, SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The method for determining what information to report is based upon the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

        The Company's chief operating decision-maker is considered to be the Chief Executive Officer (CEO). The CEO reviews financial information for purposes of making operational decisions and assessing financial performance. This financial information is consistent with the information presented in the accompanying statements of operations. For the period from inception ended December 31, 1999 and the year ended December 31 2000, the Company had no significant foreign operations. For the year ended December 31, 2001, revenues from customers located outside the U.S. totaled $14.2 million, or approximately 14% of total revenue. For the three months ended March 31, 2001 and 2002 (unaudited), revenues from transactions located outside the U.S. totaled $1.5 million and $10.4 million, or approximately 10.4% and 21.3% of total revenue, respectively. There were no long-lived assets outside the U.S. during any period presented.

Fair value of financial instruments

        The carrying amount of the Company's financial instruments, including cash and cash equivalents, investment securities and receivables, approximated fair value as of December 31, 2000 and 2001 and March 31, 2002 (unaudited).

Comprehensive income (loss)

        The Company classifies items of other comprehensive income (loss), such as unrealized gains and losses on investment securities, by their nature in the financial statements and displays the accumulated other comprehensive income (loss) separately from retained earnings in the equity section of the balance sheet. As of December 31, 2000 and 2001, the Company had no such items. As of March 31, 2002 (unaudited), the Company has approximately $123,000 of accumulated other comprehensive loss.

Cash and cash equivalents

        The Company considers all highly liquid investments with maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include money market accounts, commercial paper and various deposit accounts. The carrying amount of cash equivalents approximates fair value due to the short-term maturity of those investments.

Investment securities

        The Company classifies their investment securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. Investments classified as held to maturity are reported at amortized cost and investments classified as available for sale are reported at fair value with net unrealized gains and losses reported as a component of stockholders equity. The Company does not have any investments classified as trading securities.

        Those investments with maturities greater than three months and less than twelve months at the date of acquisition are considered short-term investments and those with maturities greater than twelve months at the date of acquisition are considered long-term investments.

        A decline in the fair value of any security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

        Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income is recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Funds receivable and funds payable

        Funds receivable and payable arise due to the time taken to clear transactions through external payment networks. When a customer funds their account using their bank account or credit card, or withdraws money to their bank account or through a debit card transaction, there is a clearing period before the cash is received or sent by PayPal, usually two or three days. Hence, these funds are treated as a receivable or payable until the cash is settled.

Investment in common stock

        As discussed in Note 20, in November 1999, the Company entered into an agreement with Community Bancshares Inc (CBI), in which the Company purchased a minority interest in CBI for $2 million. The investment was accounted for under the cost method. In August 2000, the Company exercised its put agreement requiring the then current CEO of CBI to repurchase the shares of CBI common stock from the Company for the original purchase price of $2 million.

Fixed assets

        Furniture and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful life using the straight-line method. Depreciation and amortization periods are generally three years for computer equipment, three years for software and five years for furniture and fixtures. Maintenance and repairs are expensed as incurred.

Capitalized software

        Cost of internal use software and website development costs are accounted for in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Emerging Issues Task Force (EITF) 00-02, Accounting for Website Development Costs, which require that the Company expense computer software and website development costs as they are incurred during the preliminary project stage. Once the capitalization criteria of SOP 98-1 and EITF 00-02 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, including website development, and the payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software, are capitalized. Capitalized costs are amortized over approximately three years on a straight-line basis. As of December 31, 1999, 2000 and 2001, the Company had capitalized approximately $0.2 million, $1.3 million and $2.5 million respectively, in internally developed software costs and recognized approximately $20,000, $567,000 and $913,000, respectively, of amortization expense.

Goodwill and other intangibles

        Goodwill and other intangibles are carried at cost less accumulated amortization. The cost of goodwill and other identified intangibles and being amortized on a straight-line basis over two years. Other intangibles include purchased domain names, licenses and identifiable intangibles acquired in a business combination.

Impairment of long-lived assets, including goodwill and other intangibles

        The Company assesses the impairment of its long-lived assets and other identifiable intangibles and related goodwill periodically in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Company also assesses the impairment of enterprise level goodwill periodically in accordance with the provision of Accounting Principles Board Opinion (APB) No. 17, Intangible Assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could result in an impairment review include but are not limited to, significant underperformance relative to expected historical or projected future operating results, undiscounted cash flows are less than the carrying value, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business, significant negative industry or economic trends, a significant decline in our stock price for a sustained period, and the Company's market capitalization relative to net book value. If the Company determines that the carrying value of goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company will measure any impairment based on the projected discounted cash flow method using a discount rate commensurate with the risk inherent to the Company's current business model. As of December 31, 2001, the Company has not identified any such impairment.

        The Company purchased domain names and licenses related to the Internet banking operations and capitalized the related cost. Upon termination of this business in December 2000 (see Note 20), the Company wrote-off the unamortized balance of approximately $500,000.

Due to customers

        Customers utilize the Company's services to transfer money via the Internet. Any stored value remaining from transactions in a customer's account represents a liability of the Company to the customer. Customers can elect to sweep their account balances into the mutual fund to earn a rate of return; otherwise, no interest is paid on customer account balances. See Note 1—Revenue recognition.

Custodial Accounts

        Prior to February 2002, as part of its cash management process, the Company earned interest on funds held on behalf of others by investing the funds that customers chose not to withdraw in bank money market accounts and money market equivalent securities. The interest income received on these investments was accrued and recognized as income in the period in which it was earned. On February 15, 2002, the Company received an advisory opinion from the Federal Deposit Insurance Corporation on the availability of pass-through FDIC insurance for its customers. This opinion concluded that pass-through FDIC insurance is available to the Company's customers if the Company (1) places pooled customer funds in bank accounts denominated "PayPal as Agent for the Benefit of its Customers" or similar caption, (2) maintains records sufficient to identify the claim of each customer in the FDIC-insured account, (3) complies with applicable FDIC recordkeeping requirements, and (4) truly operates as an agent of its customers. Beginning in February 2002, the Company deposited all U.S.-based customer funds not transferred to the Fund in FDIC-insured bank accounts. The objective of this strategy was to obtain pass-through FDIC insurance for individual PayPal users covering their PayPal balances. Accordingly, nearly all of this revenue source ceased in February 2002.

        As these customer funds have been transferred into non-interest bearing accounts, the Company's revenues from interest on funds held for others in future periods will decline. For the three months ended March 31, 2001 and 2002 (unaudited), these revenues represented $1.1 million and $428,000, or 8.1% and 0.9% of the Company's total revenues, respectively. For the years ended December 31, 2001 and 2000, and for the period from inception ended December 31, 1999, these revenues represented $3.8 million, $2.0 million, and $0, or 3.6%, 16.3%, and 0% of the Company's total revenues, respectively. Cash and investments held as agent for these customers and the associated liabilities have been removed from the Company's balance sheet effective February 2002 and will continue in future periods. As of March 31, 2002 (unaudited), such custodial assets held for the benefit of customers totaled $188.5 million. The Company receives a custodial credit from its service provider in the form of a reduction in transaction processing fees based upon balances held with each institution. This custodial credit arrangement has the effect of partially offsetting the reduction in interest income earned on funds held for others.

Stock-based compensation

        The Company accounts for non-cash stock-based employee compensation in accordance with APB Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees and related Interpretations, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company adopted FASB Interpretation No. 44 ("FIN 44") Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB 25 as of July 1, 2000. FIN 44 provides guidance on the application of APB 25 for non-cash stock-based compensation to employees. For fixed grants, under APB No. 25, compensation expense is based on the excess of the fair value of the Company's stock over the exercise price, if any, on the date of the grant and is recorded on a straight-line basis over the vesting period of the options, which is generally four years. For variable grants, compensation expense is based on changes in the fair value of the Company's stock and is recorded using the methodology set out in FIN 28 Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, an interpretation of APB 15 and APB 25.

        The Company accounts for non-cash stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Net income (loss) per share and share amounts

        Basic net income (loss) per common share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period less weighted average shares subject to repurchase. Diluted net income (loss) per common share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common and potential common shares outstanding during the period. Potential common shares, composed of unvested, restricted common stock and common shares issuable upon the exercise of stock options and warrants, are included in the calculation of diluted net income (loss) per common share to the extent such shares are dilutive.

        All outstanding and weighted average share amounts presented in this report have been restated to reflect the three-for-one stock split approved in January 2000 and the one-for-four reverse stock split approved in November 2001.

Revenue recognition

        The Company earns transaction fees from processing transactions for certain customers. Revenue resulting from a transaction is recognized once the transaction is complete. A transaction fee is charged to customers meeting certain criteria (such as account type and volume of payments received per month), typically for funds they receive.

        The Company also recognizes investment management fees pursuant to a contractual agreement based upon the average net assets of the Fund. During the year ended December 31, 2001, investment management fees were recognized over the period that assets are under management. Beginning in January 2002, the Company is waiving all of its investment management fees; however, this waiver could be revoked in the future. As of March 31, 2002 (unaudited) and December 31, 2001 and 2000, customer funds invested in the Fund totaled approximately $70.3 million (unaudited), $56.2 million and $17.2 million, respectively. As of March 31, 2002 (unaudited) and December 31, 2001 and 2000, the

Company's cash and cash equivalents included approximately $25.0 million (unaudited), $26.0 million and $58.2 million invested in the Fund, respectively, of which $0 (unaudited), $26.0 million, and $35.4 million, respectively, were funds being held on behalf of others.

        Effective January 1, 2002, the Company adopted the provisions of Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products ("EITF 01-09"). The Company's adoption of EITF 01-09 resulted in a change of method of accounting for certain incentive offerings.

        The effect of adopting EITF 01-09 resulted in a reduction in both revenues and selling, general and administrative expense by $631,000 for the three months ended March 31, 2002 (unaudited). The Company has adjusted its results for the year ended December 31, 2001 and has reduced revenues and selling, general and administrative expense accordingly. The impact of the adoption of EITF 01-09 was a reduction in both revenues and selling, general and administrative expense of $0, $1.9 million and $1.1 million for the period from inception ended December 31, 1999 and for the years ended December 31, 2000 and 2001, and of $271,000 for the three months ended March 31, 2001 (unaudited), respectively.

Transaction processing expenses

        Transaction processing expenses consist primarily of third party transaction fees, such as Automatic Clearing House (ACH) and check processing, credit card processing and debit card processing expenses.

Advertising expenses

        The cost of advertising is expensed as incurred. For the period from inception to December 31, 1999 and the years ended December 31, 2000, and 2001, advertising expenses totaled approximately $330,000, $127,000 and $53,000, respectively.

Customer acquisition costs

        At times, the Company has paid an acquisition cost ranging from $5 to $10 to each customer opening a new PayPal account and an additional $5 to $10 to those customers who refer another new account holder to the Company. The amounts paid are not dependent on whether the customer generates revenue for the Company. These amounts are deposited into the customer's account after certain requirements are met. During the period from inception to December 31, 1999 and the years ended December 31, 2000 and 2001, acquisition costs of $0.5 million, $13.5 million and $0, respectively, have been expensed as incurred and are included in promotional and marketing expense.

Income taxes

        The Company accounts for income taxes using the liability method. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Recent accounting pronouncements

  Goodwill and Other Intangibles

        In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 prescribes that goodwill and other intangibles that have indefinite useful lives will not be amortized but rather tested at least annually for impairment. Intangible assets that have definite lives will continue to be amortized over their estimated useful lives. SFAS No. 142 provides specific guidance for the testing of goodwill for impairment at least annually. Initial impairment losses arising upon adoption of SFAS No. 142 are to be reported as resulting from a change in accounting principle. The Company adopted SFAS No. 142 on January 1, 2002. See Note 8 for disclosure of the effects of adopting SFAS No. 142.

  Impairment or Disposal of Long-Lived Assets

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The provisions of SFAS 144 address the financial accounting and reporting for impairment of long-lived assets. The Company adopted SFAS 144 on January 1, 2002 and the adoption of this standard did not have a significant impact on the Company's financial position, cash flows, or results of operations.

2.    BUSINESS COMBINATION

        On March 30, 2000, X.com merged with Confinity, Inc., (a development stage company) which developed the PayPal product. Under the terms of the agreement, as part of the purchase price paid, X.com issued 6,372,369 shares of common stock and 5,051,627 shares of Series AA, 24,247,842 shares of Series BB, and 18,522,653 shares of Series CC, preferred stock, in exchange for all of the outstanding common and preferred stock of Confinity. Additionally, as part of this consideration, X.com assumed Confinity's options and warrants outstanding into options and warrants to purchase X.com's common and Series CC preferred stock. X.com was the surviving entity in the merger as it had the majority of the outstanding voting interest and the fully diluted interest in the Company immediately following the merger. The former stockholders of Confinity owned approximately 46.5% of the total outstanding voting interest of the Company immediately following the merger. X.com formally changed its name to PayPal, Inc. in February 2001.

        The merger has been accounted for under the purchase accounting method. In accordance with APB 16, the cost to acquire Confinity was allocated among the identifiable tangible and intangible assets acquired and liabilities assumed based on the fair market value at the date of acquisition. The fair value of the stock consideration paid, was based upon an arms-length third party equity round that closed concurrently with the acquisition. In accordance with APB 16, the Company determined the fair value of each series of securities issued in the acquisition. The fair values were determined using a valuation model which valued each series by assessing its characteristics, such as liquidation values, with reference to the most recent financing with a third party. For this purpose, the Company used as a reference its Series C preferred stock financing, which closed in March 2000 with total proceeds of $100.0 million at a price of $2.75 per share.

        The following table shows the allocation of the purchase price of $129.7 million (in millions):

Net liabilities assumed	$(1.6)
Goodwill	123.6
Purchased technology	0.6
Customer base	6.3
Assembled workforce	0.8

Total	$129.7

        The excess of the purchase price over the fair value of net assets acquired totaled $123.6 million. This amount has been included in intangible assets and is being amortized using the straight-line method over a two-year period. Amortization expense relating to these intangible assets totaled $49.3 million and $65.7 million during the years ended December 31, 2000 and 2001, respectively. Purchased technology that had reached technological feasibility and was principally represented by the technology underlying the PayPal product was valued using a replacement cost method. This analysis resulted in an allocation of $0.6 million to existing technology, which was capitalized and is being amortized over two years. Additionally, a replacement cost analysis of the customer base and assembled workforce resulted in $6.3 million and $0.8 million, respectively, being capitalized and amortized over two years.

        The consolidated financial statements include the results of Confinity since March 31, 2000. The following unaudited pro forma consolidated financial information presents the combined results of the Company and Confinity as if the merger had occurred at the beginning of the years presented below, after giving effect to certain adjustments, principally amortization of goodwill and other intangible assets.

	Year Ended December 31,
	1999	2000
	(in thousands, except per share amounts)
Revenue	$350	$14,545
Net loss	$(72,944)	$(201,555)
Basic and diluted net loss per share	$(10.80)	$(41.79)

3.    NET INCOME (LOSS) PER SHARE

        Basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period less weighted average shares subject to repurchase. Diluted net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common and potential common shares outstanding during the period. Potential common shares, composed of unvested, restricted common stock and common shares issuable upon the exercise of stock options and warrants, are included in the calculation of diluted net income (loss) per share to the extent such shares are dilutive.

        The computation of basic and diluted net income (loss) per share is as follows for the periods indicated (in thousands, except per share data):

		Year Ended December 31,		Three Months Ended March 31,
	March 8, 1999 (inception) to December 31, 1999
		2000	2001	2001	2002
				(unaudited)
Numerator:
Net income (loss)	$(4,619)	$(169,506)	$(107,802)	$(29,258)	$1,231
Deemed dividend on Class A stock (Note 11)	—	—	(1,350)	—	—

Net income (loss) attributable to common stockholders	$(4,619)	$(169,506)	$(109,152)	$(29,258)	$1,231

Denominator:
Weighted average shares of common stock outstanding	2,808	7,867	9,959	9,391	35,333
Weighted average shares of common stock subject to repurchase	(2,426)	(4,637)	(3,299)	(3,965)	(3,014)

Denominator for basic net income (loss) per share	382	3,230	6,660	5,426	32,319
Common stock equivalents	—	—	—	—	27,024

Denominator for diluted net income (loss) per share	382	3,230	6,660	5,426	59,343

Net income (loss) per share:
Basic	$(12.09)	$(52.47)	$(16.39)	$(5.39)	$0.04

Diluted	$(12.09)	$(52.47)	$(16.39)	$(5.39)	$0.02

        The following table summarizes common equivalent shares that are not included in the denominator used in the diluted net loss per share available to common stockholders calculation above because to do so would be antidilutive for the periods indicated (in thousands):

		Year Ended December 31,		Three Months Ended March 31,
	March 8, 1999 (inception) to December 31, 1999
		2000	2001	2001	2002
				(unaudited)
Effect of common equivalent shares:
Mandatorily redeemable convertible preferred stock upon conversion to common stock	11,239	39,172	43,355	41,923	—
Stock options to purchase common stock	430	3,203	2,336	3,597	—
Warrants to purchase mandatorily redeemable convertible preferred stock and common stock	135	135	143	135	—
Unvested common shares subject to repurchase agreements	3,649	4,045	2,840	4,195	—

Total	15,453	46,555	48,674	49,850	—

4.    CASH AND CASH EQUIVALENTS

        Cash and cash equivalents consist of the following (in thousands):

	December 31,
			March 31, 2002
	2000	2001
			(unaudited)
Cash—Corporate	$—	$3,172	$16,251
Cash equivalents—Corporate	47,065	2,588	32,814

Total	47,065	5,760	49,065

Cash—Customers' accounts	3,330	102,015	28,286
Cash equivalents—Customers' accounts	57,885	37,188	—

Total	61,215	139,203	28,286

Total cash and cash equivalents	$108,280	$144,963	$77,351

5.    RESTRICTED CASH AND INVESTMENTS

        In connection with processing transactions with financial institutions, the Company pledges cash in the form of certificates of deposit and restricted money market accounts. The Company uses restricted cash to secure letters of credit with banks to provide collateral to other financial institutions for actual or contingent liabilities arising from potential chargebacks, adjustments, fees or other charges due to or incurred by the Company. The Company had pledged certificates of deposit totaling $0, $1.1 million and $0 and restricted money market accounts totaling $0, $0 and $1.7 million as of December 31, 2000 and 2001, and March 31, 2002 (unaudited), respectively.

        In March 2002 (unaudited), the Company completed negotiations with First Data Resources, Inc. to increase the amount of its letter of credit to $7.0 million from $2.0 million at December 31, 2001 based on debit card volumes as per the agreement with First Data. In addition to the $2.0 million already secured by a certificate of deposit, the Company deposited $5.0 million into a restricted money market account, which is classified as restricted cash. If the volume decreases, or First Data's settlement risk otherwise decreases, the Company has the right to request, but not to require, a corresponding reduction in the letter of credit.

        Pursuant to a marketing agreement with Intuit, Inc. entered into in September 2000, the Company obtained an irrevocable standby letter of credit with a financial institution for this company, for the minimum payments due in accordance with the agreement. As of December 31, 2001 and March 31, 2002 (unaudited), the Company had pledged cash, in the form of a certificate of deposit, totaling approximately $500,000 to secure the letter of credit.

        Additionally, in accordance with facility lease agreements, the Company has irrevocable standby letters of credit with financial institutions and have pledged cash, in the form of certificates of deposit, in the amount of $1.0 million, $2.2 million and $1.3 million and in the form of a restricted money market account in the amount of $0, $0 and $962,000 as of December 31, 2000 and 2001, and March 31, 2002 (unaudited), respectively, to secure the letters of credit.

        The Company is required to keep a minimum of $11.0 million on account with Wells Fargo Bank in order to obtain Wells Fargo's ACH processing services. Until December 2001, this requirement was met by holding sufficient customer funds as agent in a pooled account at Wells Fargo. The requirement is now met by pledging securities owned by the Company and held in a brokerage account at Wells Fargo. These securities totaled $11.3 million at March 31, 2002 (unaudited) and are accounted for as restricted securities.

        Until December 1, 2001, Chase Merchant Services (CMS) processed substantially all of the Company's credit card transactions. CMS remains responsible for any chargebacks from the Company's customers' credit card transactions that occurred prior to December 1, 2001. To protect CMS against the risk of such chargebacks, the Company had pledged certificates of deposit totaling $3.0 million at December 31, 2001 and 2000. In December 2001, CMS had retained approximately an additional $11.3 million in settlement funds due to the Company in an escrow account. As of March 31, 2002 (unaudited), the $11.3 million amount had decreased to $7.5 million, resulting in $10.5 million of restricted cash for CMS as of such date. The Company believes that these balances will likely be reduced or eliminated within the next calendar year as the risk to CMS decreases over time. Accordingly, these balances have been classified as restricted cash.

        Pursuant to the Company's applications for money transmitter licenses in various states, the Company had to comply with statutory bonding requirements. In March 2002, the Company obtained a $6.6 million irrevocable standby letter of credit for the benefit of the bonding company from a financial institution to support the issuance of such bonds. As of March 31, 2002 (unaudited), the Company has pledged cash, in the form of certificates of deposit, totaling $6.6 million to secure the letter of credit. This amount is classified as restricted cash.

        Pursuant to an equipment lease agreement with an equipment manufacturer entered into in March 2002, the Company obtained an irrevocable standby letter of credit with a financial institution for the minimum payments due in accordance with the agreement. As of March 31, 2002 (unaudited), the Company had pledged cash, in the form of a certificate of deposit, totaling $414,000 to secure the letter of credit.

Beneficiary of Restricted Cash and Investments	December 31, 2001	March 31, 2002
	(in thousands)
		(unaudited)
Financial institutions	$1,116	$1,665
First Data Resources, Inc.	2,000	7,007
Intuit, Inc.	504	504
Facility lease agreements	2,305	2,242
Wells Fargo Bank	10,964	11,300
Chase Merchant Services	14,283	10,500
Money transmitter license applications	—	6,637
Equipment lease	—	414

Total restricted cash and investments	$31,172	$40,269

6.    INVESTMENT SECURITIES

      The amortized cost and estimated fair value of investment securities is summarized below (in thousands):

	December 31, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to Maturity securities:
Short-term investments:
Asset backed securities	$6,831	$22	$(1)	$6,852
U.S. Government agencies	5,031	20	—	5,051

Total securities	$11,862	$42	$(1)	$11,903

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to Maturity securities:
Short-term investments:
U.S. Government agencies(3)	$9,898	$45	$(3)	$9,940

Long-term investments:
U.S. Government agencies(3)	21,591	177	—	21,768
Collateralized Mortgage Obligations(1)	10,100	130	—	10,230

	31,691	307	—	31,998

Total securities(2)	$41,589	$352	$(3)	$41,938

6.    INVESTMENT SECURITIES (Continued)

        The following table shows estimated fair value of the Company's investment securities by year of maturity as of December 31, 2001 (in thousands).

	2002	2003 Through 2006	2007 Through 2011	2012 and Thereafter	Total
Held to Maturity securities:
U.S. Government agencies	$24,595	$7,113	$—	$—	$31,708
Collateralized Mortgage Obligations(1)	—	—	5,113	5,117	10,230

Total securities	$24,595	$7,113	$5,113	$5,117	$41,938

(1)
Collateralized mortgage and asset backed securities are shown at contractual maturity; however, the average life of these securities may differ due to principal prepayments.

(2)
Includes $5.0 million in funds held on behalf of customers.

(3)
Includes $1.4 million of short-term investments and $9.6 million of long-term investments that were used as collateral to a financial institution for transaction processing for the Company.

        Prior to 2002, all of the Company's investment securities were classified as held to maturity and were reported at amortized cost. Those investments with maturities greater than three months and less than twelve months at the date of acquisition were considered short-term investments and those with maturities greater than twelve months at the date of acquisition were considered long-term investments. During the three months ended March 31, 2002, the Company transferred its investment securities to available for sale. Accordingly, the Company reports these investments at their fair market value with unrealized gains and losses recorded as a separate component of equity. The difference between the amortized cost of the investments and their fair market value was not material.

        The amortized cost and estimated fair value of investment securities is summarized below (in thousands):

	March 31, 2002 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale securities:
Short-term investments:
U.S. Government agencies(1)	$14,899	$17	$(20)	$14,896

Long-term investments:
U.S. Government agencies(1)	10,423	65	(39)	10,449
Asset backed securities	20,086	7	(197)	19,896
Collateralized Mortgage Obligation	15,168	50	(6)	15,212

	45,677	122	(242)	45,557

Total securities	$60,576	$139	$(262)	$60,453

        The following table shows estimated fair value of the Company's investment securities by year of maturity as of March 31, 2002 (unaudited).

	2002	2003 through 2006	2007 through 2011	2012 and thereafter	Total
Available for Sale securities:
U.S. Government agencies	$9,910	$15,434	$—	$—	$25,344
Asset backed securities(2)	—	—	9,739	10,157	19,896
Collateralized Mortgage Obligations(2)	—	—	5,079	10,134	15,213

Total securities	$9,910	$15,434	$14,818	$20,291	$60,453

(1)
Includes $1.4 million of short-term investments and $8.4 million of long-term investments that were used as collateral to a financial institution for transaction processing for the Company.

(2)
Collateralized mortgage and asset backed securities are shown at contractual maturity; however, the average life of these securities may differ due to principal prepayments.

7.    FIXED ASSETS, NET

        Fixed assets consist of the following (in thousands):

	December 31,
	2000	2001
Internally developed software	$1,330	$2,514
Computer equipment	6,117	12,981
Purchased computer software	2,006	4,144
Furniture and fixtures	3,374	4,215

	12,827	23,854
Less: accumulated depreciation and amortization	(2,429)	(7,997)

Fixed assets, net	$10,398	$15,857

        Depreciation and amortization expenses for the period from inception to December 31, 1999 and for the years ended December 31, 2000 and 2001 totaled approximately $0.1 million and $2.4 million, and $5.6 million, respectively.

8.    GOODWILL AND OTHER INTANGIBLES, NET

        The components of goodwill and other intangibles are as follows (in thousands):

	December 31,
	2000	2001
Goodwill	$123,623	$123,623
Existing technology	620	620
Customer base	6,290	6,290
Assembled workforce	790	790
Purchased domain names	—	—
Licenses	10	10
Less: accumulated amortization	(49,246)	(114,918)

Goodwill and other intangibles, net	$82,087	$16,415

        Goodwill, net at December 31, 2000 and 2001 was approximately $77.3 million and $15.5 million, respectively.

        Amortization expense for the period from inception ended December 31, 1999 and the years ended December 31, 2000 and 2001 totaled $124,000, $49.3 million and $65.7 million, respectively.

        In May 1999, the Company acquired the X.com domain name in exchange for 1,500,000 shares of the Company's Series A mandatorily redeemable convertible preferred stock at an aggregate value of $0.5 million.

        The Company adopted SFAS 142 on January 1, 2002. Upon adoption, the Company reclassified the remaining unamortized balance of $99,000, representing acquired workforce from the merger with Confinity, Inc., to goodwill. The Company will no longer amortize further the remaining unamortized balance of goodwill of $15.6 million. Goodwill will be subject to annual impairment testing.

        The following table presents the effects of the adoption of SFAS 141 and SFAS 142 on the periods presented, as if the adoption had been applied on March 8, 1999 (inception).

		Year Ended December 31,		Three Months Ended March 31,
	March 8, 1999 (inception) to December 31, 1999
		2000	2001	2001	2002
				(unaudited)
	(in thousands except for per share amounts)
Reported net income (loss)	$(4,619)	$(169,506)	$(107,802)	$(29,258)	$1,231
Goodwill amortization	—	46,359	61,811	15,453	—
Workforce amortization	—	296	395	99	—

Adjusted net income (loss)	$(4,619)	$(122,851)	$(45,596)	$(13,706)	$1,231

Basic net income (loss) per share:
Reported net income (loss)	$(12.09)	$(52.47)	$(16.39)	$(5.39)	$0.04
Goodwill amortization	—	14.35	9.28	2.84	—
Workforce amortization	—	0.09	0.06	0.02	—

Adjusted net income (loss)	$(12.09)	$(38.03)	$(7.05)	$(2.53)	$0.04

Diluted net income (loss) per share:
Reported net income (loss)	$(12.09)	$(52.47)	$(16.39)	$(5.39)	$0.02
Goodwill amortization	—	14.35	9.28	2.84	—
Workforce amortization	—	0.09	0.06	0.02	—

Adjusted net income (loss)	$(12.09)	$(38.03)	$(7.05)	$(2.53)	$0.02

9.    RESERVE FOR TRANSACTION LOSSES

        The following summarizes the activity in the reserve for transaction losses for the period from inception to December 31, 1999, for the years ended December 31, 2000 and 2001, and for the three months ended March 31, 2002. (in thousands)

Balance at December 31, 1999	$—
Provision for transaction losses	11,028
Charge-offs	(9,773)
Recoveries	3,645

Balance at December 31, 2000	4,900
Provision for transaction losses	14,760
Charge-offs	(21,781)
Recoveries	9,354

Balance at December 31, 2001	7,233
Provision for transaction losses (unaudited)	6,908
Charge-offs (unaudited)	(10,889)
Recoveries (unaudited)	2,877

Balance at March 31, 2002 (unaudited)	$6,129

10.    FEDERAL AND STATE TAXES

        For the period from inception to December 31, 1999 and for the years ended December 31, 2000 and 2001, no provision for federal or state income taxes has been recorded as the Company incurred net operating losses. Temporary differences, which give rise to significant components of the deferred tax assets, are as follows (in thousands):

	December 31,
	2000	2001
Deferred tax assets
Net operating loss and credit carryforwards	$51,574	$57,248
Reserves for transaction losses	1,960	2,828
Capitalized start-up	1,032	616
Accrued vacation	386	351

Total deferred tax assets	$54,952	$61,043

Deferred tax liabilities
Fixed assets and capitalized software costs	(204)	(800)
Acquired identifiable intangibles, net	(1,925)	(385)

Total deferred tax liabilities	(2,129)	(1,185)

Valuation allowance	(52,823)	(59,858)

Net deferred tax assets	$—	$—

Increase in deferred tax asset valuation allowance	$51,079	$7,035

        In accordance with the provisions of SFAS No. 109, and due to the uncertainty surrounding the realization of favorable tax attributes in future tax returns, the Company has recorded a full valuation allowance against its net deferred tax assets at December 31, 2001 and 2000. At such time as it is determined that it is more likely than not that the deferred tax assets will be realizable, the valuation allowance will be reduced.

        As of December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $130.0 million and $118.0 million, respectively. These federal and state net operating loss carryforwards will begin to expire in varying amounts beginning in 2019 and 2007, respectively. In addition to these net operating loss carryforwards, Confinity, Inc. has pre-acquisition federal and state net operating loss carryforwards of approximately $15.0 million which begin to expire in 2020 and 2008, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to a cumulative ownership change of more than 50% over a three year period, as defined in Section 382 of the Internal Revenue Code. Such limitation has not yet been determined by the Company.

        Prior to the acquisition, Confinity, Inc. provided a full valuation allowance for its net deferred tax assets related primarily to capitalized start-up costs. The Company has recorded a full valuation allowance against these deferred tax assets. When it is determined that it is more likely than not that these deferred tax assets will be realizable, the valuation allowance will be reduced, accordingly.

        The following table reconciles the statutory federal tax rate:

	Year Ended December 31,
	1999	2000	2001
Statutory federal tax rate	34.00%	34.00%	34.00%
California franchise tax expense, net of federal income tax benefit	5.35	5.35	5.83
Stock-based compensation	(5.71)	(1.10)	(9.71)
Non-deductible intangible amortization	(0.00)	(9.88)	(22.84)
Valuation allowance	(34.03)	(27.05)	(6.53)
Other, net	0.39	(1.32)	(0.75)

Effective income tax rate	0.00%	0.00%	0.00%

11.    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

        At December 31, 2000, mandatorily redeemable convertible preferred stock consisted of the following (in thousands):

	Shares
			Liquidation Amount	Value of Stock Issued, Net of Issuance Costs
	Authorized	Outstanding
Series A	38,850	38,850	$12,949	$12,899
Series B	27,105	11,441	5,449	5,824
Series C	36,364	36,364	100,001	99,904
Series D	33,000	16,119	48,357	47,577
Series AA (Issued pursuant to merger)	5,052	5,052	500	7,730
Series BB (Issued pursuant to merger)	24,248	24,248	4,500	37,452
Series CC (Issued pursuant to merger)	28,666	24,626	14,625	30,255

	193,285	156,700	$186,381	$241,641

        At December 31, 2001, mandatorily redeemable convertible preferred stock consisted of the following (in thousands):

	Shares
			Liquidation Amount	Value of Stock Issued, Net of Issuance Costs
	Authorized	Outstanding
Series A	38,850	38,850	$12,949	$12,899
Series B	11,441	11,441	5,449	5,824
Series C	36,364	36,273	99,751	99,654
Series D	28,748	28,581	85,743	84,510
Series E	20,000	—	—	—
Series AA (Issued pursuant to merger)	5,052	4,902	485	7,280
Series BB (Issued pursuant to merger)	24,248	24,248	4,500	37,452
Series CC (Issued pursuant to merger)	28,666	24,626	14,625	30,255
Class A	4,500	4,500	13,500	1,350

	197,869	173,421	$237,002	$279,224

Liquidation preference

        In the event of any liquidation or dissolution of the Company, either voluntary or involuntary, the holders of mandatorily redeemable convertible preferred stock would have retained liquidation preference over common stockholders. The liquidation preference amounts were $0.3333 per share of Series A, $0.0990 per share of Series AA, $0.4763 per share of Series B, $0.1856 per share of Series BB, $2.75 per share of Series C, $0.5939 per share of Series CC, $3.00 per share of Series D and $3.00 per share of Class A stock.

        The remaining assets and funds of the Company available for distribution would have been distributed ratably among all holders of common stock pro rata based on the number of shares of common stock held by each holder.

Redemption

        The merger or consolidation of the Company into another entity or any transactions in which more than 50% of the voting power of the Company is disposed of or the sale, transfer or disposition of substantially all of the property or business of the Company would have been deemed a liquidation, dissolution, or winding up of the Company. These liquidation characteristics would have required classification of the mandatorily redeemable convertible preferred stock outside of the equity section as these factors were outside the control of the Company. The mandatorily redeemable convertible preferred stock was not redeemable in any other circumstances.

Voting rights

        Holders of mandatorily redeemable convertible preferred stock (except Class A stock) were entitled to vote together with holders of common stock. The number of votes granted to mandatorily redeemable convertible preferred stockholders equaled the number of full shares of common stock into which each share of mandatorily redeemable convertible preferred stock could have been converted as described in the Company's Certificate of Incorporation.

Conversion

        Each share of mandatorily redeemable convertible preferred stock was convertible at any time into 0.25 shares of common stock (subject to certain adjustments). Each share of mandatorily redeemable convertible preferred stock would have converted at the option of the holder or automatically upon the occurrence of the earlier of a closing of a firm commitment underwritten public offering of the Company's common stock with aggregate net cash proceeds to the Company of not less than $25.0 million or the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of mandatorily redeemable convertible preferred stock.

        The Company completed its initial public offering in February 2002, and as a result, all outstanding shares of mandatorily redeemable convertible preferred stock were converted into shares of common stock (see Note 12).

Dividends

        The holders of mandatorily redeemable convertible preferred stock (except Class A stock) would have been entitled to receive when, and if, declared by the Board of Directors, dividends at the rate of $0.0167 per share of Series A, $0.0049 per share of Series AA, $0.0238 per share of Series B, $0.0093 per share of Series BB, $0.1375 per share of Series C, $0.0297 per share of Series CC and $0.15 per share of Series D, respectively, per year, payable in preference to any payment of any dividend on common stock. The dividends were non-cumulative.

        As of December 31, 1999, 2000 and 2001, no dividends had been declared on any series of the Company's preferred or common stock.

Private Placement of Class A Stock

        In August and September 2001, the Company issued 4,500,000 non-voting shares of a new class of mandatorily redeemable convertible preferred stock ("Class A") to or for the benefit of an officer of the Company. The Class A stock has a liquidation preference of $3.00 per share and can be converted at any time, at the option of the holders, into common stock at a conversion ratio of 4:1. In addition, the Class A stock will automatically convert to common stock at the conversion ratio in the event of an IPO raising at least $25 million. The shares of Class A stock are subject to a repurchase option held by the Company and other restrictions. As to 1,687,500 of those shares, 1,125,000 have been released from the repurchase option as of December 31, 2001. The Company has a right to repurchase all 562,500 remaining shares of those 1,687,500 shares at any time, for an amount equal to the price paid for the shares. This repurchase right lapses at a rate of 93,750 shares per month commencing in September 2001, expiring completely in June 2002. In the event of a change of control, any of the 562,500 shares, which are then still subject to repurchase, will be released from the repurchase restrictions. With respect to the other 2,812,500 shares, commencing in June 2002, the repurchase right will lapse at a rate of 93,750 shares per month expiring completely in January 2005. In the event the executive officer's employment relationship with the Company is involuntarily terminated or terminated without cause within one year following a change of control, then all of the 2,812,500 shares which are then still subject to repurchase will be released from the repurchase restrictions. The Company also retains a call over 4,500,000 shares of the Class A stock, which can be exercised at a fixed price of $3.00 per share between July 2002 and 2005. The issuance price of $0.30 was below the fair value of the common stock and resulted in non-cash deferred stock-based compensation of $12,150,000, which is equal to the difference between the fair value of the common stock at the measurement date and the consideration received for these shares. At issuance, the convertible instrument was deemed to have an embedded beneficial conversion feature which is limited to the amount of the proceeds of $1,350,000. This amount is recorded as a deemed dividend in the Statement of Operations.

        In connection with the purchase of the shares of Class A stock by the executive officer, the Company made a full recourse loan in the amount of $1,350,000, at an interest rate of 8% per annum. The loan, including accrued interest, matures on September 10, 2005 and becomes payable immediately upon termination of the executive's employment for any reason.

12.    INITIAL PUBLIC OFFERING

        In February 2002, the Company completed its initial public offering. Including the underwriters' exercise in full of their over-allotment option, the Company issued 6,210,000 shares of its common stock at a price of $13.00 per share. The Company received approximately $69.9 million in proceeds, net of underwriting discounts, commissions, and offering expenses. Simultaneously with the closing of the initial public offering, each outstanding share of Mandatorily Redeemable Convertible Preferred Stock was automatically converted into common stock based on the appropriate conversion ratio.

13.    RESTRICTED STOCK

        During the period from inception to December 31, 1999, the Company issued 7,015,000 shares of restricted common stock for cash proceeds of $292,626 and a note in the amount of $139,275 to certain employees, directors and officers of the Company under Restricted Stock Purchase Agreements (RSPA). The issuance prices of the restricted common stock awarded ranged from $0.012 to $0.20 per share and the repurchase rights associated with these grants lapse at a rate of 1/48 per month. In some cases, the issuance price was below the fair value of the common stock and resulted in deferred stock-based compensation for 1999 of $2,745,485, which was equal to the difference between the fair value of the common stock at the measurement date and the consideration received for these shares. The deferred stock-based compensation is being amortized over the vesting period of the shares. For the period from inception to December 31, 1999 and for the years ended December 31, 2000 and 2001, the amortization of deferred stock-based compensation associated with these restricted stock awards was approximately $147,000, $344,000 and $111,000, respectively.

        During the period from inception to December 31, 1999 and during the year ended December 31, 2000, the Company repurchased 2,750,000 and 1,609,000 shares of restricted common stock, respectively, from certain employees, directors and officers of the Company, pursuant to the repurchase provisions of the RSPA. During the year ended December 31, 2001, in connection with termination of employment, the Company repurchased 647,656 shares of restricted common stock from two former officers of the Company.

        During the period from inception to December 31, 1999, the Company granted 130,924 shares of restricted common stock for aggregate proceeds of $2,613, to non-employees of the company in connection with consulting agreements. The issuance prices of the restricted common stock awarded ranged from $0.012 to $0.132 per share. One award of 3,424 shares was fully vested at the date of grant. The issuance price was below the fair value of the common stock and resulted in a deferred compensation of $62,779, which was equal to the difference between the fair value of the common stock and the consideration received for the shares. The amortization of deferred compensation is being recognized in full during 1999 as consulting expense as the shares were fully vested upon grant. The remaining awards of 127,500 shares vest at a rate of 1/48 per month in accordance with the terms of the RSPA. There was no deferred compensation relating to these shares as the fair value was equal to the consideration received.

        During the year ended December 31, 2000 the Company issued 21,000,000 shares of Series B preferred stock at a price of $0.47633 per share to a principal stockholder and officer of the Company, under an RSPA. During August 2000, the Company exercised its right to repurchase 18,812,500 shares of the Series B preferred stock at the issuance price. Simultaneously, the Company reassigned a portion of this repurchase right to another principal stockholder and officer of the Company to purchase 3,149,055 shares of the 18,812,500 shares of Series B preferred stock at $0.60 per share. The shares were fully vested upon purchase. On the date of reassignment and purchase, the Company recorded $3,369,488 in stock-based compensation expense. The amount recorded represented the difference between the fair value of the Series B preferred stock at the date of reassignment and purchase and the price paid for the shares.

        The number of shares outstanding subject to repurchase as of December 31, 2000 and 2001 was 5.7 million and 2.8 million, respectively. (See Note 3 for impact on net income (loss) per share).

14.    STOCKHOLDER NOTES RECEIVABLE

        During the period from inception to December 31, 1999, the Company issued 1,009,000 shares of restricted common stock in exchange for full-recourse promissory notes totaling approximately $139,000. During the year ended December 31, 2000, in conjunction with the merger with Confinity, the Company assumed a stockholder note receivable in the amount of $37,000. The principal and accrued interest are due three years from the date of issuance. These notes accrue interest in a range of 5.15%-8% per annum.

        During the year ended December 31, 2000, the Company issued 3,149,055 shares of Series B mandatorily redeemable convertible preferred stock to a principal stockholder of the Company in exchange for a full recourse note in the amount of approximately $389,000. This note accrues interest at 6.62% per annum. Under the terms of the note, interest is compounded semi-annually and added to the principal balance. The principal and accrued interest were due four years from the date of issuance. In February 2002, upon completion of the Company's initial public offering, this note and all accrued interest were forgiven.

        In December 2001, in connection with the exercise of options granted to an executive officer, the Company made a full recourse loan in the amount of $540,000, at an interest rate of 8% per annum. The principal and interest are due four years from the date of issuance.

15.    LIQUIDITY PROGRAM

        In July 2001, the Company adopted a new liquidity program which allowed for loans to or for the benefit of certain employees equal to the sum of up to 20% of their total equity investment in the Company times $6.00 per share. Each loan was non-recourse, secured in part by a pledge of shares of common stock owned by each participant and accrued interest at a fixed rate of 5.02% with principal and interest repayable in full at the end of the four-year term. In connection with each loan, each participant granted to the Company the right to purchase ("call") 10% of the shares of common stock owned by such participant at a price of $12 per share beginning one year from the date of the loan.

        In September and November 2001, the Company entered into amendments to all of the loan agreements, under which the call feature became exercisable on September 4, 2001 and which provided that prepayment of the loan in full would extinguish the call. The Company then exercised the calls on September 30 and November 16, 2001 and purchased 397,448 common shares and 150,000 of Series AA Preferred shares from the participants of the Liquidity Program for an aggregate consideration of $5,362,000. Three participants elected to repay the notes in full or partially in cash instead of allowing the Company to purchase 10% of their shares. The remaining participants used the proceeds to repay their promissory notes issued in July 2001. As of December 31, 2001, all loan were paid in full.

        In accordance with EITF 95-16, the Company has remeasured ("the new measurement date") the 20% holdings of the participants' restricted stock pledged in accordance with the terms of the Liquidity Program upon granting of the non-recourse notes. As of December 31, 2001, deferred stock-based compensation of $10.3 million has been recognized, which is equal to the increase in the intrinsic value recorded at the original grant date and the new measurement date. Deferred stock-based compensation accrued during the vesting period shall be adjusted in subsequent periods, until the notes are settled for changes in the fair value of the shares but shall not be adjusted below zero. Amortization will be recognized in accordance with the vesting terms of the original equity awards using the methodology set out in FIN 28. As of December 31, 2001, amortization of $10.0 million has been recognized. The remaining deferred stock-based compensation associated with the 10% of the Liquidity Program participants' equity investment, not subject to repurchase, will be amortized over the original vesting period or period over which the Company's repurchase right expires on a straight-line basis.

16.    STOCK OPTION PLAN

        As of December 31, 2001, the Company had reserved up to 9,500,000 shares of common stock issuable upon exercise of options issued to certain employees, directors, advisors, and consultants pursuant to the Company's 2001 Equity Incentive Plan (the "2001 Plan"). Options granted under the 2001 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options

("ISO") may only be granted to Company employees (including officers and directors who are also employees). Nonqualified Stock Options ("NSO") may be granted to both Company employees and consultants. Options under the 2001 Plan may be granted at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors provided, however, that (1) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (2) the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Such options are exercisable at prices established at the date of grant, and have a term not to exceed ten years. Options granted under the 2001 Plan are exercisable according to the terms of each option; however, in the event of a change in control or merger as defined in the 2001 Plan, 12 months of options shall immediately become vested and exercisable in full. Options granted generally vest at a rate of 25% of the option shares upon the optionee's completion of one year of service measured from the vesting commencement date. The balance will vest in equal successive monthly installments of 1/48 of the total grant upon the optionee's completion of each of the next 36 months of service. If an option holder ceases to be employed by the Company, exercisable and vested options held at the date of termination may be exercised within the earlier of three months and termination of the option. Options under the plan may be either Incentive Stock Options, as defined under Section 422 of the Internal Revenue Code, or Nonstatutory Options.

        As of December 31, 2001, the Company had reserved up to 4,677,733 shares of common stock issuable upon exercise of options issued to certain employees, directors, advisors, and consultants pursuant to the Company's 1999 Stock Plan (the "1999 Plan"). Options granted under the 1999 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may only be granted to Company employees (including officers and directors who are also employees). Nonqualified Stock Options ("NSO") may be granted to both Company employees and consultants. Options under the 1999 Plan may be granted at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors provided, however, that (1) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (2) the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Such options are exercisable at prices established at the date of grant, and have a term not to exceed ten years. Options granted under the 1999 Plan are exercisable according to the terms of each option; however, in the event of a change in control or merger as defined in the 1999 Plan, 12 months of options shall immediately become vested and exercisable in full. Options granted generally vest at a rate of 25% of the option shares upon the optionee's completion of one year of service measured from the vesting commencement date. The balance will vest in equal successive monthly installments of 1/48 of the total grant upon the optionee's completion of each of the next 36 months of service. If an option holder ceases to be employed by the Company, exercisable and vested options held at the date of termination may be exercised within the earlier of three months and termination of the option. Options under the plan may be either Incentive Stock Options, as defined under Section 422 of the Internal Revenue Code, or Nonstatutory Options.

        During December 2000 and March 2001, the Company amended the 1999 Plan to permit option holders who hold more than 25,000 and 2,500 outstanding options, respectively to exercise their options in advance of vesting. All outstanding options held by former employees of Confinity assumed at the time of the merger can be exercised in advance of vesting, as was permitted under the former Confinity

Stock Option Plan. All options exercised in advance of vesting are recorded as both issued and outstanding stock from the date of exercise. In the event that the employee fails to satisfy the required conditions for vesting of the option, as established in the original option award, the Company maintains the right to repurchase any non-vested shares at such time. Such options are repurchased at a price equal to the exercise price paid.

        Options granted to employees during the period from inception to December 31, 1999 and during the years ended December 31, 2000 and 2001 resulted in non-cash deferred stock-based compensation of $0.5 million, $9.5 million and $21.6 million respectively. The amounts recorded represent the difference between the exercise price and the fair value of the Company's common stock subject to the options granted. The non-cash deferred stock-based compensation is being amortized over the vesting period of the options granted. For the period to inception ended December 31, 1999 and for the years ended December 31, 2000 and 2001, the amortization of non-cash deferred stock-based compensation was $59,000, $1.9 million, and $9.1 million, respectively.

        The Company granted options to purchase 34,860, 32,766 and 44,211 shares of common stock to non-employees for consulting services during the period from inception to December 31, 1999 and during the years ended December 31, 2000 and 2001, resulting in non-cash deferred stock-based compensation of $533, $206,782 and $327,740, respectively. The fair value of the options granted was determined at the date of grant using the Black-Scholes option pricing model. Amortization of the non-cash deferred stock-based compensation is being recorded over the vesting period of the options. For the period from inception to December 31, 1999 and for the years ended December 31, 2000 and 2001, the amortization of non-cash deferred compensation related to these options were $100 and $207,215, and $239,713, respectively.

        Upon termination of service for four employees of the Company during the year ended December 31, 2000, the Company accelerated the vesting on certain of their outstanding stock awards at termination. The acceleration of these awards triggered a re-measurement date for the grants and accordingly, the Company recorded $0.5 million in additional compensation. During the year ended December 31, 2001, the Company accelerated vesting for twenty-one employees upon termination of employment and recorded $3.0 million in additional non-cash stock-based compensation expense.

        In November 2001, the Company granted options to purchase 450,000 shares of common stock to an executive officer at an exercise price of $1.20 per share. The Company recorded non-cash deferred stock-based compensation during the fourth quarter for an amount equal to the difference between the exercise price and the fair value of the Company's common stock subject to the options granted. The non-cash deferred stock-based compensation will be amortized over the vesting period of four years.

        A summary of the status of the Company's stock option plans and changes during those periods is presented below (share numbers in thousands):

	Period From Inception to December 31, 1999		Year Ended December 31,				Three Months Ended March 31,
			2000		2001		2002
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
							(unaudited)
Outstanding at beginning of period	—	$—	430	$0.14	3,203	$0.69	2,336	$1.80
Granted	561	0.14	2,074	1.01	3,008	1.78	4,178	11.89
Assumed in merger	—	—	1,208	0.17	—	—	—	—
Exercised	—	—	(175)	0.16	(2,928)	0.82	(26)	1.19
Terminated/forfeited	(131)	0.14	(334)	0.37	(947)	1.11	(31)	3.21

Outstanding at end of year	430	$0.14	3,203	$0.69	2,336	$1.80	6,457	$8.32

Options exercisable at end of period	—	$—	2,754	$0.69	2,214	$1.84	6,355	$8.44

        The following table summarizes information about stock options outstanding at December 31, 2001 (share numbers in thousands):

	Options Outstanding			Options Exercisable
Exercise Price Range	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price
$0.04 - $0.12	194	$0.08	7.82	194	$0.08
$0.12 - $0.20	15	0.14	7.83	14	0.14
$0.20 - $0.40	162	0.34	8.17	161	0.34
$1.20	1,595	1.20	9.10	1,475	1.20
$6.00	370	6.00	7.05	370	6.00

$0.04 - $6.00	2,336	$1.80	8.60	2,214	$1.84

        The following table summarizes information about stock options outstanding at March 31, 2002 (share numbers in thousands) (unaudited):

	Options Outstanding			Options Exercisable
Exercise Price Range	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price
$0.04 - $0.08	194	$0.08	7.57	194	$0.08
$0.13 - $0.40	176	0.32	7.90	174	0.32
$1.20	1,548	1.20	8.84	1,448	1.20
$6.00	444	6.00	9.72	444	6.00
$12.00	4,095	12.00	9.80	4,095	12.00

$0.04 - $12.00	6,457	$8.32	9.45	6,355	$8.44

  Fair value disclosures

        The following information concerning the Company's stock option plan is provided in accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). As permitted by SFAS 123, the Company accounted for options granted to employees in accordance with APB No. 25 and related interpretations. The fair value of each stock option granted to employees was estimated on the date of grant using the following weighted average assumptions:

		Year Ended December 31,
	Period From Inception to December 31, 1999
		2000	2001
Expected stock price volatility	125%	125%	125%
Risk-free interest rate	5.5%	6.2%	3.76%
Expected life of options (years)	3	3	3
Dividend yield	0.0%	0.0%	0.0%

        As a result of the above assumptions, the weighted average fair value of options granted during the period from inception to December 31, 1999 and during the years ended December 31, 2000 and 2001, was $1.32, $5.88 and $9.50, respectively.

        Had compensation expense for the 1999 Plan and 2001 Plan been determined based on the fair value at grant date for options granted during the period from inception to December 31, 1999 and during the years ended December 31, 2000 and 2001 consistent with the provisions of SFAS 123, the

Company's net loss would have increased to the pro forma amounts reported below (in thousands, except per share amounts):

		Year Ended December 31,
	Period From Inception to December 31, 1999
		2000	2001
Net loss attributable to common stockholders—as reported	$(4,619)	$(169,506)	$(109,152)

Net loss attributable to common stockholders—pro forma	$(4,643)	$(169,738)	$(110,213)

Net loss per share basic and diluted
As reported	$(12.09)	$(52.47)	$(16.39)

Pro forma	$(12.15)	$(52.55)	$(16.55)

17.    WARRANTS

        During November 1999, the Company issued warrants to purchase 125,000 shares of common stock at an exercise price of $0.13 per share issued to a third party in connection with a contract for professional recruiting services previously provided. These warrants have a seven-year term and were fully exercisable from the date of grant. The fair values of these warrants were determined at the date of grant using the Black-Scholes option pricing model. The calculated fair value of $41,000 was attributable to professional fees during 1999. As of December 31, 2001 and March 31, 2002, these warrants remained outstanding and fully exercisable.

        In addition, the Company issued warrants to purchase 40,413 shares of preferred stock, which would convert to 10,103 shares of common stock, at an exercise price of $0.60 per share to a third party in connection with an equipment loan. These warrants have a ten-year term and were fully exercisable from the date of grant. The fair values of these warrants were determined at the date of grant using the Black-Scholes option pricing model. The calculated fair value of $44,000 was attributable to interest expense during 1999. As of December 31, 2001, these warrants remained outstanding and fully exercisable. During the three months ended March 31, 2002, these warrants were exercised for 8,908 shares of common stock (unaudited).

        Pursuant to the merger with Confinity, the Company assumed the obligations under warrants issued to investors during January 2000 by Confinity in connection with a preferred stock financing. These warrants were issued to purchase 4,999,999 shares of Series CC preferred stock at an exercise price of $2.40 per share and were fully exercisable from the date of grant. As of the date of the merger with Confinity, the warrants were amended to provide for the purchase 10,103,273 shares of Series CC preferred stock at an exercise price of $1.19 per share. In August 2000, these warrants were net exercised by the holder in exchange for 6,103,270 shares of the Company's Series CC preferred stock.

        During April 2001, the Company issued warrants to purchase 30,000 shares of the Company's Series D preferred stock, which would convert to 7,500 shares of common stock, at an exercise price of $3.00 per share to a third party in connection with an equipment loan. The warrant has a five-year term and is fully exercisable upon grant. The fair value of the warrant was determined at the date of grant using the Black-Scholes option pricing model. The calculated fair value was $12,144 and was expensed in full as interest expense. During the three months ended March 31, 2002, these warrants were exercised for 2,919 shares of common stock (unaudited).

18.    401(k) SAVINGS PLAN

        During 2000, the Company adopted a 401(k) tax deferred savings plan under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the plan. The Company did not match employee contributions during the years ended December 31, 2000 and 2001 and during the three months ended March 31, 2002 (unaudited).

19.    COMMITMENTS AND CONTINGENCIES

  Leases

        The Company has entered into capital lease agreements for certain furniture and fixtures, computer equipment and software.

        The Company leases its facilities under non-cancelable operating leases. Under the terms of the leases, the Company is responsible for its share of common area and operating expenses.

        As of December 31, 2001, minimum lease commitments required under all leases are as follows (in thousands):

	Capital Leases	Operating Leases
2002	$2,235	$3,441
2003	2,014	4,163
2004	1,000	4,239
2005	—	4,405
2006 and thereafter	—	23,221

Total minimum lease commitments	$5,249	$39,469

Less: Amount representing interest	(19)

Present value of minimum lease payments	5,230
Less: Current portion of capital lease obligation	(2,217)

Long-term portion of capital lease obligation	$3,013

        For the period from inception to December 31, 1999 and for the years ended December 31, 2000 and 2001, rent expense under the operating leases amounted to approximately $91,000, $1.7 million and $2.1 million, respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.

        In April 2001, the Company entered into a capital lease with a financial institution that provides for advances not to exceed $3 million. In October 2001, the company amended this agreement and increased the advances available from $3 million to $5 million. As of December 31, 2001, the outstanding balance was $5 million. These funds were used to purchase furniture and fixtures, computer equipment and software. Starting in January 2002, the principal amount of the capital lease will be amortized over 30 equal principal payments plus interest. The interest rate is based on the current prime rate. In addition, in April 2001 the Company granted warrants to purchase 30,000 shares of Series D preferred stock in conjunction with this agreement (see Note 17). The Company has the option to pay off the principal amount at any time without penalty.

        In October 2001, the Company entered into a lease agreement for an office building. The term of this lease, which qualifies as an operating lease, commences on January 1, 2002 for 126 months. Under the terms of the lease, the tenant is generally responsible for the payment of property taxes, insurance and maintenance costs related to the leased property. Additionally, in accordance with the lease agreement, the Company has also established an irrevocable standby letter of credit with a financial institution and has pledged cash, in the form of a certificate of deposit, in the amount of approximately $1.3 million to secure the letter of credit.

        As of March 31, 2002, the following sets forth our minimum lease commitments (in thousands) (unaudited):

	Capital Leases	Operating Leases
2002 (Last nine months only)	$1,746	$2,920
2003	2,014	4,228
2004	1,000	4,239
2005	—	4,405
2006 and thereafter	—	23,221

Total minimum lease commitments	$4,760	$39,013

Less: Amount representing interest	(11)

Present value of minimum lease payments	4,749
Less: Current portion of capital lease obligation	(2,182)

Long-term portion of capital lease obligation	$2,567

  Commitments under service and marketing agreements

        As of December 31, 2001, the Company has entered into service and marketing agreements under which minimum payments are due as follows (in thousands):

Year Ended December 31,
2002	$1,500
2003	1,875
2004	3,000
2005	2,500

Total Commitments under service and marketing agreements	$8,875

20.    SERVICE AGREEMENT COSTS AND TERMINATION EXPENSES

        In November 1999, the Company entered into a series of agreements with CBI. Under the first agreement, the Company was to purchase CBI's wholly owned subsidiary, First Western, subject to the receipt of regulatory approvals. The second agreement provided for an Internet banking agreement under which the Company would solicit customers to apply for First Western accounts and the customers would use the Company's software programs to utilize Internet banking services from First Western. The Company was to reimburse CBI and First Western for their costs incurred in servicing the First Western accounts. At the same time, the Company and CBI entered into an agreement under which the Company purchased CBI common stock for $2 million (see Note 1). In connection with this agreement, the Company also entered into a put agreement requiring the Chief Executive Officer of CBI to repurchase the shares of CBI's common stock from the Company at the price paid upon termination of the Internet banking arrangement.

        In August 2000, the Company terminated its stock purchase agreement and in December 2000 cancelled its Internet banking services agreement with CBI. In December 2000, in accordance with the original agreement, the Company paid CBI a termination fee of $1 million and reimbursed CBI an additional $1 million for the net losses resulting from the Internet banking operations. In addition, the Company exercised its put agreement requiring the Chief Executive Officer of CBI to repurchase the common shares of CBI for $2 million.

21.    RELATED PARTY TRANSACTIONS

        In February 2001, the Company entered into a strategic alliance with Providian Financial (Providian). The alliance agreement between the Company and Providian was amended in March 2002. Under the terms of the alliance, the Company offers Providian-issued, PayPal-branded Visa cards to the Company's account holders. Simultaneously, Providian purchased 3,333,333 shares of the Company's Series D preferred stock financing at the same price per share as was paid by the other investors in the Series D preferred stock. The former Chief Executive Officer of Providian is a member of the Company's board of directors.

        In April 2000, the Company assumed a loan payable by its Chief Financial Officer to his former employer. The loan is due in June 2004 or at such time he is no longer employed by the Company. The Company forgave 25% of this loan in June 2001 which is reflected in employee compensation expense as of December 31, 2001. The remainder of the loan will be forgiven in 25% increments per year.

22.    LEGAL AND REGULATORY MATTERS

        In addition to the matters discussed below, in the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. Management believes that the outcomes of such actions or proceedings are not expected to have a material effect on the financial position or results of operations of the Company.

  Bank Regulatory Matters

        Because the Company is not licensed as a bank, it is not permitted to engage in a banking business. The Company does not require customers to keep funds in the Company's system in order to use the Company's product. Although the definition of a "banking business" varies among state laws, and is not limited to entities that take deposits, the Company believes that its principal risk of being deemed to be engaged in unauthorized banking activities, as indicated in the concerns raised by the four states described below, arises from the possibility that the Company may be deemed to be keeping money on account for customers or otherwise accepting deposits. The Company has taken two principal steps intended to create the result that customers who carry balances available for future spending through PayPal are not "keeping money on account" with the Company:

  •
  as of November 2000, U.S.-based customers who choose to carry balances have had the option of investing those balances through a sweep arrangement to purchase shares of the PayPal Money Market Fund, which is a registered money market mutual fund. These shares are held by the customer directly, and the Company has no claim on the underlying funds, as it would in an account or deposit relationship.

  •
  as of August 2001, the Company changed its user agreement and the management of its customers' funds so that, for customers who choose to carry balances but do not enroll in the money market sweep, the Company acts as agent for the customer in placing their money in bank accounts, and we do not have discretion to loan out those funds, or use the funds for its corporate purposes. The Company has established relationships with three banks under which it places customer funds outside of the Money Market Fund into accounts at these banks.

        In response to the Company's contacts with state regulatory authorities beginning in the summer of 2000 regarding the applicability of money transmitter laws, regulatory authorities in New York and Louisiana stated their view that the ability of the Company's customers to leave amounts on account with the Company for future transfer represented the conduct of a banking business, and authorities in California and Idaho questioned whether the Company was engaged in a banking business. The Company received written communications to this effect from these authorities commencing in the summer of 2000 and, in the case of Idaho, in January 2001.

        The Company has been in recent contact with the staffs of each of these regulatory authorities. As of March 12, 2002, the Company has not received assurance that the steps the it has taken are sufficient to address these states' concerns, although California, Louisiana and Idaho are processing the Company's money transmitter applications. Even if the steps the Company has taken to resolve these states' concerns are deemed sufficient by the state regulatory authorities, the Company could be subject to fines and penalties for past activities. No regulatory authority has informed the Company of its intention to impose a monetary penalty.

        If the Company were found to be subject to and in violation of any banking laws or regulations in any state, not only the four that have expressed concern, the Company could be subject to liability, which in some states may include high fines for each day of noncompliance, or forced to cease doing business with residents of those states or to change the Company's business practices. Even if the Company not forced to cease doing business with residents of certain states or to change its business practices to comply with banking laws and regulations, the Company could be required to obtain licenses or regulatory approvals that could impose a substantial cost on the Company.

        An estimate of the range of loss, if any, related to these matters, cannot be made at this time given the early stage of these matters and limited amount of information available as of this date. The ultimate resolution of this matter could have a material adverse effect on the Company's financial condition or results of operations.

Patent Litigation; Third Party Patent License Demands

        On February 15, 2002, the Company received a letter from counsel to NetMoneyIN, Inc., a privately held company based in Arizona. The letter from NetMoneyIN's counsel alleges that the Company is infringing claim 13 of U.S. patent Number 5,822,737 (the ‘737 patent) and claim number 1 of U.S. Patent Number 5,963,917 (the ‘917 patent), which is a continuation of the ‘737 patent, when the Company "engage(s) in working with merchant web sites to check credit card purchases." The ‘737 patent and the ‘917 patent relate to a financial transaction system for processing payments over a network, in particular for credit and debit card payments. The Company believes that it does not infringe the ‘737 or ‘917 patents, among other reasons because the Company does not provide direct credit or debit card processing for merchants. The Company has responded to this effect to the letter from NetMoneyIN's counsel. NetMoneyIN has not commenced any legal action against the Company; however, the letter from NetMoneyIN states that the Company will be sued if the Company remains unlicensed.

        If the Company were to conclude based on additional information that some element of the Company's processes are or might be covered by the NetMoneyIN patent, the Company might seek to negotiate and obtain licenses from NetMoneyIN. If the Company were unwilling or unable to obtain a license from NetMoneyIN, the Company would remain subject to potential liability for patent infringement. Although the Company will contest any lawsuit vigorously, the Company cannot make assurances that it will prevail if NetMoneyIN were to sue the Company for infringement of their patents. If any portions of the Company's service were found to be infringing their patents, then the Company would likely be unable to continue to offer those portions of the Company's service found to be infringing. The Company could also then be required to pay damages for past infringing use, possibly attorneys' fees, and possibly treble damages. This could have a material adverse effect on the Company's business prospects, financial condition, and results of operations.

        On February 4, 2002, CertCo, Inc. filed a lawsuit for patent infringement against the Company in the United States District Court for the District of Delaware. CertCo is based in New York and describes itself as a "provider of transactional security and risk management products and services."

        CertCo's lawsuit is based on CertCo's U.S. Patent Number 6,029,150 (the ‘150 patent) that was issued February 22, 2000, entitled "Payment and Transactions in Electronic Commerce System." The ‘150 patent relates to a method of payment in an electronic payment system wherein a plurality of customers have accounts with an agent. A customer obtains an authenticated quote from a specific merchant, including a specification of goods and a payment amount for those goods. The customer sends the agent a single communication including a request for payment of the payment amount to the specific merchant and a unique identification of the customer. The agent issues to the customer an authenticated and verifiable payment advice based only on the single communication and secret shared between the customer and the agent and status information which the agent knows about either or both of the merchant and the customer. The customer forwards a portion of the payment advice to the specific merchant. The specific merchant provides the goods to the customer in response to receiving the portion of the payment advice.

        The complaint filed by CertCo alleges that the Company is "directly infringing, contributing to the infringement of, or inducing others to infringe" the ‘150 patent "by making, using, offering to sell, selling or inducing others to use [our] electronic payment and transaction system ... in the United States ...." The complaint additionally alleges that the Company's alleged infringement "has been and continues to be deliberate and willful, ... entitling CertCo to enhanced damages and reasonable attorneys' fees." The complaint further alleges that CertCo will suffer "irreparable injury" unless the Company's "infringing conduct is preliminarily and permanently enjoined." The complaint includes a demand for a jury trial.

        The complaint requests that the Court order the following relief against the Company: (a) a permanent injunction against the Company's alleged infringement; (b) an award of damages for alleged past infringement, including pre- and post-judgment interest; (c) a judgment that the Company willfully infringed the patent, warranting a trebling of any awarded damages; (d) a judgment that this is an exceptional case, warranting an award to CertCo of its reasonable attorneys' fees; and (e) an award of CertCo's costs.

        On February 11, 2002, the Company filed a response to CertCo's lawsuit, denying CertCo's claim that the Company is infringing CertCo's patent, asserting that CertCo's patent is invalid, and asserting counterclaims for a declaratory judgment of both such non-infringement and invalidity. The Company's response also requested that the court find that the lawsuit brought by CertCo be declared an exceptional case, entitling the Company to its attorneys' fees, for at least the reason that CertCo's patent was issued two years ago, the Company has been offering its service for more than two years, and on information and belief that the lawsuit was filed to disrupt the Company's initial public offering. The Company intends to vigorously pursue its defense of and counterclaim in the lawsuit.

        A patent's claims define the scope of the invention covered by the patent. In order to assert its patent against the Company, CertCo must prove that the Company's service infringes at least one claim of its patent. In order to prove direct infringement of any single claim, CertCo must prove that all of the elements of the claim, or their equivalent, are performed by the Company's service. If any element of a claim is not performed, literally or equivalently, by the Company's service, the Company's service cannot infringe the claim.

        CertCo has not provided the Company with any information, beyond the summary allegations described and excerpted above, regarding how it claims the Company might be infringing the ‘150 patent or in what manner it claims the Company's processes might be infringing that patent. However, the Company has noted that each of the claims of CertCo's ‘150 patent has as an element that a system send a "verifiable" "payment advice message." The Company believes its service does not send a "verifiable" "payment advice message" or an equivalent thereof.

        An estimate of the range of loss, if any, related to this matter cannot be made at this time given that the complaint contained no specific amount claimed for monetary damages, the early stage of this matter and the limited amount of information available as of this date. The ultimate resolution of this matter could have a material adverse effect on the Company's financial condition and results of operations.

        See Note 23—Subsequent Events.

Class Action Litigation

        On February 21, 2002, the Company was served with a lawsuit, Kamdar et al. v. PayPal, Inc., filed in Superior Court of the State of California in Santa Clara County. This suit was filed on behalf of a purported class of users whose accounts have been restricted by the Company. The suit claims that the Company has restricted funds or user accounts in a manner that breaches the Company's User

Agreement provisions on account restrictions, that constitutes an unlawful, unfair or fraudulent business practice under California law, and that constitutes a conversion of the users' funds. The plaintiffs seek an order awarding (1) actual and compensatory damages, (2) restitution or other equitable relief, (3) punitive damages as to any conversion of users' funds, (4) an injunction preventing the Company from continuing to convert funds or to engage in the alleged unlawful, unfair or fraudulent practices regarding account restrictions, (5) plaintiffs' costs incurred in the litigation, including attorney's fees, and pre- and post-judgment interest, and (6) such other relief as the court may deem proper. The Company believes its policies and procedures regarding account restrictions are appropriate and are an important part of its risk management system. On March 18, 2002, the Company removed the case from Superior Court in Santa Clara County to the United States District Court for the Northern District of California. On April 1, 2002, plaintiffs filed a motion to remand the case back to Superior Court. The Company is opposing the motion. The Company also filed its answer to the complaint on May 6, 2002, denying each substantive element of the plaintiffs' claim.

        On March 12, 2002, a separate lawsuit, Fawcett et al. v. PayPal, Inc. (now known as Comb et al. v. PayPal, Inc.), was filed in United States District Court for the Northern District of California, San Jose Division. This suit was filed on behalf of a purported class of all persons who, at any time since the launch of the PayPal service in October 1999, have opened an account with the Company or had money electronically transferred from or to an account with another financial institution in connection with a PayPal transaction. The suit claims that we have (1) violated the Electronic Fund Transfer Act by, among other things, failing to conduct a good faith and timely investigation of errors reported by customers, failing to provisionally credit amounts alleged to be in error within ten business days, and failing to provide a telephone number and address readily available to the consumer for reporting unauthorized transactions; (2) converted funds of class members to the Company's own use through unlawful conduct; (3) transferred or retained from class members monies that we had no right to retain; (4) unjustly retained monies belonging to the class members; and (5) been negligent in not making dispute resolution information readily available for customers, making it difficult for customers to resolve disputes with the Company in an efficient and appropriate manner, and failing to establish and maintain adequate procedures concerning the transfer of funds. The suit also claims that the above alleged actions constitute unlawful, unfair, fraudulent and deceptive business practices under California law. On May 1, 2002, the plaintiffs filed an amended complaint, dropping one of the three named plaintiffs and added in causes of action under the California Consumers Legal Remedies Act. On May 10, 2002, the plaintiffs filed a motion for certification of their proposed plaintiff class.

        The plaintiffs seek an order (1) declaring that the Company has violated the Electronic Fund Transfer Act; (2) awarding statutory damages under the Electronic Fund Transfer Act, including actual damages, an award up to the lesser of $500,000 or 1 percent of the Company's net worth, and the plaintiff's costs and attorney's fees; (3) awarding treble damages and punitive damages; (4) awarding compensatory damages with interest; (5) awarding restitution of all monies that the Company wrongfully acquired from the class members and the general public; (6) awarding pre-judgment and post-judgment interest; (7) imposing a constructive trust upon any and all monies and assets the Company has wrongfully acquired from the class members; (8) declaring the arbitration provision in the PayPal User Agreement unenforceable; (9) awarding equitable and declaratory relief, including an injunction preventing the Company from continuing to engage in the alleged wrongful conduct, requiring the Company to return any gains from wrongful conduct, and requiring the Company to make corrective disclosures to customers; and (10) awarding such other relief as the court may find proper.

        The Company believes it has meritorious defenses to these lawsuits and will contest the suits vigorously. However, the ultimate resolution of these matters could have a material adverse effect on our financial condition and results of operations. Even if the Company prevails, the litigation could be expensive to defend and could require significant amounts of management time and the diversion of significant operational resources. An estimate of the range of loss, if any, related to these matters cannot be made at this time given that the complaints did not specify the full amount of monetary damages claimed, the early stage of the matters and the limited amount of information available as of this date.

FDIC Advisory Opinion

        Beginning in the first quarter of 2002, the Company will deposit all U.S.-based customer funds not transferred to the PayPal Money Market Reserve Fund in FDIC-insured bank accounts. The objective of this strategy is to obtain pass-through FDIC insurance for individual PayPal users covering their available PayPal account balances. On February 15, 2002, the Company received an advisory opinion from the Federal Deposit Insurance Corporation (the "FDIC") on the availability of pass-through FDIC insurance for its customers. This opinion concluded that pass-through FDIC insurance would be available to the Company's customers if the Company (1) places pooled customer funds in bank accounts denominated "PayPal as Agent for the Benefit of its Customers" or similar caption, (2) maintains records sufficient to identify the claim of each customer in the FDIC-insured account, (3) complies with applicable FDIC recordkeeping requirements, and (4) truly operates as an agent of its customers.

        In connection with the Company's implementation of steps to establish that the Company is truly operating as an agent, as set forth in the FDIC advisory opinion, in March 2002, the Company transferred customer funds previously held in bank money market accounts into non interest-bearing bank accounts.

        As these customer funds have been transferred into non-interest bearing accounts, the Company's revenues from interest on funds held for others in future periods will decline. For the period from inception to December 31, 1999 and for the years ended December 31, 2000 and 2001, these revenues represented $0, $2.0 million, and $3.8 million and 0%, 14% and 4% of the Company's total revenues, respectively. As a result, substantially all cash and investments held for the benefit of customers and the associated liabilities will be removed from the Company's balance sheet in future periods.

23.    SUBSEQUENT EVENTS (Unaudited)

        During the second quarter of 2002, the Company moved its California headquarters from Palo Alto to Mountain View. The Company is seeking to sublease the Palo Alto property. The Company anticipates recording a charge in the second quarter of 2002 based upon the difference between future lease payments and expected subletting income. Total lease payments remaining under the Palo Alto lease approximate $8.0 million.

        MasterCard has adopted a clarification to its rules, effective May 1, 2002, which will require each customer that regularly uses PayPal to accept payment for goods or services, to enter into a contract with the bank that processes MasterCard transactions for the Company and to agree to observe MasterCard rules. The Company believes we can comply with this rule through changes to its User Agreement, but the Company is unable at this time to predict precisely how this rule will affect the

Company's business. It could require the Company to change the interrelationship among the Company, the Company's customers and the Company's credit card processing bank in ways that could increase the Company's costs, reduce the attractiveness of the Company's service or both.

        On May 7, 2002, Tumbleweed Communications Corp. filed a lawsuit for patent infringement against the Company in the United States District Court for the Northern District of California. Tumbleweed is a software company headquartered in Redwood City, California, that specializes in Internet security. The lawsuit claims infringement of two U.S. patents: U.S. Patent Number 5,790,790 (the "790 patent), entitled "Electronic Document Delivery System in Which Notification of Said Electronic Document is Sent to a Recipient Thereof," and U.S. Patent Number 6,192,407 (the "407 patent), entitled "Private, Trackable URLs For Directed Document Delivery." The Tumbleweed patents relate to techniques for the delivery of electronic documents to users over the Internet. Specifically, the "790 patent relates to an electronic document delivery system and methods of its use where a document is forwarded to a remote server. The server sends a generic notification of the document, with direct reference to the document, to an intended recipient, and the recipient can download the document from the server using local protocols. The "407 patent relates to a document delivery architecture that dynamically generates a private Uniform Resource Locator (URL) to retrieve documents. The Company believes that it does not infringe the "790 or "407 patents and will contest the suit vigorously. In its answer filed May 28, 2002, the Company denied any infringement and asserted that the Tumbleweed patents are invalid. In addition, the Company brought counterclaims for declaratory judgment that the patents are not infringed and are invalid.

        In May 2002, the Company entered into an agreement with Wells Fargo to provide U.S. credit card processing services. The Company is required to complete the transition from its current processor, EPX, to Wells Fargo by November 2002. In connection with this agreement, the Company will be required to maintain a reserve of $3.0 million at all times as a security for the performance of the Company's obligations. Wells Fargo may increase this amount, but only to its potential liability for transactions that it processes for the Company.

        In June 2002, the Company entered into agreements to purchase approximately 23 acres of land in Omaha, Nebraska, for $3.7 million and to have a building constructed on this land at a cost of $12.6 million. This facility will serve as the Company's primary customer service and operations center.

        On June 7, 2002, the Company received a letter from counsel to the New York Banking Department stating that the Department has concluded, based on its review of the Company's business model and the relationship between the Company and its customers created by the Company's User Agreement, that the Company is not currently engaged in illegal banking. The New York Banking Department remains free to change its conclusion if the Company changes their business model or their relationship with their customers. The New York Banking Department also encouraged the Company to submit an application to obtain a New York money transmitter license as soon as practicable. The Company expects to submit the application by June 30, 2002.

        On June 11, 2002, the Company received notice of dismissal of the class action lawsuit, Kamdar et al. vs. PayPal Inc., which was dismissed in connection with the filing of the Lee et al. vs. Paypal, Inc. lawsuit described below.

        A separate lawsuit, Lee et al. v. PayPal, Inc., was filed in Superior Court of the State of California in Santa Clara County on June 6, 2002. The plaintiffs in this action share the same counsel as the plaintiffs in the Kamdar action. The Lee action was filed on behalf of a purported class of all persons who hold or held PayPal accounts (a) that the Company restricted in their entirety, even though suspected frauds only implicate a portion of the funds in the accounts; (b) that the Company restricted without any reasonable ground to suspect user fraud or other justifiable basis, or (c) from which the Company deducted funds without justification, without completing an investigation, or without providing the user with the written results of the investigation within three business days of completing the investigation. Like the Kamdar action, this complaint claims that the Company has restricted funds or user accounts in a manner that breaches the Company's User Agreement provisions on account restrictions, that constitutes an unlawful, unfair or fraudulent business practice under California law, and that constitutes a conversion of the users' funds. The plaintiffs seek an order awarding (1) actual and compensatory damages, (2) restitution or other equitable relief, (3) punitive damages, (4) an injunction preventing the Company from continuing to convert funds or to engage in the alleged unlawful, unfair or fraudulent practices regarding account restrictions, (5) plaintiffs' costs incurred in the litigation, including attorney's fees, and pre- and post-judgment interest, and (6) such other relief as the court may deem proper.

        On June 10, 2002, a separate class action Resnick et al. v. PayPal, Inc., was filed the U.S. District Court for the Northern District of California, San Jose Division. This suit was filed on behalf of a purported class of all customers who use their PayPal account primarily for personal, family or household purposes. The plaintiffs in this action share the same counsel as the plaintiffs in the Kamdar and Lee actions. The Resnick suit alleges that the Company has violated the Electronic Fund Transfer Act. The plaintiffs seek an order awarding (1) actual and compensatory damages; (2) restitution and other equitable relief as the court deems proper; (3) treble damages and penalties under the Electronic Fund Transfer Act; (4) an injunction preventing the Company from continuing to convert the remaining funds in the plaintiffs' accounts; (5) plaintiffs' costs incurred in the litigation, including attorney's fees, and pre- and post-judgment interest, and (6) such other relief as the court may deem just and proper.

        An estimate of the range of loss, if any, related to this matter cannot be made at this time given that the complaint contained no specific amount claimed for monetary damages, the early stage of this matter and the limited amount of information available as of this date. The ultimate resolution of this matter could have a material adverse effect on the Company's financial condition and results of operations.

Report of Independent Accountants

         To the Board of Directors and Stockholders of
Confinity, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of mandatorily redeemable convertible preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Confinity, Inc, (a development stage company), (the Company) at December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period December 3, 1998 (inception) to December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
November 28, 2000

CONFINITY, INC.
(a development stage company)

BALANCE SHEETS

	December 3, 1998 (inception) to December 31, 1998	Year Ended December 31, 1999	March 30, 2000
			(unaudited)
ASSETS
Cash and cash equivalents	$100,007	$2,362,257	$—
Funds receivable	—	—	4,845,100
Receivables	—	127,378	20,000
Prepaid expenses	—	15,211	22,207

Total current assets	100,007	2,504,846	4,887,307

Furniture and equipment, net	—	837,449	1,527,374
Intangible assets, net	—	3,675	3,675
Deposits	—	116,000	7,442,352

Total assets	$100,007	$3,461,970	$13,860,708

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY/(DEFICIT)
Overdraft payable	$—	$—	$1,780,535
Due to customers	—	253,933	11,444,478
Accrued liabilities and accounts payable	—	176,272	1,232,799
Reserve for transaction losses	—	—	493,908
Current portion of obligations under capital lease	—	127,374	—
Due to founder	100,000	—	—
Other liabilities	—	—	505,159

Total current liabilities	100,000	557,579	15,456,879

Obligations under capital lease	—	331,164	—

Total liabilities	100,000	888,743	15,456,879

Mandatorily redeemable convertible preferred stock, no par value: 0, 14,500,000 and 24,602,718 shares authorized at December 31, 1998 and 1999 and March 30, 2000; 0, 14,500,000 and 23,666,664 shares issued and outstanding at December 31, 1998, 1999 and March 30, 2000	—	4,978,454	15,880,941
Commitments and contingencies (Notes 11 and 12)
Stockholders' equity (deficit):
Common stock: no par value: 50,000,000 shares authorized; 0, 10,426,200, 12,605,450 issued and outstanding at December 31, 1998 and 1999 and March 30, 2000	—	88,224	256,008
Additional paid in capital	—	1,176,625	5,106,648
Non-cash deferred stock-based compensation	—	(969,348)	(4,505,593)
Due from shareholder	—	(37,400)	(37,400)
Deficit accumulated during development stage	7	(2,663,328)	(18,296,775)

Total stockholders' equity (deficit)	7	(2,405,227)	(17,477,112)

Total liabilities mandatorily redeemable convertible preferred stock and stockholders' equity (deficit)	$100,007	$3,461,970	$13,860,708

The accompanying notes are an integral part of these financial statements.

CONFINITY, INC.
(a development stage company)

STATEMENTS OF OPERATIONS

	Period From December 3, 1998 (inception) to December 31, 1998	Year Ended December 31, 1999	Three Months Ended March 30, 2000	Period From Inception to March 30, 2000
			(unaudited)	(unaudited)
Revenues
Interest on funds held for others	$7	$85,662	$84,866	$170,535
Operating expenses
Transaction processing expenses	—	9,673	1,503,284	1,512,957
Provision for transaction losses	—	—	575,238	575,238
Customer service and operations(1)	—	181,408	406,513	587,921
Product development(1)	—	550,700	619,598	1,170,298
Selling, general and administrative(1)	—	1,824,237	12,166,986	13,991,223
Stock-based compensation	—	174,717	373,338	548,055
Amortization of intangibles	—	1,260	57,486	58,746

Income (loss) from operations	7	(2,656,333)	(15,617,577)	(18,273,903)

Interest income (expense)	—	(7,002)	(15,870)	(22,872)

Net income (loss)	$7	$(2,663,335)	$(15,633,447)	$(18,296,775)

Basic and diluted net loss per share		$(0.42)	$(2.08)

Shares used in calculating basic and diluted net loss per share		6,291,280	7,533,600

(1) Amounts exclude stock-based compensation as follows:
Customer service and operations	$—	$26,964	$91,594	$118,558
Product development	—	81,856	139,606	221,462
Selling, general and administrative	—	65,897	142,138	208,035

Total	$—	$174,717	$373,338	$548,055

The accompanying notes are an integral part of these financial statements.

         CONFINITY, INC. (a development stage company)
STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY/(DEFICIT)

	Mandatorily Redeemable Convertible Preferred Stock
			Common Stock			Non-cash Deferred Stock-based Compensation
					Additional Paid-In Capital		Stockholder's Notes	Accumulated Deficit	Total Stockholders' (Deficit)
	Shares	Amount	Shares	Amount
Date of inception
Net income	$—	$—	$—	$—	$—	$—	$—	$7	$7

Balance at December 31, 1998	—	—	—	—	—	—	—	7	7
Issuance of Series A mandatorily redeemable convertible preferred stock at $0.20 per share, net of issuance costs of $7,500, in February of 1999	2,500,000	492,500	—	—	—	—	—	—	—
Issuance of Series B mandatorily redeemable convertible preferred stock at $0.375 per share, net of issuance costs of $14,046 in June of 1999	12,000,000	4,485,954	—	—	—	—	—	—	—
Issuance of restricted common stock to employees at below fair value	—	—	9,804,615	82,460	554,090	(554,090)	—	—	82,460
Amortization of restricted common stock to employees	—	—	—	—	—	47,218	—	—	47,218
Issuance of stock options to employees at below fair value	—	—	—	—	372,113	(372,113)	—	—	—
Amortization of stock options to employees at below fair value	—	—	—	—	—	41,068	—	—	41,068
Issuance of stock options to non-employees in exchange for services	—	—	—	—	217,862	(217,862)	—	—	—
Amortization of stock options to non-employees in exchange for services	—	—	—	—	—	86,431	—	—	86,431
Exercise of stock options	—	—	46,200	924	—	—	—	—	924
Stockholders' notes issued for common stock	—	—	575,385	4,840	32,560	—	(37,400)	—	—
Net loss								(2,663,335)	(2,663,335)

Balance at December 31, 1999	14,500,000	4,978,454	10,426,200	88,224	1,176,625	(969,348)	(37,400)	(2,663,328)	(2,405,227)
Issuance of Series C mandatorily redeemable convertible preferred stock at $1.20 per share, net of issuance costs of $97,510 in March of 2000	9,166,664	10,902,487	—	—	—	—	—	—	—
Issuance of stock options to employees at below fair value	—	—	—	—	3,283,978	(3,283,978)	—	—	—
Amortization of stock options to employees at below fair value	—	—	—	—	—	283,363	—	—	283,363
Issuance of stock options to non-employees in exchange for services	—	—	—	—	38,955	(38,955)	—	—	—
Amortization of stock options to non-employees in exchange for services	—	—	—	—	—	10,197	—	—	10,197
Issuance of restricted common stock to employees at below fair value	—	—	—	—	—	—	—	—	—
Amortization of restricted common stock to employees at below fair value	—	—	—	—	—	79,778	—	—	79,778
Exercise of Stock Options	—	—	2,179,250	167,784	607,090	(586,650)	—	—	188,224
Net loss	—	—	—	—	—	—	—	(15,633,447)	(15,633,447)

Balance at March 30, 2000 (unaudited)	23,666,664	$15,880,941	12,605,450	$256,008	$5,106,648	$(4,505,593)	$(37,400)	$(18,296,775)	$(17,477,112)

The accompanying notes are an integral part of these financial statements.

CONFINITY, INC.
(a development stage company)

STATEMENTS OF CASH FLOWS

	December 3, (inception) to December 31, 1998	Year Ended December 31, 1999	January 1 to March 30, 2000	For the Period Inception to March 30, 2000
Cash flows from operating activities
Net income (loss)	$7	$(2,663,335)	$(15,633,447)	$(18,296,775)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for transaction losses	—	—	575,238	575,238
Depreciation and amortization	—	118,911	117,112	236,023
Non-cash stock-based compensation	—	174,717	373,338	548,055
Changes in operating assets and liabilities:
Receivables	—	(127,378)	(4,737,722)	(4,865,100)
Prepaid expenses and other assets	—	(131,211)	(7,333,348)	(7,464,559)
Due to customers	—	253,933	11,190,545	11,444,478
Accrued liabilities and accounts payable	—	176,272	1,103,148	1,279,420
Overdraft payable	—	—	1,780,535	1,780,535
Recoveries and charge-offs, net	—	—	(81,330)	(81,330)

Net cash provided by (used in) operating activities	7	(2,198,091)	(12,645,931)	(14,844,015)

Cash flows from investing activities
Purchase of fixed assets	—	(956,360)	(807,037)	(1,763,396)
Purchase of intangible assets	—	(3,675)	—	(3,675)

Cash used in investing activities	—	(960,035)	(807,037)	(1,767,071)
Cash flows from financing activities
Proceeds from issuance of preferred stock, net	—	4,878,454	10,902,487	15,780,941
Proceeds from issuance of common stock, net	—	82,460	—	82,460
Proceeds from issuance of notes due to founder	100,000	—	—	100,000
Repayments of notes due to founder	—	—	—	—
Proceeds from exercise of stock options	—	924	188,224	189,147
Payments under capital leases	—	458,538	—	458,538

Cash provided by financing activities	100,000	5,420,376	11,090,711	16,611,086
Net increase in cash	100,007	2,262,250	(2,362,257)	—
Cash and cash equivalents at beginning of period	—	100,007	2,362,257	—

Cash and cash equivalents at end of period	$100,007	$2,362,257	$—	$—

Non-cash investing and financing activities:
Issuance of common stock in exchange for stockholder notes	$—	$37,400	$—	$37,400

Issuance of restricted stock to employees	$—	$554,090	$—	$554,090

Issuance of stock options to employees	$—	$372,113	$3,283,978	$3,656,091

Issuance of stock options to non-employees	$—	$217,862	$38,955	$3,912,908

Conversion of note due to founder into mandatorily redeemable convertible preferred stock	$—	$500,000	$—	$500,000

The accompanying notes are an integral part of these financial statements.

CONFINITY, INC.
(a development stage company)

NOTES TO THE FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

        Confinity, Inc. (the "Company") was incorporated in California on December 3, 1998 under the name FieldLink, Inc. On March 23, 1999, the Company's name was changed to Confinity, Inc.

        Through the Company's PayPal product users can send money to anyone with an email address. PayPal is available through devices capable of sending email including computers, Palm organizers and other wireless devices.

        As the company activities have consisted primarily of providing free of charge, a product for sending money securely through email and no significant revenue have been generated, the Company is classified as a development stage entity as of March 30, 2000.

        On March 1, 2000 the Company agreed to merge with X.com Corporation. Under the terms of the agreement Confinity shareholders received approximately 2.02 shares of X.com stock for each share of Confinity stock. Immediately following the transaction the shareholders of Confinity owned approximately 50% of the combined company. The transaction was completed on March 30, 2000.

Interim financial information

        The interim consolidated financial statements as of March 30, 2000 and for the three-month period ended March 30, 2000, together with the financial data and other information for that period disclosed in these notes to the financial statements, are unaudited. In the opinion of management, the interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the interim results. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

Use of estimates in the preparation of financial statements

        The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

        The carrying amount of the Company's financial instruments, which include cash equivalents, investment securities and receivables, approximated fair value at December 31, 1998 and 1999.

Comprehensive income

        The Company classifies items of other comprehensive income by their nature in the financial statements and displays the accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. As of December 31, 1999, the Company had no such items.

Cash and cash equivalents

        The Company considers all highly-liquid investments purchased with maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include money market accounts, commercial paper and various deposit accounts. The carrying amount of cash equivalents approximates fair value due to the short-term maturity of those investments.

Furniture and equipment

        Furniture and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed over the estimated useful life using the straight-line method. Depreciation and amortization periods are generally three years for computer equipment, two years for software and five years for furniture and fixtures. Maintenance and repairs are charged to expense as incurred.

Capitalized software

        Cost of internal use software and website development cost are accounted for in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and Emerging Issues Task Force (EITF) 00-02, Accounting for Website Development Costs, which requires that the Company expense computer software and website development costs as they are incurred during the preliminary project stage. Once the capitalization criteria of SOP 98-1 and EITF 00-02 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, including website development, and the payroll and payroll related costs for employees who are directly associated with and who devote time to the internal-use computer software are capitalized. Capitalized costs are amortized over one to three years on a straight-line basis. As of December 31, 1998 and 1999, the Company had capitalized approximately $0 and $210,781 in internally developed software costs and recognized $0 and $38,324 of amortization expense, respectively.

Intangible assets

        Intangible assets consist of purchased internet domain names and are carried at cost less accumulated amortization. Amortization of these assets is computed on a straight-line basis over the estimated useful lives of 3 years.

Impairment of long-lived assets

        The Company reviews for the potential impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not identified any such impairment losses.

Advertising expenses

        Advertising costs are expensed as incurred. The amount expensed for the year ended December 31, 1998 and 1999, and the three months ended March 30, 2000 was $0, $217,130 and $498,105 respectively.

Customer acquisition costs

        At times, the Company paid an acquisition cost of $10 to customers opening a new account and another $10 if these customers refer another new account holder to the Company. These amounts are deposited into the customer accounts as earned. At December 31, 1999, there were no restrictions for earning these fees. During 1999, acquisition costs of $77,235 have been expensed as incurred.

Due to customers

        Customers utilize the Company's PayPal product to transfer money via the internet. Any stored value remaining from transactions in a customer's account represents a liability of the Company to the customer. The Company does not pay interest on PayPal customer accounts.

Income taxes

        The Company accounts for income taxes using the liability method. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Non-cash deferred stock-based compensation

        The Company accounts for non-cash stock-based employee compensation using the minimum-value method of APB Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees and related Interpretations, and complies with the disclosure provisions of SFAS No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the excess of the deemed fair value of the Company's stock over the exercise price, if any, on the date of the grant and is recorded on a straight-line basis over the vesting period of the options, which is generally four years.

        The Company accounts for non-cash stock based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

2.    STOCKHOLDER NOTES RECEIVABLE

        In 1999 the Company accepted a full recourse note from an officer in connection with the issuance of common stock. Under the terms of the note, interest of 8.0% is compounded semiannually and added to the principal balance. The notes and accrued interest are due 3 years from the issuance of the note. At December 31, 1999 the principal and unpaid interest on notes accepted from the sale of stock was $37,400.

3.    DUE TO FOUNDER

        In December 1998, a limited liability company (LLC) controlled by a founder issued a bridge loan to the Company in the amount of $100,000 bearing interest at a rate of 4.33% compounded annually. In 1999 the LLC converted the entire amount of the bridge loan into 500,000 shares of Series A preferred stock. A total of $700 in interest was paid in cash and expensed by the Company at the time the loan was converted into Series A shares.

4.    FURNITURE AND EQUIPMENT

        Furniture and equipment consist of the following:

	December 31, 1999	March 30, 2000
		(unaudited)
Internally developed software	$210,781	$210,781
Computer equipment	484,138	1,152,822
Computer software purchased from third parties	245,476	289,615
Office equipment	—	102,896
Telecommunications equipment	—	7,283
Furniture and fixtures	15,965	—

	956,360	1,763,397
Accumulated depreciation and amortization	(118,911)	(236,023)

	$837,449	$1,527,374

        Depreciation and amortization expense for the period ended December 31, 1999 and the three months ended March 30, 2000 was $118,911 and $117,112, respectively.

5.    INTANGIBLE ASSETS

        The components of intangible assets are as follows:

	December 31, 1999	March 30, 2000
		(unaudited)
Purchased domain names	$3,780	$3,780
Less: accumulated amortization	(105)	(105)

	$3,675	$3,675

        Amortization expense for the year ended December 31, 1999 and the three months ended March 30, 2000 was $105, and $0, respectively.

6.    FEDERAL AND STATE TAXES

        For the years ended December 31, 1998 and 1999, no provision for federal or state income taxes has been recorded as the Company incurred net operating losses.

        As of December 31, 1999, the Company had a net deferred tax asset of $975,063 relating primarily to the capitalized startup costs. Due to the uncertainty surrounding the realization of the deferred tax assets, the Company has recorded a valuation allowance at December 31, 1999. At such time as it is determined that it is more likely than not that the deferred tax asset will be realizable, the valuation allowance will be reduced.

        The following table reconciles the statutory federal tax rate to the effective income tax rate for the year ended December 31, 1999:

Statutory federal tax rate	34.00%
State taxes	5.58
Non-cash stock-based compensation	(2.12)
Valuation allowance	(37.22)
Other	(0.24)

Effective tax rate	0.00%

7.    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

        December 31, 1999, mandatorily redeemable convertible preferred stock consists of the following:

	Shares
			Liquidation Amount	Proceeds Net of Issuance Costs
	Authorized	Outstanding
Series A	2,500,000	2,500,000	$500,000	$492,500
Series B	12,000,000	12,000,000	4,500,000	4,485,954

	14,500,000	14,500,000	$5,000,000	$4,978,454

        Balance at March 30, 2000, mandatorily redeemable convertible preferred stock consists of the following:

	Shares
			Liquidation Amount	Proceeds Net of Issuance Costs
	Authorized	Outstanding
Series A	2,500,000	2,500,000	$500,000	$492,500
Series B	12,000,000	12,000,000	4,500,000	4,485,954
Series C	9,166,664	9,166,664	3,788,519	10,902,487

	23,666,664	23,666,664	$8,788,519	$15,880,941

Redemption

        The merger or consolidation of the Company into another entity or any transactions in which more than 50% of the voting power of the Company is disposed of or the sale, transfer or disposition of substantially all of the property or business of the company shall be deemed a liquidation, dissolution,or winding up of the Company. These liquidation characteristics require classification of the mandatorily redeemable convertible preferred stock outside of the equity section. There are no other redemption features.

Liquidation preference

        In the event of any liquidation or dissolution of the Company, either voluntary or involuntary, the holders of mandatorily redeemable convertible preferred stock retain liquidation preference over common stockholders. The liquidation preference amounts are $0.20 per share of Series A and $0.375 per share of Series B and $0.375 per share of Series C. The remaining assets and funds of the Company available for distribution will be distributed among all holders of common stock pro rata based on the number of shares of common stock held by each holder.

Voting rights

        Holders of mandatorily redeemable convertible preferred stock are entitled to vote together with holders of common stock. The number of votes granted to mandatorily redeemable convertible preferred shareholders equals the number of full shares of common stock into which each share of mandatorily redeemable convertible preferred stock could be converted as described in the Company's Articles of Incorporation.

Conversion

        At the option of the holder, each share of mandatorily redeemable convertible preferred stock is convertible at any time into one share of common stock (subject to certain adjustments). Each share of preferred stock shall automatically be converted into common stock upon majority consent of the outstanding shares of preferred stock or closing of a firm commitment underwritten public offering of common stock with aggregate gross proceeds to the Company of not less than $15.0 million.

Dividends

        The holders of Series A, B and C mandatorily redeemable convertible preferred stock are entitled to receive non-cumulative dividends as, when and if declared by the Board of Directors.

        For all periods presented, no dividends were declared on any series of the Company's mandatorily redeemable convertible preferred stock.

Warrants

        In 1999, the Company issued warrants to purchase up to 20,000 shares of common stock at an exercise price of $1.20 per share to a third party as additional consideration on the capital lease (see Note 11). The third party has the right to exercise the warrants for ten years from the date of issue.

The Company has not allocated a portion of the proceeds from the capital lease to the warrants, based upon their relative fair values, as the amount is deemed immaterial.

        In January 2000, in connection with the preferred stock financing, pursuant to the merger with X.com Corporation, the Company issued two warrants to investors to purchase up to 4,166,666 and 833,333 shares of Series C preferred stock at a exercise price of $2.40 per share. These warrants were fully vested and exercisable at grant. The warrants expire at the earlier of three years from the date of grant, an initial public offering of the Company's common stock or a merger/consolidation. The fair value of the warrants was determined to be $2,709,333 and was recorded as a cost of raising preferred stock financing. As of March 30, 2000, the warrants were amended to exercise at the earlier of the above terms and a preferred stock financing by the Company to close at no less than $3.00 per share. In conjunction with the merger with X.com Corporation (see Note 1), all warrants were outstanding and were assumed in the merger.

8.    RESTRICTED STOCK

        During the year ended December 31, 1999, the Company issued 10,380,000 shares of common stock for aggregate cash of $82,460 and a note of $37,400 to certain employees of the Company in connection with their employment. In some cases, the issuance price was below the fair value of the common stock and resulted in non-cash stock-based compensation of $554,090 which was equal to the difference between the fair value of the common stock and the consideration paid for these shares. The non-cash deferred stock-based compensation is being amortized over the vesting period of the shares. For the year ended December 31, 1999 and for the three months ended March 31, 2000, the amortization of non-cash deferred stock-based compensation was $47,218 and $79,778, respectively.

        A portion of the shares granted to employees is subject to repurchase by the Company, at the Company's option at the original price issued. The Company's right of repurchase lapses over a period of time determined by the Board of Directors on a case by case basis.

9.    STOCK OPTIONS

        As of December 31, 1999, the Company had reserved up to 6,000,000 shares of common stock issuable upon exercise of options issued to certain employees, directors, advisors, and consultants pursuant to the Company's 1999 Stock Plan. Such options were exercisable at prices established at the date of grant, and have a term not to exceed ten years. Options that are granted to other than officers, directors or consultants vest and become exercisable at a rate of not less than 20% per year over the five years following the date of grant. If an option holder ceases to be employed by the Company, exercisable and vested options held at the date of termination may be exercised within the earlier of three months and termination of the option. Options under the plan may be either incentive stock options, as defined under Section 422 of the Internal Revenue Code, or nonstatutory options. During the year ended December 31, 1999, 1,791,000 options had been granted and 4,209,000 options were still available for grant under the Company's stock option plan as of December 31, 1999.

        Options granted to employees with exercise prices below the deemed fair value of the stock during the year ended December 31, 1999 and the three months ended March 30, 2000 resulted in non-cash deferred stock-based compensation of $372,113 and $3,283,978, respectively. Amortization of the non-cash deferred stock-based compensation is being charged to operations as the respective options vest. For the period ended December 31, 1999 and the three months ended March 30, 2000 the amortization of non-cash deferred stock-based compensation related to these stock options was $47,218 and $283,363, respectively.

        A summary of the status of the Company's stock option plan and changes during those periods is presented below:

	Period Ended December 31, 1999
	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	—	$—
Granted	1,891,000	0.033
Exercised	(46,200)	0.02
Terminated/forfeited	(100,000)	0.02

Outstanding, at end of year	1,744,800	$0.034

Options exercisable at end of year	164,106	$0.028

        The following table summarizes information about stock options outstanding at December 31, 1999:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price
$0.02 - $0.04	1,744,800	$0.034	9.52	164,106	$0.028

        Had compensation expense for the Plan been determined based on the fair value at the grant date for options granted in 1999 consistent with the provisions of SFAS 123, the pro forma net loss would be reported as follows:

December 31, 1999
Net loss:
As reported	$(2,663,335)

Pro forma	$(2,706,701)

Options to non-employees

        Options granted to non-employees for consulting services during the year ended December 31, 1999 and the three months ended March 30, 2000 resulted in non-cash deferred stock-based compensation of $217,862 and $38,955, respectively. The fair value of these options was determined at the date of the grant using the Black-Scholes option pricing model. For the year ended December 31, 1999 the amortization of non-cash deferred stock-based compensation related to these options was $86,431. For the three months ended March 30, 2000 the amortization of non-cash deferred stock-based compensation related to these options was $10,197.

10.    401(k) SAVINGS PLAN

        In 1999, the Company adopted a 401(k) tax deferred savings plan under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the plan. The Company did not match employee contributions during the year ended December 31, 1999 or during the three months ended March 30, 2000.

11.    OPERATING AND CAPITAL LEASES

        During the year ended December 31, 1999, the Company entered into two operating lease agreements for office space. In September 1999, one of the leases was terminated after 9 months of the 34-month lease agreement. The Company did not pay a penalty as a result of terminating the lease agreement. For the period ended December 31, 1998 the Company was not obligated under any operating lease agreements.

        On August 23, 1999 the Company entered into a capital lease agreement with a financial institution. Under the terms of the lease the Company purchases equipment and submits invoices to the financial institution for reimbursement. Computer equipment, software, furniture and other equipment is eligible for reimbursement up to a maximum lease amount of $600,000. Once the Company has been reimbursed, the lease begins for a term of 36 months at an interest rate matching term treasuries plus 3%. At the end of the lease term the Company will purchase the equipment for 10% of the purchase price of the equipment. For the period ended December 31, 1998, the Company was not obligated under any capital lease agreements.

        Following is an analysis of the assets under capital lease by major class at December 31, 1999:

	December 31, 1999	March 30, 2000
		(unaudited)
Computer equipment	$379,463	$482,579
Software	89,258	89,258
Office equipment	15,966	15,966

	484,687	587,803
Less accumulated amortization	(28,362)	(74,481)

	$456,325	$513,322

        Depreciation of assets under capital lease was $28,362 and $46,119 for the period ended December 31, 1998, the year ended December 31, 1999 and the three months ended March 30, 2000, respectively.

        As of December 31, 1999, future minimum lease payments under capital leases, including the 10% buy out mentioned above and future minimum rental payments required under operating leases are as follows:

Year Ending Leases	Capital	Operating
2000	$182,921	$304,000
2001	182,921	316,160
2002	199,280	328,806
2003	—	341,959
2004 and thereafter	—	233,972

	565,122	$1,524,897

Less amount representing interest	(106,584)

Present value of net minimum lease payments	458,538
Less current maturities	(127,374)

Long-term portion	$331,164

        For the period ended December 31, 1998, the year ended December 31, 1999, and the three months ended March 30, 2000, rent expense was $0, $133,225 and $116,925, respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.

12.    LEGAL PROCEEDINGS

        In the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. After reviewing pending and threatened actions and proceedings with counsel, management believes that the outcome of such actions or proceedings is not expected to have a material effect on the financial position or results of operation of the Company.

13.    NET LOSS PER SHARE

        Basic net income (loss) per common share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants, are included in the diluted net income (loss) per common share calculation to the extent these shares are dilutive. A reconciliation of the numerator and denominator used in the calculation of basic and dilutive net income (loss) per share available to common stockholders is as follows:

	December 3, 1998 (inception) to December 31, 1998	Year ended December 31, 1999	Three months ended March 30, 2000
Numerator
Net loss	$7	$(2,663,335)	$(15,633,447)

Denominator
Weighted average common shares	—	17,129,092	19,885,244
Weighted average unvested common shares subject to repurchase	—	(10,837,812)	(12,351,644)
Denominator for basic and diluted calculation	—	6,291,280	7,533,600

Basic and diluted net loss per share	—	$(0.42)	$(2.08)

        The following table summarizes common equivalent shares that are not included in the denominator used in the diluted net loss per share available to common stockholders calculation above because to do so would be antidilutive for the periods indicated:

	December 3, 1998 (inception) to December 31, 1998	Year ended December 31, 1999	Three months ended March 30, 2000
Effect of common equivalent shares:
Mandatorily redeemable convertible preferred stock upon conversion to common stock	—	14,500,000	23,666,664
Stock options to purchase common stock	—
Warrants to purchase mandatorily redeemable convertible preferred stock and common stock		20,000	5,019,999
Unvested common shares subject to repurchase agreements	—	12,690,184	15,402,407

Total	—	27,210,184	44,089,070

6,000,000 Shares

PayPal, Inc.

Common Stock

P R O S P E C T U S

June 27, 2002

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TABLE OF CONTENTS
SUMMARY
PayPal, Inc.
Summary Risks
Company Information
The Offering
Summary Consolidated Financial Information
Recent Developments
RISK FACTORS
Risks Related To Our Business
Risks Related to This Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PAYPAL, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
PAYPAL, INC. CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PAYPAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PAYPAL, INC. CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) (IN THOUSANDS)
PAYPAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
PAYPAL, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Accountants
CONFINITY, INC. (a development stage company) BALANCE SHEETS
CONFINITY, INC. (a development stage company) STATEMENTS OF OPERATIONS
STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY/DEFICIT
CONFINITY, INC. (a development stage company) STATEMENTS OF CASH FLOWS
CONFINITY, INC. (a development stage company) NOTES TO THE FINANCIAL STATEMENTS